   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 31, 1996

                                                        REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                               ------------------
                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                               ------------------
                                  VAXCEL, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

           DELAWARE                            2830                    58-2027283
(STATE OR OTHER JURISDICTION OF    (PRIMARY STANDARD INDUSTRIAL     (I.R.S. EMPLOYER
INCORPORATION OR ORGANIZATION)      CLASSIFICATION CODE NUMBER)   IDENTIFICATION NO.)

                             154 TECHNOLOGY PARKWAY
                            NORCROSS, GEORGIA 30092
                                 (770) 453-0195
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                               PAUL J. WILSON III
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                                  VAXCEL, INC.
                             154 TECHNOLOGY PARKWAY
                            NORCROSS, GEORGIA 30092
                                 (770) 453-0195
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                               ------------------
                                with copies to:

GEORGE M. MAXWELL, JR.              MARTYN D. GREENACRE                        DEBRA J. POUL
     ALSTON & BIRD         CHAIRMAN AND CHIEF EXECUTIVE OFFICER         MORGAN, LEWIS & BOCKIUS LLP
  ONE ATLANTIC CENTER                  ZYNAXIS, INC.                       2000 ONE LOGAN SQUARE
  1201 WEST PEACHTREE                                                   PHILADELPHIA, PENNSYLVANIA
        STREET                     371 PHOENIXVILLE PIKE                        19103-6993
   ATLANTA, GEORGIA
      30309-3424                MALVERN, PENNSYLVANIA 19355                   (215) 963-5280
    (404) 881-7570                    (610) 889-2202

 APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF SECURITIES TO THE PUBLIC:
    As soon as practicable after the merger (the "Merger") described in this
                   Registration Statement becomes effective.

    If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE

----------------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------------
                                                                    PROPOSED MAXIMUM   PROPOSED MAXIMUM
            TITLE OF EACH CLASS OF                 AMOUNT TO BE      OFFERING PRICE        AGGREGATE          AMOUNT OF
          SECURITIES TO BE REGISTERED              REGISTERED(1)       PER UNIT(2)     OFFERING PRICE(2)  REGISTRATION FEE

----------------------------------------------------------------------------------------------------------------------------
Common Stock $0.001 par value..................      1,807,719            $0.60           $1,092,870            $332
----------------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------------

(1) This Registration Statement covers (i) the maximum number of shares of the common stock of the Registrant ("Vaxcel Common Stock") which are expected to be issued to holders of shares of common stock of Zynaxis, Inc. ("Zynaxis"), $0.01 par value ("Zynaxis Common Stock"), and preferred stock of Zynaxis, no par value ("Zynaxis Preferred Stock"), and holders of convertible promissory notes of Zynaxis ("Zynaxis Notes") in connection with the Merger; (ii) the maximum number of shares of Vaxcel Common Stock reserved for issuance under the option plan of Zynaxis, the obligations under which will be assumed by the Registrant upon consummation of the Merger, but which may be issued prior to consummation of the Merger; (iii) the maximum number of shares of Vaxcel Common Stock which may be issued to holders of warrants to purchase Zynaxis Common Stock which may be exercised prior to the Merger; and (iv) the maximum number of shares of Vaxcel Common Stock which may be issued to holders of warrants to purchase Vaxcel Common Stock issued in connection with the Merger.

(2) Estimated solely for purposes of calculating the registration fee and based, pursuant to Rule 457(b)(2) under the Securities Act of 1933, as amended, on one-third of the par value of the shares of Zynaxis Common Stock, of the stated value of the shares of Zynaxis Preferred Stock, and of the principal amount of Zynaxis Notes, to be exchanged in connection with the Merger, as of December 31, 1996.

                               ------------------
    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE TIME UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(A), SHALL DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                            [LETTERHEAD OF ZYNAXIS]

                                                               February   , 1997

To the Shareholders of Zynaxis, Inc.:

     You are cordially invited to attend a Special Meeting of the Shareholders (the "Special Meeting") of Zynaxis, Inc. ("Zynaxis") to be held at the main office of Zynaxis located at 371 Phoenixville Pike, Malvern, Pennsylvania 19355,
at        .M., local time, on March   , 1997.

     At the Special Meeting, you will be asked to consider and vote upon: (i) a proposal to approve an Agreement and Plan of Merger and Contribution (the "Agreement"), dated December 6, 1996, by and among Zynaxis, CytRx Corporation ("CytRx"), Vaxcel, Inc. ("Vaxcel"), a wholly-owned subsidiary of CytRx, and Vaxcel Merger Subsidiary, Inc. ("Vaxcel Merger Sub"), a newly-formed, wholly-owned subsidiary of Vaxcel, which provides for the merger (the "Merger") of Vaxcel Merger Sub with and into Zynaxis, with the effect that Zynaxis, as the surviving corporation resulting from the Merger, will be a wholly-owned subsidiary of Vaxcel; (ii) a proposal to approve a plan of asset transfer for the sale of substantially all of the assets of Zynaxis (the "Asset Sales") on terms and conditions to be determined by the Board of Directors of Zynaxis; and
(iii) a proposal to approve an amendment (the "Charter Amendment") to the Amended and Restated Articles of Incorporation, as amended ("Articles of Amendment"), of Zynaxis to "opt out" of Subchapter 25E of the Pennsylvania Business Corporation Law of 1988, as amended ("PBCL"). As a result of the Merger, the former shareholders of Zynaxis will own approximately 12.5% of the outstanding shares of common stock of Vaxcel, par value $.001 per share ("Vaxcel Common Stock"), and CytRx will own the remaining approximately 87.5% of such shares (assuming no exercise of any options or warrants with respect to Vaxcel Common Stock).

     Upon consummation of the Merger, (i) each share of common stock of Zynaxis, par value $.01 per share ("Zynaxis Common Stock"), issued and outstanding immediately prior to the effective time ("Effective Time") of the Merger (excluding shares held by any Zynaxis company or any Vaxcel company, and excluding shares held by shareholders who perfect their statutory dissenters' rights under Subchapter 15D of the PBCL or statutory objection rights under Subchapter 25E of the PBCL), will be exchanged for the right to receive a number of shares of Vaxcel Common Stock equal to the Exchange Ratio (as defined in the Agreement), estimated to be approximately .0948, with cash being paid in lieu of any fractional shares, and (ii) each share of Series A convertible preferred stock of Zynaxis, no par value ("Zynaxis Preferred Stock," and, together with Zynaxis Common Stock, "Zynaxis Capital Stock") issued and outstanding immediately prior to the Effective Time (excluding shares held by any Zynaxis company or any Vaxcel company, and excluding shares held by shareholders who perfect their statutory dissenters' rights under Subchapter 15D of the PBCL or statutory objection rights under Subchapter 25E of the PBCL), will be exchanged for the right to receive a number of shares of Vaxcel Common Stock equal to two times the Exchange Ratio, with cash being paid in lieu of any fractional shares. In addition, at the closing of the Merger, CytRx will contribute to Vaxcel the Senior Credit Facility (as defined in the next paragraph) plus a cash payment (the "Cash Payment") in an amount equal to the difference, as of the Effective Time, between $4,000,000 and the sum of (i) the outstanding balance under the Senior Credit Facility and (ii)(a) the Per Share Price (as defined in the Agreement), estimated to be approximately $.2758, multiplied by (b) the number of votes entitled to be cast by the holders of Zynaxis Capital Stock, if any, who elect to exercise their statutory dissenters' rights under Subchapter 15D of the PBCL or their statutory objection rights under Subchapter 25E of the PBCL in excess of three percent of the votes that could be cast by all holders of Zynaxis Capital Stock voting together as a class. In exchange for the contribution of the Senior Credit Facility and the Cash Payment, Vaxcel will deliver to CytRx: (i) a warrant to purchase shares of Vaxcel Common Stock (the "CytRx Warrant") at an exercise price equal to one-half of the Per Share Price multiplied by the Exchange Ratio which may be exercised if, and only if, CytRx reasonably determines that Vaxcel's total assets and capital and surplus are insufficient to satisfy the total assets and capital and surplus requirements for inclusion of Vaxcel Common Stock on the Nasdaq SmallCap Market; (ii) 1,374,996 shares of Vaxcel Common Stock; and (iii) that number of shares of Vaxcel Common Stock equal to the product of the Exchange Ratio multiplied by the number of votes entitled to be cast by the holders of Zynaxis Capital Stock, if any, who elect to exercise their statutory dissenters' rights under Subchapter 15D of the PBCL or their statutory objection rights under Subchapter 25E of the PBCL.

     Simultaneously with the execution of the Agreement: (i) Zynaxis and CytRx entered into a secured loan agreement, pursuant to which CytRx agreed to loan up to $2,000,000 to Zynaxis on a secured basis (together with a related senior secured note and certain security agreements, the "Senior Credit Facility");
(ii) Zynaxis and CytRx entered into a letter agreement ("Liquidation Agreement") which provides for CytRx to serve as Zynaxis' agent in the Asset Sales; (iii) Zynaxis, CytRx, Vaxcel, and the holders of all of the outstanding shares of Zynaxis Preferred Stock, who also hold certain warrants to purchase Zynaxis Common Stock ("Zynaxis Warrants"), entered into a certain agreement ("Preferred Stock and Warrant Agreement"), conditioned upon the consummation of the Merger, making certain agreements with respect to their rights, and converting the Zynaxis Warrants, upon consummation of the Merger, into warrants for the purchase of Vaxcel Common Stock; (iv) Zynaxis, CytRx, and Vaxcel entered into a certain agreement ("Note Exchange Agreement") with Euclid Partners III, L.P. and S.R. One, Ltd., who hold convertible notes ("Zynaxis Notes") issued by Zynaxis, conditioned upon the consummation of the Merger, converting the Zynaxis Notes, upon consummation of the Merger, into the right to receive shares of Vaxcel Common Stock; (v) CytRx and certain holders of Zynaxis Capital Stock entered into shareholder voting agreements (each a "Shareholder Voting Agreement") pursuant to which each of such shareholders granted CytRx an irrevocable proxy to vote shares of Zynaxis Capital Stock held by such shareholders in favor of the Agreement and the Merger contemplated thereby, the Asset Sales, and the Charter Amendment; and (vi) Vaxcel and Zynaxis entered into a technology development agreement ("Technology Development Agreement") concerning the development, by Vaxcel, of certain technologies owned by or licensed to Zynaxis. Each of the Senior Credit Facility, the Liquidation Agreement, the Preferred Stock and Warrant Agreement, the Note Exchange Agreement, the Shareholder Voting Agreements, and the Technology Development Agreement are incorporated into the Agreement as exhibits thereto.

     At the Special Meeting, you also will be asked to consider and vote upon a proposal to approve the Asset Sales. Pursuant to the Liquidation Agreement and subject to shareholder approval, CytRx will serve as Zynaxis' agent and assist Zynaxis in conducting the Asset Sales. The approval of the Asset Sales by the shareholders of Zynaxis is a condition to consummation of the Merger.

     At the Special Meeting, you also will be asked to consider and vote upon a proposal to approve the Charter Amendment. Subchapter 25E of the PBCL, relating to control transactions, provides that if any person or group acquires 20% or more of the voting power of a covered corporation, the remaining shareholders may demand from such person or group the "fair value," as defined in the statute, of their shares, including a proportionate amount of any control premium. Pursuant to Section 2541(a)(4) of the PBCL, the articles of incorporation of a Pennsylvania corporation can explicitly provide that Subchapter 25E is not applicable by means of an amendment adopted by the shareholders of such corporation prior to a control transaction. The adoption of the Charter Amendment amending the Articles of Incorporation and making Subchapter 25E inapplicable to the Merger is a condition to consummation of the Merger.

     At the Special Meeting, the Charter Amendment will be the first matter put before the shareholders for consideration and for a vote. If the Charter Amendment is approved by the shareholders, the Special Meeting will be adjourned pending the filing of the articles of amendment amending Zynaxis' Amended and Restated Articles of Incorporation, as amended ("Articles of Amendment"), reflecting the Charter Amendment, with the Department of State of the Commonwealth of Pennsylvania. After the filing of the Articles of Amendment and the effectiveness of the Charter Amendment, the Special Meeting will be reconvened to consider and vote upon the Agreement and the Merger contemplated thereby, the Asset Sales, and such other business as may properly come before the Special Meeting.

     Enclosed are the (i) Notice of Special Meeting, (ii) Proxy
Statement/Prospectus, (iii) Proxy for the Special Meeting, (iv) Zynaxis' Annual Report to Shareholders for the year ended December 31, 1995, and

(v) Zynaxis' Quarterly Report on Form 10-Q for the nine months ended September 30, 1996. The Proxy Statement/Prospectus describes in more detail the Agreement and the proposed Merger (including a description of the conditions to consummation of the Merger and the rights of Zynaxis shareholders), the proposed Asset Sales, and the proposed Charter Amendment. Please read these materials carefully and consider thoughtfully the information set forth in them.

     THE BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE AGREEMENT AND THE MERGER CONTEMPLATED THEREBY, THE ASSET SALES, AND THE CHARTER AMENDMENT AND UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR APPROVAL OF THE AGREEMENT AND THE MERGER CONTEMPLATED THEREBY, THE ASSET SALES, AND THE CHARTER AMENDMENT.

     THE BOARD OF DIRECTORS BELIEVES THAT, IF THE MERGER IS NOT CONSUMMATED, IT IS HIGHLY PROBABLE THAT ZYNAXIS WILL CEASE TO EXIST AS A GOING CONCERN. THE BOARD OF DIRECTORS BELIEVES THAT, IF THE MERGER IS NOT CONSUMMATED, ZYNAXIS MAY NOT HAVE CASH SUFFICIENT TO FUND ITS ONGOING OPERATIONS AND THAT THE MERGER REPRESENTS THE ONLY OPPORTUNITY FOR THE ZYNAXIS SHAREHOLDERS TO PARTICIPATE IN THE DEVELOPMENT AND COMMERCIALIZATION OF THE ZYNAXIS VACCINE DELIVERY TECHNOLOGIES. IN ADDITION, IF THE MERGER IS NOT CONSUMMATED, THE BOARD OF DIRECTORS BELIEVES THAT ZYNAXIS MAY NOT BE ABLE TO PAY THE OUTSTANDING BALANCE UNDER THE SENIOR CREDIT FACILITY WHEN IT COMES DUE. IF ZYNAXIS DEFAULTS UNDER THE SENIOR CREDIT FACILITY, CYTRX MAY EXERCISE ITS RIGHTS AS A SECURED CREDITOR WITH RESPECT TO CERTAIN ASSETS OF ZYNAXIS, INCLUDING, BUT NOT LIMITED TO, FORECLOSING ON ZYNAXIS' RIGHTS IN ITS VACCINE DELIVERY TECHNOLOGIES.

     Approval of each of these matters will require the affirmative vote of: (i) a majority of the votes cast, whether in person or by proxy, by all holders of Zynaxis Preferred Stock (voting on an as converted basis) and by all holders of Zynaxis Common Stock, entitled to vote and voting together as a class; and (ii) a majority of the votes cast, whether in person or by proxy, by all holders of Zynaxis Preferred Stock, entitled to vote and voting as a separate class. Accordingly, whether or not you plan to attend the Special Meeting, you are urged to complete, sign, and return promptly the enclosed proxy card. If you attend the Special Meeting, even if you previously have returned your proxy card, you may withdraw your proxy and vote in person if you wish. The proposed Merger with Vaxcel, the Asset Sales, and the Charter Amendment are significant steps for Zynaxis and your vote on these matters is of great importance.

     ON BEHALF OF THE BOARD OF DIRECTORS, I URGE YOU TO VOTE FOR APPROVAL OF THE AGREEMENT AND THE MERGER CONTEMPLATED THEREBY, THE ASSET SALES, AND THE CHARTER AMENDMENT BY MARKING THE ENCLOSED PROXY CARD "FOR" ITEMS ONE, TWO, AND THREE, RESPECTIVELY.

     We look forward to seeing you at the Special Meeting.

                                          Sincerely,

                                          MARTYN D. GREENACRE
                                          President and Chief Executive Officer

                                 ZYNAXIS, INC.
                             371 PHOENIXVILLE PIKE
                          MALVERN, PENNSYLVANIA 19355
                            ------------------------

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                   TO BE HELD AT        .M. ON MARCH   , 1997
                            ------------------------

     NOTICE IS HEREBY GIVEN that a special meeting of the shareholders (the "Special Meeting") of Zynaxis, Inc. ("Zynaxis") will be held at 371 Phoenixville
Pike, Malvern, Pennsylvania 19355, on March   , 1997, at        .M., local time,
for the following purposes.

     1. CHARTER AMENDMENT. To consider and vote upon a proposal to approve an amendment (the "Charter Amendment") to the Amended and Restated Articles of Incorporation, as amended (the "Articles of Incorporation"), of Zynaxis to make Subchapter 25E of the Pennsylvania Business Corporation Law of 1988, as amended ("PBCL"), inapplicable to Zynaxis. Subchapter 25E, relating to control transactions, provides that if any person or group acquires 20% or more of the voting power of a covered corporation, the remaining shareholders may demand from such person or group the "fair value," as defined in the statute, of their shares, including a proportionate amount of any control premium. Pursuant to
Section 2541(a)(4) of the PBCL, the articles of incorporation of a Pennsylvania corporation can explicitly provide that Subchapter 25E is not applicable by an amendment adopted by the shareholders of such corporation prior to a control transaction. The adoption of the Charter Amendment amending the Articles of Incorporation to make Subchapter 25E inapplicable to the Merger (as defined below) is a condition to consummation of the Merger. A copy of the Charter Amendment is set forth in Appendix C to the accompanying Proxy Statement/Prospectus and is hereby incorporated by reference herein.

     2. MERGER. To consider and vote upon a proposal to approve an Agreement and Plan of Merger and Contribution (the "Agreement"), dated December 6, 1996, by and among Zynaxis, CytRx Corporation ("CytRx"), a Delaware corporation, Vaxcel, Inc. ("Vaxcel"), a Delaware corporation and a wholly-owned subsidiary of CytRx, and Vaxcel Merger Subsidiary, Inc. ("Vaxcel Merger Sub"), a Georgia corporation and a newly-formed, wholly-owned subsidiary of Vaxcel, which provides (i) for the merger (the "Merger") of Vaxcel Merger Sub with and into Zynaxis, with the effect that Zynaxis will be the surviving corporation resulting from the Merger, and will continue to conduct its business and operations as a wholly-owned subsidiary of Vaxcel; (ii) upon consummation of the Merger, (a) each share of common stock of Zynaxis, par value $.01 per share ("Zynaxis Common Stock"), issued and outstanding immediately prior to the effective time ("Effective Time") of the Merger (excluding shares held by any Zynaxis company or any Vaxcel company, and excluding shares held by shareholders who perfect their statutory dissenters' rights under Subchapter 15D of the PBCL or statutory objection rights under Subchapter 25E of the PBCL), will be exchanged for the right to receive a number of shares of common stock of Vaxcel, par value $.001 per share ("Vaxcel Common Stock"), equal to the Exchange Ratio (as defined in the Agreement), estimated to be approximately .0948, with cash being paid in lieu of any fractional shares, and (b) each share of Series A convertible preferred stock of Zynaxis, no par value ("Zynaxis Preferred Stock," and, together with Zynaxis Common Stock, "Zynaxis Capital Stock"), issued and outstanding immediately prior to the Effective Time (excluding shares held by any Zynaxis company or any Vaxcel company, and excluding shares held by shareholders who perfect their statutory dissenters' rights under Subchapter 15D of the PBCL or statutory objection rights under Subchapter 25E of the PBCL) will be exchanged for the right to receive a number of shares of Vaxcel Common Stock equal to two times the Exchange Ratio, with cash being paid in lieu of any fractional shares. In addition, at the closing of the Merger, CytRx will contribute to Vaxcel the Senior Credit Facility (as defined below) plus a cash payment (the "Cash Payment") in an amount equal to the difference, as of the Effective Time, between $4,000,000 and the sum of (i) the outstanding balance under the Senior Credit Facility and (ii)(a) the Per Share Price (as defined in the Agreement), estimated to be approximately $.2758, multiplied by (b) the number of votes entitled to be cast by the holders of Zynaxis Capital Stock, if any, who elect to exercise their statutory dissenters' rights under Subchapter 15D of the PBCL or their statutory objection rights under Subchapter 25E of the PBCL in excess of three percent of the votes that could be cast by all holders of Zynaxis Capital Stock voting together as a class. In exchange for the contribution of the Senior Credit Facility and the Cash Payment, Vaxcel will deliver to CytRx: (i) a warrant to purchase shares of Vaxcel Common Stock (the "CytRx Warrant") at an exercise price equal to one-half of the Per Share Price multiplied by the Exchange Ratio which may be exercised if, and only if, CytRx reasonably determines that Vaxcel's total assets and capital and surplus are insufficient to satisfy the total assets and capital and surplus requirements for inclusion of the Vaxcel Common Stock in the Nasdaq SmallCap Market; (ii) 1,374,996 shares of Vaxcel Common Stock; and (iii) that number of shares of Vaxcel Common Stock equal to the product of the Exchange Ratio multiplied by the number of votes entitled to be cast by the holders of Zynaxis Capital Stock, if any, who elect to exercise their statutory dissenters' rights under Subchapter 15D of the PBCL or their statutory objection rights under Subchapter 25E of the PBCL, all as more fully described in the accompanying Proxy Statement/Prospectus. As a result of the Merger, the former shareholders of Zynaxis will own approximately 12.5% of the issued and outstanding shares of Vaxcel Common Stock, and CytRx will own approximately 87.5% of such shares (assuming no exercise of any options or warrants with respect to Vaxcel Common Stock). A copy of the Agreement is set forth in Appendix A to the accompanying Proxy Statement/Prospectus and is hereby incorporated herein by reference.

     Simultaneously with the execution of the Agreement: (i) Zynaxis and CytRx entered into a secured loan agreement, pursuant to which CytRx agreed to loan up to $2,000,000 to Zynaxis on a secured basis (together with a related senior secured note and certain security agreements, the "Senior Credit Facility");
(ii) Zynaxis and CytRx entered into a letter agreement ("Liquidation Agreement") which provides for CytRx to serve as Zynaxis' agent in the sale of substantially all of the assets of Zynaxis; (iii) Zynaxis, CytRx, Vaxcel, and the holders of all of the outstanding shares of Zynaxis Preferred Stock, who also hold certain warrants to purchase Zynaxis Common Stock ("Zynaxis Warrants"), entered into a certain agreement ("Preferred Stock and Warrant Agreement"), conditioned upon the consummation of the Merger, making certain agreements with respect to their rights, and converting the Zynaxis Warrants, upon consummation of the Merger, into warrants for the purchase of Vaxcel Common Stock; (iv) Zynaxis, CytRx and Vaxcel, entered into a certain agreement ("Note Exchange Agreement") with Euclid Partners III, L.P. and S.R. One, Ltd., who hold convertible notes ("Zynaxis Notes") issued by Zynaxis, conditioned upon the consummation of the Merger, converting the Zynaxis Notes, upon consummation of the Merger, into the right to receive shares of Vaxcel Common Stock; (v) CytRx and certain holders of Zynaxis Capital Stock entered into shareholder voting agreements (each a "Shareholder Voting Agreement") pursuant to which each of such shareholders granted CytRx an irrevocable proxy to vote shares of Zynaxis Capital Stock held by such shareholders in favor of the Agreement and the Merger contemplated thereby, the Asset Sales (as defined below), and the Charter Amendment; and (vi) Vaxcel and Zynaxis entered into a technology development agreement ("Technology Development Agreement") concerning the development, by Vaxcel, of certain technologies owned by or licensed to Zynaxis. Each of the Senior Credit Facility, the Liquidation Agreement, the Preferred Stock and Warrant Agreement, the Note Exchange Agreement, the Shareholder Voting Agreements, and the Technology Development Agreement are incorporated into the Agreement as exhibits thereto.

     3. ASSET SALES. To consider and vote upon a proposal to approve the sale of substantially all of the assets of Zynaxis ("Asset Sales") on terms and conditions to be determined by the Zynaxis Board of Directors. Pursuant to the Liquidation Agreement and subject to shareholder approval, CytRx will serve as Zynaxis' agent and assist Zynaxis in conducting the Asset Sales. The approval of the Asset Sales by the shareholders of Zynaxis is a condition to consummation of the Merger, all as more fully described in the accompanying Proxy Statement/Prospectus. A copy of the Liquidation Agreement is set forth in Appendix B to the accompanying Proxy Statement/Prospectus and is hereby incorporated herein by reference.

     4. OTHER BUSINESS. To transact such other business as may come properly before the Special Meeting or any adjournments or postponements of the Special Meeting.

     NOTICE OF APPRAISAL RIGHTS. If Proposal 2 is approved and the Merger contemplated thereby is consummated, or if Proposal 3 is approved and the Asset Sales contemplated thereby are consummated, each holder of shares of Zynaxis Capital Stock would have the right to demand appraisal of such holder's shares of

Zynaxis Capital Stock and would be entitled to the rights and remedies of Subchapter 15D of the PBCL. The right of any such shareholder to any such rights and remedies is contingent upon consummation of the Merger or the Asset Sales, as the case may be. In addition, the right of any such shareholder to such rights and remedies is contingent upon strict compliance with the requirements set forth in Subchapter 15D of the PBCL, the full text of which is attached as Appendix D to the accompanying Proxy Statement/Prospectus. For a summary of the requirements of Subchapter 15D of the PBCL, see "Description of the Transaction -- Dissenters' Rights" in the accompanying Proxy Statement/Prospectus.

     NOTICE OF OBJECTION RIGHTS. If Proposal 1 is not approved but Proposal 2 is approved, each holder of shares of Zynaxis Capital Stock who objects to the Merger would have the right to demand "fair value" for such holder's shares of Zynaxis Capital Stock and would be entitled to the rights and remedies of Subchapter 25E of the PBCL. The right to demand "fair value" is contingent on the consummation of the Merger. Such written demand must state the number and class or series, if any, of the Zynaxis Capital Stock owned with respect to which the demand is made and must be made on CytRx within twenty days of the date of this Notice.

     The minimum value an objecting holder of Zynaxis Capital Stock would be able to receive under Subchapter 25E of the PBCL equals the highest price paid per share by CytRx within the 90-day period ending on and including the date on which CytRx acquires voting power over shares of Zynaxis Capital Stock which entitle CytRx to cast 20% or more of the votes that all shareholders would be entitled to cast in an election of directors of Zynaxis, plus to the extent not reflected in such price paid, an increment representing any value, including, without limitation, any proportion of any value payable for control of Zynaxis. CytRx believes that the date of the Merger would be the last day of the 90-day period. If a holder of Zynaxis Capital Stock believes the fair value to be higher than that described above, Subchapter 25E of the PBCL entitles such holder to utilize the appraisal procedure established by the Court of Common Pleas of Chester County, Court House, West Chester, PA 19380 pursuant to a petition to be filed by CytRx requesting such determination.

     The right of any such shareholder to any such rights and remedies is contingent upon the consummation of the Merger. In addition, the right of any such shareholder to such rights and remedies is contingent upon strict compliance with the requirements of Subchapter 25E of the PBCL, the full text of which is attached hereto as Appendix E to the accompanying Proxy Statement/Prospectus. For a summary of the requirements of Subchapter 25E of the PBCL, see "Description of Transaction -- Objection Rights Under Subchapter 25E of the PBCL" in the accompanying Proxy Statement/Prospectus.

     At the Special Meeting, the Charter Amendment will be the first matter put before the shareholders for consideration and for a vote. If the Charter Amendment is approved by the shareholders, the Special Meeting will be adjourned pending the filing of the articles of amendment ("Articles of Amendment") reflecting the Charter Amendment and amending Zynaxis' Articles of Incorporation with the Department of State of the Commonwealth of Pennsylvania. After the filing of the Articles of Amendment and the effectiveness of the Charter Amendment, the Special Meeting will be reconvened to consider and vote upon the Agreement and the Merger contemplated thereby, the Asset Sales, and such other business as may properly come before the Special Meeting.

     Only shareholders of record at the close of business on February   , 1997
will be entitled to receive notice of and to vote at the Special Meeting or any adjournment or postponement thereof. Approval of each of the Agreement and the Merger contemplated thereby, the Asset Sales, and the Charter Amendment will require the affirmative vote of: (i) a majority of the votes cast, whether in person or by proxy, by all holders of Zynaxis Preferred Stock (voting on an as converted basis) and by all holders of Zynaxis Common Stock, entitled to vote and voting together as a class; and (ii) a majority of the votes cast, whether in person or by proxy, by all holders of Zynaxis Preferred Stock, entitled to vote and voting as a separate class.

     THE BOARD OF DIRECTORS OF ZYNAXIS (THE "ZYNAXIS BOARD") UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE FOR APPROVAL OF THE AGREEMENT AND THE MERGER CONTEMPLATED THEREBY, THE ASSET SALES, AND THE CHARTER AMENDMENT.

     THE ZYNAXIS BOARD BELIEVES THAT, IF THE MERGER IS NOT CONSUMMATED, IT IS HIGHLY PROBABLE THAT ZYNAXIS WILL CEASE TO EXIST AS A GOING CONCERN. THE ZYNAXIS BOARD BELIEVES THAT, IF THE MERGER IS NOT CONSUMMATED, ZYNAXIS MAY NOT HAVE CASH SUFFICIENT TO FUND ITS ONGOING OPERATIONS AND THAT THE MERGER REPRESENTS THE ONLY OPPORTUNITY FOR THE ZYNAXIS SHAREHOLDERS TO PARTICIPATE IN THE DEVELOPMENT AND COMMERCIALIZATION OF THE ZYNAXIS VACCINE DELIVERY TECHNOLOGIES. IN ADDITION, IF THE MERGER IS NOT CONSUMMATED, THE ZYNAXIS BOARD BELIEVES THAT ZYNAXIS MAY NOT BE ABLE TO PAY THE OUTSTANDING BALANCE UNDER THE SENIOR CREDIT FACILITY WHEN IT COMES DUE. IF ZYNAXIS DEFAULTS UNDER THE SENIOR CREDIT FACILITY, CYTRX MAY EXERCISE ITS RIGHTS AS A SECURED CREDITOR WITH RESPECT TO CERTAIN ASSETS OF ZYNAXIS, INCLUDING, BUT NOT LIMITED TO, FORECLOSING ON ZYNAXIS' RIGHTS IN ITS VACCINE DELIVERY TECHNOLOGIES.

                                          By Order of the Board of Directors

                                          MICHAEL A. CHRISTIE
                                          Secretary

Malvern, Pennsylvania
February   , 1997

WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, DATE, AND SIGN THE ENCLOSED FORM OF PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED POSTAGE PAID RETURN ENVELOPE IN ORDER TO ENSURE THAT YOUR SHARES WILL BE REPRESENTED AT THE SPECIAL MEETING.

                SUBJECT TO COMPLETION, DATED             , 1997

                                   PROSPECTUS

                              [VAXCEL, INC. LOGO]

                         AN ESTIMATED 1,807,719 SHARES
                         COMMON STOCK, $0.001 PAR VALUE

                                PROXY STATEMENT
                     FOR SPECIAL MEETING OF SHAREHOLDERS OF
                                 ZYNAXIS, INC.

    This Prospectus of Vaxcel, Inc. ("Vaxcel"), a corporation organized and existing under the laws of the State of Delaware, relates to up to 1,807,719 shares of common stock, $0.001 par value, of Vaxcel ("Vaxcel Common Stock"), including shares subject to assumed options and warrants, which are issuable to the shareholders and certain holders of convertible promissory notes of Zynaxis, Inc. ("Zynaxis"), a corporation organized and existing under the laws of the Commonwealth of Pennsylvania, upon consummation of the proposed merger (the "Merger") described herein by which Vaxcel Merger Subsidiary, Inc. ("Vaxcel Merger Sub"), a corporation organized and existing under the laws of the State of Georgia and a newly formed, wholly owned subsidiary of Vaxcel, will merge with and into Zynaxis pursuant to the terms of the Agreement and Plan of Merger and Contribution, dated as of December 6, 1996 (the "Agreement"), by and among Vaxcel, CytRx Corporation ("CytRx"), a corporation organized and existing under the laws of the State of Delaware and the sole shareholder of Vaxcel, Vaxcel Merger Sub, and Zynaxis, with the effect that Zynaxis will be the surviving corporation resulting from the Merger, and will continue to conduct its business and operations as a wholly owned subsidiary of Vaxcel. As a result of the Merger, the former shareholders of Zynaxis will own approximately 12.5% of the issued and outstanding shares of Vaxcel Common Stock, and CytRx will own approximately 87.5% of such shares (assuming no exercise of any options or warrants to purchase Vaxcel Common Stock).

    This Prospectus also serves as a Proxy Statement of Zynaxis, and is being furnished to the shareholders of Zynaxis in connection with the solicitation of proxies by the Board of Directors of Zynaxis ("Zynaxis Board") for use at its special meeting of shareholders (including any adjournment or postponement
thereof, the "Special Meeting"), to be held on March   , 1997, to consider and
vote upon: (i) the Agreement and the Merger contemplated thereby; (ii) a plan of asset transfer for the sale of substantially all of the assets of Zynaxis ("Asset Sales") on terms and conditions to be determined by the Zynaxis Board; and (iii) an amendment (the "Charter Amendment") to the Amended and Restated Articles of Incorporation, as amended, ("Articles of Incorporation") of Zynaxis to make Subchapter 25E of the Pennsylvania Business Corporation Law of 1988, as amended ("PBCL") inapplicable to Zynaxis. This Proxy Statement/Prospectus ("Proxy Statement") and related materials enclosed herewith are being mailed to
shareholders of Zynaxis on or about February   , 1997.

    Pursuant to the Agreement, upon consummation of the Merger: (i) each share of $0.01 par value common stock of Zynaxis ("Zynaxis Common Stock") issued and outstanding immediately prior to the Effective Time (excluding shares held by any Zynaxis company or any Vaxcel company, and excluding shares held by shareholders who perfect their statutory dissenters' rights under Subchapter 15D of the PBCL or statutory objection rights under Subchapter 25E of the PBCL) will be exchanged for the right to receive a number of shares of Vaxcel Common Stock equal to the Exchange Ratio (as defined in the Agreement), estimated to be approximately .0948, with cash being paid in lieu of issuing fractional shares;
(ii) each share of no par value Series A convertible preferred stock of Zynaxis ("Zynaxis Preferred Stock," and, together with Zynaxis Common Stock, "Zynaxis Capital Stock") issued and outstanding immediately prior to the Effective Time (excluding shares held by any Zynaxis company or any Vaxcel company, and excluding shares held by shareholders who perfect their statutory dissenters' rights under Subchapter 15D of the PBCL or statutory objection rights under Subchapter 25E of the PBCL) will be exchanged for the right to receive a number of shares of Vaxcel Common Stock equal to two times the Exchange Ratio, with cash being paid in lieu of issuing fractional shares; and (iii) in exchange for the contribution to Vaxcel of the Senior Credit Facility (as defined below), and a Cash Payment (as defined in the Agreement). CytRx will receive (a) a warrant to purchase shares of Vaxcel Common Stock ("CytRx Warrant") at an exercise price equal to one-half of the Per Share Price multiplied by the Exchange Ratio which may be exercised if, and only if, CytRx reasonably determines that Vaxcel's total assets and capital and surplus are insufficient to satisfy the total assets and capital and surplus requirements for inclusion of the Vaxcel Common Stock in the Nasdaq SmallCap Market, (b) 1,374,996 shares of Vaxcel Common Stock, and (c) a number of shares of Vaxcel Common Stock equal to the product of the Exchange Ratio times the number of votes entitled to be cast by the holders of Zynaxis Capital Stock, if any, who elect to exercise their statutory dissenters' rights under Subchapter 15D of the PBCL or their statutory objection rights under Subchapter 25E of the PBCL; and (iv) Vaxcel will assume the obligations of Zynaxis under the Zynaxis, Inc. Amended and Restated 1989 Stock Option Plan and various other option agreements and adopt substitute plans and agreements where appropriate.
                                             (Cover continued on following page)

     IN EVALUATING THE MERGER, ZYNAXIS SHAREHOLDERS SHOULD CAREFULLY CONSIDER THE FACTORS DESCRIBED IN "RISK FACTORS" BEGINNING ON PAGE 13.
                            ------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
    EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE
          SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
              COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF
             THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION
                    TO THE CONTRARY IS A CRIMINAL OFFENSE.
                            ------------------------

             THE DATE OF THIS PROXY STATEMENT IS FEBRUARY   , 1997.

(Continued from previous page)

    Simultaneously with the execution of the Agreement: (i) Zynaxis and CytRx entered into a secured loan agreement, pursuant to which CytRx agreed to loan up to $2,000,000 to Zynaxis on a secured basis (together with a senior secured note and certain security agreements, the "Senior Credit Facility"); (ii) Zynaxis and CytRx entered into a letter agreement (the "Liquidation Agreement") which provides for CytRx to serve as Zynaxis' agent and assist Zynaxis in conducting the Asset Sales prior to the Merger; (iii) Zynaxis, CytRx, Vaxcel, and the holders of all of the outstanding shares of Zynaxis Preferred Stock, who also hold certain warrants to purchase Zynaxis Common Stock ("Zynaxis Warrants"), entered into a certain agreement ("Preferred Stock and Warrant Agreement"), conditioned upon the consummation of the Merger, making certain agreements with respect to their rights, and converting the Zynaxis Warrants, upon consummation of the Merger, into warrants for the purchase of Vaxcel Common Stock ("Vaxcel Warrants"); (iv) Zynaxis, CytRx, and Vaxcel entered into a certain agreement ("Note Exchange Agreement") with Euclid Partners III, L.P. and S.R. One, Ltd., who hold convertible notes ("Zynaxis Notes") issued by Zynaxis, conditioned upon the consummation of the Merger, converting the Zynaxis Notes, upon consummation of the Merger, into the right to receive shares of Vaxcel Common Stock; (v) CytRx and certain holders of Zynaxis Capital Stock entered into shareholder voting agreements (each a "Shareholder Voting Agreement") pursuant to which each of such shareholders granted CytRx an irrevocable proxy to vote shares of Zynaxis Common Stock held by such shareholder in favor of the Agreement and the Merger contemplated thereby, the Asset Sales, and the Charter Amendment; and
(vi) Vaxcel and Zynaxis entered into a technology development agreement ("Technology Development Agreement") concerning the development, by Vaxcel, of certain technologies owned by or licensed to Zynaxis. Each of the Senior Credit Facility, the Liquidation Agreement, the Preferred Stock and Warrant Agreement, the Note Exchange Agreement, the Shareholder Voting Agreements, and the Technology Development Agreement (collectively, the "Transaction Documents") are incorporated into the Agreement as exhibits thereto.

    At the Special Meeting, the Charter Amendment will be the first matter put before the shareholders for consideration and for a vote. If the Charter Amendment is approved by the shareholders, the Special Meeting will be adjourned pending the filing of the articles of amendment amending Zynaxis' Amended and Restated Articles of Incorporation, as amended ("Articles of Amendment"), reflecting the Charter Amendment, with the Department of State of the Commonwealth of Pennsylvania. After the filing of the Articles of Amendment and the effectiveness of the Charter Amendment, the Special Meeting will be reconvened to consider and vote upon the Agreement and the Merger contemplated thereby, the Asset Sales, and such other business as may properly come before the Special Meeting. If the shareholders do not approve the Charter Amendment, the Special Meeting will not be adjourned and the shareholders will be asked to consider and vote upon the Agreement and the Merger contemplated thereby, the Asset Sales, and such other business as may properly come before the Special Meeting.

    Approval of the Agreement and the Merger contemplated thereby, the Asset Sales, and the Charter Amendment will require the affirmative vote of: (i) a majority of the votes cast, whether in person or by proxy, by all holders of Zynaxis Preferred Stock (voting on an as converted basis) and by the holders of Zynaxis Common Stock, entitled to vote and voting together as a class; and (ii) a majority of the votes cast, whether in person or by proxy, by all holders of Zynaxis Preferred Stock, entitled to vote and voting as a separate class. Holders of Zynaxis Common Stock are entitled to one vote for each share of Zynaxis Common Stock held. When voting together as a class with holders of Zynaxis Common Stock, holders of Zynaxis Preferred Stock are entitled to vote on an as converted basis and are, therefore, entitled to two votes for each share of Zynaxis Preferred Stock held.

    The shares of Vaxcel Common Stock issuable to CytRx pursuant to the Agreement, the CytRx Warrant issuable to CytRx pursuant to the Agreement, the Vaxcel Warrants issuable to certain holders of Zynaxis Warrants pursuant to the Preferred Stock and Warrant Agreement, and the warrants to purchase Vaxcel Common Stock ("Vaxcel Non-Financing Warrants") issuable to certain holders of other warrants to purchase Zynaxis Common Stock ("Zynaxis Non-Financing Warrants") pursuant to the Agreement are not being registered pursuant to the Registration Statement (as defined below) of which this Proxy Statement is a part. These securities are being concurrently privately placed with CytRx and the holders of Zynaxis Warrants and Zynaxis Non-Financing Warrants in transactions exempt from the registration requirements of the Securities Act pursuant to the exemptions provided in Section 4(2) thereof.

    The Registration Statement of which this Proxy Statement is a part, also registers for resale: (i) the shares of Vaxcel Common Stock issued by Vaxcel hereunder to any persons who may be deemed to be "affiliates" of Zynaxis within the meaning of Rule 145 of the Securities Act of 1933, as amended (the "Securities Act"); (ii) the shares of Vaxcel Common Stock issued by Vaxcel hereunder to certain shareholders of Zynaxis who have entered into the Shareholder Voting Agreements; (iii) the shares of Vaxcel Common Stock issuable upon the exercise of Vaxcel Warrants issued by Vaxcel pursuant to the Preferred Stock and Warrant Agreement to holders of Zynaxis Warrants in exchange for such Zynaxis Warrants; and (iv) the shares of Vaxcel Common Stock issuable upon the exercise of Vaxcel Non-Financing Warrants by certain holders of Zynaxis' Non-Financing Warrants assumed by Vaxcel pursuant to the Agreement (such "persons," "shareholders," and "holders" being collectively, the "Selling Shareholders"). Such shares of Vaxcel Common Stock registered for resale pursuant to the Registration Statement are referred to herein as the "Resale Shares." The Selling Shareholders have not advised Vaxcel of any specific plans for the distribution of the Resale Shares covered by this Proxy Statement, but it is anticipated that the Resale Shares will be offered for sale under this Proxy Statement from time to time primarily in transactions (which may include block transactions) on the Nasdaq SmallCap Market, in negotiated transactions, through the writing of options on the shares, or any combination of these and other methods of sale, at prices related to prevailing market prices or at negotiated prices. The Selling Shareholders may sell their shares directly or through agents, dealers or underwriters. The Selling Shareholders may sell some, all, or none of their shares offered hereby. Vaxcel will not receive any proceeds from the sale of the Resale Shares by the Selling Shareholders. Vaxcel and Zynaxis have agreed to bear all expenses (other than underwriting discounts and selling commissions, and fees and expenses of counsel and other advisors to the Selling Shareholders) in connection with the registration of the shares being offered by the Selling Shareholders. See "Selling Shareholders of Zynaxis" and "Plan of Distribution."

    Each holder of shares of Zynaxis Capital Stock has the right to dissent from the Merger and the Asset Sales, and to demand appraisal and payment of the fair value of such holder's shares of Zynaxis Capital Stock if the Merger or the Asset Sales, as the case may be, are approved and consummated. The right of any such shareholder to such rights and remedies is contingent upon strict compliance with the requirements set forth in Subchapter 15D of the PBCL, the full text of which is attached as Appendix D hereto. A shareholder of Zynaxis who wishes to dissent from the Merger or the Asset Sales, as the case may be, must not vote any shares of Zynaxis Capital Stock in favor of the Merger or the Asset Sales, as the case may be. See "Description of the Transaction -- Dissenters' Rights."

    If the Charter Amendment is not approved, each holder of shares of Zynaxis Capital Stock will have the right to object to the Merger and the right to receive cash for each of such holder's shares of Zynaxis Capital Stock in an amount equal to the "fair value" of each share of Zynaxis Capital Stock as of the date of consummation of the Merger. The right of any such shareholder to such rights and remedies is contingent upon the consummation of the Merger and upon strict compliance with the requirements set forth in Subchapter 25E of the PBCL, the full text of which is attached as Appendix E hereto. See "Description of the Transaction -- Objection Rights Under Subchapter 25E of the PBCL."

                             AVAILABLE INFORMATION

     Zynaxis is subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, is required to file reports, proxy and information statements, and other information with the Securities and Exchange Commission (the "SEC"). Copies of such reports, proxy and information statements, and other information can be obtained, at prescribed rates, from the SEC by addressing written requests for such copies to the Public Reference Section at the SEC at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. In addition, such reports, proxy and information statements, and other information can be inspected at the public reference facilities referred to above and at the regional offices of the SEC at 7 World Trade Center, 13th Floor, New York, New York 10048 and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. The SEC also maintains a web site on the World Wide Web that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC and the address is http://www.sec.gov.

     This Proxy Statement constitutes part of the Registration Statement on Form S-4 of Vaxcel (including any exhibits and amendments thereto, the "Registration Statement") filed with the SEC under the Securities Act, relating to the securities offered hereby. This Proxy Statement does not include all of the information in the Registration Statement, certain portions of which have been omitted pursuant to the rules and regulations of the SEC. For further information about Vaxcel and the securities offered hereby, reference is made to the Registration Statement. The Registration Statement may be inspected and copied, at prescribed rates, at the SEC's public reference facilities at the addresses set forth above.

     All information contained in this Proxy Statement or incorporated herein by reference with respect to Vaxcel was supplied by Vaxcel, and all information contained in this Proxy Statement or incorporated herein by reference with respect to Zynaxis was supplied by Zynaxis.

     NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROXY STATEMENT DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO PURCHASE, THE SECURITIES OFFERED BY THIS PROXY STATEMENT IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROXY STATEMENT NOR ANY DISTRIBUTION OF THE SECURITIES BEING OFFERED PURSUANT TO THIS PROXY STATEMENT SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF VAXCEL OR ZYNAXIS OR THE INFORMATION SET FORTH OR INCORPORATED BY REFERENCE HEREIN SINCE THE DATE OF THIS PROXY STATEMENT.

                      DOCUMENTS INCORPORATED BY REFERENCE

     The following documents previously filed with the SEC by Zynaxis pursuant to the Exchange Act are hereby incorporated by reference herein:

          (a) Zynaxis' Annual Report on Form 10-K/A-1 for the fiscal year ended December 31, 1995 (provided that any information included or incorporated by reference in response to Items 402(a)(8), (i), (k) or (1) of Regulation S-K of the SEC shall not be deemed to be incorporated herein and is not a part of the Registration Statement);

          (b) Zynaxis' Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, June 30, and September 30, 1996;

          (c) Zynaxis' Current Report on Form 8-K dated December 20, 1995; and

          (d) Zynaxis' Current Report on Form 8-K dated December 6, 1996.

     This Proxy Statement is accompanied by a copy of Zynaxis' Annual Report to Shareholders for the fiscal year ended December 31, 1995 and Zynaxis' Quarterly Report on Form 10-Q for the quarterly period ended September 30, 1996.

     Zynaxis will provide without charge, upon the written or oral request of any person, including any beneficial owner, to whom this Proxy Statement is delivered, a copy of any and all information (excluding certain exhibits) relating to Zynaxis that has been incorporated by reference in the Registration Statement of which this Proxy Statement is a part. Such requests should be directed to Michael A. Christie, Secretary, Zynaxis, Inc., 371 Phoenixville Pike, Malvern, Pennsylvania 19355 (telephone (610) 889-2200). In order to ensure
timely delivery of the documents, any request should be made by February   ,
1997.

                               TABLE OF CONTENTS

                                                                                         PAGE
                                                                                         ----
SUMMARY...............................................................................     1
     The Parties......................................................................     1
     Meeting of Shareholders..........................................................     2
     The Merger.......................................................................     3
     Proposed Asset Sales.............................................................     9
     Proposed Charter Amendment.......................................................     9
     Comparative Market Prices of Common Stock........................................    10
     Comparative Per Share Data.......................................................    10
SELECTED HISTORICAL FINANCIAL DATA OF VAXCEL..........................................    11
SELECTED HISTORICAL FINANCIAL DATA OF ZYNAXIS.........................................    12
RISK FACTORS..........................................................................    13
     No Assurance of Successful Development and Commercialization of Products.........    13
     CytRx Control of Vaxcel..........................................................    13
     Limited Operating History and Lack of Profitability..............................    13
     Future Capital Needs; Outstanding Options; Potential Dilution....................    14
     Dependence on Collaborations and Other Commercial Arrangements...................    14
     Uncertainty Regarding Sale of Cauldron Division and Other Assets.................    15
     Market Acceptance; Need for Industry Group Recommendation........................    15
     Competition......................................................................    15
     Lack of Manufacturing Capabilities; Reliance on Third-Party Manufacturers........    16
     Product Liability Risks..........................................................    16
     Uncertainty of Patent Protection and Proprietary Technology......................    16
     Unfavorable Licensing Terms for PLG Technology...................................    16
     Impact of Government Regulation; No Assurance of FDA Approval....................    17
     Health Care Reform Initiatives...................................................    18
     No Assurance of Adequate Reimbursement...........................................    18
     Lack of Marketing Experience.....................................................    19
     Recruiting and Retaining of Key Personnel........................................    19
     No Prior Public Markets for Common Stock; Possible Volatility of Stock Price.....    19
     Uncertainty of Listing on the Nasdaq SmallCap Market.............................    19
     Absence of Dividends.............................................................    20
     Anti-Takeover Protections........................................................    20
SPECIAL MEETING OF ZYNAXIS SHAREHOLDERS...............................................    20
     Date, Place, Time, and Purpose...................................................    20
     Record Dates, Voting Rights, Required Votes, and Revocability of Proxies.........    21
     Solicitation of Proxies..........................................................    22
     Recommendation...................................................................    22
DESCRIPTION OF TRANSACTION............................................................    23
     General..........................................................................    23
     Background of and Reasons for the Merger.........................................    24
     The Merger.......................................................................    27
     Exchange Ratio...................................................................    27
     Per Share Price..................................................................    28
     The Transaction Documents........................................................    28
     Effect of the Merger on Stock Options, Warrants, and Promissory Notes............    33
     Effective Time of the Merger.....................................................    35
     Distribution of Vaxcel Stock Certificates and Warrants...........................    35
     Conditions to Consummation of the Merger.........................................    36
     Regulatory Approvals.............................................................    37
     Waiver, Amendment, and Termination...............................................    37

                                                                                         PAGE
                                                                                         ----
     Dissenters' Rights...............................................................    38
     Objection Rights Under Subchapter 25E of the PBCL................................    40
     Conduct of Business Pending the Merger...........................................    42
     Management and Operations After the Merger.......................................    44
     Interests of Certain Persons in the Merger.......................................    44
     Certain Federal Income Tax Consequences..........................................    45
     Accounting Treatment.............................................................    46
     Expenses and Fees................................................................    46
     Resales of Vaxcel Common Stock...................................................    47
EFFECT OF THE MERGER ON RIGHTS OF SHAREHOLDERS........................................    48
     Anti-takeover Provisions Generally...............................................    48
     Authorized Capital Stock.........................................................    48
     Amendment of Certificate of Incorporation and Bylaws.............................    49
     Removal of Directors.............................................................    49
     Limitations on Director Liability................................................    49
     Indemnification..................................................................    50
     Special Meetings of Shareholders.................................................    50
     Actions by Shareholders Without a Meeting........................................    51
     Business Combinations with Certain Persons.......................................    51
     Mergers, Consolidations, and Sales of Assets Generally...........................    52
     Dissenters' Rights of Appraisal..................................................    52
     Shareholders' Rights to Examine Books and Records................................    53
     Dividends........................................................................    53
COMPARATIVE MARKET PRICES AND DIVIDENDS...............................................    54
PRO FORMA FINANCIAL INFORMATION.......................................................    55
     Pro Forma Condensed Combined Balance Sheet at September 30, 1996.................    56
     Pro Forma Condensed Combined Statement of Operations for Nine Months Ended
      September 30, 1996..............................................................    57
     Pro Forma Condensed Combined Statement of Operations for Year Ended
       December 31, 1995..............................................................    58
SELECTED HISTORICAL FINANCIAL DATA OF VAXCEL..........................................    59
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS AND OPERATIONS
  OF VAXCEL...........................................................................    60
     General..........................................................................    60
     Financial Condition and Liquidity................................................    60
     Results of Operations............................................................    60
     Impact of Recently-Issued Accounting Standards...................................    61
BUSINESS OF VAXCEL....................................................................    62
     General..........................................................................    62
     Executive Summary................................................................    62
     Vaccines.........................................................................    62
     The Vaccine Market...............................................................    62
     Need for Enhanced Vaccine Adjuvants/Delivery Systems.............................    63
     Vaxcel's Adjuvant/Vaccine Delivery System Technologies...........................    64
     Vaxcel's Injectable Technology...................................................    64
     Vaxcel's Oral Technologies.......................................................    66
     Vaxcel's Business Strategy.......................................................    67
     Current Corporate Collaborations.................................................    67
     Product Development Activities...................................................    68
     Marketing and Sales..............................................................    69
     Patents and Proprietary Technology...............................................    70

                                                                                         PAGE
                                                                                         ----
     Government Regulation............................................................    70
     Competition......................................................................    72
     Manufacturing....................................................................    73
     Certain Transactions.............................................................    73
     Facilities and Employees.........................................................    75
     Properties.......................................................................    76
     Legal Proceedings................................................................    76
MANAGEMENT OF VAXCEL..................................................................    77
     Directors and Executive Officers.................................................    77
     Director Compensation............................................................    78
     Executive Compensation and Other Information.....................................    79
     Employment Agreement.............................................................    79
     1993 Stock Option Plan...........................................................    80
     Limitation of Liability and Indemnification......................................    81
PRINCIPAL STOCKHOLDERS OF VAXCEL......................................................    82
SELECTED HISTORICAL FINANCIAL DATA OF ZYNAXIS.........................................    83
BUSINESS OF ZYNAXIS...................................................................    84
SELLING SHAREHOLDERS OF ZYNAXIS.......................................................    85
PLAN OF DISTRIBUTION..................................................................    88
PROPOSED ASSET SALES..................................................................    89
AMENDMENT OF ZYNAXIS ARTICLES OF INCORPORATION........................................    91
DESCRIPTION OF VAXCEL CAPITAL STOCK...................................................    92
     Common Stock.....................................................................    92
     Preferred Stock..................................................................    92
     Vaxcel Warrants..................................................................    92
     CytRx Warrant....................................................................    93
     Vaxcel Non-Financing Warrants....................................................    94
LEGAL MATTERS.........................................................................    95
EXPERTS...............................................................................    96
OTHER MATTERS.........................................................................    96
APPENDICES:
     Appendix A -- Agreement and Plan of Merger and Contribution
     Appendix B -- Liquidation Agreement
     Appendix C -- Charter Amendment
     Appendix D -- Subchapter 15D of the Pennsylvania Business Corporation Law,
      relating to dissenters' rights of appraisal
     Appendix E -- Subchapter 25E of the Pennsylvania Business Corporation Law,
      relating to objectors' rights of appraisal
     Appendix F -- Note Exchange Agreement
     Appendix G -- Preferred Stock and Warrant Agreement
     Appendix H -- Vaxcel Warrant
     Appendix I -- CytRx Warrant

                                    SUMMARY

     The following is a summary of certain information contained in this Proxy Statement and the documents incorporated herein by reference. This summary is not intended to be a complete description of the matters covered in this Proxy Statement and is qualified in its entirety by the more detailed information appearing elsewhere or incorporated by reference in this Proxy Statement. Holders of Zynaxis Capital Stock are urged to read carefully the entire Proxy Statement, including the Appendices. In addition, holders of Zynaxis Capital Stock should carefully consider the factors set forth under "Risk Factors." As used in this Proxy Statement, the terms "CytRx," "Vaxcel," "Vaxcel Merger Sub" and "Zynaxis" refer to those entities, respectively, and, where the context requires, to those entities and their respective subsidiaries.

     This Proxy Statement contains certain statements of a forward-looking nature relating to future events or the future financial performance of Vaxcel. Holders of Zynaxis Capital Stock are cautioned that such statements are only predictions and that actual events or results may differ materially. In evaluating such statements, the holders should specifically consider the various factors identified in this Proxy Statement, including the matters set forth under "Risk Factors," which would cause actual results to differ materially from those indicated by such forward-looking statements.

THE PARTIES

     CytRx. CytRx is the sole shareholder of Vaxcel and is engaged in the development and commercialization of pharmaceutical related products and services.

     CytRx is a Delaware corporation, founded and incorporated in 1985. CytRx files reports with the SEC under the Exchange Act. The common stock of CytRx is traded on the Nasdaq National Market. The principal executive offices of CytRx are located at 154 Technology Parkway, Norcross, Georgia 30092, and its telephone number at such address is (770) 368-9500.

     Vaxcel. Vaxcel is engaged in the development of a proprietary vaccine delivery system ("OPTIVAX(R)") to enhance the effectiveness of a wide range of existing vaccines and to aid in the development of new vaccines. OPTIVAX includes a range of formulations containing certain proprietary nonionic block copolymers which are then combined with antigens to form vaccines. Vaxcel derives its rights to develop and commercialize OPTIVAX from a license agreement with CytRx, which became effective in January 1993.

     Since its inception, Vaxcel has devoted substantially all of its resources to the research, development and commercialization of OPTIVAX. Vaxcel has not received significant revenues from the sale of any of its products and has sustained continuing operating losses. Vaxcel's accumulated deficit through September 30, 1996 is approximately $4,200,000. Accordingly, Vaxcel has been dependent on CytRx for capital to fund Vaxcel's operations. There can be no assurance that Vaxcel will not require additional capital from investors to fund its operations after the Merger. If additional capital is obtained through the sale of securities, then the ownership position of shareholders of Vaxcel may be diluted.

     Vaxcel is a Delaware corporation, founded and incorporated in 1993 by CytRx in order to focus on the commercial potential of OPTIVAX. Since the inception of Vaxcel, CytRx has owned, and, until the date of the consummation of the Merger (the "Closing"), CytRx will own all of the issued and outstanding shares of Vaxcel Common Stock. The principal executive offices of Vaxcel are located at 154 Technology Parkway, Norcross, Georgia 30092, and its telephone number at such address is (770) 453-0195. See "Business of Vaxcel."

     Vaxcel Merger Sub. Vaxcel Merger Sub is a Georgia corporation and a newly formed, wholly owned subsidiary of Vaxcel. Vaxcel Merger Sub has been established for the sole purpose of merging with and into Zynaxis, in accordance with the terms of the Agreement. As such, Vaxcel Merger Sub has no assets and engages in no business activities. The principal executive offices of Vaxcel Merger Sub are located at 154 Technology Parkway, Norcross, Georgia 30092, and its telephone number at such address is (770) 453-0195.

     Zynaxis. Zynaxis is engaged in the development of delivery systems designed to enhance the performance of vaccines and drugs. In July 1995, through a merger, Zynaxis acquired Secretech, Inc. ("Secretech"), a company engaged in the development of oral and mucosal vaccine delivery technologies. Vaccines using Zynaxis' proprietary delivery systems can be administered orally or nasally rather than by injection and have the potential to increase protective immunity by stimulating formation of antibodies at the most common points of entry for infectious agents. In October 1995, Zynaxis entered into a development and licensing agreement with ALK A/S ("ALK"), a Danish company and a leader in the area of specific immunotherapy for allergies, which grants to ALK exclusive rights to evaluate and develop Zynaxis' vaccine technologies for delivery of bioactive substances to treat allergies. Prior to the acquisition of Secretech, Zynaxis focused on the development of proprietary cell linker molecule technology ("Zyn-Linkers(R)") for the retention at disease sites of therapeutic drugs and radiopharmaceuticals, as well as the development of cellular diagnostic products (Zymmune(TM) CD4/CD8 Cell Monitoring Kit) to type and enumerate blood cells for diagnosis and disease monitoring. In October 1995, Zynaxis sold the assets of its cellular diagnostic products business to Intracel Corporation. In September 1996, Zynaxis entered into an exclusive license and purchase option agreement with Phanos Technologies, Inc. ("Phanos") pursuant to which it granted Phanos a license for all of its proprietary Zyn-Linker(R) technology and an option to acquire such technology. Zynaxis also operates the Cauldron Process Chemistry ("Cauldron") division which provides collaborative consulting services on all aspects of bulk pharmaceutical production and provides research, development and pilot scale-up facilities to the pharmaceutical, biochemical and fine chemical industries. Zynaxis presently is seeking a buyer for the Cauldron division.

     Since its inception, Zynaxis has devoted substantially all of its resources to the research and development of its technologies. Zynaxis has not received significant revenues from the sale of any of its products and has sustained continuing operating losses. Zynaxis' accumulated deficit through September 30, 1996 is approximately $47,500,000. The operations of Zynaxis will continue to require additional capital investment by Vaxcel after the Merger.

     Zynaxis is a Pennsylvania corporation, founded and incorporated in 1988. Zynaxis files reports with the SEC under the Exchange Act. Zynaxis Common Stock was, until December 24, 1996, traded on the Nasdaq SmallCap Market under the symbol "ZNXS." Currently, Zynaxis Common Stock is not traded in any established market. The mailing address of Zynaxis' principal executive office is 371 Phoenixville Pike, Malvern, Pennsylvania 19355, and its telephone number at such address is (610) 889-2200. Additional information with respect to Zynaxis and its subsidiaries is included in documents incorporated by reference in this Proxy Statement. See "Available Information," "Documents Incorporated by Reference," and "Business of Zynaxis."

MEETING OF SHAREHOLDERS

     This Proxy Statement is being furnished to the holders of Zynaxis Capital Stock in connection with the solicitation by the Zynaxis Board of proxies for use at the Special Meeting at which Zynaxis shareholders will be asked to vote upon (i) proposals to approve each of the Agreement and the Merger contemplated thereby, the Asset Sales, and the Charter Amendment, and (ii) such other business as may properly come before the meeting. The Special Meeting will be
held at 371 Phoenixville Pike, Malvern, Pennsylvania 19355, at      M. local
time, on March   , 1997. See "Special Meeting of Zynaxis Shareholders -- Date,
Place, Time, and Purpose."

     At the Special Meeting, the Charter Amendment will be the first matter put before the shareholders for consideration and for a vote. If the Charter Amendment is approved by the shareholders, the Special Meeting will be adjourned pending the filing of the Articles of Amendment, reflecting the Charter Amendment, with the Department of State of the Commonwealth of Pennsylvania. After the filing of the Articles of Amendment and the effectiveness of the Charter Amendment, the Special Meeting will be reconvened to consider and vote upon the Agreement and the Merger contemplated thereby, the Asset Sales, and such other business as may properly come before the Special Meeting. If the shareholders do not approve the Charter Amendment, the Special Meeting will not be adjourned and the shareholders will be asked to consider and vote upon the Agreement and the Merger contemplated thereby, the Asset Sales, and such other business as may properly come before the Special Meeting.

     The vote required for approval of each of the Agreement and the Merger contemplated thereby, the Asset Sales, and the Charter Amendment, is the affirmative vote of: (i) a majority of the votes cast, whether in person or by proxy, by all holders of Zynaxis Preferred Stock (voting on an as converted basis) and by all holders of Zynaxis Common Stock, entitled to vote and voting together as a class; and (ii) a majority of the votes cast, whether in person or by proxy, by all holders of Zynaxis Preferred Stock, entitled to vote and voting as a separate class. The directors and
executive officers of Zynaxis and their affiliates are entitled to vote        %
of the issued and outstanding shares of Zynaxis Capital Stock, including
       % of the issued and outstanding shares of Zynaxis Preferred Stock. EACH MEMBER OF THE ZYNAXIS BOARD INTENDS TO VOTE THOSE SHARES OF ZYNAXIS CAPITAL STOCK OVER WHICH SUCH MEMBER HAS VOTING AUTHORITY (OTHER THAN IN A FIDUCIARY CAPACITY) IN FAVOR OF THE AGREEMENT AND THE MERGER CONTEMPLATED THEREBY, THE ASSET SALES AND THE CHARTER AMENDMENT, RESPECTIVELY. See "Special Meeting of Shareholders -- Record Dates, Voting Rights, Required Votes, and Revocability of Proxies."

     The Zynaxis Board has fixed the close of business on February   , 1997 as
the record date (the "Record Date") for determination of the shareholders entitled to notice of and to vote at the Special Meeting. Only holders of record of shares of Zynaxis Capital Stock on the Record Date will be entitled to notice of and to vote at the Special Meeting. Holders of Zynaxis Common Stock are entitled to one vote for each share of Zynaxis Common Stock held. When voting together as a class with holders of Zynaxis Common Stock, holders of Zynaxis Preferred Stock are entitled to vote on an as converted basis and are, therefore, entitled to two votes for each share of Zynaxis Preferred Stock held. When voting separately as a class, holders of Zynaxis Preferred Stock are entitled to one vote for each share of Zynaxis Preferred Stock held. Shareholders who execute proxies retain the right to revoke them at any time prior to being voted at the Special Meeting. On the Record Date, there were
       shares of Zynaxis Common Stock issued and outstanding and        shares
of Zynaxis Preferred Stock issued and outstanding. See "Special Meeting of Zynaxis Shareholders -- Record Dates, Voting Rights, Required Votes, and Revocability of Proxies."

THE MERGER

     General. Pursuant to the Agreement, at the Effective Time, Vaxcel Merger Sub will merge with and into Zynaxis, with the effect that Zynaxis will be the surviving corporation resulting from the Merger, and will continue to conduct its business and operations as a wholly owned subsidiary of Vaxcel. As a result of the Merger, the former shareholders of Zynaxis will own approximately 12.5% of the issued and outstanding shares of Vaxcel Common Stock, and CytRx will own approximately 87.5% of such shares assuming no exercise of any options or warrants to purchase Vaxcel Common Stock.

     At the Effective Time, (i) each share of Zynaxis Common Stock issued and outstanding immediately prior to the Effective Time (excluding shares held by any Zynaxis company or any Vaxcel company, and excluding shares held by shareholders who perfect their statutory dissenters' rights under Subchapter 15D of the PBCL or statutory objection rights under Subchapter 25E of the PBCL) will be exchanged for the right to receive a number of shares of Vaxcel Common Stock equal to the Exchange Ratio (as defined in the Agreement), estimated to be approximately .0948, with cash being paid in lieu of issuing fractional shares, and (ii) each share of Zynaxis Preferred Stock issued and outstanding immediately prior to the Effective Time (excluding shares held by any Zynaxis company or any Vaxcel company, and excluding shares held by shareholders who perfect their statutory dissenters' rights under Subchapter 15D of the PBCL or statutory objection rights under Subchapter 25E of the PBCL) will be exchanged for the right to receive a number of shares of Vaxcel Common Stock equal to two times the Exchange Ratio, with cash being paid in lieu of issuing fractional shares. See "Description of Transaction -- General."

     In addition, at the Effective Time, upon consummation of the Merger, CytRx will contribute to Vaxcel the Senior Credit Facility and a cash payment (the "Cash Payment") in an amount equal to the difference, as of the Closing, between $4,000,000 and the sum of: (i) the aggregate principal and interest balance outstanding under the Senior Credit Facility; and (ii) (a) the Per Share Price, estimated to be approximately $.2757, multiplied by (b) the number of votes entitled to be cast by the holders of Zynaxis Capital Stock, if any, who elect to exercise their statutory dissenters' rights under Subchapter 15D of the PBCL or their statutory objection rights under Subchapter 25E of the PBCL in excess of three percent of the votes that could be cast by all holders of Zynaxis Capital Stock voting together as a class. See "Description of Transactions -- General."

     Subject to the terms and conditions of the Agreement, upon consummation of the Merger, in exchange for the contribution of the Senior Credit Facility and the Cash Payment, Vaxcel will deliver to CytRx: (i) the CytRx Warrant to purchase, additional shares of Vaxcel Common Stock at an exercise price equal to one-half of the Per Share Price multiplied by the Exchange Ratio which may be exercised if, and only if, CytRx reasonably determines that Vaxcel's total assets and capital and surplus are insufficient to satisfy the total assets and capital and surplus requirements for inclusion of the Vaxcel Common Stock in the Nasdaq SmallCap Market; (ii) 1,374,996 shares of Vaxcel Common Stock; and (iii) a number of shares of Vaxcel Common Stock equal to the product of the Exchange Ratio, times the number of votes entitled to be cast by the holders of shares of Zynaxis Capital Stock, if any, who elect to exercise their statutory dissenters' rights under Subchapter 15D of the PBCL or their statutory objection rights under Subchapter 25E of the PBCL. See "Description of Transaction -- General."

     Transaction Documents.  Simultaneously with the execution of the Agreement:
(i) Zynaxis and CytRx entered into the Senior Credit Facility; (ii) Zynaxis and CytRx entered into the Liquidation Agreement, which provides for CytRx to serve as Zynaxis' agent and assist Zynaxis in conducting the Asset Sales prior to the Merger; (iii) Zynaxis, CytRx, Vaxcel, and the holders of all of the outstanding shares of Zynaxis Preferred Stock, who also hold certain Zynaxis Warrants, entered into the Preferred Stock and Warrant Agreement, conditioned upon the consummation of the Merger, making certain agreements with respect to their rights, and converting the Zynaxis Warrants, upon consummation of the Merger, into Vaxcel Warrants; (iv) Zynaxis, CytRx, and Vaxcel entered into the Note Exchange Agreement with Euclid Partners III, L.P. ("Euclid") and S.R. One, Ltd., who hold Zynaxis Notes, conditioned upon the consummation of the Merger, converting the Zynaxis Notes, upon consummation of the Merger, into the right to receive shares of Vaxcel Common Stock; (v) CytRx and certain holders of Zynaxis Capital Stock entered into the Shareholder Voting Agreements pursuant to which each of the Shareholders granted CytRx an irrevocable proxy to vote the shares of Zynaxis Capital Stock held by such shareholders in favor of the Agreement and the Merger contemplated thereby, the Asset Sales, and the Charter Amendment, and
(vi) Vaxcel and Zynaxis entered into the Technology Development Agreement concerning the development, by Vaxcel, of certain technologies owned by or licensed to Zynaxis. Each of the Senior Credit Facility, the Liquidation Agreement, the Preferred Stock and Warrant Agreement, the Note Exchange Agreement, the Shareholder Voting Agreements, and the Technology Development Agreement are incorporated into the Agreement as exhibits thereto. See "Description of Transaction -- The Transaction Documents."

     Senior Credit Facility. In order to provide necessary funding for the operations of Zynaxis pending the Merger, Zynaxis and CytRx entered into a secured loan agreement (the "Secured Loan Agreement"), pursuant to which CytRx agreed to lend up to $2,000,000 (the "Loan") to Zynaxis. Repayment of the Loan is evidenced by a Senior Secured Note (the "Senior Secured Note") and secured by a security interest in all of the assets of Zynaxis and its subsidiaries and guaranteed by Zynaxis Vaccine Technologies, Inc., a wholly-owned subsidiary of Zynaxis, pursuant to various agreements (the "Security Agreements"). The Secured Loan Agreement, the Senior Secured Note and the Security Agreements are collectively referred to as the "Senior Credit Facility." If the Merger is not consummated before May 1, 1997, Zynaxis may not be able to repay the outstanding balance due under the Senior Credit Facility. If Zynaxis defaults under the Senior Credit Facility, CytRx may exercise its rights as a secured creditor with respect to certain assets of Zynaxis, including, but not limited to, foreclosing on Zynaxis' rights in its vaccine delivery technologies. See "Description of Transaction -- Transaction Documents -- The Senior Credit Facility."

     Shareholder Voting Agreements. CytRx entered into the Shareholder Voting Agreements with certain of the shareholders of Zynaxis who, as of December 6, 1996, collectively held approximately 13.2% of the issued and outstanding shares of Zynaxis Common Stock and approximately 25.1% of the issue and outstanding shares of Zynaxis Preferred Stock and who, as of the Record Date, collectively
held        % of the issued and outstanding shares of Zynaxis Common Stock and
       % of the issued and outstanding shares of Zynaxis Preferred Stock. Pursuant to the Shareholder Voting Agreements, each of the shareholders agreed that: (i) at any meeting of shareholders of Zynaxis called to vote upon any of the matters contemplated by the Agreement (including, without limitation, the Asset Sales and the Charter Amendment) or at any adjournment thereof or in any other circumstances upon which a vote, consent or other approval with respect to any of the matters contemplated by the Agreement is sought (each a "Shareholders' Meeting"), the shareholder will vote (or cause to be voted) the holder's shares, to the extent then held, in favor of each of the matters contemplated by the Agreement; and (ii) at any meeting of shareholders of Zynaxis or at any adjournment thereof or in any other circumstances upon which their vote, consent or other approval is sought, the holder will vote (or cause to be voted) such shareholder's shares, to the extent then held, against (a) any merger, consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by Zynaxis (other than the transactions contemplated by the Agreement), or (b) any amendment of Zynaxis' Articles of Incorporation or Bylaws or other proposal or transaction involving Zynaxis or any of its subsidiaries, which amendment or other proposal or transaction would in any manner impede, frustrate, prevent or nullify any of the transactions contemplated by the Agreement (each of the foregoing in clause (a) or (b) above, a "Competing Transaction"). In addition, pursuant to the Shareholder Voting Agreements, each shareholder irrevocably granted to, and appointed, CytRx, Jack J. Luchese, Chairman of the Board, President and Chief Executive Officer of CytRx, and Mark
W. Reynolds, Chief Financial Officer of CytRx, in their respective capacities as officers of CytRx, and any individual who should succeed to any such office of CytRx, and each of them individually, the shareholder's proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of the shareholder, to vote the shareholder's shares, or grant a consent or approval in respect of such shares (i) in favor of each of the matters contemplated by the Agreement, and (ii) against any Competing Transaction. For a more detailed discussion of the Shareholder Voting Agreements, see "Description of the Transaction -- The Transaction Documents -- Shareholder Voting Agreements."

     Effect of the Merger on Stock Options, Warrants, and Promissory Notes. The Agreement contemplates that at the Effective Time, each option or other equity right to purchase shares of Zynaxis Common Stock pursuant to stock options or stock appreciation rights ("Zynaxis Options") granted by Zynaxis under the Zynaxis Stock Plan, as defined in the Agreement, which are outstanding at the Effective Time, whether or not exercisable, will be converted into and become rights with respect to Vaxcel Common Stock, and Vaxcel will assume each Zynaxis Option, in accordance with the terms of the Zynaxis Stock Plan, and stock option agreement by which it is evidenced, subject to certain terms as further described herein. See "Description of the Transaction -- Effect of the Merger on Stock Options, Warrants, and Promissory Notes."

     The Agreement also contemplates that at the Effective Time, each Zynaxis Warrant which is outstanding at the Effective Time and is held by a party to the Preferred Stock and Warrant Agreement will be exchanged for a Vaxcel Warrant, in accordance with the terms of the Preferred Stock and Warrant Agreement. Specifically, pursuant to the Preferred Stock and Warrant Agreement, each of the holders of Zynaxis Preferred Stock agreed that upon consummation of the Merger, each Zynaxis Warrant held by the holders of Zynaxis Preferred Stock will be exchanged for a warrant to purchase the number of shares of Vaxcel Common Stock equal to: (i) the number of shares of Zynaxis Common Stock that the Zynaxis Warrants held by such securityholder are exercisable to purchase at that time multiplied by (ii) the Exchange Ratio. See "Description of the Transaction -- Effect of the Merger on Stock Options, Warrants, and Promissory Notes."

     Additionally, each warrant to purchase Zynaxis Common Stock which is outstanding at the Effective Time and is not being exchanged for a Vaxcel Warrant in accordance with the Agreement and pursuant to the Preferred Stock and Warrant Agreement (a "Zynaxis Non-Financing Warrant") will be converted into and become a Vaxcel Non-Financing Warrant, at the Effective Time, and Vaxcel will assume each such Zynaxis Non-Financing Warrant, in accordance with the terms of the warrant agreement by which it is evidenced, except that from and after the Effective Time, (i) each Zynaxis Non-Financing Warrant assumed by Vaxcel may be exercised solely for shares of Vaxcel Common Stock, (ii) the number of shares of Vaxcel Common Stock subject to such Zynaxis Non-Financing Warrant will be equal to the number of shares of Zynaxis Common Stock subject to such Zynaxis Non-Financing Warrant immediately prior to the Effective Time multiplied by the Exchange Ratio, and (iii) the per share exercise price under each such Zynaxis Non-Financing Warrant will be adjusted by dividing the per share exercise price under each such Zynaxis Non-Financing Warrant by the Exchange Ratio and rounding up to the nearest cent. See "Description of the Transaction -- Effect of the Merger on Stock Options, Warrants, and Promissory Notes."

     Each Zynaxis Note on which Zynaxis is the obligor and which is held by a party to the Note Exchange Agreement, will be exchanged for shares of Vaxcel Common Stock in accordance with the terms of the Note Exchange Agreement. Zynaxis, CytRx, and Vaxcel entered into the Note Exchange Agreement with Euclid and S.R. One, Ltd. (together with Euclid, the "Noteholders") simultaneously with the execution of the Agreement. The Noteholders hold certain Zynaxis Notes, on which Zynaxis is the obligor. The Note Exchange Agreement provides that upon consummation of the Merger, each Zynaxis Note issued by Zynaxis and held by a Noteholder will be exchanged for the number of shares of Vaxcel Common Stock equal to the Exchange Ratio multiplied by the quotient (rounded down to the nearest whole share) obtained by dividing the unpaid principal amount of such Zynaxis Note, together with unpaid interest thereon accrued through September 30, 1996, by the Per Share Price. See "Description of Transaction -- The Transaction Documents -- Note Exchange Agreement" and
" -- Effect of the Merger on Stock Options, Warrants, and Promissory Notes."

     Reasons for the Merger; Recommendations of the Board of Directors of Zynaxis. The Zynaxis Board believes that the Agreement and the Merger, the Asset Sales and the Charter Amendment are in the best interests of Zynaxis and its shareholders. THE ZYNAXIS DIRECTORS UNANIMOUSLY RECOMMEND THAT ZYNAXIS SHAREHOLDERS VOTE FOR APPROVAL OF THE AGREEMENT AND THE MERGER CONTEMPLATED THEREBY, THE ASSET SALES AND THE CHARTER AMENDMENT.

     THE ZYNAXIS BOARD BELIEVES THAT, IF THE MERGER IS NOT CONSUMMATED, IT IS HIGHLY PROBABLE THAT ZYNAXIS WILL CEASE TO EXIST AS A GOING CONCERN. The Zynaxis Board believes that, if the Merger is not consummated, Zynaxis may not have cash sufficient to fund its ongoing operations or to repay the funds that will have been borrowed under the Senior Credit Facility. If Zynaxis defaults under the Senior Credit Facility, CytRx may exercise its rights as a secured creditor with respect to certain assets of Zynaxis, including, but not limited to, foreclosing on Zynaxis' rights in its vaccine delivery technologies. In addition, although Zynaxis contacted a number of interested merger partners and began negotiations with several of them, Vaxcel was the only one willing to enter into a transaction on terms acceptable to the Zynaxis Board. The terms of the Agreement and the Transaction Documents provide Zynaxis with short-term financing that allows Zynaxis to continue its operations until the Merger can be consummated, and provides the Zynaxis shareholders with the opportunity to participate in the equity growth that may result from the development and commercialization of the Zynaxis vaccine delivery technologies. See "Description of Transaction -- Background of and Reasons for the Merger."

     In unanimously approving the Agreement and the Merger contemplated thereby, the Asset Sales and the Charter Amendment, Zynaxis' directors considered, among other things, Zynaxis' financial condition, the financial terms and the income tax consequences of the Merger, legal advice concerning the proposed Merger, and in general the fairness of the terms of the Merger to Zynaxis shareholders. See "Description of Transaction -- Background of and Reasons for the Merger."

     Exchange Ratio. Assuming no changes in the capitalization of either Vaxcel or Zynaxis, the Exchange Ratio is estimated to be approximately .0948. For a detailed description of the Exchange Ratio calculation, see "Description of Transaction -- Exchange Ratio."

     Per Share Price. Assuming no changes in the capitalization of either Vaxcel or Zynaxis, the Per Share Price is estimated to be approximately $.2757. For a detailed description of the Per Share Price calculation, see "Description of Transaction -- Per Share Price."

     Effective Time. Subject to the conditions to the obligations of the parties to effect the Merger, the Effective Time of the Merger and other transactions contemplated by the Agreement will occur upon the last to occur of:
(i) the filing of the Articles of Merger in the Department of State of the Commonwealth of Pennsylvania; and (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Georgia (the "Effective Time"). Unless otherwise agreed upon by Vaxcel and Zynaxis, and subject to the conditions to the obligations of the parties to effect the Merger, the parties will use their reasonable efforts to cause the Effective Time to occur as soon as practical following the last to occur of: (i) the effective date (including the expiration of any applicable waiting period) of the last consent of any regulatory authority required for the Merger; and (ii) the date on which the shareholders of Zynaxis approve the matters relating to this Agreement required to be approved by such shareholders by applicable law. See "Description of Transaction -- Effective Time of the Merger," "-- Conditions to Consummation of the Merger," and "-- Waiver, Amendment, and Termination."

     NO ASSURANCE CAN BE PROVIDED THAT THE NECESSARY SHAREHOLDER APPROVALS CAN BE OBTAINED OR THAT THE OTHER CONDITIONS PRECEDENT TO THE MERGER CAN OR WILL BE SATISFIED. ZYNAXIS AND VAXCEL ANTICIPATE THAT ALL CONDITIONS TO THE CONSUMMATION OF THE MERGER WILL BE SATISFIED SO THAT THE MERGER CAN BE CONSUMMATED DURING THE FIRST QUARTER OF 1997. HOWEVER, DELAYS IN THE CONSUMMATION OF THE MERGER COULD OCCUR.

     Exchange of Stock Certificates, Warrants and Promissory Notes. Promptly after the Effective Time, Vaxcel will cause American Stock Transfer and Trust Company, acting in its capacity as exchange agent for Vaxcel (the "Exchange Agent"), to mail to each holder of record of a certificate or certificates (collectively, the "Certificates") which, immediately prior to the Effective Time, represented outstanding shares of Zynaxis Capital Stock, a letter of transmittal and instructions for use in effecting the surrender and cancellation of the Certificates in exchange for certificates representing shares of Vaxcel Common Stock. Cash will be paid to the holders of Zynaxis Capital Stock in lieu of the issuance of any fractional shares of Vaxcel Common Stock. In no event will the holder of any surrendered Certificate(s) be entitled to receive interest on any cash to be issued to such holder, and in no event will Zynaxis, Vaxcel, or the Exchange Agent be liable to any holder of Zynaxis Capital Stock for any Vaxcel Common Stock or dividends thereon or cash delivered in good faith to a public official pursuant to any applicable abandoned property, escheat, or similar law. See "Description of Transaction -- General" and "-- Distribution of Vaxcel Stock Certificates and Warrants."

     Pursuant to the Preferred Stock and Warrant Agreement, at the Closing, each holder of a Zynaxis Warrant who is a party to the Preferred Stock and Warrant Agreement will surrender the Zynaxis Warrant and Vaxcel will deliver to each such holder in exchange a Vaxcel Warrant. At the Closing, each holder of a Zynaxis Non-Financing Warrant will surrender such warrant and Vaxcel will deliver to each such holder in exchange a Vaxcel Non-Financing Warrant. At the Closing, each holder of a Zynaxis Note will deliver to Zynaxis the Zynaxis Note, marked "Paid in Full," and Vaxcel will deliver to each such holder in exchange a certificate representing all the Note Shares to be issued in exchange for such Zynaxis Note. See "Description of Transaction -- Distribution of Vaxcel Stock Certificates and Warrants."

     Conditions to Consummation. Consummation of the Merger is subject to various conditions, including receipt of the required approvals of Zynaxis shareholders, receipt of an opinion of counsel as to the tax-free nature of certain aspects of the Merger and certain other conditions. See "Description of Transaction -- Conditions to Consummation of the Merger."

     Waiver, Amendment, and Termination. The Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time (i) by the mutual consent of the Boards of Directors of Zynaxis and CytRx; and (ii) by the Boards of Directors of either Zynaxis or CytRx (a) in the event of any material breach of any representation or warranty of the other party contained in the Agreement which cannot be or has not been cured within 30 days after giving written notice to the breaching party of such inaccuracy and which breach is reasonably likely, in the opinion of the non-breaching party, to have, individually or in the aggregate, a Material Adverse Effect, as defined in the Agreement, on the breaching party (provided that the terminating party is not then in material breach of any representation warranty, covenant, or other agreement contained in the Agreement), (b) in the event of a material breach by the other party of any covenant or agreement contained in the Agreement which cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach (provided that the terminating party is not then in material breach of any representation, warranty, covenant, or other agreement contained in the Agreement), (c) in the event (1) any consent of any regulatory authority required for consummation of the Merger and the other transactions contemplated hereby shall have been denied by final nonappealable action of such authority or if any action taken by such authority is not appealed within the time limit for appeal, or (2) the shareholders of Zynaxis fail to vote their approval of the matters relating to the Agreement and the transactions contemplated thereby at the Special Meeting where such matters were presented to such shareholders for approval and voted upon (provided that the terminating party is not then in material breach of any representation, warranty, covenant, or other agreement contained in the Agreement), (d) if the Merger is not consummated by March 31, 1997, provided that the failure to consummate is not due to the breach by the party electing to terminate, or (e) if any of the conditions precedent to the obligations of such party to consummate the Merger have not been satisfied, fulfilled, or waived by the appropriate party by March 31, 1997 (provided that the terminating party is not then in material breach of any representation, warranty or covenant or other agreement contained in the Agreement). To the extent permitted by law, the Agreement may be amended upon the written agreement of the parties to the Agreement without the approval of shareholders; provided, however, that after the Special Meeting, no amendment may reduce or modify in any material respect the consideration to be received by holders of Zynaxis Capital Stock without the requisite approval of the holders of the issued and outstanding shares of Zynaxis Capital Stock entitled to vote thereon. In addition, prior to or at the Effective Time, either Zynaxis or Vaxcel, or both, acting through their respective Boards of Directors or chief executive officers or other authorized officers may waive any default in the performance of any term of the Agreement by the other party, may waive or extend the time for the compliance or fulfillment by the other party of any and all of its obligations under the Agreement, and may waive any of the conditions precedent to the obligations of such party under the Agreement, except any condition that, if not satisfied, would result in the violation of any applicable law or governmental regulation. No such waiver will be effective unless written and unless executed by a duly authorized officer of Zynaxis or Vaxcel, as the case may be. See "Description of Transaction -- Waiver, Amendment, and Termination."

     Dissenters' Rights. Pursuant to Subchapter 15D of the PBCL, the holders of Zynaxis Capital Stock have dissenters' rights with respect to the Merger and the Asset Sales. Any Zynaxis shareholder who does not vote in favor of the proposal to approve the Agreement and the Merger contemplated thereby, or the Asset Sales and who complies with certain requirements of the applicable provisions of the PBCL may have the right to an appraisal and payment for such person's shares of Zynaxis Capital Stock.

     TO PERFECT DISSENTERS' RIGHTS OF APPRAISAL, A HOLDER OF ZYNAXIS CAPITAL STOCK MUST STRICTLY COMPLY WITH THE APPLICABLE STATUTORY PROVISIONS THEREOF, A COPY OF WHICH IS ATTACHED TO THIS PROXY STATEMENT AS APPENDIX D. ANY HOLDER OF ZYNAXIS CAPITAL STOCK WHO RETURNS A SIGNED PROXY BUT WHO FAILS TO PROVIDE VOTING INSTRUCTIONS WITH RESPECT TO THE PROPOSALS TO APPROVE THE AGREEMENT AND THE MERGER CONTEMPLATED THEREBY, AND THE ASSET SALES WILL BE DEEMED TO HAVE VOTED IN FAVOR OF SUCH PROPOSAL AND WILL NOT BE ENTITLED TO ASSERT DISSENTERS' RIGHTS OF APPRAISAL. See "Description of Transaction -- Dissenters' Rights."

     Objection Rights Under Subchapter 25E of the PBCL. If the Charter Amendment is not approved by the holders of Zynaxis Capital Stock and Vaxcel elects to proceed with the Merger, each of the holders of Zynaxis Capital Stock, pursuant to Subchapter 25E of the PBCL, who objects to the Merger and complies with certain procedural requirements will be entitled to receive cash for each of such shareholder's shares of Zynaxis Capital Stock in an amount equal to the "fair value" of each share of Zynaxis Capital Stock as of the date of consummation of the Merger.

     TO BE ENTITLED TO THE RIGHTS AND REMEDIES UNDER SUBCHAPTER 25E, A HOLDER OF ZYNAXIS CAPITAL STOCK MUST STRICTLY COMPLY WITH THE APPLICABLE STATUTORY PROVISIONS THEREOF, A COPY OF WHICH IS ATTACHED TO THIS PROXY STATEMENT AS APPENDIX E. See "Description of Transaction -- Objection Rights Under Subchapter 25E of the PBCL."

     Interests of Certain Persons in the Merger. Certain members of Zynaxis' management and the Zynaxis Board have interests in the Merger in addition to their interests as shareholders of Zynaxis generally. See "Description of Transaction -- Interests of Certain Persons in the Merger."

     Certain Federal Income Tax Consequences of the Merger. It is the intention of the parties to the Agreement that the transactions contemplated by the Agreement shall qualify for federal income tax purposes for treatment under
Section 351 of the Internal Revenue Code of 1986, as amended (the "Code"). Consummation of the Merger is conditioned upon receipt by each party of a written opinion from Alston & Bird to the effect that for federal income tax purposes the contributions solely in exchange for Vaxcel Common Stock will constitute a tax-free exchange under Section 351 of the Code. TAX CONSEQUENCES OF THE MERGER FOR INDIVIDUAL TAXPAYERS CAN VARY, HOWEVER, AND ALL ZYNAXIS SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS TO DETERMINE THE EFFECT OF THE MERGER ON THEM UNDER FEDERAL, STATE, LOCAL AND FOREIGN TAX LAWS. NO OPINION IS EXPRESSED AS TO THE TAXATION OF THE EXCHANGE BY HOLDERS OF WARRANTS FOR ZYNAXIS COMMON STOCK FOR WARRANTS FOR VAXCEL COMMON STOCK. For a further discussion of the federal income tax consequences of the Merger, See "Description of Transaction -- Certain Federal Income Tax Consequences."

     Accounting Treatment. It is intended that the Merger will be accounted for as a purchase by Vaxcel of Zynaxis for accounting and financial reporting purposes. See "Description of Transaction -- Accounting Treatment."

     Certain Differences in Shareholders' Rights. At the Effective Time, Zynaxis shareholders, whose rights are governed by Zynaxis' Articles of Incorporation and Bylaws and by the PBCL, will automatically become Vaxcel shareholders, and their rights as Vaxcel shareholders will be determined by Vaxcel's Amended and

Restated Certificate of Incorporation ("Certificate of Incorporation") and Bylaws and by the Delaware General Corporation Law ("DGCL"). See "Effect of the Merger on Rights of Shareholders."

     The rights of Vaxcel shareholders differ from the rights of Zynaxis shareholders in certain important respects, some of which constitute additional anti-takeover provisions provided for in Vaxcel's governing documents. See "Effect of the Merger on Rights of Shareholders."

     Conduct of Business Pending the Merger. Each party has agreed in the Agreement to, among other things, operate its business only in the ordinary course, except for the Asset Sales, and to take no action that would adversely affect its ability to perform its covenants and agreements under the Agreement. In addition, Zynaxis has agreed not to take certain actions relating to the operation of Zynaxis pending consummation of the Merger without the prior written consent of Vaxcel, except as otherwise permitted by the Agreement, including, among other things: (i) incurring any additional debt obligation or other obligation for borrowed money, except in the ordinary course of business consistent with past practices; (ii) paying any dividends, exchanging any shares of its capital stock, or, subject to certain exceptions, issuing any additional shares of its capital stock or giving any person the right to acquire any such shares; (iii) acquiring control over any other entity; (iv) subject to certain exceptions, granting any increase in compensation or benefits, or paying any bonus, to any of its officers or employees; or (v) subject to certain exceptions, modifying or adopting any employee benefit plans, including any employment contract. See "Description of Transaction -- Conduct of Business Pending the Merger."

     Risk Factors. Holders of Zynaxis Capital Stock should take into account the specific considerations set forth under "Risk Factors" as well as the other information set forth in this Proxy Statement. In particular, shareholders of Zynaxis should take into account the following risk factors: (i) no assurance of successful development and commercialization of products; (ii) control of Vaxcel by CytRx; (iii) limited operating history of Vaxcel and lack of profitability;
(iv) need for more capital in the future and accompanying dilution; (v) dependence on collaborations and other commercial arrangements; (vi) uncertainty regarding the sale of certain assets; (vii) market acceptance of major products;
(viii) competition; (ix) lack of manufacturing capabilities; (x) product liability risks; (xi) uncertainty of patent protection and proprietary technology; (xii) unfavorable licensing terms for certain technologies; (xiii) impact of government regulation and no assurance of Food and Drug Administration approvals; (xiv) health care reform initiatives and no assurance of adequate reimbursement; (xv) lack of marketing experience; (xvi) need to recruit personnel; (xvii) lack of a prior market for Vaxcel Common Stock and the volatility of market prices for securities of similar companies; (xviii) uncertainty of being able to list shares on the Nasdaq SmallCap Market and (xix) certain anti-takeover protections.

     FOR A MORE DETAILED DISCUSSION OF THESE AND OTHER RISK FACTORS IN CONNECTION WITH THE MERGER, SEE "RISK FACTORS."

PROPOSED ASSET SALES

     At the Special Meeting, the shareholders of Zynaxis will also be asked to consider and vote upon the approval of Asset Sales on terms and conditions to be determined by the Zynaxis Board of Directors. Pursuant to the Liquidation Agreement and subject to shareholder approval, CytRx will serve as Zynaxis' agent and assist Zynaxis in conducting the Asset Sales prior to the Merger. All sales of material assets will be contingent on shareholder approval of the Asset Sales. The approval of the Asset Sales by the shareholders of Zynaxis is a condition to consummation of the Merger. See "Description of Transaction -- The Transaction Documents" and "Proposed Asset Sales."

PROPOSED CHARTER AMENDMENT

     At the Special Meeting, the shareholders of Zynaxis will be asked to consider and vote upon the approval of the Charter Amendment to the Articles of Incorporation of Zynaxis to make Subchapter 25E of the PBCL inapplicable to Zynaxis. Subchapter 25E (relating to control transactions) provides that if any person or group acquires 20% or more of the voting power of a covered corporation, the remaining shareholders may demand from such person or group the fair value of their shares, including a proportionate amount of any control premium. Pursuant to Section 2541(a)(4) of the PBCL, the articles of incorporation of a Pennsylvania corporation can explicitly provide that Subchapter 25E is not applicable by an amendment adopted by the shareholders of such corporation prior to a control transaction. The adoption of the Charter Amendment amending the Articles of Incorporation and making Subchapter 25E inapplicable to the Merger is a condition to consummation of the Merger. See "Description of the Transaction -- Objection Rights Under Subchapter 25E of the PBCL."

COMPARATIVE MARKET PRICES OF COMMON STOCK

     There is no public trading market for Vaxcel Common Stock. Zynaxis Common Stock was, until December 24, 1996, traded in the over-the-counter market and quoted on the Nasdaq SmallCap Market under the symbol "ZNXS." Currently, Zynaxis Common Stock is not traded in any established market. The following table sets forth, as of the indicated dates, the last sale price of Zynaxis Common Stock as reported by the Nasdaq SmallCap Market or as known by management of Zynaxis. Because there is no public trading market for Vaxcel Common Stock, no equivalent per share price of Zynaxis Common Stock based on the Exchange Ratio can be
calculated. The indicated dates of December 5, 1996 and February   , 1997
represent, respectively, the last trading day immediately preceding public announcement of the proposed acquisition of Zynaxis by Vaxcel and the latest practicable date prior to the mailing of this Proxy Statement. For more information, see "Comparative Market Prices and Dividends."

  MARKET PRICE             ZYNAXIS
  PER SHARE AT:          COMMON STOCK
-----------------        ------------
December 5, 1996           $ 0.1875
February  , 1997           $

COMPARATIVE PER SHARE DATA

     The following table sets forth certain unaudited selected financial information on a pro forma and pro forma equivalent basis per common share. The information presented in this table should be read in conjunction with the separate historical financial statements and the interim unaudited condensed financial statements of Vaxcel and Zynaxis and the notes thereto and in conjunction with the unaudited pro forma condensed combined financial information included elsewhere herein.

     The pro forma combined net loss per share assumes that the Merger was effective as of the first day of each period reported. The pro forma combined book value per share assumes that the Merger was effective as of the date reported. The number of common shares outstanding used to calculate pro forma combined net loss per share and pro forma combined book value per share is based on the presumption that there would be 11,000,000 shares of Vaxcel Common Stock outstanding upon each of the pro forma effective dates of the Merger. The pro forma equivalent data for Zynaxis was computed by multiplying the pro forma combined net loss per share or the pro forma combined book value per share by the Exchange Ratio. No cash dividends have been declared or paid by Vaxcel or Zynaxis during the periods reported. For more information, see "Pro Forma Financial Information."

                                                          HISTORICAL         ZYNAXIS
                                                       -----------------    PRO FORMA    PRO FORMA
                                                       VAXCEL    ZYNAXIS    EQUIVALENT   COMBINED
                                                       ------    -------    ---------    ---------
    Net loss per share:
         Nine months ended September 30, 1996.......   $(0.10)   $ (0.20)     $(.02)      $ (0.24)
         Year ended December 31, 1995...............    (0.17)     (1.57)      (.10)        (1.03)
    Book value per share:
         September 30, 1996.........................     0.01       0.10        .06          0.68
         December 31, 1995..........................     0.07       0.25        .07          0.72

                  SELECTED HISTORICAL FINANCIAL DATA OF VAXCEL

     The selected financial data as of December 31, 1995, and for each of the two years in the period ended December 31, 1995, and for the period from inception (at January 6, 1993) through December 31, 1993, is derived from the financial statements of Vaxcel, which are included herein. Such financial statements have been audited by Ernst & Young LLP, independent auditors of Vaxcel. The selected statement of operations data for the nine months ended September 30, 1995 and 1996 and the selected balance sheet data as of September 30, 1996, have been derived from unaudited financial statements of Vaxcel, that, in the opinion of management, include all adjustments (consisting only of normal recurring adjustments) necessary for fair presentation of such data at such dates and for such periods in accordance with generally accepted accounting principles. The selected financial data for the nine months ended September 30, 1996 are not necessarily indicative of the results to be expected for the full year. The following selected financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations of Vaxcel" and the financial statements of Vaxcel and notes thereto included in this Proxy Statement.

                                                                                                               PERIOD FROM
                                                                                                                INCEPTION
                                                                                                               (JANUARY 6,
                                                      FOR THE                           FOR THE                   1993)
                                                 NINE MONTHS ENDED                    YEARS ENDED                THROUGH
                                                   SEPTEMBER 30,                      DECEMBER 31,             DECEMBER 31,
                                           ------------------------------    ------------------------------    ------------
                                               1996             1995             1995             1994             1993
                                           -------------    -------------    -------------    -------------    ------------
Statement of Operations Data:
    Revenues............................     $  80,635        $    25,000     $    121,709     $    500,814    $    506,317
Operating Expenses:
    Cost of sales.......................            --                 --               --           72,636          74,066
    Research and development............       540,744            559,965          894,754          570,548         791,996
    Marketing, general and
      administrative....................       316,663            364,794          534,542          845,901       1,027,803
    Write-off of patent costs...........            --            128,216          128,216               --              --
                                           -------------    -------------    -------------    -------------    ------------
                                               857,407          1,052,975        1,557,512        1,489,085       1,893,865
Other Income (Expense):
    Interest income (expense), net......         6,459             47,930           56,998         (111,572)        (55,635)
    Sale of animal adjuvant rights......            --                 --               --          500,000              --
                                           -------------    -------------    -------------    -------------    ------------
                                                 6,459             47,930           56,998          388,428         (55,635)
Net loss................................     $(770,313)       $  (980,045)    $ (1,378,805)    $   (599,843)   $ (1,443,183)
                                           -------------    -------------    -------------    -------------    ------------
Net loss per common share...............     $    (.10)       $      (.12)    $       (.17)    $       (.09)   $       (.24)
                                           ============        ==========     ============     ============    ============
Shares used in computing net loss per
  common share..........................     8,058,029          8,000,000        8,000,000        6,826,027       6,000,000

                                               AS OF                                             AS OF
                                           SEPTEMBER 30,                                      DECEMBER 31,
                                           -------------                     ----------------------------------------------
                                               1996                              1995             1994             1993
                                           -------------                     -------------    -------------    ------------
Balance Sheet Data:
    Cash and cash equivalents...........     $  18,832                        $    515,522     $    527,948    $     40,423
    Working capital.....................       (29,894)                            402,861          521,913         (45,117)
    Total assets........................       168,945                             701,868        1,043,575         825,900
    Stockholder's equity................       113,856                             584,169          962,974      (1,437,183)

                 SELECTED HISTORICAL FINANCIAL DATA OF ZYNAXIS

     The selected consolidated financial data as of December 31, 1994 and December 31, 1995, and for each of the three years in the period ended December 31, 1995, is derived from the consolidated financial statements of Zynaxis, which are incorporated by reference in Zynaxis' Form 10-K/A-1 for the year ended December 31, 1995. Such financial statements have been audited by Arthur Andersen LLP, independent public accountants, whose report on the financial statements includes an explanatory paragraph concerning Zynaxis' ability to continue as a going concern. The selected consolidated financial data as of December 31, 1991, December 31, 1992 and December 31, 1993, and for the years ended December 31, 1991 and 1992, is derived from the audited financial statements of Zynaxis, not included or incorporated by reference herein. The selected consolidated statement of operations data for the nine months ended September 30, 1995 and 1996 and the selected consolidated balance sheet data as of September 30, 1996, have been derived from unaudited consolidated financial statements of Zynaxis, which are incorporated by reference in Zynaxis' Form 10-Q for the quarterly period ended September 30, 1996, that, in the opinion of management, include all adjustments (consisting only of normal recurring adjustments) necessary for fair presentation of such data at such dates and for such periods in accordance with generally accepted accounting principles. The selected consolidated financial data for the nine months ended September 30, 1996 are not necessarily indicative of the results to be expected for the full year. The following selected consolidated financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements of Zynaxis and notes thereto incorporated by reference in this Proxy Statement. For more information, see "Selected Historical Financial Data of Zynaxis."

                               FOR THE                                                 FOR THE
                          NINE MONTHS ENDED                                          YEAR ENDED
                            SEPTEMBER 30,                                           DECEMBER 31,
                    -----------------------------   -----------------------------------------------------------------------------
                        1996            1995            1995            1994            1993            1992            1991
                    -------------   -------------   -------------   -------------   -------------   -------------   -------------
Statement of
  Operations Data:
  Revenues.........  $ 1,689,205     $    305,816   $     761,792   $   1,163,955    $  1,573,550    $  1,166,658   $     199,172
Operating Expenses:
  Cost of sales....           --           40,261          40,262         273,088              --              --              --
  Research and
    development....    2,781,827        4,192,422       5,168,912       6,344,221       7,042,790       4,341,691       3,030,627
  Marketing,
    general and
  administrative...    1,333,356        1,547,162       2,239,921       3,397,948       2,875,112       1,263,317         583,326
  Charge for
    acquired
    research and
    development....           --        3,647,321       5,165,793              --              --              --              --
  Restructuring
    charge.........           --          347,436         347,436              --              --              --              --
  Provision for
    asset
    impairment.....           --               --              --       1,466,360              --              --              --
                    -------------   -------------   -------------   -------------   -------------   -------------   -------------
                       4,115,183        9,774,602      12,962,324      11,481,617       9,917,902       5,605,008       3,613,953
Other Income
  (Expense):
  Interest income
    (expense),
    net............       10,956           38,104          44,023         106,259         574,261       1,023,676         (65,575)
  Other income
    (expense)......      420,346           91,134         162,232              --              --              --              --
  Net gain on sale
    of diagnostics
    technologies
    and assets.....           --        1,595,616       1,616,840              --              --              --              --
                    -------------   -------------   -------------   -------------   -------------   -------------   -------------
                         431,302        1,724,854       1,823,095         106,259         574,261       1,023,676         (65,575)
Net loss...........  $(1,994,676)    $ (7,743,932)  $ (10,377,437)  $ (10,211,403)   $ (7,770,091)   $ (3,414,674)  $  (3,480,356)
                    -------------   -------------   -------------   -------------   -------------   -------------   -------------
Net loss per common
  share............  $     (0.20)    $      (1.29)  $       (1.57)  $       (1.95)   $      (1.49)   $      (0.71)  $       (1.69)
                     ===========       ==========     ===========     ===========      ==========      ==========     ===========
Shares used in
  computing net
  loss per common
  share(1).........   10,060,509        5,988,748       6,602,813       5,241,317       5,204,967       4,837,661       2,061,560

                        AS OF                                                           AS OF
                    SEPTEMBER 30,                                                   DECEMBER 31,
                    -------------                   -----------------------------------------------------------------------------
                        1996                            1995            1994            1993            1992            1991
                    -------------                   -------------   -------------   -------------   -------------   -------------
Balance Sheet Data:
  Cash, cash
    equivalents and
    investments....  $   223,177                    $     509,143   $   2,216,456    $ 15,375,621    $ 22,901,516   $     401,455
  Working capital
    (deficit)......   (1,307,660)                        (733,698)      1,122,483      12,917,242      13,005,985      (1,515,674)
  Total assets.....    2,933,269                        3,987,828       6,399,135      20,888,148      24,429,508       1,672,064
  Long-term debt
    and other
    long-term
    obligations....      157,087                          183,403         212,245       3,833,841         312,058      11,989,041
  Shareholders'
    equity
    (deficit)(2)...    1,023,517                        2,357,595       5,277,193      15,463,531      23,063,154     (12,357,179)

---------------
(1) Computed on basis described for net loss per share in Note 2 to the consolidated financial statements of Zynaxis.

(2) Includes accretion of $2,543,068 to Zynaxis Preferred Stock redemption value. No dividends on the Zynaxis Common Stock have been declared or paid since the inception of Zynaxis.

                                  RISK FACTORS

     Holders of Zynaxis Capital Stock and Zynaxis Notes should be aware that ownership of the shares of Vaxcel Common Stock to be exchanged for shares of Zynaxis Capital Stock and Zynaxis Notes involves a high degree of risk. In addition to other information in this Proxy Statement, the following risk factors should be considered carefully by such shareholders and note holders in evaluating the Merger. Except for historical information contained herein, the discussion in this Proxy Statement contains forward-looking statements that involve risks and uncertainties, such as statements of Vaxcel's plans, objectives, expectations and intentions. The cautionary statements made in this Proxy Statement should be read as being applicable to all related forward-looking statements wherever they appear in this Proxy Statement. Vaxcel's actual results could differ materially from those discussed herein. Factors that could cause or contribute to such differences include those discussed below, as well as those discussed elsewhere herein.

NO ASSURANCE OF SUCCESSFUL DEVELOPMENT AND COMMERCIALIZATION OF PRODUCTS

     Vaxcel's OPTIVAX adjuvant and the Zynaxis vaccine technologies to be acquired by Vaxcel pursuant to the Merger are in the early stages of development and significant amounts of money and time will be required to commercialize vaccines in partnering or other collaborative arrangements based on the technologies. Research and development activities, by their nature, preclude definitive statements as to the time required and costs involved in reaching certain objectives. Therefore, actual research and development costs could exceed budgeted amounts, and estimated time frames may require extension. Cost overruns due to unanticipated regulatory delays or demands, unexpected adverse side effects or insufficient therapeutic efficacy would prevent or substantially slow development efforts and ultimately could have a material adverse effect on Vaxcel and its partners. If Vaxcel or its partners encounter technical problems in the further development of the technologies, Vaxcel could be required either to abandon or substantially modify its development program. There can be no assurance that OPTIVAX or any of the Zynaxis technologies will prove to be safe and effective with any vaccine. There can be no assurance that OPTIVAX or any of the Zynaxis technologies will be approved by the United States Food and Drug Administration (the "FDA") or equivalent foreign authorities for use with any vaccine that is currently on the market or under development or that, if approved, the product will be accepted in the market or that such product can be commercialized in a profitable manner. Furthermore, OPTIVAX and/or the Zynaxis technologies could produce adverse side effects after commercialization that would cause the vaccine to be withdrawn from the market. Vaxcel does not expect that vaccines utilizing OPTIVAX or the Zynaxis technologies will be commercialized for several years, if at all. The failure of Vaxcel to successfully commercialize OPTIVAX and/or the Zynaxis technologies or delays in the development and commercialization process could materially adversely affect the business, financial condition and results of operations of Vaxcel.

CYTRX CONTROL OF VAXCEL

     CytRx currently holds all of the issued and outstanding shares of capital stock of Vaxcel. Following the consummation of the Merger, CytRx will own approximately 87.5% of the issued and outstanding shares of Vaxcel Common Stock, assuming that no holder of Zynaxis Capital Stock exercises its appraisal or objection rights and before giving effect to the exercise of any Vaxcel Warrants or the CytRx Warrant. Accordingly, CytRx will have the ability to control the management and policies of Vaxcel and the outcome of matters submitted to the shareholders for approval, including the election of directors.

LIMITED OPERATING HISTORY AND LACK OF PROFITABILITY

     Zynaxis and Vaxcel commenced operations in 1988 and 1993, respectively, and both companies have been unprofitable since their inception. The report of Zynaxis' independent public accountants on the audited financial statements of Zynaxis for the year ended December 31, 1995 includes an explanatory paragraph regarding Zynaxis' inability to continue as a going concern. After the consummation of the Merger, Vaxcel will experience further losses, which could be significant, during the next several years and there can be no assurance that further significant losses will not be realized by Vaxcel over a longer period of time. In addition, Vaxcel's cash needs could be affected by higher than anticipated costs of preclinical and clinical trials, delays in the FDA regulatory process, the inability of Vaxcel to enter into collaborative arrangements with third parties, the inability of Vaxcel to find third-party manufacturing facilities, the inability of Vaxcel to sell Cauldron at the anticipated price and other factors.

     To achieve profitable operations after the consummation of the Merger, Vaxcel, through collaborations with vaccine companies, must successfully develop, manufacture, introduce and market products containing its technologies. The development of vaccines utilizing Vaxcel's technologies will require substantial resources to conduct research, preclinical trials and clinical trials; to establish pilot scale and commercial scale manufacturing processes and facilities; and to establish quality control, regulatory and administrative capabilities. The time required to reach sustained profitability is highly uncertain, and there can be no assurance that Vaxcel will be able to achieve profitability on a sustained basis, if at all. If profitability is achieved, the level of the profitability cannot be predicted.

FUTURE CAPITAL NEEDS; OUTSTANDING OPTIONS; POTENTIAL DILUTION

     Since their inception, neither Vaxcel or Zynaxis has recorded an operating profit. Vaxcel has been dependent upon CytRx for its continuing capital needs. However, CytRx is not obligated to provide any capital to Vaxcel or its subsidiaries. After consummation of the Merger, Vaxcel may need to raise substantial additional funds to conduct the research and development activities necessary to receive FDA approval for vaccines containing OPTIVAX and the Zynaxis technologies. Adequate funds for these purposes may not be available when needed or on terms satisfactory to Vaxcel. Lack of funding when needed may cause Vaxcel to delay, reduce and/or abandon certain or all aspects of its research and development programs. Vaxcel may seek additional funding for its research and development activities through a variety of financing mechanisms, including the issuance of equity securities. Any such financing may dilute the existing shareholders of Vaxcel.

     Vaxcel has granted options to employees and directors to purchase 794,953 shares of Vaxcel Common Stock at an exercise price of $1.50 per share. Holders of such options are likely to exercise them when, in all likelihood, Vaxcel could obtain additional capital on terms more favorable then those provided by the options. In addition, the exercise of such options will result in dilution to the interests of the shareholders of Vaxcel to the extent that the exercise price is less than the fair market value of the Vaxcel Common Stock.

DEPENDENCE ON COLLABORATIONS AND OTHER COMMERCIAL ARRANGEMENTS

     At the present time, Vaxcel does not own or have the right to any vaccines or antigens that can be used with OPTIVAX or the Zynaxis technologies, nor does it expect to conduct research and development on antigens internally in the near future. Vaxcel's success is dependent upon its ability to license its technologies to vaccine manufacturers for use with their vaccines. Pharmaceutical companies seeking collaborative agreements in order to avail themselves of products in the development stage have become increasingly more selective and have required substantial proof of principal, safety and efficacy before agreeing to provide any collaborative funding. After consummation of the Merger, Vaxcel will have two license agreements, two option agreements, and several research agreements. There can be no assurance that any of the option or research agreements between Vaxcel and vaccine manufacturers and institutions will be expanded into licensing or other collaboration agreements or that any new license, option, or research agreements will be entered into in the future. Even if a vaccine company or other third party is interested in entering into an arrangement to use OPTIVAX or the Zynaxis technologies with its vaccine, there can be no assurance that any such arrangement will be on terms satisfactory to Vaxcel or that any funds received by Vaxcel from the collaboration will be sufficient to cover Vaxcel's expenses related to the product. Moreover, if Vaxcel does enter into a licensing or other collaboration arrangement with respect to a vaccine, it may be required to rely on the third party for important research, development, regulatory, manufacturing and marketing activities involving Vaxcel's technologies. There can be no assurance that Vaxcel's licensees or collaborative partners will perform such activities in a timely or adequate manner, or that any products resulting from any such arrangement will be successfully commercialized.

UNCERTAINTY REGARDING SALE OF CAULDRON DIVISION AND OTHER ASSETS

     In the Merger, Vaxcel will acquire the Cauldron division which provides collaborative consulting services on all aspects of bulk pharmaceutical production and provides research, development, and pilot scale-up facilities to the pharmaceutical, biochemical and fine chemical industries. Prior to the merger, Zynaxis has been seeking a buyer for the Cauldron division. After consummation of the Merger, Vaxcel plans to divest the Cauldron division in order to generate cash to fund its operations, including development of its vaccine adjuvants/delivery technologies. There can be no assurance that Vaxcel will be able to conclude a sale, on a timely basis, or that such a sale will generate a fair market value for the division. If Vaxcel fails to find a buyer for the Cauldron division, Vaxcel will experience higher operating costs than anticipated which could have an adverse affect on Vaxcel's financial resources. While the costs may be partially offset by the revenues generated by the Cauldron division, such revenues are uncertain in the future. Also, if Vaxcel is forced to close the Cauldron division, Vaxcel could be faced with the costs of such a shutdown, including the costs of employee severance.

     Vaxcel also plans to sell certain other assets of Zynaxis that are of no value to the new entity. However, there are no assurances that Vaxcel will be able to successfully dispose of such assets.

MARKET ACCEPTANCE; NEED FOR INDUSTRY GROUP RECOMMENDATION

     Even if products being developed by Vaxcel and its collaborators are approved for commercial use, there can be no assurance that a vaccine administered with OPTIVAX or the Zynaxis technologies will be widely used. Although Vaxcel will attempt to license the technologies for use with vaccines that present attractive market opportunities, the widespread usage of vaccines is often determined by the immunization policies of a country. In the United States, three medical groups develop the immunization policies of an FDA-approved vaccine for the general population: (i) the Committee on Infectious Diseases of the American Academy of Pediatrics establishes policies for private practicing pediatricians; (ii) the Immunization Practices Advisory Committee develops similar policies for city, county and state public health clinics; and
(iii) the Committee on Immunization of the Council of Medical Societies of the American College of Physicians determines policies for generalists and internists. The support of these groups is critical to the commercial success of a vaccine. A recommendation for routine use of a new vaccine in the general population is typically required for widespread acceptance by the medical community, especially for pediatric vaccines. There can be no assurance that any vaccine used with OPTIVAX or the Zynaxis technologies will be recommended for use by any of these committees.

COMPETITION

     Research and development of vaccine adjuvants/delivery systems is a relatively new field. Management of Vaxcel is aware of certain companies that have experience in this field, some of which have licensed compounds to major vaccine manufacturers. Some of the products being developed by these companies have been tested in human clinical trials. In addition, a variety of smaller companies and academic and research institutions are attempting to develop vaccine adjuvants/delivery systems. To date, there have been limited preclinical and human studies comparing the various delivery systems. There can be no assurance that OPTIVAX or the Zynaxis technologies will perform better than or equal to competitive vaccine adjuvants/ delivery systems. These competitors or others may develop products or technologies that could render OPTIVAX and the Zynaxis technologies either obsolete or less competitive. In addition, advances in disease prevention or treatment methods also could adversely affect the market for OPTIVAX and the Zynaxis technologies. The research, development, manufacturing and marketing of vaccines is a growing field that is becoming increasingly competitive and is subject to rapid technological change. The major vaccine manufacturers have larger research and development staffs and financial resources than Vaxcel and, therefore, could devote substantial resources to the development of vaccine adjuvants/delivery systems, which if successful, would eliminate the need for Vaxcel's technologies. See "Business of Vaxcel -- Competition."

LACK OF MANUFACTURING CAPABILITIES; RELIANCE ON THIRD-PARTY MANUFACTURERS

     After the consummation of the Merger, the success of Vaxcel will depend in part upon its ability to manufacture, or have manufactured through licensees or other third parties, the supplies of products needed for clinical trials and commercial purposes. Neither Vaxcel nor CytRx currently has the capability to manufacture any component of OPTIVAX or the Zynaxis technologies alone or with a vaccine and therefore Vaxcel must rely on third parties for its manufacturing needs. If Vaxcel enters into licensing or collaborative arrangements with third parties related to OPTIVAX or the Zynaxis technologies, it may be required to rely on such third parties for manufacturing the finished products or seek to use third-party contract manufacturers to manufacture Vaxcel's requirements of finished product. There can be no assurance that Vaxcel can obtain and/or maintain a reliable manufacturing source for its products at a reasonable price. See "Business of Vaxcel -- Manufacturing."

     Vaxcel has an exclusive supply agreement with CytRx to obtain its requirements of the bulk OPTIVAX copolymers being developed by Vaxcel. The inability of CytRx or CytRx's designated third-party contract manufacturers to supply the bulk OPTIVAX copolymers could have a material adverse affect on Vaxcel.

PRODUCT LIABILITY RISKS

     Vaxcel faces an inherent risk of product liability claims in the event that the use of OPTIVAX or the Zynaxis technologies causes or is alleged to have caused adverse effects. There can be no assurance that it will avoid significant product liability exposure that would materially adversely effect the business or financial condition of Vaxcel.

     Based on historical data, a small number of healthy individuals can be expected to have severe adverse reactions to certain vaccines. In an effort to compensate injured parties and protect the nation's immunization program, the U.S. Congress enacted the National Childhood Vaccine Injury Act (the "NCVI Act") in 1986, which provides for excise-tax financing of a compensation system for childhood vaccine injuries resulting from immunizations administered after October 1, 1988. Liability exposure for manufacturers is not totally eliminated under the NCVI Act, because it only applies to claims resulting from vaccines administered to children and because a claimant may reject an award and institute a lawsuit. There can be no assurance that if products manufactured or sold by Vaxcel or its partners cause or are alleged to have caused adverse effects, a claimant will not reject an award under the NCVI Act and institute a lawsuit against a vaccine manufacturer. There can be no assurance that the NCVI Act will be extended after expiration of its current term, or that, if exposed to such product liability, Vaxcel will receive any benefit from the NCVI Act or other similar statutes.

UNCERTAINTY OF PATENT PROTECTION AND PROPRIETARY TECHNOLOGY

     After the consummation of the Merger, the success of Vaxcel will depend, in part, on its ability to obtain patents, maintain trade secret protection and operate without infringing on the proprietary rights of third parties. There can be no assurance that any of OPTIVAX or the Zynaxis technology patent applications will issue, that Vaxcel will develop additional proprietary products that are patentable, that any patents issued to date will provide any competitive advantages or will not be challenged by any third parties, or that the patents of others will not have an adverse effect on the ability of Vaxcel to do business. Furthermore, there can be no assurance that others will not independently develop similar products, duplicate any products of Vaxcel or, if patents are issued to Vaxcel, design around its patented products. Vaxcel could incur substantial costs in defending itself in lawsuits brought against it alleging infringement of such patents or in lawsuits by it against another party.

UNFAVORABLE LICENSING TERMS FOR PLG TECHNOLOGY

     Vaxcel will acquire rights to the poly-(DL-lactide-co-glycolide) ("PLG") microencapsulation technology via the Merger with Zynaxis. Vaxcel considers the PLG technology to be the most valuable technology to which Zynaxis has rights. These rights to develop, commercialize, and sublicense the PLG microencapsulation technology are based on the terms of an exclusive, worldwide license agreement (the "PLG Agreement"), effective July 1987, in the field of oral vaccine delivery with Southern Research Institute ("SRI") and The University of Alabama at Birmingham Research Foundation ("UAB"). Under the terms of the PLG Agreement, Vaxcel will be required to pay SRI and UAB 6% of net sales for the life of the patent or patents or 5% of net sales for 15 years after the effective date of the PLG Agreement should a patent or patents fail to issue or be invalidated if third parties (other than ALK) generate any product sales using the microencapsulation technology. Such a high royalty rate may make it difficult for Vaxcel to sublicense the PLG microsphere technology to corporate partners. Also, certain other terms and conditions of the PLG Agreement are unfavorable to Vaxcel. Although Vaxcel will attempt to renegotiate the PLG Agreement with SRI and UAB, there can be no assurance that Vaxcel can renegotiate the PLG Agreement on terms and conditions acceptable to Vaxcel, if at all. The failure of Vaxcel to successfully renegotiate the PLG Agreement could have an adverse effect on the business of Vaxcel or cause Vaxcel to abandon development of the PLG microencapsulation technology.

IMPACT OF GOVERNMENT REGULATION; NO ASSURANCE OF FDA APPROVAL

     Pharmaceutical products are subject to regulation under the federal Food, Drug and Cosmetics Act, and the marketing of vaccines utilizing OPTIVAX and the Zynaxis technologies will require the approval of the FDA and comparable regulatory authorities in foreign countries. The approval process can be lengthy and there can be no assurance that the FDA or any other foreign regulatory authority will review the vaccines utilizing OPTIVAX or the Zynaxis technologies on a timely basis. The FDA has established regulations, guidelines and policies which apply to the preclinical evaluation, clinical testing, manufacture and marketing of pharmaceutical products. The process of obtaining FDA approval for a new product generally takes several years and involves the expenditure of substantial resources. Additional government regulations may be promulgated which could impose additional costly testing procedures necessary to obtain regulatory approval and delay regulatory approval of Vaxcel's vaccine adjuvant/delivery system. Furthermore, some regulatory authorities in foreign countries may require testing beyond that required by the FDA, and any such additional testing could result in delays in the approval process as well as additional expenditures by Vaxcel.

     The steps required before a vaccine product can be produced and marketed for human use in the United States include preclinical studies in animal models, the filing of an Investigational New Drug ("IND") application, the conduct of human clinical trials (usually in three separate phases) and the submission and approval of a Product License Application ("PLA"). The PLA involves considerable data collection, verification and analysis, as well as the preparation of summaries of, among other issues, the manufacturing and testing processes, preclinical studies, and clinical trials. The administration of any product utilizing OPTIVAX or the Zynaxis technologies may produce undesirable side effects in humans, which must be reported to the FDA and other regulatory authorities. Vaxcel or the FDA may suspend clinical trials at any time if it is believed that the people participating in such trials are being exposed to unacceptable health risks. Such side effects could interrupt or delay clinical testing of such products and could ultimately prevent their approval by the FDA or foreign regulatory authorities for any or all targeted indications. There can be no assurance that Vaxcel and its collaborators will be able to obtain the required FDA approvals for any of the vaccines containing OPTIVAX or the Zynaxis technologies, or that the FDA will not require additional clinical studies in order to approve the products. In addition, some foreign jurisdictions require pricing and reimbursement approval before a vaccine can be marketed, which may require the submission of data from additional studies. There can be no assurance that pricing or reimbursement approvals will be obtained at all or on terms that would allow the vaccine to be accepted in the market and profitable to Vaxcel.

     In addition to obtaining FDA approval for each product, the manufacturing establishment for any vaccine utilizing OPTIVAX and the Zynaxis technologies used in humans must also be approved by the FDA. The facilities and process for the manufacture of such vaccine, whether manufactured directly by Vaxcel or by a third party, are subject to rigorous regulation, including the need to comply with the FDA's current Good Manufacturing Practice ("GMP") regulations, and may also be subject to regulation by foreign regulatory authorities. There can be no assurance that Vaxcel, CytRx or any third-party manufacturer of their products will be able to comply with such requirements.

     In addition to these general manufacturing requirements, samples of internal testing release data for each manufactured batch of vaccines must be submitted to the FDA. For certain types of vaccines, samples of every batch of vaccine intended for commercial use also must be submitted to the FDA prior to distribution. In addition, certain vaccines may not be distributed for commercial use in the United States until written notification of official release of the batch is received from the FDA. The FDA also has the authority to request batch samples for all vaccines. The FDA may test a batch before releasing it to the market, and any such testing could result in delays in the distribution process. There can be no assurance that the vaccines utilizing OPTIVAX or the Zynaxis technologies will pass the FDA tests and be released for human use in a timely manner, or at all.

     The FDA frequently revises the rules, regulations and guidelines applicable to the approval requirements for vaccines and drug products. Vaxcel is conducting research and development activities based on what it believes are current FDA regulations. There can be no assurance that the FDA will not change the approval requirements for products under development by Vaxcel during the development period or that Vaxcel will be able to comply with any changes in the approval requirements for such products.

     Vaxcel is also subject to regulation under a variety of federal, state and local statutes including, at the federal level, the Occupational Safety and Health Act, the Environmental Protection Act, the Nuclear Energy and Radiation Control Act, the Toxic Substance Control Act and the Resource Conservation and Recovery Act. There can be no assurance that Vaxcel will be able to comply with the applicable requirements of these statutes or that such compliance will be at a reasonable cost.

     The development of OPTIVAX and the Zynaxis technologies may have been supported with federal funds. In addition, Vaxcel has entered into various contracts with federal agencies by which such federal agencies provide testing and other services. To the extent any of these activities are subject to the Technology Transfer Act of 1986 or the Bayh-Dole Act, the federal government retains a non-exclusive right to make, have made or sell any invention that results from the activities of the federal government or the use of federal funds. The scope of these rights and the circumstances under which they may be exercised is not clear. If the federal government were to exercise any of such rights in the future, the business and financial condition of Vaxcel could be materially adversely affected. See "Business of Vaxcel -- Government Regulation."

HEALTH CARE REFORM INITIATIVES

     Health care reform remains an area of increasing national and international attention. Several proposals to modify the current health care system in the United States to improve access and control costs currently are being considered by both federal and state governments. Any such reform measures could adversely affect the amount of reimbursement available from governmental or private payers or could affect the ability to set prices for newly approved products. Similar proposals are being considered by governmental officials in other significant pharmaceutical markets, including Europe. It is uncertain what proposals will be adopted or what actions governmental or private payers for health care goods and services may take in response to proposed or actual legislation in the United States or other important markets. Any such health care reform proposals may materially adversely affect the business of Vaxcel.

     In addition to these general health care reform proposals, the Clinton administration has proposed methods to increase the immunization rates of all children in the United States. The administration has considered in the past having the federal government become the sole purchaser of vaccines and distribute them free of charge to all children, regardless of ability to pay. Some proposals would allow individual states to purchase unlimited supplies of vaccines at federally negotiated prices under the annual contracts of the Centers for Disease Control and Prevention. Prices in these public sector contracts typically are lower than the prices for vaccines that could be obtained in the private sector. At present, about half of all major childhood vaccines are purchased using state and federal funds and are distributed to public health clinics throughout the country. Any dramatic shift in vaccine purchases from the private sector to the public sector could have a material adverse impact on the vaccine market in general and on the business of Vaxcel.

NO ASSURANCE OF ADEQUATE REIMBURSEMENT

     The success of vaccines utilizing OPTIVAX or the Zynaxis technologies in the United States and other significant markets will depend in part upon the extent to which a consumer will be able to obtain reimbursement for the cost of such products from government health administration authorities, private health insurers and other organizations. Uncertainty exists as to the reimbursement status of any newly approved product. Government and other third-party payors are increasingly attempting to contain health care costs by refusing, in some cases, to provide any coverage for uses of approved products for disease indications for which the FDA has not granted marketing approval and by limiting both coverage and the level of reimbursement for new technologies approved for marketing by the FDA. If adequate coverage and reimbursement levels are not provided by government and third-party payors for use of products containing OPTIVAX or the Zynaxis technologies, the market acceptance of the technology would be adversely affected. Even if a product is approved for marketing, there can be no assurance that patients will have sufficient resources to pay for the therapy or that governmental or private payers will provide adequate reimbursement for such product, if at all.

LACK OF MARKETING EXPERIENCE

     At present, Vaxcel plans to commercialize vaccines containing OPTIVAX or the Zynaxis technologies utilizing the sales and marketing capabilities of its collaborators. However, there can be no assurance that any such arrangement with collaborators will be available at all or on acceptable terms. If Vaxcel develops a vaccine without a co-development partner, Vaxcel will need to build a sales and marketing force or enter into an agreement with a third-party distributor to successfully market the vaccine. There can be no assurance that Vaxcel will be able to build a sales force or that its sales and marketing efforts will be successful.

RECRUITING AND RETAINING OF KEY PERSONNEL

     The success of Vaxcel will depend, in part, upon the ability of Vaxcel to attract and retain highly qualified scientific and management personnel. Vaxcel faces competition for personnel from other companies, research and academic institutions, government entities and other organizations. There can be no assurance that Vaxcel will be successful in hiring or retaining qualified personnel. The inability of Vaxcel to hire or retain qualified employees could delay the development and introduction of its products.

NO PRIOR PUBLIC MARKET FOR COMMON STOCK; POSSIBLE VOLATILITY OF STOCK PRICE

     Prior to this Merger, there has been no public market for Vaxcel Common Stock. Until December 24, 1996, Zynaxis was traded on the Nasdaq SmallCap Market. Zynaxis is not now actively traded in an established market. After the consummation of the Merger, there can be no assurance that an active public market for Vaxcel Common Stock will develop or be sustained. The market prices for securities of comparable companies have been highly volatile and the market has experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. Announcements of technological innovations or new commercial products by Vaxcel or its competitors, developments concerning proprietary rights, including patents and litigation matters, publicity regarding actual or potential results with respect to products or compounds under development by Vaxcel or its collaborative partners, regulatory developments in both the United States and foreign countries, public concern as to the efficacy of new technologies, general market conditions, as well as quarterly fluctuations in Vaxcel's revenues and financial results and other factors, may have a significant impact on the market price of the Vaxcel Common Stock. In particular, the realization of any of the risks described in these "Risk Factors" could have a dramatic and adverse impact on such market price.

UNCERTAINTY OF LISTING ON THE NASDAQ SMALLCAP MARKET

     Vaxcel plans to apply for listing of Vaxcel Common Stock on the Nasdaq SmallCap Market. Approval of Vaxcel's application is subject to the discretion of the staff of The Nasdaq Stock Market, Inc. ("Nasdaq"). The staff's approval will be based in large part upon Vaxcel's satisfaction of quantitative listing criteria that include minimum requirements for public float, total assets and the bid price of Vaxcel Common Stock. Currently, a company that wishes to be considered for listing on the Nasdaq SmallCap Market must have a public float of at least $1 million, at least $4 million in total assets, and a bid price of at least $3.00 per share. There can be no assurance that Vaxcel and Vaxcel Common Stock will satisfy such criteria or that, even if such criteria are satisfied, the staff of Nasdaq will approve the inclusion of Vaxcel Common Stock in the

Nasdaq SmallCap Market. If Vaxcel Common Stock is not included in the Nasdaq SmallCap Market, Vaxcel Common Stock will likely be traded on the over-the-counter market and holders of Vaxcel Common Stock may have less liquidity and Vaxcel may be less visible in the public markets than would be the case if Vaxcel Common Stock were included in the Nasdaq SmallCap Market.

     In addition, on November 6, 1996, the Board of Directors of Nasdaq proposed changes to the quantitative and qualitative criteria for issuers listing on Nasdaq that would raise the quantitative requirements for listing. The proposed changes in quantitative standards include: (i) an increase in minimum public float from $1 million to $5 million, (ii) an increase in minimum assets from $4 million in total assets to $4 million in net tangible assets, and (iii) an increase in minimum bid price from $3.00 per share to $4.00 per share. Management of Vaxcel does not expect that Vaxcel and Vaxcel Common Stock would meet these more stringent listing criteria, if they are adopted prior to the Closing of the Merger, without significant additional funding from CytRx and without other changes in the terms of the proposed transactions. After the passage of the comment period, the Board of Directors of Nasdaq will consider any comments, make changes to the proposal if warranted, and file the appropriate rule changes with the SEC for final approval. Vaxcel cannot predict if or when the proposed changes in the listing criteria will be implemented or what the new listing criteria, if any, will be. There can be no assurance that the listing criteria will not be implemented prior to the Closing of the Merger, preventing the inclusion of Vaxcel Common Stock on the Nasdaq SmallCap Market, or that the staff of Nasdaq will not exercise its discretion to apply the proposed listing criteria prior to their adoption. If either occurs, there can be no assurance that CytRx and Vaxcel will take measures necessary to cause Vaxcel to satisfy the more stringent listing criteria.

ABSENCE OF DIVIDENDS

     Neither Vaxcel nor Zynaxis has paid any cash dividends in the past on its common stock and Vaxcel does not anticipate paying any such cash dividends in the foreseeable future. Earnings, if any, will be retained to finance future growth.

ANTI-TAKEOVER PROTECTIONS

     Following the consummation of the Merger, CytRx will own approximately 87.5% of the issued and outstanding shares of Vaxcel Common Stock, assuming that no holder of Zynaxis Capital Stock exercises its appraisal or objection rights and before giving effect to the exercise of any Vaxcel Warrants or the CytRx Warrant. Accordingly, Vaxcel will not be able to engage in any strategic transactions without the approval of CytRx. Even if CytRx's ownership interest were substantially reduced below such level, Vaxcel's Certificate of Incorporation contains certain provisions that could make it more difficult for a third party to acquire, or discourage a third party from attempting to acquire, control of Vaxcel. Such provisions could limit the price that certain investors are willing to pay in the future for shares of Vaxcel Common Stock. Certain of such provisions allow Vaxcel to issue preferred stock with rights senior to those of Vaxcel Common Stock and impose various procedural and other requirements which could make it more difficult for shareholders to effect certain corporate actions. See "Description of Vaxcel Capital Stock" and "Effect of the Merger on the Rights of Shareholders."

                    SPECIAL MEETING OF ZYNAXIS SHAREHOLDERS

DATE, PLACE, TIME, AND PURPOSE

     This Proxy Statement is being furnished to the holders of Zynaxis Capital Stock in connection with the solicitation by the Zynaxis Board of proxies for use at the Special Meeting. At the Special Meeting, holders of Zynaxis Capital Stock will be asked to consider and act upon a proposal to approve the Agreement, the Asset Sales, and the Charter Amendment. The Special Meeting will
be held at 371 Phoenixville Pike, Malvern, Pennsylvania 19355, at        .M.,
local time, on             , 1997. See "Description of Transaction."

RECORD DATES, VOTING RIGHTS, REQUIRED VOTES, AND REVOCABILITY OF PROXIES

     The close of business on February   , 1997 has been fixed as the Record
Date for determining holders of outstanding shares of Zynaxis Capital Stock entitled to notice of and to vote at the Special Meeting. Only holders of Zynaxis Capital Stock of record on the books of Zynaxis at the close of business on the Record Date are entitled to notice of and to vote at the Special Meeting.
As of the Record Date, there were        shares of Zynaxis Common Stock issued
and outstanding and held by        holders of record and        shares of
Zynaxis Preferred Stock issued and outstanding and held by        holders of
record.

     Holders of Zynaxis Capital Stock are entitled to vote on each matter considered and voted upon at the Special Meeting. Holders of Zynaxis Common Stock are entitled to one vote for each share of Zynaxis Common Stock held. When voting together as a class with holders of Zynaxis Common Stock, holders of Zynaxis Preferred Stock are entitled to vote on an as converted basis and are, therefore, entitled to two votes for each share of Zynaxis Preferred Stock held. When voting separately as a class, holders of Zynaxis Preferred Stock are entitled to vote one vote for each share of Zynaxis Preferred Stock held. Shareholders who execute proxies retain the right to revoke them at any time prior to being voted at the Special Meeting. To hold a vote on any proposal, a quorum must be assembled. In determining whether a quorum exists at the Special Meeting for purposes of all matters to be voted on, all votes "for" or "against," as well as all abstentions, with respect to the proposal receiving the most such votes, will be counted. The vote required for approval of each of the Agreement and the Merger contemplated thereby, the Asset Sales, and the Charter Amendment, is: (i) a majority of the votes cast, whether in person or by proxy, by all holders of Zynaxis Preferred Stock (voting on an as converted basis) and by all holders of Zynaxis Common Stock, entitled to vote and voting together as a class; and (ii) a majority of the votes cast, whether in person or by proxy, by all holders of Zynaxis Preferred Stock, entitled to vote and voting as a separate class.

     At the Special Meeting, the Charter Amendment will be the first matter put before the shareholders for consideration and for a vote. If the Charter Amendment is approved by the shareholders, the Special Meeting will be adjourned pending the filing of the Articles of Amendment, reflecting the Charter Amendment, with the Department of State of the Commonwealth of Pennsylvania. After the filing of the Articles of Amendment and the effectiveness of the Charter Amendment, the Special Meeting will be reconvened to consider and vote upon the Agreement and the Merger contemplated thereby, the Asset Sales, and such other business as may properly come before the Special Meeting. If the shareholders do not approve the Charter Amendment, the Special Meeting will not be adjourned and the shareholders will be asked to consider and vote upon the Agreement and the Merger contemplated thereby, the Asset Sales, and such other business as may properly come before the Special Meeting.

     Shares of Zynaxis Capital Stock represented by properly executed proxies, if such proxies are received in time and not revoked, will be voted in accordance with the instructions indicated on the proxies. IF NO INSTRUCTIONS ARE INDICATED, SUCH PROXIES WILL BE VOTED FOR APPROVAL OF EACH OF THE AGREEMENT AND THE MERGER CONTEMPLATED THEREBY, THE ASSET SALES, AND THE CHARTER AMENDMENT AND, IN THE DISCRETION OF THE PROXY HOLDER, AS TO ANY OTHER MATTER WHICH MAY COME PROPERLY BEFORE THE SPECIAL MEETING. IF NECESSARY, THE PROXY HOLDER MAY VOTE IN FAVOR OF A PROPOSAL TO ADJOURN THE SPECIAL MEETING IN ORDER TO PERMIT FURTHER SOLICITATION OF PROXIES IN THE EVENT THERE ARE NOT SUFFICIENT VOTES TO APPROVE THE FOREGOING PROPOSALS AT THE TIME OF THE SPECIAL MEETING.

     A Zynaxis shareholder who has given a proxy may revoke it at any time prior to its exercise at the Special Meeting by (i) giving written notice of revocation to the Secretary of Zynaxis, (ii) properly submitting to Zynaxis a duly executed proxy bearing a later date or (iii) attending the Special Meeting and voting in person. All written notices of revocation and other communications with respect to revocation of proxies should be addressed as follows: Zynaxis, Inc., 371 Phoenixville Pike, Malvern, Pennsylvania 19355; Attention: Michael A. Christie, Secretary.

     The directors and executive officers of Zynaxis and their affiliates
beneficially owned, as of the Zynaxis Record Date,        shares (or
approximately      % of the issued and outstanding shares) of Zynaxis Capital
Stock of which        shares were shares of Zynaxis Preferred Stock (or
approximately      % of the issued and outstanding shares of Zynaxis Preferred
Stock). EACH MEMBER OF THE ZYNAXIS BOARD INTENDS TO

VOTE THOSE SHARES OF ZYNAXIS CAPITAL STOCK OVER WHICH SUCH MEMBER HAS VOTING AUTHORITY (OTHER THAN IN A FIDUCIARY CAPACITY) IN FAVOR OF THE AGREEMENT AND THE MERGER CONTEMPLATED THEREBY, AND THE ASSET SALES AND THE CHARTER AMENDMENT, RESPECTIVELY.

SOLICITATION OF PROXIES

     Proxies may be solicited by the directors, officers, and employees of Zynaxis by mail, in person, or by telephone or telegraph. Such persons will receive no additional compensation for such services. Zynaxis may make arrangements with brokerage firms and other custodians, nominees, and fiduciaries, if any, for the forwarding of solicitation materials to the beneficial owners of Zynaxis Capital Stock held of record by such persons. Any such brokers, custodians, nominees, and fiduciaries will be reimbursed for the reasonable out-of-pocket expenses incurred by them for such services. All expenses associated with the solicitation of proxies, other expenses associated with the Special Meeting, and expenses related to the printing and mailing of this Proxy Statement, will be shared by Vaxcel and Zynaxis as provided in the Agreement. See "Description of the Transaction -- Expenses and Fees."

RECOMMENDATION

     THE ZYNAXIS BOARD HAS UNANIMOUSLY APPROVED THE AGREEMENT AND THE MERGER CONTEMPLATED THEREBY, THE ASSET SALES, AND THE CHARTER AMENDMENT, BELIEVES THAT THE PROPOSAL TO APPROVE THE AGREEMENT AND THE MERGER CONTEMPLATED THEREBY IS IN THE BEST INTERESTS OF ZYNAXIS AND ITS SHAREHOLDERS, AND UNANIMOUSLY RECOMMENDS THAT THE ZYNAXIS SHAREHOLDERS VOTE FOR APPROVAL OF EACH OF THE PROPOSALS TO APPROVE THE AGREEMENT AND THE MERGER CONTEMPLATED THEREBY, THE ASSET SALES, AND THE CHARTER AMENDMENT.

                           DESCRIPTION OF TRANSACTION

     The following information describes certain aspects of the Merger. This description does not purport to be complete and is qualified in its entirety by reference to the Appendices hereto, including the Agreement, which is attached as Appendix A to this Proxy Statement and incorporated herein by reference. All shareholders are urged to read the Appendices in their entirety.

GENERAL

     Pursuant to the Agreement, at the Effective Time, Vaxcel Merger Sub will merge with and into Zynaxis, with the effect that Zynaxis will be the surviving corporation resulting from the Merger, and will continue to conduct its business and operations as a wholly owned subsidiary of Vaxcel. As a result of the Merger, the former shareholders of Zynaxis will own approximately 12.5% of the outstanding shares of Vaxcel Common Stock, and CytRx will own approximately 87.5% of such shares (assuming no exercise of options or warrants with respect to Vaxcel).

     At the Effective Time, (i) each share of Zynaxis Common Stock (excluding shares held by any Zynaxis company or any Vaxcel company, and excluding shares held by shareholders who perfect their statutory dissenters' rights under Subchapter 15D of the PBCL or statutory objection rights under Section 2546 of the PBCL) issued and outstanding immediately prior to the Effective Time will be exchanged for the right to receive a number of shares of Vaxcel Common Stock equal to the Exchange Ratio, (as defined in the Agreement), estimated to be approximately .0948, with cash being paid in lieu of issuing fractional shares, and (ii) each share of Zynaxis Preferred Stock (excluding shares held by any Zynaxis company or any Vaxcel company, and excluding shares held by shareholders who perfect their statutory dissenters' rights under Subchapter 15D of the PBCL or statutory objection rights under Section 2546 of the PBCL) issued and outstanding immediately prior to the Effective Time will be exchanged for the right to receive a number of shares of Vaxcel Common Stock equal to two times the Exchange Ratio, with cash being paid in lieu of issuing fractional shares.

     In addition, at the Effective Time, upon consummation of the Merger, CytRx will contribute to Vaxcel the Senior Credit Facility and the Cash Payment in an amount equal to the difference, as of the Closing, between $4,000,000 and the sum of: (i) the aggregate principal and interest balance outstanding under the Senior Credit Facility; and (ii) (a) the Per Share Price, as defined in the Agreement and described below, multiplied by (b) the number of votes entitled to be cast by the holders of Zynaxis Capital Stock, if any, who elect to exercise their statutory dissenters' rights under Subchapter 15D of the PBCL or their objection rights under Section 2546 of the PBCL in excess of three percent (3%) of the votes that could be cast by all holders of Zynaxis Capital Stock voting together as a single class. In exchange for the contribution of the Senior Credit Facility and the Cash Payment, Vaxcel will deliver to CytRx: (i) the CytRx Warrant; (ii) 1,374,996 shares of Vaxcel Common Stock; and (iii) a number of shares of Vaxcel Common Stock equal to the product of the Exchange Ratio, as defined in the Agreement and described below, times the number of votes entitled to be cast by the shareholders of Zynaxis Capital Stock, if any, who elect to exercise their statutory dissenters' rights under Subchapter 15D of the PBCL or their statutory objection rights under Section 2546 of the PBCL.

     No fractional shares of Vaxcel Common Stock will be issued. Rather, cash (without interest) will be paid in lieu of any fractional share interest to which any Zynaxis shareholder would be entitled upon consummation of the Merger, in an amount equal to such fractional part of a share of Vaxcel Common Stock divided by the Exchange Ratio and multiplied by the Per Share Price.

     As of the Record Date, Zynaxis had        shares of Zynaxis Common Stock
issued and outstanding and        shares of Zynaxis Preferred Stock issued and
outstanding. It is anticipated that upon consummation of the Merger, Vaxcel would issue approximately 2,750,000 shares of Vaxcel Common Stock, excluding shares subject to assumed options or warrants. Accordingly, Vaxcel would then have issued and outstanding approximately 11,000,000 shares of Vaxcel Common Stock based on the number of shares of Vaxcel Common Stock issued and outstanding on December 31, 1996.

BACKGROUND OF AND REASONS FOR THE MERGER

     Background of the Merger. Zynaxis was formed in 1988 for the purpose of the development and commercialization of cellular diagnostic products for disease monitoring and new delivery systems for therapeutic drugs. Since its inception, Zynaxis has sustained continuing operating losses as it devoted substantially all of its resources to the research and development of its products. Because Zynaxis has not received significant revenues from the sale of any of its products, Zynaxis is dependent on financial investors and strategic corporate partnerships and collaborations for cash to fund its operations.

     Zynaxis received its first funding from venture capital investors. Zynaxis completed an initial public offering of Zynaxis Common Stock in 1992, but was unable to sell additional securities at acceptable prices in 1993 or 1994. As a result, Zynaxis was forced to discontinue its cellular diagnostic products business in January 1995, and limit its focus to its therapeutic delivery systems. Zynaxis' merger with Secretech in July 1995 provided Zynaxis with additional capital which was contributed by the then existing stockholders of Zynaxis and Secretech. Although Secretech had also been unprofitable since inception, Zynaxis believed that acquiring the Secretech oral vaccine delivery technology would enhance the ability of Zynaxis to attract capital in the short-term and collaborative partners in the long-term.

     During the latter part of 1995, Zynaxis established a strategic goal of raising cash through corporate partnerships and collaborations, and the sale of assets unrelated to its core drug delivery technologies. Although Zynaxis devoted its best efforts toward achieving this goal, the company was unable to raise the required capital. In September 1995, Zynaxis entered into a development and licensing agreement with ALK and, as of the end of 1996, ALK has paid Zynaxis $1,000,000 under the agreement. ALK, however, has no obligation to make any additional payments until specified regulatory approvals have been obtained, and Zynaxis has not been able to enter into any other partnerships or collaborations. The Zynaxis Board has been unable to obtain any assurance that Zynaxis will be able to enter into any of such strategic alliances in the future.

     In October 1995, Zynaxis sold the assets related to its discontinued diagnostics business and, in July 1996, Zynaxis signed a letter of intent to sell the Cauldron division assets to Seloc AG ("Seloc"), a subsidiary of Schwarz Pharma. Seloc made nonrefundable, up-front payments to Zynaxis upon execution of the letter of intent. On August 23, 1996, however, Seloc terminated its agreement in principle to purchase the Cauldron division. Although Zynaxis has renewed discussions with purchasers previously interested in the Cauldron division and initiated discussions with others, Zynaxis has not been able to enter into any agreement to sell the division and the Zynaxis Board has been unable to obtain any assurance that Zynaxis will be able to enter into any such agreement in the future.

     Zynaxis' deteriorating cash position became critical during the latter part of 1996. On August 21, 1996, Southern Research Technologies, Inc. ("SRT"), the company responsible for administering and commercializing SRI's intellectual property, notified Zynaxis that Zynaxis had failed to pay approximately $5,000 in patent expenses and $70,000 in minimum license fees due under the PLG Agreement. On August 27, 1996, SRT declared Zynaxis in default under the PLG Agreement and that the agreement would be terminated unless Zynaxis made the delinquent payments before the end of the 90-day cure period stated in the agreement. Also, on August 27, 1996, Nasdaq notified Zynaxis that the Zynaxis Common Stock failed to meet the criteria for continued listing on the Nasdaq SmallCap Market and that, if Zynaxis was unable to demonstrate to the satisfaction of Nasdaq before November 27, 1996 that Zynaxis Common Stock would maintain a minimum bid price of $1.00 or, as an alternative, that Zynaxis would maintain capital and surplus of $2,000,000 and a market value of public float of $1,000,000, then Nasdaq would delist the Zynaxis Common Stock. Finally, on October 2, 1996, Fox Realty Co. notified Zynaxis that Zynaxis had failed under the lease agreement for the Zynaxis Malvern facility to pay approximately $93,988 due for the months of September and October 1996, and threatened to declare the lease in default and accelerate the remaining payments if Zynaxis did not make the delinquent payments before October 15, 1996.

     In response to the problems caused by Zynaxis' deteriorating cash position, the Zynaxis Board implemented a three-part plan. First, Zynaxis reduced its workforce by 40%, thereby reducing its operations to its Cauldron division, research and development which was funded through Small Business Innovative Research Grants ("SBIRs") and other essential corporate functions. Second, Zynaxis entered into an exclusive license and purchase option agreement with Phanos for Zynaxis' Zyn-Linker(R) technology. Zynaxis had previously granted Phanos a license for certain diagnostic applications of its Zyn-Linker(R) technology. Upon execution of this agreement, Zynaxis received an initial deposit of $50,000, of which $5,000 is non-refundable. In October 1996, Zynaxis received an additional refundable deposit of $150,000. If Phanos elects to exercise its purchase option, it will be required to pay an additional $525,000 for the Zyn-Linker(R) technology. If, however, Phanos elects not to exercise its purchase option, Zynaxis must repay Phanos $195,000. The repayment obligation is secured by the patents covering the Zyn-Linker(R) technology. The Zynaxis Board has been unable to obtain any assurance that Phanos will exercise the purchase option for the Zyn-Linker(R) technology. Third, Zynaxis began investigating other financing arrangements, including a significant private placement of its equity securities, a business combination through a merger, acquisition or joint venture and technology sales and acquisitions. Because of its immediate need for cash, Zynaxis focused specifically on merger opportunities that offered short-term financing (a bridge loan) sufficient to allow Zynaxis to continue operating as a going concern until a merger could be consummated. Martyn D. Greenacre, the President and Chief Executive Officer of Zynaxis, contacted a number of potential merger partners and investigated opportunities for short-term financing using the assets of the Cauldron division as collateral.

     Representatives of Zynaxis and Vaxcel met initially to discuss opportunities for a strategic alliance. Although representatives of the companies had engaged in general technical discussions of their respective technologies in previous years, Mr. Greenacre and Paul J. Wilson, the President and Chief Executive Officer of Vaxcel, met in Malvern, Pennsylvania on May 21, 1996, to review Zynaxis' drug and vaccine delivery technologies for the purpose of exploring a strategic alliance between the two companies. On June 10, 1996, the executives held a similar meeting in Norcross, Georgia during which they reviewed the Vaxcel vaccine technologies.

     Subsequently, representatives of Zynaxis and CytRx met to discuss opportunities for a merger of Zynaxis with a subsidiary of CytRx. On July 19, 1996, Jack J. Luchese, the Chairman of the Board, President and Chief Executive Officer of CytRx, Frank Casieri, President and Chief Executive Officer of Proceutics, Inc. ("Proceutics"), and Howard Wachtler, an advisor to CytRx, met with Mr. Greenacre and Frank Conway, the Zynaxis Controller, to discuss such a merger. Proceutics is a wholly-owned subsidiary of CytRx that provides contract research pre-clinical development services to the pharmaceutical industry. Messrs. Luchese, Wachtler, Greenacre and Conway met again on August 8, 1996, to review additional information related to Zynaxis for the purpose of allowing CytRx to formulate a formal merger proposal. On August 12, 1996, Messrs. Luchese and Wachtler presented a proposal for the merger of Zynaxis and Proceutics to Mr. Greenacre, Stephen R. Reidy, a director of Zynaxis and general partner of Euclid Associates III, L.P., the general partner of a substantial investor in Zynaxis, and John F. Chappell, a director of Zynaxis and President of Plexus Ventures, Inc., which is an investor in Zynaxis.

     At the same time that representatives of Zynaxis were meeting with representatives of CytRx and its subsidiaries, Mr. Greenacre continued to pursue opportunities presented by other merger partners, and potential purchasers of the Zynaxis technologies. The results of his efforts were reported to and considered by the Zynaxis Board. On August 21, 1996, Messrs. Luchese, Wachtler and Greenacre held a telephone conference during which Mr. Greenacre expressed the opinion of the Zynaxis Board members that the August 12 offer be deferred pending completion of certain preconditions to the offer, including the sale of Cauldron to Seloc.

     Messrs. Luchese, Wachtler, Greenacre and Conway met on September 4, 1996 to discuss a revised proposal which recognized the withdrawal of Seloc from the purchase of the Cauldron division and the need of Zynaxis for short-term financing. The proposal set forth alternate deal structures for a merger of Zynaxis with Proceutics and a merger of Zynaxis with Vaxcel. The Zynaxis Board met on September 10, 1996 to review the revised proposal and requested additional information. The Zynaxis Board also considered a proposal by another potential merger partner. The next day, September 11, 1996, Messrs. Lyle A. Hohnke, Dennis P. Schafer, and Messrs. Chappell and Reidy, each a director of Zynaxis, and Messrs. Greenacre, Luchese and Wachtler held a telephone conference to discuss the revised proposal and to review additional information about the Vaxcel technology. The Zynaxis Board expressed a number of concerns about the proposal to

Messrs. Luchese and Wachtler. On September 12, 1996, the Zynaxis Board met again by teleconference to discuss the revised proposal and voted to reject the proposal.

     Messrs. Luchese and Wachtler then made a new proposal to Messrs. Greenacre and Conway for the merger of Zynaxis with Vaxcel on economic terms and conditions substantially the same as those set forth in the Agreement. Mr. Greenacre agreed to discuss the proposal with the Zynaxis Board. On September 13, 1996, the Zynaxis Board met by teleconference to consider the new proposal and authorized Mr. Greenacre to proceed to negotiate detailed terms for a merger with Vaxcel.

     During the second half of September and early October, representatives of CytRx, Vaxcel, Zynaxis and their respective legal and financial counsel met both face-to-face and by teleconference to negotiate the terms of the merger agreement and to carry out their respective "due diligence" reviews. On October 14, 1996, the Zynaxis Board met by teleconference to review the draft terms of the Agreement. While the terms of the merger remained subject to modifications for legal reasons, the Zynaxis Board reaffirmed its support of the proposed merger. Following further discussions between both parties to the merger, final documents were presented independently to the Boards of Zynaxis, Vaxcel and CytRx on November 7, 1996. Each of the Boards unanimously recommended approval of the Agreement and the transactions contemplated thereby subject to satisfactory completion of certain events, including, but not limited to the agreement of all holders of Zynaxis Preferred Stock to convert their Zynaxis Preferred Stock to Vaxcel Common Stock in the Merger, the agreement among certain shareholders to vote in favor of the Merger, and the agreement of Zynaxis' landlord to amend its lease. CytRx, Vaxcel, Vaxcel Merger Sub and Zynaxis entered into the Agreement on the morning of December 6, 1996, and announced the Agreement that day through a press release.

     Knowing that it would be able to fund its operations with the cash available under the Senior Credit Facility, Zynaxis made the delinquent payments due under the PLG Agreement and the Malvern lease. On a number of occasions in September and October 1996, Zynaxis contacted personnel at Nasdaq in order to attempt to persuade Nasdaq not to delist Zynaxis Common Stock pending the closing of the Merger because it was anticipated that as a result of the Merger shareholders of Zynaxis would receive stock satisfying Nasdaq's continued listing criteria. On October 11, 1996, Zynaxis submitted a written summary of the proposed transaction and a written request not to delist Zynaxis Common Stock prior to consummation of the Merger. Zynaxis was informed that in order to consider the continued listing of Zynaxis Common Stock, Nasdaq would need to receive and review a more detailed written proposal from Zynaxis regarding Zynaxis' plans for bringing its common stock into compliance with the listing criteria of the Nasdaq SmallCap Market. On November 27, 1996, Zynaxis sent Nasdaq a package notifying Nasdaq of the expected execution of the Agreement, explaining the details of the Merger, and repeating its request that the listing of Zynaxis Common Stock on the Nasdaq SmallCap Market be continued until consummation of the Merger. By letter dated December 14, 1996, Nasdaq informed Zynaxis that, notwithstanding the Merger, Zynaxis would not be afforded an extension of time in which to achieve compliance with the continued listing requirements of the Nasdaq SmallCap Market and that the securities of Zynaxis would be delisted from the Nasdaq SmallCap Market effective with the opening of business on Tuesday, December 24, 1996.

     Zynaxis' Reasons for the Merger. The Zynaxis Board believes that, if the Merger is not consummated, then it is highly probable that Zynaxis will cease to exist as a going concern. The Zynaxis Board believes that, if the Merger is not consummated, Zynaxis may not have cash sufficient to fund its ongoing operations or to repay the funds that will have been borrowed under the Senior Credit Facility. If Zynaxis defaults under the Senior Credit Facility, then CytRx may exercise its rights as a secured creditor under the Uniform Commercial Code (as adopted in the State of Georgia) with respect to certain assets of Zynaxis, including, but not limited to, foreclosing on Zynaxis' rights in its vaccine delivery technologies. In addition, although Zynaxis contacted a number of interested merger partners and began negotiations with several of them, Vaxcel was the only one willing to enter into a transaction on terms acceptable to the Zynaxis Board. The terms of the Agreement and the other Transaction Documents provide Zynaxis with short-term financing that allows Zynaxis to continue its operations until the Merger can be consummated, and provides the Zynaxis shareholders with the opportunity to participate in the equity growth that may result from the development and commercialization of the Zynaxis vaccine delivery technologies. The Zynaxis Board believes that Vaxcel's and Zynaxis' vaccine technologies are complementary and may afford the combined company greater access to corporate development partnerships generating research and development funding as well as greater access to capital markets than Zynaxis would have had by remaining independent.

     In reaching its conclusion, the Zynaxis Board also considered the disadvantages of the Merger, including the following: (i) the highly dilutive nature of the proposed Merger; (ii) the loss of control by Zynaxis' shareholders and management; and (iii) the concentration of risk in the area of vaccine technology as opposed to the diversification of risk attributable to having both drug and vaccine development programs. The Zynaxis Board believes that these disadvantages were outweighed by the advantages of the transaction, and has determined that the Merger and Asset Sales are in the best interests of Zynaxis and its shareholders. Accordingly, the Zynaxis Board unanimously approved and adopted the Agreement and the Merger contemplated thereby, the Asset Sales, and the Charter Amendment.

     THE ZYNAXIS BOARD RECOMMENDS THAT THE ZYNAXIS SHAREHOLDERS VOTE IN FAVOR OF THE CHARTER AMENDMENT, THE AGREEMENT AND THE MERGER CONTEMPLATED THEREBY, AND THE ASSET SALES.

     In reaching its conclusions, the Zynaxis Board considered a number of factors, including, among other things, the terms and conditions of the Agreement, information with respect to the financial condition, business operations and prospects of both Zynaxis and Vaxcel on both a historical and prospective basis, including information reflecting the two companies on a pro forma basis, and the views and opinions of its management.

     Vaxcel's Reasons for the Merger. Vaxcel has rights to injectable vaccine delivery technology, but it does not currently have rights to oral or mucosal delivery technology or a significant public holding of its stock that would provide a liquid market for those shares. The Vaxcel Board of Directors believes that the Zynaxis oral technologies may have commercial application for many marketed vaccines currently administered by parenteral injection, as well as certain new vaccines under development. The Zynaxis oral technologies can be administered alone or in combination with other vaccine carriers, delivery systems, and adjuvants; and oral immunization is an attractive alternative to injectable administration of vaccines, particularly when mucosal immunity is important. Accordingly, the Merger is consistent with Vaxcel's goal of building its competitive strength through the expansion of its vaccine delivery portfolio and enhancing its shareholder value by increasing liquidity for the Vaxcel Common Stock. The Board of Directors of Vaxcel also considered other advantages of the Merger, such as the fact that Vaxcel will acquire a license agreement with ALK.

     The Vaxcel Board also identified and considered certain potential disadvantages related to the Merger with Zynaxis. The disadvantages included, among others, (i) the uncertainty regarding divestiture of the Cauldron division; (ii) the cost of satisfying the current and expected liabilities of Zynaxis; and (iii) the absence of cash that Vaxcel could have obtained through an initial public offering.

THE MERGER

     Subject to the terms and conditions of the Agreement, at the Effective Time, Vaxcel Merger Sub will be merged with and into Zynaxis in accordance with the provisions of Section 1921 et seq. of the PBCL and Sections 14-2-1101 and 14-2-1107 of the Georgia Business Corporation Code ("GBCC") and with the effects provided in Section 1929 of the PBCL and Section 14-2-1106 of the GBCC. Zynaxis will be the surviving corporation resulting from the Merger and will become a wholly owned subsidiary of Vaxcel and will continue to be governed by the laws of the Commonwealth of Pennsylvania.

EXCHANGE RATIO

     Assuming no changes in the capitalization of either Vaxcel or Zynaxis, the Exchange Ratio is estimated to be approximately .0948. The Exchange Ratio is calculated based upon approximately 11,000,000 total shares outstanding of Vaxcel Common Stock subsequent to the Closing, with approximately 9,625,000 being held by CytRx and approximately 1,375,000 being held by the former Zynaxis shareholders.

     Generally, the Exchange Ratio is defined as: (i) 1,375,000, divided by (ii) the number of shares of Zynaxis Common Stock outstanding immediately prior to the Effective Time, giving effect to all issuances of common stock to which Zynaxis is committed as of the time of the Closing (other than issuances to occur upon the exercise of outstanding stock options and warrants) including but not limited to: (a) the number of shares of Zynaxis Capital Stock issuable upon conversion of all outstanding shares of Zynaxis Preferred Stock, and (b) the number of shares of Zynaxis Capital Stock issuable upon conversion of the principal and accrued interest of the Zynaxis Notes at the Per Share Price.

     Specifically, under the Agreement, the Exchange Ratio is defined as: (i) the number of shares of Vaxcel Common Stock held by CytRx immediately prior to the Closing, giving effect to the issuance of shares to CytRx in connection with the Closing pursuant to the Agreement, divided by (ii) 7 and further divided by
(iii) the sum of (a) the number of shares of Zynaxis Common Stock outstanding immediately prior to the Closing, giving effect to all issuances of common stock to which Zynaxis is committed as of the time of the Closing other than issuances to occur upon the exercise of outstanding stock options and warrants including but not limited to: (1) the delivery of 34,548 shares of Zynaxis Common Stock to certain officers and employees of Plexus Ventures, Inc. pursuant to the settlement agreement set forth in the letter from Zynaxis to Plexus Ventures, Inc. dated October 10, 1996, and (2) the issuance of approximately 22,000 additional shares of Zynaxis Common Stock to the Zynaxis 401(k) plan for the fourth quarter of 1996; (b) two times the number of shares of Zynaxis Preferred Stock outstanding as of the Closing; and (c) 1,320,706. The number 1,320,706 will be adjusted for splits and reverse splits of Vaxcel Common Stock.

PER SHARE PRICE

     Assuming no changes in the capitalization of either Vaxcel or Zynaxis, the Per Share Price is estimated to be approximately $.2758. The Per Share Price represents the value per share assigned to Zynaxis Capital Stock in the Merger transaction. Both CytRx and the Zynaxis shareholders will receive approximately 1,375,000 shares of Vaxcel Common Stock upon consummation of the Merger. As the CytRx contribution will principally be in the form of cash, the transaction price per share (of Vaxcel Common Stock) is easily determined as $4,000,000 divided by 1,375,000, or $2.909. To arrive at the Per Share Price of Zynaxis Common Stock, the Vaxcel per share price is multiplied by the Exchange Ratio (estimated to be approximately .0948), yielding an estimated Per Share Price of
 .2758.

     Specifically, in the Agreement, the Per Share Price is defined as: (i) $4,000,000, divided by (ii) the sum of (a) the number of shares of Zynaxis Common Stock outstanding immediately prior to the Closing, giving effect to all issuances of Zynaxis Common Stock to which Zynaxis is committed as of the time of the Closing other than issuances to occur upon the exercise of outstanding stock options and warrants including but not limited to: (1) the delivery of 34,548 shares of Zynaxis Common Stock to certain officers and employees of Plexus Ventures, Inc. pursuant to the settlement agreement set forth in the letter from Zynaxis to Plexus Ventures, Inc. dated October 10, 1996, and (2) the issuance of approximately 22,000 additional shares of Zynaxis Common Stock to the Zynaxis 401(k) plan for the fourth quarter of 1996; (b) two times the number of shares of Zynaxis Preferred Stock outstanding immediately prior to the Closing; and (c) 1,320,706. The number 1,320,706 will be adjusted for splits and reverse splits of Vaxcel Common Stock.

THE TRANSACTION DOCUMENTS

     Simultaneously with the execution of the Agreement: (i) Zynaxis and CytRx entered into the Senior Credit Facility; (ii) Zynaxis and CytRx entered into the Liquidation Agreement, which provides for CytRx to serve as Zynaxis' agent in the Asset Sales; (iii) Zynaxis, CytRx, Vaxcel, and the holders of all of the outstanding shares of Zynaxis Preferred Stock, who also hold certain Zynaxis Warrants, entered into the Preferred Stock and Warrant Agreement, conditioned upon the consummation of the Merger, making certain agreements with respect to their rights and converting the Zynaxis Warrants, upon consummation of the Merger, into Vaxcel Warrants; (iv) Zynaxis, CytRx and Vaxcel entered into the Note Exchange Agreement with Euclid and S.R. One, Ltd., who hold Zynaxis Notes, conditioned upon the consummation of the Merger, converting the Zynaxis Notes, upon consummation of the Merger, into the right to receive shares of Vaxcel Common Stock; (v) CytRx and certain holders of Zynaxis Capital Stock entered into the Shareholder Voting Agreements granting CytRx an irrevocable proxy to vote the shares held by such shareholders in favor of the Agreement and the Merger contemplated thereby, the Asset Sales, and the Charter Amendment, and
(vi) Vaxcel and Zynaxis entered into the Technology Development Agreement concerning the development, by Vaxcel, of certain technologies owned by or licensed to Zynaxis. Each of the Senior Credit Facility, the Liquidation Agreement, the Preferred Stock and Warrant Agreement, the Note Exchange Agreement, the

Shareholder Voting Agreements, and the Technology Development Agreement are incorporated into the Agreement as exhibits to the Agreement.

     The Senior Credit Facility. Simultaneously with the execution of the Agreement, in order to provide necessary funding for the operations of Zynaxis pending the Merger, Zynaxis and CytRx entered into a Secured Loan Agreement, pursuant to which CytRx agreed to lend up to $2,000,000 (the "Loan") to Zynaxis. Repayment of the Loan is evidenced by the Senior Secured Note, and is subject to a Security Agreement which grants to CytRx a security interest in all of the assets of Zynaxis and its subsidiaries. In addition, to secure the Senior Secured Note, Zynaxis Vaccine Technologies, Inc. ("ZVT"), a Pennsylvania corporation and a wholly owned subsidiary of Zynaxis, entered into a Collateral Assignment of License Agreement, a Guaranty and a Security Agreement ("ZVT Security Agreement"). The Collateral Assignment of License Agreement grants a security interest to CytRx in all of ZVT's right, title, and interest in, to and under a certain license agreement, as amended, dated July 1, 1987, by and among ZVT, SRI and UAB, licensing certain technology. The ZVT Security Agreement grants CytRx a security interest in all of the assets of ZVT.

     The Liquidation Agreement. The Zynaxis Board has appointed CytRx as its agent for the sale of certain assets listed in the Liquidation Agreement at the prices, and the settlement of the liabilities listed in the Liquidation Agreement for the amounts, identified in the Liquidation Agreement. The Zynaxis Board (and any applicable committees thereof) also have approved (i) an operating budget for the period between the date of the Liquidation Agreement and the Closing, (ii) certain agreements to be entered into by Zynaxis and CytRx with Martyn D. Greenacre and Michael A. Christie, and (iii) an agreement between QED Technologies, L.P. ("QED") and Zynaxis covering QED's relationship as Zynaxis' agent for the sale of the Cauldron division.

     Zynaxis has committed to exert its commercially reasonable best efforts to sell the assets and to cooperate with CytRx in its efforts to assist Zynaxis in selling the assets. Zynaxis has committed to approve and execute documents evidencing and perform any agreement negotiated by Zynaxis or CytRx with any prospective purchaser of any asset if (i) the purchase price is no lower than the amount and is consistent with the terms set forth in the Liquidation Agreement, and (ii) the other terms and conditions of the transaction are not less favorable to Zynaxis in any material respect than the terms and conditions of similar transactions.

     Zynaxis has committed to exert its commercially reasonable best efforts to settle the liabilities and to cooperate with CytRx in its efforts to assist Zynaxis in settling the liabilities. Zynaxis has committed to approve and execute documents evidencing and perform any agreement negotiated by Zynaxis or CytRx with any creditor for any liability, if (i) the cash payment required to be paid by Zynaxis to such creditor is no greater than the settlement amount and is consistent with the terms set forth for such liability in the Liquidation Agreement, and (ii) the other terms and conditions of the transaction are not less favorable to Zynaxis in any material respect than the terms and conditions of similar transactions.

     The Liquidation Agreement further provides that, subject to approval by the Committee (as defined below), which approval will not be unreasonably withheld, Zynaxis will approve and execute documents evidencing and perform any agreement negotiated by CytRx with any counsel, accountants, appraisers, brokers and other advisors in connection with the transactions (all for the account of Zynaxis), if (i) such person is not an affiliate of CytRx, and (ii) the terms and conditions of such agreement, taken as a whole, are fair to Zynaxis.

     In connection with CytRx's activities on Zynaxis' behalf, Zynaxis has agreed to cooperate with CytRx, to furnish or cause to be furnished to CytRx such information and data as CytRx may reasonably request, and to give CytRx reasonable access to Zynaxis' officers, directors, employees, appraisers and independent accountants.

     The Zynaxis Board has established a committee (the "Committee") of the Board consisting of John F. Chappell, Stephen K. Reidy and Martyn D. Greenacre, which has the full authority of the Board to authorize the transactions and the institution and prosecution of actions (including arbitration proceedings) relating to the transactions contemplated by the Liquidation Agreement. The Committee will confer with CytRx at such times as CytRx reasonably requests.

     The Liquidation Agreement also provides that Zynaxis will reimburse CytRx promptly for all reasonable out-of-pocket expenses, including reasonable fees and expenses of CytRx's counsel, incurred in connection with the rendering of CytRx services under the Liquidation Agreement. Zynaxis also has agreed to indemnify CytRx in accordance with certain indemnification provisions.

     CytRx may terminate the Liquidation Agreement at any time upon written notice, without liability or continuing obligation to Zynaxis. Zynaxis may not terminate the Liquidation Agreement unless and until the Agreement is terminated.

     Preferred Stock and Warrant Agreement. Simultaneously with the execution of the Agreement, Zynaxis, CytRx, Vaxcel, and the holders of Zynaxis Preferred Stock entered into the Preferred Stock and Warrant Agreement to modify, as of the Effective Time, the rights of the holders of Zynaxis Preferred Stock.

     Prior to the execution of the Preferred Stock and Warrant Agreement, the rights of holders of Zynaxis Preferred Stock were governed by a Preferred Stock and Warrant Purchase Agreement dated March 29, 1995, as amended (the "Preferred Stock and Warrant Purchase Agreement"), and the Statement with Respect to Shares filed by Zynaxis in the Department of State of the Commonwealth of Pennsylvania on April 6, 1995 ("Statement with Respect to Shares"). Pursuant to the Preferred Stock and Warrant Agreement, the holders of Zynaxis Preferred Stock agreed that the Preferred Stock and Warrant Purchase Agreement and all rights of the holders of Zynaxis Preferred Stock thereunder will terminate upon consummation of the Merger.

     The Preferred Stock and Warrant Agreement also provides that each of the holders of Zynaxis Preferred Stock elects that the consummation of the transactions contemplated by the Agreement and the Transaction Documents, including but not limited to the Liquidation Agreement, will not be deemed a liquidation for purposes of the Zynaxis Articles of Incorporation. In addition, each of the holders of Zynaxis Preferred Stock consented to the Senior Credit Facility and all liens, pledges, mortgages, security interests and other encumbrances to which the assets or properties of Zynaxis may become subject as part of the Senior Credit Facility.

     Pursuant to the Preferred Stock and Warrant Agreement, each of the holders of Zynaxis Preferred Stock agreed that upon consummation of the Merger, each Zynaxis Warrant held by the holders of Zynaxis Preferred Stock will be exchanged for a Vaxcel Warrant for a number of shares of Vaxcel Common Stock equal to: (i) the number of shares of Zynaxis Common Stock that the Zynaxis Warrants held by such shareholder are exercisable to purchase at that time multiplied by (ii) the Exchange Ratio.

     Each of the holders of Zynaxis Preferred Stock further agreed that: (i) upon execution of the Preferred Stock and Warrant Agreement, all rights that the holder of Zynaxis Preferred Stock may have had to require Zynaxis to register securities of Zynaxis for sale under applicable state and federal securities laws, whether granted pursuant to the Preferred Stock and Warrant Purchase Agreement or otherwise ("Preferred Stock Holder Registration Rights"), are suspended pending the Merger, and (ii) upon consummation of the Merger, all such Preferred Stock Holder Registration Rights will be terminated and such holder of Zynaxis Preferred Stock will have such registration rights as are provided in the Agreement. If the Agreement is terminated for any reason, then effective upon such termination, each holder of Zynaxis Preferred Stock will have such Preferred Stock Holder Registration Rights as such holder of Zynaxis Preferred Stock would have had if such Registration Rights had not been suspended.

     Note Exchange Agreement. Simultaneously with the execution of the Agreement, Zynaxis, CytRx, and Vaxcel entered into a Note Exchange Agreement with Euclid and S.R. One, Ltd. (together the "Noteholders"). The Noteholders hold Zynaxis Notes on which Zynaxis is the obligor.

     The Note Exchange Agreement provides that upon consummation of the Merger, each Zynaxis Note will be exchanged for the number of shares of Vaxcel Common Stock equal to the Exchange Ratio multiplied by the quotient (rounded down to the nearest whole share) obtained by dividing the unpaid principal amount of such Zynaxis Note, together with unpaid interest thereon accrued through September 30, 1996, by the Per Share Price, as such term is defined in the Agreement. At the Closing of the Merger, each holder of a Zynaxis Note will deliver to Zynaxis the Zynaxis Note, marked "Paid in Full," and Vaxcel will deliver to each such holder in exchange a certificate representing all the Note Shares to be issued in exchange for such Zynaxis Note.

     The Note Exchange Agreement also provides that: (i) upon execution of the Note Exchange Agreement, all rights that a Noteholder may have to require Zynaxis to register securities of Zynaxis for sale under applicable state and federal securities laws ("Noteholder Registration Rights") are suspended pending the consummation of the Merger; and (ii) upon consummation of the Merger, all such Noteholder Registration Rights will be terminated and such Noteholder will have such Noteholder Registration Rights as are provided for such Noteholder in the Agreement. If the Agreement is terminated for any reason, then effective upon such termination, the Noteholders will have the registration rights as such Noteholder would have had at such time if such rights had not been suspended.

     Technology Development Agreement. Pursuant to a license agreement dated July 1, 1987 by and between SRI, UAB, and Molecular Engineering Associates, Ltd., as amended, Zynaxis has an exclusive right and license to the PLG microencapsulation technology. Zynaxis also owns certain oral vaccine delivery technology related to compounds which bind to mucosal tissues (the "mucoadhesive").

     Because the Merger will take several months to consummate and the parties want to ensure the continued development of the PLG and the mucoadhesive technologies during the time period between execution of the Agreement and the consummation of the Merger, Vaxcel and ZVT entered into the Technology Development Agreement. Pursuant to the Technology Development Agreement, ZVT granted to Vaxcel during the term of the Agreement the exclusive right to continue to develop the PLG and the mucoadhesive technologies at Vaxcel's own cost and expense, subject to the rights granted to ALK in a development and licensing agreement dated September 21, 1995, by and between Zynaxis, ZVT, and ALK.

     Under the Technology Development Agreement, Vaxcel may, at its option and its sole discretion, elect to undertake the following activities: (i) perform preclinical experiments using the PLG and the mucoadhesive technologies at Vaxcel facilities or with other third parties and potential sublicensees; (ii) negotiate and execute agreements for the PLG and the mucoadhesive technologies, including, but not limited to, materials transfer agreements, research agreements, option agreements, sublicense agreements, or other similar agreements, subject to Zynaxis' right of approval as provided for in the Technology Development Agreement; (iii) conduct research activities involving the PLG and the mucoadhesive technologies and receive compensation from potential sublicensees regarding such research activities; (iv) gain access to data from current Zynaxis sublicensees for the PLG and the mucoadhesive technologies; (v) attend scientific conferences and present information to the conferences on the PLG and the mucoadhesive technologies; (vi) handle all patent application matters on behalf of Zynaxis as they arise, provided that in the event Vaxcel elects not to handle a patent application matter, then Zynaxis shall have the option to handle such matter; and (vii) perform other development activities that may arise during the term of the Technology Development Agreement. Vaxcel shall inform and provide updates to Zynaxis on a regular basis regarding development activities undertaken by Vaxcel.

     In the event Vaxcel obtains an agreement for the PLG and the mucoadhesive technologies as provided for under the Technology Development Agreement, Vaxcel will retain a maximum of the first $50,000 received from such agreement in consideration of the services performed under the Technology Development Agreement. Any amounts received in excess of $50,000 will be transferred to Zynaxis to be used in satisfaction of Zynaxis' obligations under the Agreement and the Senior Credit Facility. In the event that the Technology Development Agreement is terminated due to the termination of the Agreement, then (i) if the Agreement is terminated under certain circumstances described in the Agreement, all payments received following termination of the Agreement as a result of agreements for the PLG and the mucoadhesive technologies entered into by Vaxcel during the term of the Technology Development Agreement shall be divided such that 90% of all payments are promptly paid to Vaxcel, or (ii) if the Agreement is terminated for other reasons, all payments received following termination of the Technology Development Agreement as a result of agreements for the technologies entered into by Vaxcel during the term of the Technology Development Agreement will be paid to Zynaxis.

     Shareholder Voting Agreements. Simultaneously with the execution of the Agreement, CytRx entered into the Shareholder Voting Agreements with certain of the shareholders of Zynaxis. The following shareholders executed Shareholder Voting Agreements: Senmed Medical Ventures, Commonwealth Venture Partners I, L.P., Philadelphia Ventures-Japan I L.P., CIP Capital L.P., Gus G. Casten, and Alphi Fund L.P.

Collectively, as of December 6, 1996, these shareholders held approximately 13.2% of the issued and outstanding shares of Zynaxis Common Stock and approximately 25.1% of the issued and outstanding shares of Zynaxis Preferred
Stock and, as of the Record Date, held   % of the issued and outstanding shares
of Zynaxis Common Stock and   % of the issued and outstanding shares of Zynaxis
Preferred Stock. Pursuant to the Shareholder Voting Agreements, each of the shareholders agreed that: (i) at any meeting of shareholders of Zynaxis called to vote upon any of the matters contemplated by the Agreement (including, without limitation, the Asset Sales and the Charter Amendment) or at any adjournment thereof or in any other circumstances upon which a vote, consent or other approval with respect to any of the matters contemplated by the Agreement is sought, the shareholder will vote (or cause to be voted) the holder's shares in favor of each of the matters contemplated by the Agreement; and (ii) at any meeting of shareholders of Zynaxis or at any adjournment thereof or in any other circumstances upon which their vote, consent or other approval is sought, the holder will vote (or cause to be voted) such shareholder's shares against (a) any merger, consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by Zynaxis (other than the transactions contemplated by the Agreement), or (b) any amendment of Zynaxis' Articles of Incorporation, or Bylaws or other proposal or transaction involving Zynaxis or any of its subsidiaries, which amendment or other proposal or transaction would in any manner impede, frustrate, prevent or nullify any of the transactions contemplated by the Agreement (each of the foregoing in clause (a) or (b) above, a "Competing Transaction").

     The Shareholder Voting Agreements are substantially identical except for two of the Shareholder Voting Agreements. CIP Capital L.P., as of December 6, 1996, held approximately 3.2% of the issued and outstanding shares of Zynaxis
Preferred Stock and, as of the Record Date, held   % of the issued and
outstanding shares of Zynaxis Preferred Stock and Alphi Fund L.P. held, as of December 6, 1996, approximately 2.7% of the issued and outstanding shares of Zynaxis Common Stock and approximately 10.6% of the issued and outstanding
shares of Zynaxis Preferred Stock and, as of the Record Date, held   % of the
issued and outstanding shares of Zynaxis Common Stock and   % of the issued and
outstanding shares of Zynaxis Preferred Stock. CIP Capital L.P. and Alphi Fund L.P. executed Shareholder Voting Agreements that do not restrict the shareholder's ability to transfer his shares prior to consummation of the Merger. Each of the other Shareholder Voting Agreements provide that such shareholder will not transfer (which term includes, without limitation, any sale, gift, pledge or other disposition), or consent to any transfer of, any or all of such shareholder's shares or any interest therein; provided, that such shareholder may transfer any of the shareholder's shares to any other person who is, or to any family member of a person or charitable institution which prior to such transfer becomes, a party to the Shareholder Voting Agreements.

     Each of the Shareholder Voting Agreements provides that such shareholder will not (i) grant any proxy, power of attorney or other authorization in or with respect to such shareholder's shares, except for this Agreement, or (ii) deposit such shareholder's shares into a voting trust or enter into a voting agreement or arrangement with respect to such shareholder's shares. Further, each of the shareholders agreed: (i) to waive any rights of appraisal, or rights to dissent from the transactions contemplated by the Agreement, that such shareholder may have (including, without limitation, any rights arising under Subchapter 25E of the PBCL) and (ii) not to, nor permit any investment banker, attorney or other adviser or representative of the shareholder to, directly or indirectly, (a) solicit, initiate or encourage the submission of, any takeover proposal or (b) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any takeover proposal. "Takeover proposal" means any proposal for a merger or other business combination involving Zynaxis or any of its subsidiaries or any proposal or offer to acquire in any manner, directly or indirectly, an equity interest in any voting securities of, or a substantial portion of the assets of Zynaxis or any of its subsidiaries, other than the transactions contemplated by the Agreement and other than any transfer expressly permitted by the Shareholder Voting Agreements.

     Also pursuant to the Shareholder Voting Agreements, each shareholder irrevocably granted to, and appointed, CytRx, Jack J. Luchese, Chairman of the Board, President and Chief Executive Officer of CytRx, and Mark W. Reynolds, Chief Financial Officer of CytRx, in their respective capacities as officers of CytRx, and any individual who should succeed to any such office of CytRx, and each of them individually, the shareholder's proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of the shareholder, to vote the shareholder's shares, or grant a consent or approval in respect of such shares (i) in favor of each of the matters contemplated by the Agreement, and (ii) against any Competing Transaction.

     Finally, each of the Shareholder Voting Agreements, and all rights and obligations of the parties thereunder, terminates upon the first to occur of (i) the Closing, or (ii) the date upon which the Agreement is terminated in accordance with its terms; provided that if an Extension Event, as such term is defined below, shall have occurred as of or prior to termination of the Agreement, then, for a period of one year following such termination, certain of the rights and obligations of the parties under the Shareholder Voting Agreements will continue in full force and effect and the shareholder agrees not to transfer any or all of the shareholder's shares in connection with any Competing Transaction or takeover proposal. Each of the Shareholder Voting Agreements defines an "Extension Event" to mean any of the following events: (i) the Special Meeting to approve the matters contemplated by the Agreement is not held or the requisite approval at the Special Meeting by the holders of Zynaxis Capital Stock is not obtained, or (ii) any person (other than CytRx or any subsidiary of CytRx) has made, or disclosed an intention to make, a takeover proposal or proposal for a Competing Transaction.

     Vaxcel Warrants. The Vaxcel Warrants to be issued in exchange for the Zynaxis Warrants upon consummation of the Merger are governed by the Preferred Stock and Warrant Agreement and their own terms. The Vaxcel Warrants are convertible into shares of Vaxcel Common Stock. Pursuant to their terms, the Vaxcel Warrants are immediately exercisable upon consummation of the Merger and have a term of one year from the Closing. The Vaxcel Warrants are exercisable at a price per share equal to: (i) the Per Share Price divided by (ii) the Exchange Ratio (the "Vaxcel Warrant Price"). Beginning at the 60th day following the Closing, the Vaxcel Warrants are exercisable at a price per share equal to two times the Vaxcel Warrant Price in effect immediately prior to such time, subject to adjustment by the terms of such Vaxcel Warrant in the case of a Merger, consolidation, or reorganization of Vaxcel.

     The Vaxcel Warrants may be exercised during their term in whole or in part by the surrender of such Vaxcel Warrant, with the purchase agreement attached to such Vaxcel Warrant properly completed and executed, at the principal office of Vaxcel and upon payment to it by certified check or bank draft to the order of Vaxcel for the purchase price for the shares to be purchased upon such exercise. See "Description of Capital Stock -- Vaxcel Warrants."

     CytRx Warrant. The CytRx Warrant, to be issued to CytRx upon consummation of the Merger pursuant to the Agreement, provides that CytRx is entitled to purchase from Vaxcel a number of shares of Vaxcel Common Stock equal to: (i) the amount that the Board of Directors of CytRx reasonably determines is the minimum amount that must be contributed to the capital of Vaxcel in order for Vaxcel to satisfy or continue to satisfy quantitative requirements for inclusion or continued inclusion of the Vaxcel Common Stock on the Nasdaq SmallCap Market divided by (ii) one-half of the Per Share Price and multiplied by (iii) the Exchange Ratio.

     The per share price for the shares which may be purchased upon the exercise of the CytRx Warrant (the "Exercise Price") is initially equal to: (i) one-half of the Per Share Price, divided by (ii) the Exchange Ratio, subject to adjustment pursuant to the terms of the CytRx Warrant for any mergers, consolidations or reorganizations of Vaxcel. The CytRx Warrant may be exercised by giving written notice to Vaxcel and providing Vaxcel with the Exercise Price.

     CytRx has the right to purchase shares of Vaxcel Common Stock under the terms of the CytRx Warrant from the time that the CytRx Board reasonably determines that Vaxcel's total assets and capital and surplus are insufficient to satisfy the total assets and capital and surplus requirements for inclusion of the Vaxcel Common Stock in the Nasdaq SmallCap Market until December 6, 1997. See "Description of Capital Stock -- CytRx Warrant."

EFFECT OF THE MERGER ON STOCK OPTIONS, WARRANTS, AND PROMISSORY NOTES

     The Agreement contemplates that at the Effective Time, each of the Zynaxis Options granted by Zynaxis under the Zynaxis Stock Plan, as that term is defined in the Agreement, which are outstanding at the Effective Time, whether or not exercisable, will be converted into and become rights with respect to Vaxcel Common

Stock, and Vaxcel will assume each Zynaxis Option, in accordance with the terms of the Zynaxis Stock Plan and stock option agreement by which it is evidenced, except that from and after the Effective Time, (i) Vaxcel and its Compensation Committee will be substituted for Zynaxis and the committee of the Zynaxis Board (including, if applicable, the entire Zynaxis Board) administering such Zynaxis Stock Plan, (ii) each Zynaxis Option assumed by Vaxcel may be exercised solely for shares of Vaxcel Common Stock (or cash, if so provided under the terms of the Zynaxis Option), (iii) the number of shares of Vaxcel Common Stock subject to such Zynaxis Option will be equal to the number of shares of Zynaxis Common Stock subject to such Zynaxis Option immediately prior to the Effective Time multiplied by the Exchange Ratio, and (iv) the per share exercise price under each such Zynaxis Option will be adjusted by dividing the per share exercise price under each such Zynaxis Option by the Exchange Ratio and rounding up to the nearest cent. Notwithstanding the provisions of clause (iii) of the preceding sentence, Vaxcel will not be obligated to issue any fraction of a share of Vaxcel Common Stock upon exercise of Zynaxis Options and any fraction of a share of Vaxcel Common Stock that otherwise would be subject to a converted Zynaxis Option will represent the right to receive a cash payment equal to the product of such fraction and the difference between the market value of one share of Vaxcel Common Stock and the per share exercise price of such option. In addition, notwithstanding any other term in the Agreement, each Zynaxis Option which is an "incentive stock option" will be adjusted as required by Section 424 of the Code, and the regulations promulgated thereunder, so as not to constitute a modification, extension, or renewal of the option, within the meaning of
Section 424(h) of the Code.

     All restrictions or limitations on transfer with respect to Zynaxis Common Stock awarded under the Zynaxis Stock Plans or any other plan, program, contract, or arrangement of any Zynaxis company, to the extent that such restrictions or limitations will not have already lapsed (whether as a result of the Merger or otherwise), and except as otherwise expressly provided in such plan, program, contract, or arrangement, will remain in full force and effect with respect to shares of Vaxcel Common Stock into which such restricted stock is converted pursuant to the Agreement.

     The Agreement also contemplates that at the Effective Time, each Zynaxis Warrant which is outstanding at the Effective Time and is held by a party to the Preferred Stock and Warrant Agreement shall be exchanged for a warrant to purchase Vaxcel Common Stock in accordance with the terms of the Preferred
Stock and Warrant Agreement.

     Each Zynaxis Non-Financing Warrant which is outstanding at the Effective Time will be converted into and become a Vaxcel Non-Financing Warrant and Vaxcel will assume each such warrant, in accordance with the terms of the warrant agreement by which it is evidenced, except that from and after the Effective Time, (i) each Zynaxis Non-Financing Warrant assumed by Vaxcel may be exercised solely for shares of Vaxcel Common Stock, (ii) the number of shares of Vaxcel Common Stock subject to such Vaxcel Non-Financing Warrant will be equal to the number of shares of Zynaxis Common Stock subject to such Zynaxis Non-Financing Warrant immediately prior to the Effective Time multiplied by the Exchange Ratio, and (iii) the per share exercise price under each such Vaxcel Non-Financing Warrant will be adjusted by dividing the per share exercise price under each such Zynaxis Non-Financing Warrant by the Exchange Ratio and rounding up to the nearest cent. Notwithstanding the foregoing, Vaxcel will not be obligated to issue any fraction of a share of Vaxcel Common Stock upon exercise of such Vaxcel Non-Financing Warrants and any fraction of a share of Vaxcel Common Stock that otherwise would be subject to a converted Vaxcel Non-Financing Warrant will represent the right to receive a cash payment upon exercise of such converted Vaxcel Non-Financing Warrant equal to the product of such fraction and the difference between the market value of one share of Vaxcel Common Stock at the time of exercise of such converted Vaxcel Non-Financing Warrant and the per share exercise price of such converted Vaxcel Non-Financing Warrant. The market value of one share of Vaxcel Common Stock at the time of exercise of a converted Vaxcel Non-Financing Warrant will be the last sale price of a share of Vaxcel Common Stock on the Nasdaq SmallCap Market (as reported by The Wall Street Journal or, if not reported thereby, any other authoritative source selected by Vaxcel) on the last trading day preceding the date of exercise.

     Each Zynaxis Note which is held by a party to the Note Exchange Agreement will be exchanged for shares of Vaxcel Common Stock in accordance with the terms of the Note Exchange Agreement, as described above.

EFFECTIVE TIME OF THE MERGER

     Subject to the conditions to the obligations of the parties to effect the Merger, the Effective Time of the Merger and other transactions contemplated by the Agreement will occur upon the last to occur of: (i) the filing of the Articles of Merger in the Department of State of the Commonwealth of Pennsylvania and (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Georgia. Unless otherwise agreed upon by Vaxcel and Zynaxis, and subject to the conditions to the obligations of the parties to effect the Merger, the parties will use their reasonable efforts to cause the Effective Time to occur as soon as practical following the last to occur of (i) the effective date (including the expiration of any applicable waiting period) of the last consent of any regulatory authority required for the Merger and (ii) the date on which the shareholders of Zynaxis approve the matters relating to this Agreement required to be approved by such shareholders by applicable law.

     No assurance can be provided that the necessary shareholder approval can be obtained or that other conditions precedent to the Merger can or will be satisfied. Zynaxis and Vaxcel anticipate that all conditions to consummation of the Merger will be satisfied so that the Merger can be consummated during the first quarter of 1997. However, delays in the consummation of the Merger could occur.

     The Board of Directors of Zynaxis, Vaxcel, or CytRx generally may terminate the Agreement if the Merger is not consummated by March 31, 1997, unless the failure to consummate by that date is the result of a breach of the Agreement by the party seeking termination. See "-- Conditions to Consummation of the Merger" and "-- Waiver, Amendment, and Termination."

DISTRIBUTION OF VAXCEL STOCK CERTIFICATES AND WARRANTS

     Promptly after the Effective Time, Vaxcel will cause American Stock Transfer and Trust Company, acting in its capacity as Exchange Agent as such term is defined in the Agreement, to mail a letter of transmittal, together with instructions for the exchange of the Certificates representing shares of Zynaxis Capital Stock for certificates representing shares of Vaxcel Common Stock, to the former shareholders of Zynaxis.

     ZYNAXIS SHAREHOLDERS SHOULD NOT SEND IN THEIR CERTIFICATES UNTIL THEY RECEIVE THE LETTER OF TRANSMITTAL AND INSTRUCTIONS.

     Upon surrender to the Exchange Agent of Certificates for Zynaxis Capital Stock, together with a properly completed letter of transmittal, there will be issued and mailed to each holder of Zynaxis Capital Stock surrendering such items a certificate or certificates representing the number of shares of Vaxcel Common Stock to which such holder is entitled, if any, and a check for the amount to be paid in lieu of any fractional share (without interest), together with all undelivered dividends or distributions in respect of such shares (without interest thereon). After the Effective Time, to the extent permitted by law, Zynaxis shareholders of record as of the Effective Time will be entitled to vote at any meeting of Vaxcel shareholders the number of whole shares of Vaxcel Common Stock into which their shares of Zynaxis Capital Stock have been converted, regardless of whether such shareholders have surrendered their Zynaxis Capital Stock Certificates. Whenever a dividend or other distribution is declared by Vaxcel on Vaxcel Common Stock, the record date for which is at or after the Effective Time, the declaration will include dividends or other distributions on all shares issuable pursuant to the Agreement, but, beginning 30 days after the Effective Time, no dividend or other distribution payable after the Effective Time with respect to Vaxcel Common Stock will be paid to the holder of any unsurrendered Zynaxis Common Stock Certificate until the holder duly surrenders such certificate. Upon surrender of such Zynaxis Common Stock Certificate, however, both the Vaxcel Common Stock certificate, together with all undelivered dividends or other distributions (without interest) and any undelivered cash payments to be paid in lieu of fractional shares (without interest), will be delivered and paid with respect to each share represented by such certificate.

     After the Effective Time, there will be no transfers of shares of Zynaxis Capital Stock on Zynaxis' stock transfer books. If Certificates representing shares of Zynaxis Capital Stock are presented for transfer after the Effective Time, they will be canceled and exchanged for the shares of Vaxcel Common Stock and a check for the amount due in lieu of fractional shares and undelivered dividends, if any, deliverable in respect thereof. In no event will the holder of any surrendered Certificate(s) be entitled to receive interest on any cash to be issued to such holder, and in no event will Zynaxis, Vaxcel, or the Exchange Agent be liable to any holder of Zynaxis Capital Stock for any Vaxcel Common Stock or dividends thereon or cash delivered in good faith to a public official pursuant to any applicable abandoned property, escheat, or similar law.

     Pursuant to the Preferred Stock and Warrant Agreement, at the Closing, each holder of a Zynaxis Warrant who is a party to the Preferred Stock and Warrant Agreement will surrender the Zynaxis Warrant and Vaxcel will deliver to each such holder in exchange a Vaxcel Warrant. At the Closing, each holder of a Zynaxis Non-Financing Warrant will surrender such warrant and Vaxcel will deliver to each such holder in exchange a Vaxcel Non-Financing Warrant. At the Closing, each holder of a Zynaxis Note will deliver to Zynaxis the Zynaxis Note, marked "Paid in Full," and Vaxcel will deliver to each such holder in exchange a certificate representing all the Note Shares to be issued in exchange for such Zynaxis Note.

CONDITIONS TO CONSUMMATION OF THE MERGER

     Consummation of the Merger is subject to various conditions, including the following: (i) receipt of the approval of the Agreement and the Merger contemplated thereby, the Asset Sales, and the Charter Amendment by the shareholders of Zynaxis as required by the PBCL; (ii) receipt of any regulatory approvals required for consummation of the Merger; (iii) receipt of an opinion of Alston & Bird in form reasonably satisfactory to the parties, to the effect that for federal income tax purposes the contributions in exchange for Vaxcel Common Stock will constitute a transaction described in Section 351 of the Code;
(iv) receipt of approval of the shares of Vaxcel Common Stock issuable pursuant to the Merger for listing on the Nasdaq SmallCap market, subject to official notice of issuance; (v) the Registration Statement being declared effective and all necessary SEC and state approvals relating to the issuance or trading of the shares of Vaxcel Common Stock issuable pursuant to the Merger shall have been received; (vi) the accuracy, as of the date of the Agreement and as of the Effective Time, of the representations and warranties of Zynaxis and Vaxcel as set forth in the Agreement; (vii) the performance of all agreements and the compliance with all covenants of Zynaxis and Vaxcel as set forth in the Agreement; (viii) receipt of all consents required for consummation of the Merger or for the preventing of any default under any contract or permit which, if not obtained or made, is reasonably likely to have, individually or in the aggregate, a material adverse effect; (ix) the absence of any law or order or any action taken by any court, governmental, or regulatory authority prohibiting, restricting, or making illegal the consummation of the transaction;
(x) receipt by the parties of legal opinions as to the matters set forth in the Agreement; (xi) receipt by Vaxcel, from each affiliate of Zynaxis, of the affiliates letters referred to in the Agreement; (xii) execution of the Transaction Documents by each of the intended parties and no party can be in default under the Transaction Documents; (xiii) execution by Zynaxis of an amendment to its lease that is reasonably satisfactory to CytRx, Vaxcel and Vaxcel Merger Sub; (xiv) releases from liability under a sublease of which Zynaxis is a sublessor being obtained by Zynaxis that are satisfactory to CytRx, Vaxcel, and Vaxcel Merger Sub; (xv) the Zynaxis Board and all relevant committees thereof must have adopted resolutions that in the judgment of CytRx and its counsel are sufficient to prevent immediate vesting of outstanding options of Zynaxis, to approve the treatment of outstanding options of Zynaxis in the Merger and to find the options to be received "comparable" to currently outstanding options of Zynaxis within the meaning of the Zynaxis Stock Plan;
(xvi) the holders of shares of Zynaxis Capital Stock having the right to vote no more than 10% of the votes that could be cast by all holders of Zynaxis Capital Stock voting together as a single class will have elected to exercise their statutory dissenters' rights or their statutory objection rights, if any, under
Section 2546 of the PBCL; (xvii) the execution by every holder of shares of Zynaxis Preferred Stock or of Zynaxis Warrants referenced in the Preferred Stock and Warrant Agreement must have executed the Preferred Stock and Warrant Agreement; and (xvii) satisfaction of certain other conditions, including the receipt of certain legal opinions and various certificates from the officers of Zynaxis and Vaxcel. See "-- Regulatory Approvals" and "-- Waiver, Amendment, and Termination."

     No assurance can be provided as to when or if all of the conditions precedent to the Merger can or will be satisfied or waived by the party permitted to do so. In the event the Merger is not effected on or before March 31, 1997, the Agreement may be terminated and the Merger abandoned by a vote of a majority of the Board of Directors of either Zynaxis, Vaxcel, or CytRx. See "-- Waiver, Amendment, and Termination."

REGULATORY APPROVALS

     The Merger is not subject to the requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder, which provide that certain merger transactions may not be consummated until required information and material have been furnished to the Antitrust Division of the Department of Justice and the Federal Trade Commission and certain waiting periods have expired or been terminated. Other than certain filings and approvals which may be required under certain state securities or "blue sky" laws, Vaxcel and Zynaxis are not aware of any federal or state regulatory requirements that must be complied with or approval obtained in connection with the Merger.

     Should any approval or action be required, it presently is contemplated that such approval or action would be sought. The Merger may not proceed in the absence of receipt of the requisite regulatory approvals. There can be no assurance that any such approvals, if necessary, will not impose conditions or be restricted in a manner (including requirements relating to the raising of additional capital or the disposition of assets) which in the reasonable judgment of the Board of Directors of either Vaxcel or Zynaxis would so materially adversely impact the economic or business benefits of the transactions contemplated by the Agreement that, had such condition or requirement been known, such party would not, in its reasonable judgment, have entered into the Agreement.

WAIVER, AMENDMENT, AND TERMINATION

     To the extent permitted by applicable law, the parties to the Agreement, with the approval of their respective Boards of Directors, may amend the Agreement by written agreement at any time before or after approval of the Agreement by the Zynaxis shareholders; provided, however, that after the Special Meeting, no amendment may reduce or modify in any material respect the consideration to be received by holders of Zynaxis Capital Stock without the requisite approval of the holders of the issued and outstanding shares of Zynaxis Capital Stock entitled to vote thereon. In addition, prior to or at the Effective Time, either Zynaxis or Vaxcel, or both, acting through their respective Boards of Directors or chief executive officers or other authorized officers may waive any default in the performance of any term of the Agreement by the other party, may waive or extend the time for the compliance or fulfillment by the other party of any and all of its obligations under the Agreement, and may waive any of the conditions precedent to the obligations of such party under the Agreement, except any condition that, if not satisfied, would result in the violation of any applicable law or governmental regulation. No such waiver will be effective unless written and unless executed by a duly authorized officer of Zynaxis or Vaxcel, as the case may be.

     The Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time (i) by the mutual consent of the Boards of Directors of Zynaxis and CytRx, (ii) by the Board of Directors of Zynaxis or CytRx (a) in the event of any material breach of any representation or warranty of the other party contained in the Agreement which cannot be or has not been cured within 30 days after giving written notice to the breaching party of such inaccuracy and which breach is reasonably likely, in the opinion of the non-breaching party, to have, individually or in the aggregate, a Material Adverse Effect, as defined in the Agreement, on the breaching party (provided that the terminating party is not then in material breach of any representation, warranty, covenant, or other agreement contained in the Agreement), (b) in the event of a material breach by the other party of any covenant or agreement contained in the Agreement which cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach (provided that the terminating party is not then in material breach of any representation, warranty, covenant, or other agreement contained in the Agreement), (c) in the event (1) any consent of any regulatory authority required for consummation of the Merger and the other transactions contemplated hereby shall have been denied by final nonappealable action of such authority or if any action taken by such authority is not appealed within the time limit for appeal, or (2) the shareholders of Zynaxis fail to vote their approval of the matters relating to the Agreement and the transactions contemplated thereby at the Special Meeting where such matters were presented to such shareholders for approval and voted upon (provided that the terminating party is not then in material breach of any representation, warranty, covenant, or other agreement contained in the Agreement), (d) if the Merger is not consummated by March 31, 1997, provided that the failure to consummate is not due to the breach by the party electing to terminate, or (e) if any of the conditions precedent to the obligations of such party to consummate the Merger have not been satisfied, fulfilled, or waived by the appropriate party by March 31, 1997 (provided that the terminating party is not then in material breach of any representation, warranty or covenant or other agreement contained in the Agreement).

     If the Merger is terminated as described above, the Agreement will become void and have no effect, except that certain provisions of the Agreement, including those relating to the obligations to share certain expenses, maintain the confidentiality of certain information obtained, and return all documents obtained from the other party under the Agreement, will survive. In addition, termination of the Agreement will not relieve any breaching party from liability for any uncured willful breach of a representation, warranty, covenant, or agreement giving rise to such termination. See "-- Expenses and Fees."

DISSENTERS' RIGHTS

     Pursuant to the PBCL, the owners of shares of Zynaxis Capital Stock at the Record Date (collectively, the "Eligible Shares") will have dissenters rights in connection with the Merger under PBCL Subchapter 15D (hereinafter "Subchapter 15D"), a copy of which is attached to this Proxy Statement as Appendix D, and may object to the Agreement and the Merger contemplated thereby, and the Asset Sales, and demand in writing that Vaxcel pay the fair value of their Eligible Shares.

     FAILURE BY ANY DISSENTING SHAREHOLDER TO COMPLY WITH ANY PROCEDURE REQUIRED BY SUBCHAPTER 15D MAY CAUSE A TERMINATION OF SUCH SHAREHOLDER'S DISSENTERS RIGHTS. THE PARTIES WILL NOT GIVE ANY NOTICE OF THE FOLLOWING REQUIREMENTS OTHER THAN AS DESCRIBED IN THIS PROXY STATEMENT AND AS REQUIRED BY THE PBCL.

     A holder of record of Eligible Shares may assert dissenters rights as to fewer than all of the Eligible Shares registered in such holder's name only if the holder dissents with respect to all the Eligible Shares of the same class or series beneficially owned by any one person and discloses the name and address of the person or persons on whose behalf the holder dissents. In that event, the holder's rights shall be determined as if the shares as to which the holder has dissented and the other shares were registered in the names of different holders. A beneficial owner of Eligible Shares, who is not also the record holder of such shares, may assert dissenters rights with respect to shares held on the owner's behalf and shall be treated as a dissenting shareholder under the terms of Subchapter 15D if the beneficial owner submits to Zynaxis not later than the time of filing the Notice of Intention to Dissent (as defined below) a written consent of the record holder. Such beneficial owner may not dissent with respect to some but less than all Eligible Shares of the same class or series so owned.

     Holders of Eligible Shares (or beneficial owners thereof as provided above) who follow the procedures of Subchapter 15D as outlined below will be entitled to receive from Vaxcel the fair value of their Eligible Shares immediately before the Effective Time of the Merger, taking into account all relevant factors but excluding any appreciation or depreciation in anticipation of the Merger. Holders of Eligible Shares (or beneficial owners thereof) who elect to exercise their dissenters rights must comply with all of the following procedures to preserve those rights.

     Holders of Eligible Shares (or beneficial owners thereof) who wish to exercise dissenters rights must file a written notice of intention to demand the fair value of their Eligible Shares if one or more of the Merger, or the Asset Sales is effectuated (the "Notice of Intention to Dissent"). Such dissenters must file the Notice of Intention to Dissent with the Secretary of Zynaxis prior to the vote for the proposal to which the holder objects, but in no event later
than        .M. on           1997, the time and date of the Special Meeting;
they must make no change in their beneficial ownership of Eligible Shares from the date of such filing until the Effective Time of the Merger; and they must refrain from voting their Eligible Shares for the adoption of the proposal or proposals to which the holder objects. Neither a proxy nor a vote against a proposal will constitute the giving of the Notice of Intention to Dissent. Shareholders who return signed, unvoted proxy cards will be deemed to have voted for the proposals set forth on such cards and will not be entitled to dissenters rights.

     If either the Agreement and the Merger contemplated thereby, or the Asset Sales is approved by the required vote at the Special Meeting, Vaxcel will mail a notice (the "Notice of Approval") to all dissenters who filed a Notice of Intention to Dissent prior to the vote on each of the Agreement, or the Asset Sales who refrained from voting for the adoption of one or more of the proposals. Vaxcel expects to mail the Notice of Approval promptly after effectuation of the Merger. The Notice of Approval will state where and when (the "Demand Deadline") a demand for payment must be sent and certificates for Eligible Shares must be deposited in order to obtain payment; it will supply a form for demanding payment (the "Demand Form") which includes a request for certification of the date on which the holder, or the person on whose behalf the holder dissents, acquired beneficial ownership of Eligible Shares; and it will be accompanied by a copy of Subchapter 15D. Dissenters must ensure that the Demand Form and their certificates for Eligible Shares are received by Vaxcel on or before the Demand Deadline. All mailings to Vaxcel are at the risk of the dissenter. Accordingly, Vaxcel recommends that the Notice of Intention to Dissent, the Demand Form and the holder's stock certificates be sent by certified mail.

     Any holder (or beneficial owner) of Eligible Shares who fails to file a Notice of Intention to Dissent, fails to complete and return the Demand Form, or fails to deposit stock certificates with Vaxcel, each within the time periods provided above, will lose the holder's (or beneficial owner's) dissenters rights under Subchapter 15D. A dissenter will retain all rights of a shareholder, or beneficial owner, as the case may be, until those rights are modified by effectuation of the Merger.

     Upon timely receipt of the completed Demand Form, Vaxcel is required by the PBCL either to remit to dissenters who have returned the Notice of Intention to Dissent and the completed Demand Form and have deposited their certificates, the amount Vaxcel estimates to be the fair value for their shares or to give written notice that no such remittance will be made. Vaxcel will determine whether to make such a remittance or to defer payment for such shares until completion of the necessary appraisal proceedings, after giving due consideration to the number of shares, if any, with respect to which shareholders have dissented and any objections that may be raised with respect to the standing of the dissenting shareholder. The remittance or notice will be accompanied by:

          (1) The closing balance sheet and statement of operations of Vaxcel for the fiscal year ended December 31, 1996, together with the latest available interim financial statements.

          (2) A statement of Vaxcel's estimate of the fair value of the Eligible Shares.

          (3) A notice of the right of the dissenter to demand payment or supplemental payment, as the case may be, accompanied by a copy of Subchapter 15D.

     If Vaxcel does not remit the amount of its estimate of the fair value of the Eligible Shares, it will return any certificates that have been deposited, and may make a notation on any such certificates that a demand for payment in accordance with Subchapter 15D has been made. If shares carrying such notation are thereafter transferred, each new certificate issued therefor may bear a similar notation, together with the name of the original dissenting holder or owner of such shares. A transferee of such shares will not acquire by such transfer any rights in Vaxcel other than those which the original dissenter had after making demand for payment of their fair value.

     If Vaxcel gives notice of its estimate of the fair value of the shares as provided above, without remitting such amount, or remits payment of its estimate of the fair value of a dissenter's shares and the dissenter believes that the amount remitted or stated is less than the fair value of such shares, the dissenter may send to Vaxcel the dissenter's own estimate (the "Holder's Estimate") of the fair value of the shares as contemplated by PBCL sec. 1578, which will be deemed a demand for payment of the amount of the deficiency. If a dissenter does not file a Holder's Estimate within 30 days after the mailing by Vaxcel of its remittance or notice, the dissenter will be entitled to no more than the amount stated in the notice or remitted to the dissenter by Vaxcel.

     If, within 60 days after the Effective Time of the Merger or after the timely receipt by Vaxcel of any Holder's Estimate, whichever is later, any demands for payment remain unsettled, Vaxcel may file in the

Court of Common Pleas of Chester County an application for relief requesting that the fair value of the shares be determined by the court. There is no assurance that Vaxcel will file such an application. All dissenters, wherever residing, whose demands have not been settled will be made parties to any such appraisal proceeding. The court may appoint an appraiser to receive evidence and recommend a decision on the issue of fair value. Each dissenter who is made a party will be entitled to recover the amount by which the fair value of the dissenter's shares is found to exceed the amount, if any, previously remitted, plus interest. If Vaxcel fails to file an application for relief, any dissenter who has made a demand and who has not already settled the dissenter's claim against Vaxcel may do so in the name of Vaxcel at any time within 30 days after the expiration of the 60-day period. If a dissenter does not file an application within the 30-day period, each dissenter entitled to file an application shall be paid Vaxcel's estimate of the fair value of the shares and no more, and may bring an action to recover any amount not previously remitted.

     The costs and expenses of such court proceedings, including the reasonable compensation and expenses of the appraiser appointed by the court, will be determined by the court and assessed against Vaxcel, except that any part of the costs and expenses may be apportioned and assessed as the court deems appropriate against all or some of the dissenters who are parties and whose action in demanding supplemental payment the court finds to be dilatory, obdurate, arbitrary, vexatious, or in bad faith. Fees and expenses of counsel and of experts for the respective parties may be assessed as the court deems appropriate against Vaxcel, and in favor of any or all dissenters, if Vaxcel fails to comply substantially with the requirements of Subchapter 15D. Such fees and expenses may be assessed against either Vaxcel or a dissenter, if the court finds that the party against whom the fees and expenses are assessed acted in bad faith or in a dilatory manner. If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated and should not be assessed against Vaxcel, it may award such counsel reasonable fees to be paid out of the amounts awarded to the dissenters who were benefited.

     Under the PBCL, a shareholder of Zynaxis has no right to obtain, in the absence of fraud or fundamental unfairness, an injunction against the Merger or Asset Sales, nor any right to valuation and payment of the fair value of the holder's shares because of the Merger or Asset Sales, except to the extent provided by the dissenters rights provisions of Subchapter 15D. The PBCL also provides that absent fraud or fundamental unfairness, the rights and remedies provided by Subchapter 15D are exclusive.

     The foregoing description of the rights of dissenters under Subchapter 15D should be read in conjunction with Appendix D to this Proxy Statement, and is qualified in its entirety by the provisions of Subchapter 15D.

OBJECTION RIGHTS UNDER SUBCHAPTER 25E OF THE PBCL

     The adoption of the Charter Amendment amending the Articles of Incorporation of Zynaxis and making PBCL Subchapter 25E (hereinafter "Subchapter 25E") inapplicable to the Merger is a condition to the consummation of the Merger. If the Charter Amendment is not approved by holders of Zynaxis Capital Stock and Vaxcel elects to proceed with the Merger, each of the holders of Eligible Shares pursuant to Subchapter 25E of the PBCL who objects to the Merger and complies with certain procedural requirements will be entitled to receive cash from CytRx for each of such shareholder's Eligible Shares in an amount equal to the "fair value" of each Eligible Share as of the date the control transaction occurs. Although Subchapter 25E of the PBCL provides for a judicial appraisal procedure, "fair value" is defined to be not less than the highest price per share paid by the acquiror in a control transaction at any time during the 90-day period ending on and including the date of the control transaction, plus to the extent not reflected in such price paid, an increment representing any value, including, without limitation, any proportion of any value payable for control of such corporation. A control transaction is the acquisition by a person (or group of persons acting in concert) of voting power over voting shares of a registered corporation (of which Zynaxis is one) which would entitle the holders of such shares to cast 20% or more of the votes that all shareholders would be entitled to cast in an election of directors of such corporation.

     FAILURE BY ANY OBJECTING SHAREHOLDER TO COMPLY WITH ANY PROCEDURE REQUIRED BY SUBCHAPTER 25E MAY CAUSE A TERMINATION OF SUCH SHAREHOLDER'S RIGHT TO RECEIVE PAYMENT THEREUNDER. THE PARTIES WILL NOT GIVE

ANY NOTICE OF THE FOLLOWING REQUIREMENTS OTHER THAN AS DESCRIBED IN THIS PROXY STATEMENT/PROSPECTUS AND AS REQUIRED BY THE PBCL.

     Pursuant to Subchapter 25E, prompt notice (the "Notice") that a control transaction has occurred is required to be given to each holder of Eligible Shares and the Court of Common Pleas of Chester County (the "Court"), accompanied by a petition (the "Petition") to the Court requesting that the fair value of the Eligible Shares be determined pursuant to Subchapter 25E if the Court receives certificates from holders of Eligible Shares or an equivalent request for transfer of uncertificated securities. The Notice must include a copy of Subchapter 25E and inform all holders of Eligible Shares that they are entitled to demand fair value for their shares. It must also set forth the minimum value a holder of Eligible Shares can receive under Subchapter 25E and inform the holders of Eligible Shares (who believe the fair value to be higher than the minimum value described above) of the appraisal procedure for determining fair value provided for under Subchapter 25E.

     In the event Zynaxis shareholders do not approve the Charter Amendment and Vaxcel elects to proceed with the Merger, any holder of Eligible Shares may, prior to or within a reasonable time after the Notice is given, make written demand (the "Objector's Demand") on CytRx for payment of cash for each Eligible Share in an amount equal to the fair value thereof as of the date on which the control transaction occurs, taking into account all relevant factors. Such Objector's Demand must state the number and class or series, if any, of Eligible Shares owned with respect to which the Objectors Demand is made. CytRx will be required to pay this amount to the holders of Eligible Shares pursuant to the procedures in Subchapter 25E. Nothing in Subchapter 25E precludes CytRx from offering to purchase Eligible Shares at a price other than that provided in Subchapter 25E, and nothing therein precludes any holder of Eligible Shares from agreeing to sell such shares at that or any other price to any person. ALL MAILINGS TO CYTRX ARE AT THE RISK OF THE OBJECTOR. ACCORDINGLY, CYTRX AND VAXCEL RECOMMEND THAT THE OBJECTORS DEMAND AND ANY OTHER DOCUMENTS BE SENT BY CERTIFIED MAIL.

     CytRx, at its option, may supply with the Notice a form for the holder of Eligible Shares to demand payment (the "Alternative Demand Form") of an amount equal to the highest price paid per Eligible Share by CytRx within the 90-day period ending on and including the date of the control transaction (the "Partial Payment") directly from CytRx without utilizing the Court-appointed appraisal procedure set forth in Subchapter 25E. The Alternative Demand Form requires the holder of Eligible Shares to state the number and class or series, if any, of Eligible Shares, where the payment demand must be sent and the procedures to be followed.

     If, within 45 days (or such other period required by applicable law) after the date of the Notice, or, if such Notice was not provided prior to the date of the Objectors Demand by the holder of Eligible Shares, then within 45 days (or such other time required by applicable law) of the date of such Objectors Demand, CytRx and the holder of Eligible Shares are unable to agree on the fair value of the Eligible Shares or on a binding procedure to determine the fair value of the Eligible Shares, then each holder of Eligible Shares who is unable to agree on both the fair value and on such a procedure with CytRx and who so desires to obtain the rights and remedies provided in Subchapter 25E must, no later than 30 days after the expiration of the applicable 45-day or other period, surrender to the Court certificates representing any of the Eligible Shares that are certificated shares, duly endorsed for transfer to CytRx, or cause any uncertificated share to be transferred to the Court as escrow agent under Subchapter 25E. A notice must also be included which states that the certificates or uncertificated shares are being surrendered or transferred, as the case may be, in connection with the Petition or, if no Petition has theretofore been filed, the holder of Eligible Shares may file a petition within the 30-day period in the Court, requesting that the fair value of the Eligible Shares be determined.

     Any holder of Eligible Shares who does not give notice and surrender any certificates or cause uncertificated shares to be transferred within such time period will have no further right to receive, with respect to shares the certificates of which were not so surrendered or the uncertificated shares which were not so transferred, payment under Subchapter 25E from CytRx with respect to the transaction giving rise to the rights of the holder of Eligible Shares under Subchapter 25E.

     The Court shall hold the certificates and uncertificated shares in escrow for, and following the expiration of the time period during which certificates may be surrendered and uncertificated shares transferred, shall promptly provide notice to CytRx of the number of Eligible Shares surrendered or transferred.

     CytRx will make the Partial Payment for the Eligible Shares so surrendered or transferred to the Court, within ten business days of receipt of the notice from the Court, at a per-share price equal to the Partial Payment amount. The Court will then make payment as soon as practicable, but in any event within ten business days, to the holders of Eligible Shares who surrendered or transferred their shares to the Court.

     Any amount owed including interest, as determined pursuant to the appraisal procedures shall be payable by CytRx after it is determined and concurrently with the delivery or transfer to CytRx by the Court of the certificates representing the Eligible Shares surrendered or uncertificated shares transferred to the Court. The Court shall promptly make payment to the holder of Eligible Shares.

     Upon receipt of any Eligible Share certificate surrendered or uncertificated share transferred under Subchapter 25E, the Court will, as soon as practicable, but in any event within 30 days, appoint an appraiser with experience in appraising share values of companies of like nature to Zynaxis to determine the fair value of the Eligible Shares. The appraiser shall determine the fair value of the Eligible Shares subject to its appraisal and the appropriate market rate of interest owned by CytRx to the holder of the Eligible Shares. The determination of any appraiser will be final and binding on both CytRx and all holders of Eligible Shares who so surrendered their share certificates or transferred their shares to the Court, except that the determination of the appraiser is subject to judicial review.

     Holders of Eligible Shares who surrender their shares to the Court pursuant to Subchapter 25E will retain the right to vote their shares and receive dividends or other distributions thereon until the Court receives payment in full for each of the Eligible Shares so surrendered or transferred of the Partial Payment amount. Thereafter, CytRx will be entitled to vote such shares and receive dividends or other distributions thereon. The fair value (as determined by the appraiser) of any dividends or other distributions so received by the holders of Eligible Shares will be subtracted from any amount owing to such holders under Subchapter 25E. The costs and expenses of any appraiser or other agents appointed by the Court shall be assessed against CytRx and the costs and expenses of any other procedure to determine fair value shall be paid as agreed to by CytRx and the holders of Eligible Shares.

     Zynaxis is required to comply with requests for information, which may be submitted pursuant to procedures maintaining the confidentiality of the information, made by the Court or the appraiser selected by the Court. If any of the Eligible Shares are not represented by certificates, the transfer, escrow or retransfer of those shares contemplated by Subchapter 25E must be registered by Zynaxis, which must give the written notice to the transferring holder, CytRx and the Court.

     Any amount agreed upon or determined pursuant to the procedure set forth in Subchapter 25E will be payable by CytRx after it is agreed upon or determined and concurrently with the delivery of any certificate or certificates representing such Eligible Shares or the transfer of any uncertificated shares to CytRx by the holder. Upon full payment by CytRx to the holder of Eligible Shares, or to the Court, as appropriate, the holder will cease to have any interest in the Eligible Shares.

     The foregoing description of objection rights under Subchapter 25E should be read in conjunction with Appendix E to this Proxy Statement, and is qualified in its entirety by the provisions of Subchapter 25E.

CONDUCT OF BUSINESS PENDING THE MERGER

     Pursuant to the Agreement, Zynaxis has agreed that unless the prior written consent of Vaxcel has been obtained, and except as otherwise expressly contemplated in the Agreement, the Transaction Documents, or as previously disclosed by Zynaxis to Vaxcel, Zynaxis will (i) operate its business only in the usual, regular, and ordinary course, (ii) preserve intact its business organization and assets and maintain its rights and franchises, and (iii) take no action which would (a) materially adversely affect the ability of any party to obtain any consents required for the transactions contemplated by the Agreement without imposition of a condition or restriction of the type referred to in the Agreement or (b) materially adversely affect the ability of any party to perform its covenants and agreements under the Agreement.

     In addition, Zynaxis has agreed that, prior to the earlier of the Effective Time or termination of the Agreement, Zynaxis will not, except with the prior written consent of Vaxcel or as expressly contemplated or permitted by the Agreement, the Transaction Documents, or as previously disclosed by Zynaxis to Vaxcel, agree or commit to do, any of the following: (i) amend the Articles of Incorporation, Bylaws, or other governing instruments of any Zynaxis company;
(ii) incur any additional debt obligation or other obligation for borrowed money except in the ordinary course of business of Zynaxis and its subsidiaries consistent with past practices or impose, or suffer the imposition, on any asset of any Zynaxis company any lien or permit any such lien to exist; (iii) repurchase, redeem, or otherwise acquire or exchange (other than exchanges in the ordinary course under employee benefit plans or in their capacity as transfer agent), directly or indirectly, any shares, or any securities convertible into any shares, of the capital stock of any Zynaxis company, or declare or pay any dividend or make any other distribution in respect of any Zynaxis Capital Stock; (iv) except pursuant to the conversion of Zynaxis Preferred Stock or pursuant to the exercise of stock options or warrants previously disclosed by Zynaxis to Vaxcel, issue, sell, pledge, encumber, authorize the issuance of, enter into any contract to issue, sell, pledge, encumber, or authorize the issuance of, or otherwise permit to become outstanding, any additional shares of Zynaxis Capital Stock, or any other capital stock of any Zynaxis company, or any stock appreciation rights, or any option, warrant, conversion, or other right to acquire any such stock, or any security convertible into any such stock; (v) adjust, split, combine, or reclassify any capital stock of any Zynaxis company or issue or authorize the issuance of any other securities in respect of or in substitution for shares of Zynaxis Capital Stock or sell, lease, mortgage, or otherwise dispose of or otherwise encumber any shares of capital stock of any Zynaxis company (unless any such shares of stock are sold or otherwise transferred to another Zynaxis company) or any assets other than in the ordinary course of business for reasonable and adequate consideration; (vi) except for purchases of U.S. Treasury securities or U.S. government agency securities, which in either case have maturities of three years or less, purchase any securities or make any material investment, either by purchase of stock or securities, contributions to capital, asset transfers, or purchase of any assets, in any person other than a wholly owned Zynaxis subsidiary, or otherwise acquire direct or indirect control over any person, other than in connection with foreclosures in the ordinary course of business; (vii) grant any increase in compensation or benefits to the employees or officers of any Zynaxis company except in the ordinary course of business or as previously disclosed to Vaxcel by Zynaxis or as required by law; pay any severance or termination or any bonus other than pursuant to written policies or written contracts in effect on December 6, 1996, and previously disclosed to Vaxcel by Zynaxis; enter into or amend any severance agreements with officers of any Zynaxis company; or grant any increase in fees or other increases in compensation or other benefits to directors of any Zynaxis company except as previously disclosed to Vaxcel by Zynaxis; (viii) enter into or amend any employment contract between any Zynaxis company and any person (unless such amendment is required by law) that the Zynaxis company does not have the unconditional right to terminate without liability (other than liability for services already rendered), at any time on or after the Effective Time; (ix) adopt any new employee benefit plan of any Zynaxis company or make any material change in or to any existing employee benefit plans of any Zynaxis company other than any such change that is required by law or that, in the opinion of counsel, is necessary or advisable to maintain the tax qualified status of any such plan;
(x) make any significant change in any tax or accounting methods or systems of internal accounting controls, except as may be appropriate to conform to changes in tax laws or regulatory accounting requirements or generally accepted accounting principles; (xi) commence or settle any litigation other than in accordance with past practice or settle any litigation involving any liability of any Zynaxis company for material money damages or restrictions upon the operations of any Zynaxis company; or (xii) enter into, modify, amend or terminate any material contract or waive, release, compromise or assign any material rights or claims.

     The Agreement also provides that from the date of the Agreement until the earlier of the Effective Time or the termination of the Agreement, unless the prior written consent of Zynaxis is obtained, Vaxcel covenants and agrees that it will (i) continue to conduct its business and the business of its subsidiaries in a manner designed in its reasonable judgment, to enhance the long-term value of the Vaxcel Common Stock and the business prospects of the Vaxcel companies and to the extent consistent therewith, use all reasonable efforts to preserve intact the Vaxcel companies' core businesses and goodwill with their respective employees and the communities they serve, and (ii) take no action which would (a) materially adversely affect the ability of any party to obtain any consents required for the transactions contemplated by the Agreement without imposition of a condition or restriction of the type referred to in the Agreement or (b) materially adversely affect the ability of any party to perform its covenants and agreements under the Agreement; provided, that any Vaxcel company may acquire any other company or discontinue or dispose of any of its assets or business if such action is, in the reasonable judgment of Vaxcel, desirable in the conduct of the business of Vaxcel and its subsidiaries, provided that such actions may not materially delay the Effective Time or materially hinder consummation of the Merger. Vaxcel further agrees that it will not, without the prior written consent of Zynaxis, which consent may not be unreasonably withheld, amend the Certificate of Incorporation or Bylaws of Vaxcel or, except as expressly contemplated by the Agreement or the Transaction Documents, in any manner adverse to the holders of Zynaxis Capital Stock as compared to rights of holders of Vaxcel Common Stock generally as of December 6, 1996.

MANAGEMENT AND OPERATIONS AFTER THE MERGER

     Consummation of the Merger will not alter the present management of Vaxcel or the Vaxcel Board. Information concerning the management of Vaxcel is included herein. See "Business of Vaxcel -- Directors and Executive Officers." For additional information regarding the interests of certain persons in the Merger, see "-- Interests of Certain Persons in the Merger."

     Vaxcel will be the parent of Zynaxis as a result of the Merger and shall continue to be governed by the laws of the State of Delaware and operate in accordance with its Certificate of Incorporation and Bylaws as in effect on the date of the Agreement until otherwise amended or repealed after the Effective Time.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     No director or executive officer of CytRx or Vaxcel had or will have a business relationship with Zynaxis prior to the Effective Time. No director or executive officer of Zynaxis had or will have a business relationship with CytRx or Vaxcel prior to the Effective Time. In considering the recommendation of the Zynaxis Board with respect to the Merger, however, the Zynaxis shareholders should be aware that certain directors and executive officers of Zynaxis have an interest in the consummation of the Merger. Stephen K. Reidy, a member of the Zynaxis Board, is a general partner of the general partner of Euclid, which is a holder of Zynaxis Common Stock, Zynaxis Preferred Stock, Zynaxis Warrants and a Zynaxis Note. Lyle A. Hohnke, a member of the Zynaxis Board, is a member of a limited liability company which is a general partner of Javelin Capital Fund, L.P. ("Javelin"), which is a holder of Zynaxis Preferred Stock and Zynaxis Warrants. John F. Chappell, a member of the Zynaxis Board, is the President and sole shareholder of Plexus Ventures, Inc. ("Plexus"), which is a holder of Zynaxis Common Stock, Zynaxis Preferred Stock, Zynaxis Warrants and a Zynaxis Note. Donald E. Morel, Jr., a member of the Zynaxis Board, is a vice president of The West Company ("West"), which is a holder of Zynaxis Preferred Stock and Zynaxis Options. Additionally, each of Messrs. Reidy, Hohnke, Chappell and Morel individually owns Zynaxis Options and Dennis P. Schafer, a member of the Zynaxis Board, is a holder of Zynaxis Common Stock and Zynaxis Options. Martyn D. Greenacre, the President and Chief Executive Officer of Zynaxis and a member of the Zynaxis Board, is a holder of Zynaxis Options. Michael A. Christie, an executive officer of Zynaxis, is a holder of Zynaxis Options. Upon the consummation of the Merger, (i) Euclid, Javelin, Plexus, West and Mr. Schafer will receive Vaxcel Common Stock in exchange for their shares of Zynaxis Common Stock and Zynaxis Preferred Stock, if any, (ii) Euclid, Javelin, Plexus and West will receive Vaxcel Warrants in exchange for their Zynaxis Warrants; (iii) Euclid will receive shares of Vaxcel Common Stock in exchange for the surrender and cancellation of its Zynaxis Note; (iv) Plexus will be repaid the full amount of its Zynaxis Note, with unpaid interest accrued thereon (presently estimated to be $107,409); and (v) each of Messrs. Reidy, Hohnke, Chappell, Morel, Schafer, Greenacre and Christie will receive options to purchase Vaxcel Common Stock in exchange for their Zynaxis Options. See "-- Selling Shareholders of Zynaxis." Messrs. Greenacre and Christie hold 595,000 and 16,000 Zynaxis Options, respectively, which will be exchanged in the Merger for approximately 56,387 and 1,516 options to purchase Vaxcel Common Stock, respectively.

     Mr. Greenacre has entered into an amendment to his employment agreement which provides that (a) Mr. Greenacre shall continue to serve as the President and Chief Executive Officer of Zynaxis until the first to occur of (i) termination of his employment under the terms of his employment agreement or
(ii) the

Closing of the Merger; (b) compensation payable to Mr. Greenacre under the employment agreement and deferred through the Closing shall be paid to Mr. Greenacre in a lump sum at the Closing (currently estimated to be $37,093); (c) severance of $29,960 shall be paid to Mr. Greenacre at the Closing; and (d) performance bonuses up to an aggregate amount of $55,000 shall be paid to Mr. Greenacre at the Closing upon the occurrence of certain events, including, among others, (i) if Zynaxis operates within the operating budget agreed to by Zynaxis and CytRx over a specified period, (ii) certain assets sales for specified gross proceeds, (iii) Zynaxis subleases certain leased space at its corporate headquarters under specified terms, and (iv) Phanos exercises its purchase option for the Zyn-Linker(R) technology. Additionally, Zynaxis has agreed to pay Mr. Christie a bonus of $25,000 on the closing of the sale of the Cauldron division if a definitive agreement of sale is executed before the Closing of the Merger and Mr. Christie continues to be employed by Zynaxis at that time, and after the Closing, provided Mr. Christie remains employed by Zynaxis or Vaxcel, a bonus of $10,000 on the closing of the sale of the Cauldron division.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     THE FOLLOWING IS A SUMMARY OF CERTAIN ANTICIPATED FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER TO ZYNAXIS SHAREHOLDERS. THIS SUMMARY IS BASED ON THE FEDERAL INCOME TAX LAWS AS NOW IN EFFECT AND AS CURRENTLY INTERPRETED; IT DOES NOT TAKE INTO ACCOUNT POSSIBLE CHANGES IN SUCH LAWS OR INTERPRETATIONS, INCLUDING AMENDMENTS TO APPLICABLE STATUTES OR REGULATIONS OR CHANGES IN JUDICIAL OR ADMINISTRATIVE RULINGS, SOME OF WHICH MAY HAVE RETROACTIVE EFFECT. THIS SUMMARY DOES NOT PURPORT TO ADDRESS ALL ASPECTS OF THE POSSIBLE FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER AND IS NOT INTENDED AS TAX ADVICE TO ANY PERSON. IN PARTICULAR, AND WITHOUT LIMITING THE FOREGOING, THIS SUMMARY DOES NOT ADDRESS THE FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER TO ZYNAXIS SHAREHOLDERS IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES OR STATUS (FOR EXAMPLE, AS FOREIGN PERSONS, TAX-EXEMPT ENTITIES, DEALERS IN SECURITIES, INSURANCE COMPANIES, AND CORPORATIONS, AMONG OTHERS). NOR DOES THIS SUMMARY ADDRESS: (I) ANY CONSEQUENCES OF THE MERGER UNDER ANY STATE, LOCAL, ESTATE, OR FOREIGN TAX LAWS, OR (II) THE TAXATION OF THE EXCHANGE OF WARRANTS FOR ZYNAXIS COMMON STOCK FOR WARRANTS FOR VAXCEL COMMON STOCK. ZYNAXIS SHAREHOLDERS, THEREFORE, ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING TAX RETURN REPORTING REQUIREMENTS, THE APPLICATION AND EFFECT OF FEDERAL, FOREIGN, STATE, LOCAL, AND OTHER TAX LAWS, AND THE IMPLICATIONS OF ANY PROPOSED CHANGES IN THE TAX LAWS.

     For federal income tax purposes, the Merger is intended to constitute a transaction described in Section 351 of the Code, in which case the following tax consequences will generally result (subject to the limitations and qualifications referred to herein):

          (a) Generally, no gain or loss will be recognized to CytRx, the Zynaxis shareholders, or the Noteholders upon the transfer of property to Vaxcel solely in exchange for Vaxcel Common Stock.

          (b) No gain or loss will be recognized to Vaxcel upon its receipt of property solely in exchange for Vaxcel Common Stock.

          (c) The basis of the Vaxcel Common Stock to be received by each transferor will be the same as the basis of the property exchanged therefor, plus any gain recognized by such transferor on the exchange and less the basis allocated to any fractional share of Vaxcel Common Stock settled by cash payment.

          (d) The basis to Vaxcel of the property to be received in the exchange will be the same as the basis of such property in the hands of the transferor immediately prior to the exchange, increased by the amount of gain recognized by such transferor as a result of the exchange.

          (e) The holding period of the Vaxcel Common Stock to be received by each transferor will include the holding period of the property exchanged therefor, provided that such property is held as a capital asset on the date of the exchange or as property described in Section 1231.

          (f) The holding period of the property to be received by Vaxcel in the exchange will, in each instance, include the period during which such property was held by the transferor.

          (g) The payment of cash in lieu of fractional shares of Vaxcel Common Stock will be treated as if the fractional shares were issued as part of the exchange and then redeemed by Vaxcel. These cash payments will be treated as having been received as distributions in full payment in exchange for the fractional shares of Vaxcel Common Stock as provided in
     Section 302(a). Generally, any gain or loss recognized upon such exchange will be capital gain or loss, provided the fractional share would constitute a capital asset in the hands of the exchanging shareholder.

          (h) Where solely cash is received by a transferor in exchange for its shares of Zynaxis Capital Stock pursuant to the exercise of dissenters' rights, such cash will be treated as having been received in redemption of its shares of Zynaxis Capital Stock, subject to the provisions and limitations of Section 302 of the Code.

     A federal income tax ruling with respect to this transaction was not requested from the Internal Revenue Service ("IRS"). Instead, Alston & Bird, counsel to Vaxcel, will render an opinion to Zynaxis and Vaxcel concerning certain federal income tax consequences of the proposed Merger under federal income tax law. It is such firm's opinion that, based upon the assumption the Merger is consummated pursuant to Delaware law and that the proposed transactions are consummated in accordance with the terms of the Agreement and in conformity with the representations made by the management of Zynaxis and Vaxcel, the transaction will be described in Section 351 of the Code (the "Tax Opinion"). The Tax Opinion does not address any state, local, or other tax consequences of the Merger. The Tax Opinion does not bind the IRS nor preclude the IRS from adopting a contrary position. In addition, the Tax Opinion will be subject to certain assumptions and qualifications and will be based on the truth and accuracy of certain representations made by the management of Zynaxis and Vaxcel. FINALLY, THE TAX OPINION DOES NOT ADDRESS THE TAXATION OF THE EXCHANGE OF WARRANTS FOR ZYNAXIS COMMON STOCK FOR WARRANTS FOR VAXCEL COMMON STOCK.

     A successful IRS challenge to the status of the transaction as a transaction described in Section 351 of the Code would result in a Zynaxis shareholder recognizing gain or loss with respect to each share of Zynaxis Capital Stock surrendered equal to the difference between the shareholder's basis in such share and the fair market value, as of the Effective Time of the Merger, of the Vaxcel Common Stock received in exchange therefor. In such event, a Zynaxis shareholder's aggregate basis in the Vaxcel Common Stock received would equal its fair market value and his or her holding period for such stock would begin the day after the Merger.

ACCOUNTING TREATMENT

     It is anticipated that the Merger will be accounted for as a purchase of Zynaxis by Vaxcel as that term is used pursuant to generally accepted accounting principles, for accounting and financial reporting purposes. Under the purchase method of accounting, the assets and liabilities of Zynaxis as of the Effective Time will be recorded at their estimated respective fair values and added to those of Vaxcel. Financial statements of Vaxcel issued after the Effective Time will reflect such values and will not be restated retroactively to include the historical financial position or results of operations of Zynaxis.

EXPENSES AND FEES

     The Agreement provides, in general, that each of the parties will bear and pay all direct costs and expenses incurred by it or on its behalf in connection with the transactions contemplated by the Agreement, including filing, registration and application fees, printing fees, and fees and expenses of its own financial or other consultants, investment bankers, accountants, and counsel, except that: (i) each of the parties will bear and pay one-half of the filing fees payable in connection with the Proxy Statement and printing costs incurred in connection with the printing of the Proxy Statement; and (ii) Zynaxis will pay all fees and expenses of counsel to CytRx and Vaxcel. However, if the Agreement is terminated for any reason other than as set forth below, then the amount of fees and expenses of Alston & Bird, counsel to CytRx and Vaxcel, paid by Zynaxis through the date of termination will be deducted from the balance due under the Senior Credit Facility.

     Notwithstanding the foregoing: (a) if the Agreement is terminated by CytRx based on the failure of Zynaxis' shareholders to approve the Agreement; (b) if the Merger is not consummated as a result of the failure, due to intentional action or inaction on the part of Zynaxis or any of its officers, directors, employees, or agents of Zynaxis to satisfy any of the conditions to the obligations of Vaxcel, CytRx and Vaxcel Merger

Sub to consummation of the transactions contemplated by the Agreement; or (c) if the Agreement is terminated for any reason after the Zynaxis Board supplies information to another potential acquiror or fails to recommend the approval of the Agreement to its shareholders, then Zynaxis will be obligated to promptly pay CytRx all the out-of-pocket costs and expenses of CytRx and its subsidiaries, including reasonable costs of counsel, investment bankers, actuaries, and accountants, incurred in connection with the transactions contemplated by the Agreement.

     In addition, if, after the date of the Agreement and within 12 months following (a) any termination of the Agreement by CytRx on the basis of the failure of Zynaxis to satisfy certain conditions, or by either party based on the failure of the shareholders of Zynaxis to approve the Agreement and the Merger contemplated thereby, or (b) failure to consummate the Merger by reason of any failure of Zynaxis to satisfy certain conditions, including approval of the Agreement by the shareholders of Zynaxis, any third party shall acquire, merge with, combine with, purchase a substantial part of the assets of, or engage in any other business combination with, or purchase any equity securities involving an acquisition of 20% or more of the voting stock of Zynaxis, or enter into any binding agreement to do any of the foregoing (collectively, a "Business Combination"), such third party that is a party to the Business Combination must pay to CytRx, prior to the earlier of consummation of the Business Combination or execution of any letter of intent or definitive agreement with Zynaxis relating to such Business Combination, an amount in cash equal to the sum of:
(x) the certain direct costs and expenses or portion incurred by or on behalf of CytRx or Vaxcel in connection with the transactions contemplated by the Agreement, and (y) 5% of the aggregate fair market value of the consideration received by the shareholders of Zynaxis in such Business Combination, less (z) any certain other expense amounts previously paid by Zynaxis to CytRx or Vaxcel pursuant to the Agreement which would represent additional compensation for CytRx's loss as the result of the transactions contemplated by the Agreement not being consummated. In the event such third party shall refuse to pay such amounts within ten days of demand therefor by CytRx, the amounts shall be an obligation of Zynaxis and shall be paid by Zynaxis promptly upon notice to Zynaxis by CytRx.

RESALES OF VAXCEL COMMON STOCK

     The shares of Vaxcel Common Stock issuable in connection with the Merger have been registered under the Securities Act. Accordingly, there will be no federal securities law restrictions upon the resale or transfer of such shares by Zynaxis shareholders except for those shareholders who are deemed "affiliates" of Zynaxis, as that term is defined in Rule 144 and Rule 145 adopted under the Securities Act. Under the Agreement, Zynaxis has agreed to keep the Registration Statement effective to cover the resale by such affiliates. The Vaxcel Warrants and the Vaxcel Non-Financing Warrants and the shares of Vaxcel Common Stock issuable pursuant to such warrants have not been registered under the Securities Act, by reason of their issuance in a transaction exempt from the registration requirements of the Securities Act pursuant to the exemption provided in Section 4(2) thereof, and will not be registered under state securities laws by reason of their issuance in a transaction exempt from such registration requirements. Consequently, the Vaxcel Warrants and the Vaxcel Non-Financing Warrants and the shares of Vaxcel Common Stock issuable pursuant to such warrants may not be sold, transferred or otherwise disposed of unless registered under the Securities Act and applicable state securities laws or exempted from such registration. However, under the Agreement, Vaxcel has agreed to keep the Registration Statement effective to cover the resale of shares issued pursuant to the Vaxcel Warrants and the Vaxcel Non-Financing Warrants. See "Selling Shareholders of Zynaxis" and "Plan of Distribution."

                 EFFECT OF THE MERGER ON RIGHTS OF SHAREHOLDERS

     As a result of the Merger, holders of Zynaxis Capital Stock will be exchanging their shares of a Pennsylvania corporation governed by the PBCL and Zynaxis' Articles of Incorporation (the "Articles") and Bylaws, for shares of Vaxcel, a Delaware corporation governed by the DGCL and Vaxcel's Certificate of Incorporation and Bylaws. Certain significant differences exist between the rights of Zynaxis shareholders and those of Vaxcel shareholders. The differences deemed material by Zynaxis and Vaxcel are summarized below. In particular, Vaxcel's Certificate and Bylaws contain several provisions that may be deemed to have an anti-takeover effect in that they could impede or prevent an acquisition of Vaxcel unless the potential acquirer has obtained the approval of Vaxcel's Board. The following discussion is necessarily general; it is not intended to be a complete statement of all differences affecting the rights of shareholders and their respective entities, and it is qualified in its entirety by reference to the PBCL and the DGCL as well as to Vaxcel's Certificate and Bylaws and Zynaxis' Articles and Bylaws.

ANTI-TAKEOVER PROVISIONS GENERALLY

     The provisions of Vaxcel's Certificate and Bylaws described below under the headings, "Authorized Capital Stock," "Amendment of Certificate of Incorporation and Bylaws," "Removal of Directors," "Limitations on Director Liability," "Special Meetings of Shareholders," "Actions by Shareholders Without a Meeting," and "Mergers, Consolidations, and Sales of Assets Generally," and the provisions of the DGCL described under the heading "Business Combinations with Certain Persons" are referred to herein as the "Protective Provisions." In general, one purpose of the Protective Provisions is to assist Vaxcel's Board in playing a role if any group or person attempts to acquire control of Vaxcel, so that the Board can further protect the interests of Vaxcel and its shareholders as appropriate under the circumstances, including, if the Vaxcel Board determines that a sale of control is in their best interests, by enhancing the Board's ability to maximize the value to be received by the shareholders upon such a sale.

     Although Vaxcel's management believes the Protective Provisions are, therefore, beneficial to Vaxcel's shareholders, the Protective Provisions also may tend to discourage some takeover bids. As a result, Vaxcel's shareholders may be deprived of opportunities to sell some or all of their shares at prices that represent a premium over prevailing market prices. On the other hand, defeating undesirable acquisition offers can be a very expensive and time-consuming process. To the extent that the Protective Provisions discourage undesirable proposals, Vaxcel may be able to avoid those expenditures of time and money.

     The Protective Provisions also may discourage open market purchases by a potential acquirer. Such purchases may increase the market price of Vaxcel Common Stock temporarily, enabling shareholders to sell their shares at a price higher than that which otherwise would prevail. In addition, the Protective Provisions may decrease the market price of Vaxcel Common Stock by making the stock less attractive to persons who invest in securities in anticipation of price increases from potential acquisition attempts. The Protective Provisions also may make it more difficult and time consuming for a potential acquirer to obtain control of Vaxcel through replacing the Board of Directors and management. Furthermore, the Protective Provisions may make it more difficult for Vaxcel's shareholders to replace the Board of Directors or management, even if a majority of the shareholders believe such replacement is in the best interests of Vaxcel. As a result, the Protective Provisions may tend to perpetuate the incumbent Board of Directors and management.

AUTHORIZED CAPITAL STOCK

     Vaxcel. The Certificate authorizes the issuance of up to 30,000,000 shares of Vaxcel Common Stock, of which 8,250,004 shares were issued as of
  , 1997, and 2,000,000 shares of Vaxcel Preferred Stock of which no shares have been issued. Vaxcel's shareholders do not have the preemptive right to purchase or subscribe to any unissued authorized shares of Vaxcel Common Stock or any option or warrant for the purchase thereof. Subject to the limitations set forth in the DGCL, Vaxcel's Board may authorize the issuance of one or more classes, or series thereof, of Vaxcel's Preferred Stock, without further action by Vaxcel's shareholders.

     Zynaxis.  Zynaxis' authorized capital stock consists of 25,000,000 shares
of Zynaxis Common Stock, of which, as of the Record Date,        shares were
issued and outstanding and 2,000,000 shares of no par value Preferred Stock, of
which, as of the Record Date,        shares were designated Series A Convertible
Preferred Stock and were issued and outstanding. Zynaxis' shareholders do not have the preemptive right to purchase or subscribe to any unissued authorized shares of Zynaxis Capital Stock or any option or warrant for the purchase thereof. In addition, 500,000 shares of Preferred Stock of Zynaxis can be issued in a new series by authorization of the Zynaxis Board without the approval of the shareholders, except in certain instances prescribed by the PBCL.

AMENDMENT OF CERTIFICATE OF INCORPORATION AND BYLAWS

     Vaxcel. The DGCL generally provides that the approval of a corporation's board of directors and the affirmative vote of a majority of (i) all shares entitled to vote thereon and (ii) the shares of each class of stock entitled to vote thereon as a class, is required to amend a corporation's certificate of incorporation, unless the certificate specifies a greater voting requirement. The Certificate provides that the Vaxcel Board has the power to adopt, amend, alter, change, or repeal the Bylaws.

     Zynaxis. The PBCL requires the affirmative vote of the holders entitled to cast at least a majority of the votes actually cast on an amendment to the articles of incorporation, provided that shareholder approval is not required for certain non-material amendments, such as a change in the corporate name, a provision for perpetual existence or, if the corporation has only one class of shares outstanding, a change in the number and par value of the authorized shares to effect a stock split. The Zynaxis Articles provide that the Zynaxis Articles may be amended as provided by the PBCL, and all rights conferred upon the shareholders therein are granted subject to such reservation. Under Pennsylvania law the power to adopt, amend or repeal bylaws may be vested by the bylaws in the directors, with certain statutory exceptions for certain actions and subject to the power of shareholders to change such action. Pennsylvania law provides that unless the articles of incorporation otherwise provide, the board of directors does not have the authority to adopt or change a bylaw on any subject that is committed expressly to the shareholders by statute. The Zynaxis Bylaws provide that the Zynaxis Bylaws may be amended by the Zynaxis shareholders or, with respect to those matters not expressly committed to the shareholders by statute, by the vote of a majority of the directors.

REMOVAL OF DIRECTORS

     Vaxcel. Pursuant to the Bylaws, any director or the entire Vaxcel Board may be removed with or without cause by the affirmative vote of the holders of a majority of the shares of Vaxcel's voting stock.

     Zynaxis. Under the PBCL, unless a bylaw adopted by the shareholders provides otherwise, the entire board of directors, a class of the board where the board is classified with respect to the power to select directors, or any individual director, may be removed with or without cause by the holders of the class or series of shares entitled to elect the class of directors, and by the board of directors for any proper cause specified in the bylaws. Because the Zynaxis Board is classified by directors elected by holders of Zynaxis Common Stock and directors elected by holders of Zynaxis Preferred Stock, only the holders of Zynaxis Common Stock may remove Zynaxis Common Stock directors and only the holders of Zynaxis Preferred Stock may remove Zynaxis Preferred Stock directors. The Zynaxis Bylaws provide that directors may be removed without cause by the Zynaxis shareholders.

LIMITATIONS ON DIRECTOR LIABILITY

     Vaxcel. The Certificate provides that a director of Vaxcel will have no personal liability to Vaxcel or its shareholders for monetary damages for breach of fiduciary duty as a director, except liability for (i) any breach of the director's duty of loyalty to the corporation or its shareholders, (ii) acts or omissions that are not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) the payment of certain unlawful dividends and the making of certain unlawful stock purchases or redemptions, or (iv) any transaction from which the director derived an improper personal benefit.

     Although this provision does not affect the availability of injunctive or other equitable relief as a remedy for a breach of duty by a director, it does limit the remedies available to a shareholder who has a valid claim that a director acted in violation of his duties, if the action is among those as to which liability is limited. This provision may reduce the likelihood of shareholder derivative litigation against directors and may discourage or deter shareholders or management from bringing a lawsuit against directors for breach of their duties, even though such action, if successful, might have benefited Vaxcel and its shareholders. The SEC has taken the position that similar provisions added to other corporations' certificates of incorporation would not protect those corporations' directors from liability for violations of the federal securities laws.

     Zynaxis. Zynaxis' Bylaws generally provide that a director shall not be held personally liable for any action taken or failure to take action, unless
(i) the director has breached or failed to perform his fiduciary duties and the breach constitutes self-dealing, willful misconduct or recklessness, or (ii) the director has been held liable under a criminal statute or for failure to pay federal, state or local taxes.

INDEMNIFICATION

     Vaxcel. Vaxcel's Certificate and Bylaws contain a provision which generally provides that Vaxcel will indemnify its directors and Board-elected officers to the full extent permitted by the DGCL. Under Section 145 of the DGCL as currently in effect, other than in actions brought by or in the right of Vaxcel, such indemnification would apply if it were determined in the specific case that the proposed indemnitee acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of Vaxcel and, with respect to any criminal proceeding, if such person had no reasonable cause to believe that the conduct was unlawful. In actions brought by or in the right of Vaxcel, such indemnification probably would be limited to reasonable expenses (including attorneys' fees) and would apply if it were determined in the specific case that the proposed indemnitee acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of Vaxcel, except that no indemnification may be made with respect to any matter as to which such person is adjudged liable to Vaxcel, unless, and only to the extent that, the court determines upon application that, in view of all the circumstances of the case, the proposed indemnitee is fairly and reasonably entitled to indemnity for such expenses as the court deems proper. To the extent that any director, officer, employee, or agent of Vaxcel has been successful on the merits or otherwise in defense of any action, lawsuit, or proceeding, whether civil, criminal, administrative, or investigative, such person must be indemnified against reasonable expenses incurred by him in connection therewith. The Certificate and the Bylaws provide that indemnification also may be extended to any other officers, agents or employees of Vaxcel on a case-by-case basis.

     Zynaxis. The Zynaxis Bylaws provide that directors, officers and any other person designated by the Zynaxis Board are entitled to be indemnified as provided in the Zynaxis Bylaws. Zynaxis will indemnify such a representative of the corporation against any liability incurred in connection with any proceeding in which the representative may be involved as a party or otherwise by reason of the fact that such person is or was serving in an indemnified capacity, including, without limitation, liabilities resulting from any actual or alleged breach or neglect of duty, error, misstatement or misleading statement, negligence, gross negligence or act giving rise to strict or products liability. Such representatives are not entitled to indemnification (i) where such indemnification is expressly prohibited by applicable law or has been finally determined in a final adjudication to be otherwise unlawful, or (ii) where the conduct of the representative has been finally determined to constitute willful misconduct or recklessness or to be based upon or attributable to the receipt by the representative from the corporation of a personal benefit to which the representative is not legally entitled.

SPECIAL MEETINGS OF SHAREHOLDERS

     Vaxcel. Vaxcel's Bylaws provide that such meetings may be called at any time, by the Chairman of the Board, a majority of the Vaxcel Board, the President, or at the request, in writing, of the holders of a majority of shares of voting stock of Vaxcel entitled to vote at the special meeting of Vaxcel.

     Zynaxis. The Zynaxis Bylaws provide that special meetings of the shareholders may be called at any time by resolution of the board of directors. Under the PBCL, shareholders of a registered corporation, like Zynaxis, are not entitled to call a special meeting of the shareholders.

ACTIONS BY SHAREHOLDERS WITHOUT A MEETING

     Vaxcel. The Bylaws provide that any action required or permitted to be taken at a meeting by Vaxcel shareholders may be effected by any written consent by the shareholders.

     Zynaxis. The PBCL provides that any action which may be taken at a meeting of the shareholders may be taken without a meeting by less than unanimous written consent of the shareholders who would have been entitled to vote at a meeting if permitted by the articles of incorporation of a registered corporation (of which Zynaxis is one). Zynaxis' Articles of Incorporation permit shareholder action without a meeting by less than unanimous consent.

BUSINESS COMBINATIONS WITH CERTAIN PERSONS

     Vaxcel. Section 203 of the DGCL ("Section 203") places certain restrictions on "business combinations" (as defined in Section 203, generally including mergers, sales and leases of assets, issuances of securities, and similar transactions) by Delaware corporations with an "interested shareholder" (as defined in Section 203, generally the beneficial owner of 15% or more of the corporation's outstanding voting stock). Section 203 generally applies to Delaware corporations that have a class of voting stock listed on a national securities exchange, authorized for quotation on an interdealer quotation system of a registered national securities association, or held of record by more than 2,000 shareholders, unless the corporation expressly elects in its certificate of incorporation or bylaws not to be governed by Section 203.

     Vaxcel has not specifically elected to avoid the application of Section
203. As a result, Section 203 generally would prohibit a business combination by Vaxcel or a subsidiary with an interested shareholder within three years after the person or entity becomes an interested shareholder, unless (i) prior to the time when the person or entity became an interested shareholder, Vaxcel's Board approved either the business combination or the transaction pursuant to which such person or entity became an interested shareholder, (ii) upon consummation of the transaction in which the person or entity became an interested shareholder, the interested shareholder held at least 85% of the outstanding Vaxcel voting stock (excluding shares held by persons who are both officers and directors and shares held by certain employee benefit plans), or (iii) once the person or entity became an interested shareholder, the business combination was approved by Vaxcel's Board and by the holders of at least two-thirds of the outstanding Vaxcel voting stock, excluding shares owned by the interested shareholder.

     Zynaxis. The PBCL provides that if a shareholder of a registered corporation (of which Zynaxis is one) is a party to a sale of assets transaction, share exchange, merger or consolidation involving the corporation or a subsidiary, or if a shareholder is to be treated differently in a corporate dissolution from other shareholders of the same class, then approval must be obtained of the shareholders entitled to cast at least a majority of the votes which all shareholders other than the interested shareholder are entitled to cast with respect to the transaction, without counting the votes of the interested shareholder. Such additional shareholder approval is not required if the consideration to be received by the other shareholders in such transaction for shares of any class is not less than the highest amount paid by the interested shareholder in acquiring shares of the same class, or if the proposed transaction is approved by a majority of the board of directors other than certain directors ("disqualified directors") affiliated or associated with, or nominated by, the interested shareholder. The PBCL provides that a director who has held office for at least 24 months prior to the date of vote on the proposed transaction is not a disqualified director.

     Further, the PBCL prohibits certain "business combinations" between the corporation and an "interested shareholder" except under specified circumstances. An "interested shareholder" in this instance is one who, directly or indirectly, is the beneficial owner of shares entitling that person to cast at least 20% of the votes that all shareholders would be entitled to cast in an election of directors of the corporation or is an affiliate or associate of such corporation and at any time within the five-year period immediately prior to the date in question was the beneficial owner, directly or indirectly, of shares entitling that person to cast at least 20% of the votes that all shareholders would be entitled to cast in an election of directors of the corporation. A "business combination" includes a merger, consolidation, share exchange or division of the corporation or any subsidiary of the corporation with the interested shareholder or with, involving or resulting in any other corporation which is, or, after the merger, consolidation, share exchange or division would be, an affiliate or associate of the interested shareholder. A "business combination" also includes a sale or other disposition to the interested shareholder or any affiliate or associate of the interested shareholder of assets of the corporation or any subsidiary (1) having an aggregate market value equal to 10% or more of the aggregate market value of the corporation's consolidated assets, (2) having an aggregate market value equal to 10% or more of the aggregate market value of all the outstanding shares of such corporation, or (3) representing 10% or more of the consolidated earning power or net income of such corporation. A "business combination" also includes certain transactions with an interested shareholder involving the issuance of shares of a corporation or its subsidiary having an aggregate market value equal to 5% or more of the aggregate market value of all outstanding shares under certain circumstances, the adoption of a plan for the liquidation or dissolution of the corporation pursuant to certain agreements with an interested shareholder and certain reclassifications and loans involving the interested shareholder. The prohibition against such business combinations does not apply under specified circumstances and if the corporation has opted out of this provision. Zynaxis has not opted out of this statutory provision.

MERGERS, CONSOLIDATIONS, AND SALES OF ASSETS GENERALLY

     Vaxcel. Under the DGCL generally a merger, consolidation, share exchange, dissolution or sale of substantially all of a corporation's assets other than in the ordinary course of business must be approved by the affirmative vote of a majority of the votes cast by all shareholders entitled to vote thereon. Neither the Vaxcel Certificate nor the Vaxcel Bylaws contain a provision relating to the approval of mergers, consolidations, share exchanges, dissolutions or sales of assets.

     Zynaxis. The PBCL provides that the affirmative vote of a majority of the votes cast is required to effect a merger, consolidation, share exchange, dissolution or sale of substantially all of a corporation's assets other than in the ordinary course of business.

DISSENTERS' RIGHTS OF APPRAISAL

     Vaxcel. The rights of appraisal of dissenting shareholders of Vaxcel are governed by the DGCL. Pursuant thereto, except as described below, any shareholder has the right to dissent from any merger of which Vaxcel could be a constituent corporation. No appraisal rights are available, however, for (i) the shares of any class or series of stock that is either listed on a national securities exchange, quoted on the Nasdaq National Market, or held of record by more than 2,000 shareholders or (ii) any shares of stock of the constituent corporation surviving a merger if the merger did not require the approval of the surviving corporation's shareholders, unless, in either case, the holders of such stock are required by an agreement of merger or consolidation to accept for that stock something other than: (a) shares of stock of the corporation surviving or resulting from the merger or consolidation; (b) shares of stock of any other corporation that will be listed at the effective time of the merger on a national securities exchange, quoted on the Nasdaq National Market, or held of record by more than 2,000 shareholders; (c) cash in lieu of fractional shares of stock described in clause (a) or (b) immediately above; or (d) any combination of the shares of stock and cash in lieu of fractional shares described in clauses (a) through (c) immediately above.

     Zynaxis. Under the PBCL, shareholders may perfect dissenters' rights with regard to corporate actions involving certain mergers, consolidations, and the sale, lease or exchange of substantially all the assets of the corporation (under limited circumstances). However, under the PBCL, dissenters' rights may be denied when a corporation's shares are listed on a national securities exchange or held of record by more than 2,000 persons.

SHAREHOLDERS' RIGHTS TO EXAMINE BOOKS AND RECORDS

     Vaxcel. The DGCL provides that a shareholder may inspect books and records upon written demand under oath stating the purpose of the inspection, if such purpose is reasonably related to such person's interest as a shareholder.

     Zynaxis. Pursuant to the PBCL, Zynaxis' shareholders generally have the right to inspect in person or by agent or attorney and copy certain of Zynaxis' corporate documents, upon a verified written demand stating a proper purpose for such inspection.

DIVIDENDS

     Vaxcel. The DGCL provides that, subject to any restrictions in the corporation's certificate of incorporation, dividends may be declared from the corporation's surplus, or, if there is no surplus, from its net profits for the fiscal year in which the dividend is declared and the preceding fiscal year. Dividends may not be declared, however, if the corporation's capital has been diminished to an amount less than the aggregate amount of all capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets.

     Zynaxis. Zynaxis has not paid any dividends on the Zynaxis Common Stock to date. Zynaxis currently intends to retain its cash to finance current needs and therefore does not intend to pay any cash dividends prior to the Effective Time of the Merger.

                    COMPARATIVE MARKET PRICES AND DIVIDENDS

     Because Vaxcel is a wholly owned subsidiary of CytRx, Vaxcel Common Stock is not traded in any established market. Zynaxis Common Stock was, until December 23, 1996, quoted on the Nasdaq SmallCap Market under the symbol "ZNXS." Currently, Zynaxis Common Stock is not traded in any established market. The following table sets forth, for the indicated periods, the high and low closing sale prices for Zynaxis Common Stock as reported on the Nasdaq SmallCap Market (or the Nasdaq National Market for the periods prior to the fourth quarter of 1995) or as known by management of Zynaxis. Neither Vaxcel nor Zynaxis has ever declared a cash dividend on the shares of Vaxcel Common Stock and Zynaxis Common Stock, respectively, issued and outstanding.

                                                                             ZYNAXIS
                                                                           ------------
                                                                           PRICE RANGE
                                                                           ------------
                                                                           HIGH    LOW
                                                                           -----   ----
        1994
          First Quarter.................................................   5       2 7/8
          Second Quarter................................................   3 1/8   2 1/4
          Third Quarter.................................................   2 7/8   1 3/4
          Fourth Quarter................................................   2 1/4   1 1/8
        1995
          First Quarter.................................................   2 1/8   1
          Second Quarter................................................   1 7/8   1
          Third Quarter.................................................   2 1/4    15/1
          Fourth Quarter................................................   1 1/2     5/8
        1996
          First Quarter.................................................   1 3/8     5/8
          Second Quarter................................................   1 3/4     3/4
          Third Quarter.................................................   1 5/32    7/1
          Fourth Quarter................................................

     On               , 1997, the last reported sale price of Zynaxis Common
Stock that management of Zynaxis is aware of was $       . On December 5, 1996,
the last business day prior to public announcement of the proposed Merger, the last reported sale price of Zynaxis Common Stock as reported on the Nasdaq SmallCap Market was $0.1875.

                        PRO FORMA FINANCIAL INFORMATION

     The following pro forma financial information gives effect to the proposed Merger. The pro forma condensed combined financial statements have been prepared by management of Vaxcel and should be read in conjunction with the historical financial statements of Vaxcel and Zynaxis. The historical balances represent the financial position and results of operations for each company and have been prepared in accordance with generally accepted accounting principles. The pro forma statements are based on certain assumptions and preliminary estimates which are subject to change. These statements do not purport to be indicative of the financial position or results of operations that might have occurred, nor are they necessarily indicative of future results.

     The Pro Forma Condensed Combined Balance Sheet as of September 30, 1996 has been prepared to give pro forma effect to the Merger as if the Merger had occurred on September 30, 1996. The Pro Forma Condensed Combined Statements of Operations for the year ended December 31, 1995 and for the nine months ended September 30, 1996 have been prepared to give pro forma effect to the Merger as if the Merger had occurred on January 1, 1995 and January 1, 1996, respectively. The shares used in computing pro forma net loss per common share assumes the Merger had occurred as of January 1, 1995 for the year ended December 31, 1995, and January 1, 1996 for the nine months ended September 30, 1996. No assumptions are made regarding additional issuances of shares of Vaxcel Common Stock subsequent to the Merger.

     The Merger will be accounted for as a purchase transaction with Vaxcel as the acquiring company. The total estimated Zynaxis purchase price of $4,000,000 has been allocated to the fair market value of the assets acquired and the liabilities assumed.

                   PRO FORMA CONDENSED COMBINED BALANCE SHEET
                               SEPTEMBER 30, 1996
                                  (UNAUDITED)

                                             HISTORICAL
                                    ----------------------------      PRO FORMA          PRO FORMA
                                      VAXCEL          ZYNAXIS        ADJUSTMENTS         COMBINED
                                    -----------     ------------     ------------       -----------
ASSETS
Current assets:
     Cash and cash equivalents..... $    18,832     $    223,177     $  3,350,000(1)    $ 3,592,009
     Accounts receivable...........       6,363          134,111               --           140,474
     Other current assets..........          --           87,717               --            87,717
                                    -----------     ------------     ------------       -----------
                                         25,195          445,005        3,350,000         3,820,200
Property and equipment, net........     108,076        2,060,383         (210,383)(2)     1,958,076
Acquired intangible assets.........          --               --        2,822,087 (6)     2,822,087
Other assets:
     Note receivable...............          --          314,516               --           314,516
     Other assets..................      35,674          113,365               --           149,039
                                    -----------     ------------     ------------       -----------
                                         35,674          427,881               --           463,555
                                    -----------     ------------     ------------       -----------
          Total assets............. $   168,945     $  2,933,269     $  5,961,704       $ 9,063,918
                                    ===========     ============     ============       ===========

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
     Accounts payable.............. $     8,991     $    863,147     $         --       $   872,138
     Accrued liabilities...........      46,098          335,544          (14,779)(3)       366,863
     Notes payable to
       shareholders................          --          450,000         (350,000)(3)       100,000
     Other current liabilities.....          --          103,974               --           103,974
                                    -----------     ------------     ------------       -----------
                                         55,089        1,752,665         (364,779)        1,442,975
Long-term debt and other long-term
  obligations......................          --          157,087               --           157,087
Shareholders' equity:
     Preferred stock...............          --        2,554,305       (2,554,305)(4)            --
     Common Stock..................       8,200          102,980         (100,180)(5)        11,000
     Additional Paid-in capital....   4,297,800       45,881,678      (38,534,478)(5)    11,645,000
     Accumulated deficit...........  (4,192,144)     (47,515,446)      47,515,446 (5)    (4,192,144)
                                    -----------     ------------     ------------       -----------
                                        113,856        1,023,517        6,326,483         7,463,856
                                    -----------     ------------     ------------       -----------
          Total liabilities and
            shareholders' equity... $   168,945     $  2,933,269     $  5,961,704       $ 9,063,918
                                    ===========     ============     ============       ===========

---------------
Pro Forma Adjustments:

(1)  Cash contribution by CytRx, net of transaction-related costs.

(2)  Write-down of property and equipment to estimated fair market value.

(3) Conversion of the Zynaxis Notes and accrued interest into Vaxcel Common Stock (at the Merger transaction price) as a condition of the Merger.

(4) Conversion of Zynaxis Preferred Stock into Vaxcel Common Stock (at the Merger transaction price) as a condition of the Merger.

(5) Adjustment represents the new equity arising from the issuance of Vaxcel Common Stock to complete the Merger, less the actual historical equity of Zynaxis prior to the Merger.

(6) Allocation of purchase price in excess of net assets acquired to intangible assets, including technology rights from SRI and a development and licensing agreement with ALK.

              PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                      NINE MONTHS ENDED SEPTEMBER 30, 1996
                                  (UNAUDITED)

                                             HISTORICAL
                                      -------------------------      PRO FORMA         PRO FORMA
                                       VAXCEL         ZYNAXIS       ADJUSTMENTS        COMBINED
                                      ---------     -----------     -----------       -----------
Revenues
     License fees.................... $  50,000     $        --                       $    50,000
     Collaborative, contract and
       grant revenue.................    30,635       1,689,205                         1,719,840
                                                                                       ==========
                                      ---------     -----------
                                         80,635       1,689,205                         1,769,840
Operating Expenses
     Research and development........   540,744       2,781,827      $(248,885)(1)      3,073,686
     General and administrative......   316,663       1,333,356         93,298 (4)      1,743,317
                                      ---------     -----------     -----------       -----------
                                        857,407       4,115,183       (155,587)         4,817,003
                                      ---------     -----------     -----------       -----------
Other Income (expense):
     Interest income.................     6,459          42,687                            49,146
     Interest expense................        --         (31,731)        14,779 (2)        (16,952)
     Other income....................        --         420,346                           420,346
                                      ---------     -----------     -----------       -----------
                                          6,459         431,302         14,779 (2)        452,540
                                      ---------     -----------     -----------       -----------
Net loss............................. $(770,313)    $(1,994,676)     $ 170,366        $(2,594,623)
                                      =========      ==========      =========         ==========
Net loss per common share............ $   (0.10)    $     (0.20)                      $     (0.24)(3)
                                      =========      ==========                        ==========

---------------
Pro Forma Adjustments:

(1) Adjustment to depreciation expense associated with property write-down to fair market value.

(2) Adjustment to eliminate interest expense associated with Zynaxis Notes converted into Vaxcel Common Stock.

(3) The average number of shares of Vaxcel Common Stock outstanding used to calculate pro forma net loss per common share is based on the presumption that there would be 11,000,000 shares of Vaxcel Common Stock outstanding upon the assumed effective date of the Merger.

(4) Amortization of intangible assets acquired.

              PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1995
                                  (UNAUDITED)

                                           HISTORICAL
                                  ----------------------------      PRO FORMA         PRO FORMA
                                    VAXCEL          ZYNAXIS        ADJUSTMENTS         COMBINED
                                  -----------     ------------     -----------       ------------
Revenues
     Net sales................... $        --     $    141,189                       $    141,189
     License fees................     115,000               --                            115,000
     Collaborative, contract and
       grant revenue.............       6,709          620,603                            627,312
                                  -----------     ------------                       ------------
                                      121,709          761,792                            883,501
Operating Expenses
     Cost of sales...............          --           40,262                             40,262
     Research and development....     894,754        5,168,912      $(519,795)(1)       5,543,871
     General and
       administrative............     534,542        2,239,921         40,099 (3)       2,814,562
     Write-off of patent costs...     128,216               --                            128,216
     Charge for acquired research
       and development...........          --        5,165,793                          5,165,793
     Restructuring charge........          --          347,436                            347,436
                                  -----------     ------------     ----------        ------------
                                    1,557,512       12,962,324       (479,696)         14,040,140
                                  -----------     ------------     ----------        ------------
Other Income (Expense):
     Interest income.............      56,998           80,919                            137,917
     Interest expense............          --          (36,896)                           (36,896)
     Net gain on sale of
       diagnostic technologies...          --        1,616,840                          1,616,840
     Other income................          --          162,232                            162,232
                                  -----------     ------------                       ------------
                                       56,998        1,823,095                          1,880,093
                                  -----------     ------------     ----------        ------------
Net loss......................... $(1,378,805)    $(10,377,437)     $(479,696)       $(11,276,546)
                                  ===========     ============     ==========        ============
Net loss per common share........ $     (0.17)    $      (1.57)                      $      (1.03)(2)
                                  ===========     ============                       ============

---------------
Pro Forma Adjustments:

(1) Adjustment to depreciation expense associated with property write-down to fair market value.

(2) The average number of shares of Vaxcel Common Stock outstanding used to calculate pro forma net loss per common share is based on the presumption that there would be 11,000,000 shares of Vaxcel Common Stock outstanding upon the assumed effective date of the Merger.

(3)  Amortization of intangible assets acquired.

                  SELECTED HISTORICAL FINANCIAL DATA OF VAXCEL

     The selected financial data as of December 31, 1995 and for each of the two years in the period ended December 31, 1995, and for the period from inception (at January 6, 1993) through December 31, 1993, is derived from the financial statements of Vaxcel, which are included herein. Such financial statements have been audited by Ernst & Young LLP, independent auditors of Vaxcel. The selected statement of operations data for the nine months ended September 30, 1995 and 1996 and the selected balance sheet data as of September 30, 1996, have been derived from unaudited financial statements of Vaxcel, that, in the opinion of management, include all adjustments (consisting only of normal recurring adjustments) necessary for fair presentation of such data at such dates and for such periods in accordance with generally accepted accounting principles. The selected financial data for the nine months ended September 30, 1996 are not necessarily indicative of the results to be expected for the full year. The following selected financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations of Vaxcel" and the financial statements of Vaxcel and notes thereto included in this Proxy Statement.

                                                                                                               PERIOD FROM
                                                                                                                INCEPTION
                                                                                                               (JANUARY 6,
                                                      FOR THE                           FOR THE                   1993)
                                                 NINE MONTHS ENDED                    YEARS ENDED                THROUGH
                                                   SEPTEMBER 30,                      DECEMBER 31,             DECEMBER 31,
                                           ------------------------------    ------------------------------    ------------
                                               1996             1995             1995             1994             1993
                                           -------------    -------------    -------------    -------------    ------------
Statement of Operations Data:
    Revenues............................     $  80,635        $    25,000     $    121,709     $    500,814    $    506,317
Operating Expenses:
    Cost of sales.......................            --                 --               --           72,636          74,066
    Research and development............       540,744            559,965          894,754          570,548         791,996
    Marketing, general and
      administrative....................       316,663            364,794          534,542          845,901       1,027,803
    Write-off of patent costs...........            --            128,216          128,216               --              --
                                             ---------        -----------     ------------     ------------    ------------
                                               857,407          1,052,975        1,557,512        1,489,085       1,893,865
Other Income (Expense):
    Interest income (expense), net......         6,459             47,930           56,998         (111,572)        (55,635)
    Sale of animal adjuvant rights......            --                 --               --          500,000              --
                                             ---------        -----------     ------------     ------------    ------------
                                                 6,459             47,930           56,998          388,428         (55,635)
Net loss................................     $(770,313)       $  (980,045)    $ (1,378,805)    $   (599,843)   $ (1,443,183)
                                             =========        ===========     ============     ============    ============
Net loss per common share...............     $    (.10)       $      (.12)    $       (.17)    $       (.09)   $       (.24)
                                             =========        ===========     ============     ============    ============
Shares used in computing net loss per
  common share..........................     8,058,029          8,000,000        8,000,000        6,826,027       6,000,000

                                               AS OF                             AS OF
                                           SEPTEMBER 30,                     DECEMBER 31,
                                           -------------    -----------------------------------------------
                                               1996             1995             1994             1993
                                           -------------    -------------    -------------    -------------
Balance Sheet Data:
    Cash and cash equivalents...........     $  18,832        $   515,522     $    527,948     $     40,423
    Working capital.....................       (29,894)           402,861          521,913          (45,117)
    Total assets........................       168,945            701,868        1,043,575          825,900
    Stockholder's equity................       113,856            584,169          962,974       (1,437,183)

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                      AND RESULTS AND OPERATIONS OF VAXCEL

GENERAL

     In conjunction with Vaxcel's organization and commencement of operations in January 1993, Vaxcel entered into certain licensing agreements with CytRx which granted Vaxcel exclusive rights to OPTIVAX(R), a vaccine adjuvant being developed by Vaxcel for use in human vaccines, and to Titermax(R), a vaccine adjuvant marketed by Vaxcel exclusively for research purposes. In December 1994 Vaxcel relinquished its rights to Titermax, as discussed below.

FINANCIAL CONDITION AND LIQUIDITY

     At September 30, 1996 Vaxcel had cash and cash equivalents of $18,832 and net assets of $113,856 compared to $515,522 and $584,169, respectively, at December 31, 1995, and $527,948 and $962,974, respectively, at December 31, 1994.

     Since its inception Vaxcel has incurred operating losses and has been economically dependent upon CytRx to provide the funding necessary to conduct its operations. During 1994 and 1993 the principal source of capital was from a $3,000,000 line of credit provided by CytRx pursuant to two convertible promissory notes. In July and August 1994, the full amount of the debt owed to CytRx ($3,000,000) was converted into shares of Vaxcel Common Stock. Since then, additional cash funding has been provided by CytRx as needed by Vaxcel through the direct purchase of shares of Vaxcel Common Stock.

     Vaxcel's primary requirement for capital will be to continue its development activities for OPTIVAX and technologies acquired pursuant to the Merger (PLG microspheres and mucoadhesives) and for general corporate purposes. Substantial losses are expected over the next several years resulting primarily from research and development expenses. Management anticipates to partially offset these losses with revenues generated from corporate collaborations.

     CytRx has firmly committed to provide a substantial level of capital funding subject to the Closing of the Merger. Management believes that the net proceeds of CytRx's cash contribution pursuant to the Merger, combined with cash on hand, will be sufficient to support Vaxcel's operation for the next two years. Management expects that proceeds from corporate partnering arrangements may further supplement Vaxcel's liquidity and capital resources. In the event the Merger is not consummated, CytRx has expressed its commitment to continue financial support of Vaxcel's operations as necessary at least through 1997. Vaxcel will consider additional sources of funding as appropriate and available.

RESULTS OF OPERATIONS

     During 1994 and the period from inception (January 6, 1993) through December 31, 1993 (the "1993 Period"), Vaxcel reported net sales of $500,814 and $506,317, respectively, related to Titermax. In December 1994, CytRx repurchased the rights to Vaxcel's OPTIVAX technology for use in non-human animals, including the rights to Titermax, for $500,000. Cost of sales and selling and marketing expense during 1994 and the 1993 Period related entirely to sales of Titermax. Selling and marketing expense declined from $444,512 during the 1993 Period to $181,542 during 1994 due to a reduction in Vaxcel's marketing staff and an overall reduction in promotional activities related to Titermax.

     During the nine months ended September 30, 1996 and 1995 and the year ended December 31, 1995, Vaxcel reported license fee income of $50,000, $25,000, and $115,000, respectively, representing initial payments pursuant to its agreements with Connaught Laboratories, Inc., Corixa Corporation and Medeva Europe Limited related to OPTIVAX.

     Investment income was $56,998 during 1995, as compared to $8,072 during 1994 and $0 during the 1993 Period. Investment income was $6,459 during the nine months ended September 30, 1996, as compared to $47,930 during the same period in 1995. During the 1993 Period and much of 1994 no excess cash balances were carried by Vaxcel as expenditures were funded by CytRx on an as-needed basis, pursuant to a convertible line of credit. During 1995, Vaxcel benefited from excess cash balances carried over from the December 1994 sale of non-human adjuvant rights to CytRx, as well as an additional $1,000,000 cash contribution by CytRx in January 1995. During the nine month period ended September 30, 1996, investment income declined due to lower cash balances; CytRx continues to provide financial support through periodic purchases of Vaxcel Common Stock.

     Research and development expenditures were $894,754 during 1995, as compared to $570,548 during 1994 and $791,996 during the 1993 Period. The decrease from 1993 to 1994 is attributable to staff reductions and a scale-back in the OPTIVAX development program during the second half of 1994 as Vaxcel sought to conserve cash resources. Subsequent to the sale of non-human adjuvant rights in December 1994 and an additional cash infusion by CytRx in January 1995, Vaxcel accelerated its development efforts. Research and development expenditures were $540,744 during the nine months ended September 30, 1996, as compared to $559,965 during the same period in 1995.

     General and administrative expenses were $534,542 during 1995, $664,359 during 1994 and $583,291 during the 1993 Period. The increase from 1993 to 1994 primarily related to staff additions, including the addition of Vaxcel's President and Chief Executive Officer who was hired during the second half of 1993. The decline from 1994 to 1995 was due to subsequent staff reductions and other cash conservation measures taken in late 1994, including the relocation of Vaxcel's operations from its leased facility to CytRx's headquarters. In January 1996 Vaxcel subleased its former facility at a full recovery of its ongoing carrying cost. General and administrative expenses were $316,663 during the nine month period ended September 30, 1996, as compared to $364,794 during the same period during 1995. This decline is due primarily to savings realized from subleasing Vaxcel's former facility. As discussed in Note 2 to the Vaxcel financial statements, during 1995, Vaxcel recorded a one-time charge of $128,216 related to a change in the method of accounting for patent costs.

     Interest expense of $119,644 and $55,635 during 1994 and the 1993 Period, respectively, relates entirely to interest accrued on two convertible lines of credit from CytRx. The outstanding principal and accrued interest under these loans was converted into Vaxcel Common Stock in July and August 1994.

IMPACT OF RECENTLY-ISSUED ACCOUNTING STANDARDS

     In March 1995, the Financial Accounting Standards Board ("the FASB") issued Statement of Financial Accounting Standards No. 121 ("Statement No. 121") which established accounting standards for the impairment of long-lived assets, certain identifiable intangibles and goodwill. Vaxcel adopted Statement No. 121 in the first quarter of 1996, and such adoption had no material effect on its financial statements.

     In October 1995, the FASB issued Statement of Financial Accounting Standards No. 123 ("Statement No. 123") which provides an alternative to Accounting Principles Board Opinion No. 25 ("Opinion No. 25") in accounting for stock-based compensation issued to employees. For companies that continue to account for stock-based compensation arrangements under Opinion No. 25, Statement No. 123 requires disclosure of the pro forma effect on net income and earnings per share of its "fair value" based accounting for those arrangements, effective for fiscal years beginning after December 15, 1995. Vaxcel plans to continue accounting for stock option grants in accordance with Opinion No. 25, and, accordingly, recognizes no compensation expense for stock option grants. Vaxcel will make the additional disclosures required by Statement No. 123 beginning with its annual financial statements as of and for the year ended December 31, 1996.

                               BUSINESS OF VAXCEL

GENERAL

     Executive Summary. Vaxcel is currently a wholly-owned subsidiary of CytRx engaged in the development and commercialization of OPTIVAX(R), the tradename for a family of proprietary nonionic block copolymers which may augment or modulate the immune response to vaccines when administered injectably. Vaxcel derives its rights to OPTIVAX from an exclusive, worldwide license agreement with CytRx. Vaxcel believes OPTIVAX may improve the effectiveness and/or convenience of existing vaccines and may contribute to the development of new vaccines. Vaxcel and its institutional/corporate collaborators have conducted preclinical studies in which OPTIVAX appears to act both as a delivery system and as a vaccine adjuvant. In addition, Vaxcel initiated a Phase I trial in early 1996 to help demonstrate that OPTIVAX was safe and adjuvant active in humans when given by the injectable route. The results from this Phase I trial are expected in the first quarter of 1997. Vaxcel's business strategy is to license OPTIVAX on a vaccine-by-vaccine basis to pharmaceutical and biotechnology companies engaged in vaccine research and development. Under such arrangements, these companies would combine OPTIVAX with their vaccines and assume responsibility for product development, regulatory approval, and marketing at their expense. In return, Vaxcel would receive licensing fees, milestone payments, and royalty on sales. At present, Vaxcel has entered into option agreements for the development of OPTIVAX with Medeva PLC ("Medeva") and Connaught Laboratories, Inc. ("Connaught") and a license agreement with Corixa Corporation ("Corixa").

     As a result of the Merger, Vaxcel will acquire the PLG microencapsulation and mucoadhesive vaccine technologies of Zynaxis. These technologies appear to be complementary to Vaxcel's current technology, as OPTIVAX is primarily focused on enhancing the effectiveness of injectable vaccines, while the Zynaxis technologies are primarily targeted toward development of vaccines for oral and mucosal delivery. Vaxcel believes the Zynaxis oral delivery technologies may have commercial application for many marketed vaccines currently administered by parenteral injection, as well as certain new vaccines under development. In addition, the Zynaxis technologies can be administered alone or in combination with other vaccine carriers, delivery systems, and adjuvants. Similar to OPTIVAX, Vaxcel's business strategy for the PLG microencapsulation and mucoadhesive vaccine technologies will be to license these technologies to companies engaged in vaccine research and development. In September 1995, ALK executed a development and licensing agreement which granted ALK exclusive, worldwide rights to evaluate and develop the Zynaxis technologies for oral delivery of bioactive substances for the treatment of allergy. ALK is a world leader in the preparation and standardization of allergen extracts for allergy immunotherapy. ALK is currently conducting a Phase II human clinical trial.

  Vaccines

     One of the most desirable and cost effective ways to control a disease is to prevent it from ever occurring. Vaccines are medicines designed to prevent the occurrence of diseases by stimulating the body's natural defenses, the immune system. In some circumstances, when an individual is exposed to a pathogen (a microbial organism which causes disease), the body's immune system may not react quickly enough to prevent it from causing disease. After repeated exposure to the pathogen, however, the immune system may recognize the organism and develop an immune response to prevent or eliminate the disease. This ability of the immune system to "remember" is the basis for immunization. By vaccinating people with antigens, which are components of pathogens, subsequent exposure to the pathogen should result in an effective immune response, thereby protecting the individual from the disease.

  The Vaccine Market

     According to industry publications, annual worldwide sales for vaccines has grown quite dramatically during the past decade, from approximately a few hundred million dollars in the early 1980s to over $3 billion dollars today. At present, there are 16 vaccines in routine use in the United States which protect individuals against major diseases such as polio, tetanus, diphtheria, pertussis, hepatitis A and B, measles, mumps, rubella, Haemophilus influenzae type B, chickenpox, influenza, and pneumococcal pneumonia.

     The vaccine market is expected to continue to grow at double-digit rates in the future. Discussed below are several factors that have contributed to the historical double-digit growth of the vaccine market and are expected to help fuel strong growth in the future:

     - New Vaccine Introductions: New techniques in molecular genetics and biology, as well as a better understanding of the human immune process, have increased the probability that new vaccines can be successfully developed. These advances in medical technology have already contributed to the licensure and commercialization of new vaccines within the past few years. Industry publications estimate that many new vaccines are in various stages of development and could be marketable within the next decade.

     - Favorable Environment for Vaccines: Immunization programs are supported by state and federal governments and managed health care organizations because of their favorable impact on reducing both the incidence and cost of disease. This support for vaccines is critical as both the private and public sectors debate methods for controlling rising health care costs.

     - Antibiotic Resistance: Not too long ago, antibiotics were considered to be "wonder drugs." Unfortunately, certain bacteria are becoming increasingly resistant to currently available antibiotics. Vaccines are one of the most promising alternatives for dealing with the growing problem of antibiotic resistance.

     - Success of Vaccine Programs: Vaccines may have contributed more to disease eradication and reduction than any other modern medical intervention as some of the most devastating human diseases (polio, tetanus, measles, and others) have been significantly controlled by safe and effective vaccines. Many health experts believe similar successes can be achieved with future vaccines.

     - Cost Effectiveness of Vaccines: Because of their ability to prevent diseases from occurring, vaccines are one of the most cost-effective methods for controlling health care costs. The Centers for Disease Control and Prevention ("CDC") estimates that every dollar spent on immunization in the United States saves $16 in health care costs. This positive cost/benefit ratio is powerful data given global efforts to control disease and associated health care costs.

     - Reduced Vaccine Liability: During the mid 1980s, manufacturers were exposed to significant expenditures associated with lawsuits arising from alleged vaccine associated side effects. In an effort to foster development of new vaccines and protect the supply of existing vaccines, the United States federal government enacted the National Childhood Vaccine Injury Act ("NCVI Act"), which established a trust mechanism to limit manufacturers' liability associated with certain pediatric vaccines.

     - Improvement of Existing Vaccines: Some currently available vaccines require multiple doses in order to adequately protect an individual and others are only marginally effective. Technological improvements in formulations that could address the shortcomings of existing vaccines could further expand the dollar size of the vaccine market.

     Need for Enhanced Vaccine Adjuvants/Delivery Systems. Adjuvants are compounds that augment or modulate immune responses when administered in conjunction with a vaccine. Delivery systems are compounds which appropriately target vaccines to cells of the immune system. Vaxcel believes there are several strong medical/technical needs in the market for adjuvants/delivery systems which will enhance the effectiveness and/or convenience of both vaccines currently on the market and vaccines under development, including:

     - Reduce Number of Doses: Many currently marketed injectable vaccines require multiple doses and several visits to a physician or medical center to adequately protect individuals against disease. This is a complex and costly procedure that often leads to noncompliance by individuals and higher costs to society. Therefore, benefits would be gained by reducing the number of required injections with an effective vaccine adjuvant/delivery system.

     - Increase Effectiveness of Existing Vaccines: Some currently marketed injectable vaccines are only marginally effective, and consequently, patients contract disease even though they are properly immunized. Safe and effective adjuvants/delivery systems may increase the effectiveness of marginally effective vaccines, thereby improving patient response rates.

     - Increase Potency of New Vaccines: A promising approach to new vaccine development is the area of subunit injectable vaccines. These subunit vaccines are highly purified, as only the active components of the microorganism are used in the formulation. While promising, many new subunit vaccine candidates are poorly immunogenic or induce inappropriate immune responses, and therefore, lack the efficacy required for FDA approval. Safe and effective adjuvants/delivery systems may enhance the effectiveness of injectable subunit vaccines, thereby providing the required efficacy for approval and ultimate commercialization.

     - Aid Development of Combination Vaccines: Today, children receive multiple injections per physician visit in order to become properly immunized. One strategy for reducing the number of injections required is to combine several vaccines into a single formulation. Safe and effective adjuvants delivery systems may aid in the development of combination vaccines.

     - Aid in Development of Oral Vaccines: Oral immunization has advantages over injectable vaccines, including patient acceptability, ease of administration, and induction of mucosal immunity. Adjuvants/ delivery systems which could possibly lead to the development of additional oral vaccines should be attractive in the marketplace.

     Vaxcel's Adjuvant/Vaccine Delivery System Technologies. Prior to the Merger, Vaxcel has been totally focused on development and commercialization of OPTIVAX. After consummation of the Merger, Vaxcel will possess a portfolio of proprietary injectable and oral vaccine adjuvants and delivery systems which are designed to improve the effectiveness and/or convenience of currently marketed vaccines and vaccines under development. The following table summarizes the portfolio of technologies Vaxcel will possess once the Merger with Zynaxis is consummated:

 ADJUVANT/DELIVERY                                     ROUTE OF
      SYSTEM                  COMPOSITION            ADMINISTRATION
-------------------    --------------------------    -------------
      OPTIVAX          Nonionic Block Copolymers      Injectable
Microencapsulation                PLG                    Oral
   Mucoadhesives          Mucoadhesive Polymers      Oral & Nasal

     Discussed below is a brief description and current status of development of OPTIVAX and the Zynaxis technologies.

     Vaxcel's Injectable Technology. Vaxcel is developing OPTIVAX, the tradename for a family of proprietary nonionic block copolymers which augment or modify the immune response to vaccines when administered injectably. Each copolymer molecule consists of a hydrophobic polyoxypropylene ("POP") core block and hydrophilic polyoxyethylene ("POE") blocks on the ends. The ratio of POP to POE and the molecular weight of the copolymers represent the proprietary features of the molecule and are two factors that may dictate the ability of OPTIVAX to enhance the activity of injectable vaccines.

     OPTIVAX is combined with an antigen, and in some instances other active or inactive ingredients, to form a final vaccine formulation. OPTIVAX can self-assemble into microparticles in saline solutions, and can therefore, be used in the absence of oils and other surfactants which may contribute to toxicities. This simple aqueous environment also preserves the integrity of the antigen. OPTIVAX appears to act both as a delivery system that targets vaccines to cells of the immune system and as a vaccine adjuvant that augments the immune system's response to vaccines.

     Preclinical studies have been performed at Vaxcel and with institutional/corporate collaborators to characterize the activity of injectable OPTIVAX as an adjuvant/delivery system, including the following:

     - Vaxcel concluded a study evaluating the magnitude, kinetics, duration and function of antibody responses induced by a commercially available injectable trivalent influenza virus vaccine supplemented with several block copolymers. The results of this study demonstrated the adjuvant activity of

       OPTIVAX in animals and allowed for the identification of a certain copolymer, termed OPTIVAX CRL1005 copolymer, for possible use with this type of vaccine. The OPTIVAX CRL1005 copolymer increased the levels of antibodies specific for total virus preparations and HAI antibody responses in mice by approximately ten-fold.

     - Vaxcel completed a study of the OPTIVAX CRL1005 copolymer in combination with a currently marketed injectable influenza virus vaccine in non-human primates, a species that is more similar to humans than mice. In this study, the influenza vaccine alone proved to be only marginally immunogenic in these animals and required two immunizations to induce any detectable serum antibodies. However, the immunogenicity of the vaccine was increased by the addition of the OPTIVAX CRL1005 copolymer which augmented responses to both the influenza B virus and the influenza A virus strains.

     - In a study comparing the OPTIVAX CRL1005 copolymer to certain competitive injectable adjuvants, the activity of OPTIVAX CRL1005 copolymer in animals was comparable to or greater than these competitive adjuvants with respect to antibody responses, cytokines produced following antigen stimulation, and cytotoxic T-lymphocyte ("CTL") responses. The OPTIVAX CRL1005 copolymer augmented antibody responses greater than certain single component adjuvants and was comparable to certain multicomponent systems. Vaxcel also demonstrated that OPTIVAX CRL1005 copolymer augmented both Type-l and Type-2 cytokine responses and induced CTL.

     - As part of an IND application filed with the FDA in late 1995, Vaxcel preclinically tested the injectable OPTIVAX CRL1005 copolymer in combination with a synthetic peptide based on the beta chain of human chonionic gonadotropin ("(LOGO)hCG") conjugated to diphtheria toxoid ("DT"). In this study, the OPTIVAX CRL1005 copolymer augmented antibody responses specific for (LOGO)hCG to levels comparable to a Complete Freund's Adjuvant-like water-in-oil emulsion.

     - In addition to the OPTIVAX CRL1005 copolymer, Vaxcel has also evaluated a series of injectable copolymers with POP core units identical in size to CRL1005 (12,000), but with increasing concentrations of POE (2.5%-20%). Copolymers with POP core sizes ranging from 9,000 to 15,000 have also been evaluated.

       Vaxcel evaluated the adjuvant activity of these different, but related, injectable OPTIVAX copolymers in animals using two different protein immunogens: a currently marketed influenza virus vaccine and ovalbumin ("OVA"). The copolymers with the lowest POE concentration (2.5%-5.0%) functioned best with the influenza virus proteins and OVA was most compatible with OPTIVAX copolymers with slightly higher POE concentrations (7.5%-10%).

     Safety is critical when considering any new injectable vaccine adjuvant/delivery system, as several compounds can induce an immune response, but are too toxic either systemically or at the site of injection for use in humans. For this reasons, Vaxcel has performed the following safety trials on
OPTIVAX:

     - Nonionic block copolymers consisting of POE and POP in the same orientation as OPTIVAX, but with different ratios and/or lower molecular weight blocks, have been used as wetting agents in a number of consumer products, such as toothpaste and mouth wash solutions. These products are considered to be safe and are listed in the National Formulary.

     - A toxicology study on the OPTIVAX CRL1005 copolymer was performed by Pharmakon Research International, Inc., Waverly, Pennsylvania, under contract with Vaxcel. In this study, no systemic or site of injection reactions were observed.

     - Under contract with Vaxcel, Coming Hazelton, Madison, Wisconsin, performed a series of general vaccine safety tests in accordance with the applicable federal regulations on the OPTIVAX CRL1005 copolymer administered in combination with the (LOGO)hCG-DT immunogen. All OPTIVAX CRL1005 copolymer formulations "passed" the regulatory general safety tests.

     - A pyrogenicity test was performed by Hazelton on (LOGO)hCG-DT in combination with the OPTIVAX CRL1005 copolymer and the product was found to be non-pyrogenic.

     Some potential injectable adjuvant products have appeared to be promising in laboratory animals, but have not lived up to expectations in humans due to lack of efficacy or toxicities. For this reason, Vaxcel believed it was important to attempt to prove that OPTIVAX was safe and adjuvant active in humans when given by the injectable route. Therefore, an IND was filed with the FDA in late 1995 and an open-label, dose escalation Phase I clinical trial was initiated in January 1996 to evaluate the safety and adjuvant activity of the OPTIVAX CRL1005 copolymer in humans. In this trial, the OPTIVAX CRL1005 copolymer was administered in combination with (LOGO)hCG-DT, an antigen being developed as an immunotherapeutic vaccine for patients with metastatic cancer. The (LOGO)hCG-DT vaccine is a very poor immunogen without an adjuvant and therefore had been tested in prior human trials only in adjuvant supplemented formulations. The doses of OPTIVAX CRL1005 copolymer evaluated in this trial were 3 mg, 10 mg, 25 mg, and 75 mg. All patients were scheduled to receive three doses of the OPTIVAX+(LOGO)hCG-DT vaccine administered at monthly intervals. The results from this Phase I trial are expected in the first quarter of 1997.

     Vaxcel's Oral Technologies. To date, Vaxcel has been employing OPTIVAX in the development of injectable vaccines. After consummation of the Merger, Vaxcel will expand its program by using the Zynaxis proprietary delivery technologies to develop oral vaccines. Discussed below is a description of this program.

     Most currently available vaccines are administered by needle injection to stimulate the body's immune system by producing circulating antibodies against a specific disease. Of the 16 vaccines currently in routine use in the United States, 14 are delivered by the injection route as only polio and typhoid vaccines are administered orally. Research has led to the increased recognition that oral immunization is an important alternative to injectable administration of vaccines, particularly when mucosal immunity is important. Also, oral immunization has certain advantages over injectable vaccines, including patient acceptability and ease of administration.

     As a result of the Merger, Vaxcel will acquire two different types of oral vaccine delivery technologies: (i) microencapsulation and (ii) bioadhesives. Vaxcel believes these oral delivery technologies may have commercial application for many marketed vaccines currently administered by parenteral injection (e.g., influenza and hepatitis B), as well as certain new vaccines under development. In addition, these technologies can be administered alone or in combination with other vaccine carriers, delivery systems, and adjuvants.

     The PLG microencapsulation technology is based on the use of lactide and glycolide polymers. The safety of PLG in humans is well recognized as these polymers are both biocompatible and biodegradable and have been widely used as synthetic absorbable sutures. The actual microencapsulation process involves the trapping of an antigen into pockets or cavities formed within the PLG microspheres during production. When the final vaccine formulation is administered to humans, the PLG microspheres degrade and the encapsulated antigen is then released to the appropriate immunological site in the body.

     While vaccines encapsulated in PLG microspheres can be administered by parenteral injection, it is the oral delivery of vaccines using this technology that may hold the most promise. Vaxcel believes the PLG microspheres may be ideally suited for oral delivery of vaccines for several reasons. First, the PLG microspheres appear to protect antigens from degradation during passage through the acidic environment of the stomach. This property of PLG may allow the antigen to be appropriately delivered to the Peyer's Patches, which are the lymphoid tissues of the small intestines. Secondly, microspheres in the 1-10 micron size range can be reproducibly synthesized using PLG and there is certain scientific evidence that this size range may be ideal for uptake by the Peyer's Patches. Thirdly, the PLG polymers are hydrophobic, an important property since hydrophobic materials may be more efficiently taken up through the Peyer's Patches.

     Experimental vaccines encapsulated using PLG have been evaluated in laboratory animals and non-human primates by academic and industrial scientific groups. PLG encapsulated vaccines have induced systemic and mucosal antibody responses following oral administration. They have also induced immune responses that protected animals from experimental infectious challenge with both bacterial and viral pathogens, including Helicobactor species (the causative agent of common peptic ulcers), influenza virus, and simian immunodeficiency virus. PLG-encapsulated vaccines have been and are continuing to be evaluated in human clinical trials.

     The second oral vaccine delivery technology Vaxcel will acquire in the Merger is based on bioadhesives, which are natural or synthetic polymers that interact with the membrane surfaces of tissues. Bioadhesives that bind to mucosal tissues or the mucin that coats these tissues are called mucoadhesives. To date, mucoadhesive polymers have been favorably evaluated by others as components in oral drug formulations.

     The bioadhesive oral vaccine delivery program is predominantly focused on mucoadhesive polymers. The lead mucoadhesive polymer has been evaluated in a mouse influenza vaccine model where it was shown to induce a stronger mucosal immune response following a single oral dose than the injected vaccine. The oral route was also used as a second vaccination to boost the pre-existing immune responses induced by either injected or orally administered vaccines. This second observation supports its potential use in humans where most adults have pre-existing immunity either from previous vaccines or infection with influenza virus.

     Vaxcel's Business Strategy. Once the Merger is consummated, Vaxcel's business strategy will be to develop and commercialize its portfolio of proprietary vaccine adjuvants and delivery systems that can be used in conjunction with existing vaccines and new vaccines under development. Vaxcel plans to attempt to license its adjuvant/delivery system technologies on an antigen-by-antigen basis to pharmaceutical/biotechnology companies engaged in vaccine research and development. In the short-term, Vaxcel will focus its licensing efforts on the OPTIVAX injectable delivery technology, because this technology is more advanced from a development standpoint than the oral delivery technologies being acquired from Zynaxis. At present, Vaxcel has option agreements for the development of its OPTIVAX technology with Medeva and Connaught and a license agreement with Corixa. Also, Vaxcel will acquire in the Merger a development and licensing agreement with ALK for oral delivery of bioactive substances for the treatment of allergy. Vaxcel will seek additional corporate partners for development and commercialization of specific vaccines incorporating its adjuvant/delivery system technologies. The strategy will be to build a data package on each of its technologies in order to assure maximum value under sublicensing agreements with its collaborators. Under such agreements, sublicensees will combine Vaxcel's technologies with the sublicensee's vaccines and assume responsibility for product development, regulatory approval, and marketing at the expense of the sublicensee. In return, Vaxcel will receive up-front licensing fees, milestone payments, and royalties on sales. The structure of these arrangements and Vaxcel's responsibilities will vary depending upon a number of factors, including the identity of Vaxcel's collaborator, the potential market for the vaccine, and the stage of development of the vaccine. Vaxcel believes these arrangements will limit its research and development costs and speed market entry by capitalizing upon the expertise of its partners.

     Current Corporate Collaborations. Once the Merger is consummated, Vaxcel will have four corporate collaboration agreements for the development of its technologies:

          Connaught. In August 1995, Vaxcel signed an option agreement with Connaught to evaluate OPTIVAX in combination with a Connaught vaccine being developed for the prevention of an infectious disease. Connaught, located in Swiftwater, Pennsylvania, is one of the largest vaccine companies in the world and offers the broadest range of human vaccines and biologicals commercially available from any single U.S. company. Connaught is a subsidiary of Connaught Laboratories Ltd. and a member of the Pasteur Merieux Serums & Vaccins family of companies.

          The option agreement gives Connaught exclusive rights to evaluate OPTIVAX with a vaccine currently under development at Connaught through Phase I human clinical trials. Under the terms of this agreement, Vaxcel received an upfront cash payment and Connaught will assume responsibility for all preclinical, clinical and regulatory activities. If the Phase I trials are successful, Connaught will have the right to negotiate an exclusive license to further develop and market OPTIVAX in the specific disease field. Under such a licensing arrangement, Vaxcel will receive further milestone payments, royalties on sales, and payments under a supply agreement for having OPTIVAX manufactured for Connaught.

          Medeva. In October 1995, Vaxcel signed an option agreement with Medeva to evaluate OPTIVAX in combination with a Medeva viral antigen. Medeva is a London based pharmaceutical company specializing in the therapeutic areas of vaccines, respiratory products, and pain management. Medeva currently markets a variety of important vaccines and is also in late-stage development of a hepatitis B vaccine that may show utility in people for whom existing hepatitis B vaccines offer limited or no protection.

          This agreement gives Medeva rights to evaluate OPTIVAX in combination with their viral antigen in both preclinical and Phase I human clinical testing. In return, Vaxcel received an upfront cash payment and will receive milestone payments for successful product development. In addition, Medeva will fund product development activities. If the Phase I trials are successful, Medeva will have the right to negotiate a co-exclusive license to further develop and market OPTIVAX in the specific disease field. Under such a licensing arrangement, Vaxcel will receive further milestone payments, royalties on sales, and payments under a supply agreement for having OPTIVAX manufactured for Medeva.

          Corixa. In April 1996, Vaxcel signed a definitive license agreement with Corixa for use of Vaxcel's OPTIVAX in combination with vaccines being developed by Corixa. Corixa, a privately-held Seattle-based biotechnology company formed in late 1994, is discovering and developing T cell therapeutic vaccines for the treatment of certain infectious diseases and cancer.

          Under terms of the agreement, Corixa received worldwide, exclusive rights to use OPTIVAX with a variety of cancer and infectious disease vaccines being developed by Corixa. Corixa also has the right to sublicense vaccines containing OPTIVAX. Corixa or its sublicensees will be responsible for conducting all development, regulatory submissions and marketing activities for their vaccines combined with OPTIVAX. In return, if vaccines are successfully developed, Vaxcel will receive milestone payments, royalties on sales, and payments under a supply agreement for having OPTIVAX manufactured for Corixa or its sublicenses.

          ALK. Vaxcel will assume an agreement with ALK in the Merger. ALK is a world leader in the preparation and standardization of allergen extracts for allergy immunotherapy. In September 1995, ALK executed a development and licensing agreement under which Zynaxis granted ALK exclusive, worldwide rights to evaluate and develop Zynaxis' oral technologies for delivery of bioactive substances for the treatment of allergy.

          Prior to the Merger, Zynaxis received four quarterly payments from ALK totaling $1,000,000. Once the Merger is consummated, Vaxcel may receive additional milestone and royalty payments from ALK if ALK receives FDA or certain other regulatory approvals for allergy products using the Zynaxis vaccine delivery technologies. Under the terms of this agreement, ALK is responsible for conducting all development, regulatory submissions and marketing activities for ALK's allergy products using the Zynaxis technologies. In addition, ALK has the right to make or have made the PLG microspheres.

     In addition to the above mentioned corporate collaborations, Vaxcel has several research and materials transfer agreements with leading vaccine manufacturers and biotechnology companies whereby Vaxcel has provided its adjuvant/delivery system technology for evaluation with their antigens. Under other arrangements, some companies have provided Vaxcel with their antigens to be tested in conjunction with Vaxcel's adjuvant/delivery system technology. Assuming successful results from such evaluations, Vaxcel intends to pursue sublicensing agreements or other arrangements with certain of these research partners.

     Product Development Activities. Discussed below is the current status of two product development programs Vaxcel will have after the Merger is consummated:

          Influenza Products. Pursuant to an agreement with a corporate collaborator, the collaborator is attempting to develop an OPTIVAX-adjuvanted influenza virus vaccine. The influenza virus (commonly referred to as the "flu") is a significant health care problem almost every year, infecting about 20% of the global population. In an average year in the United States, influenza and its complications account for 20,000 deaths (most notably in the elderly), 10-15 million patient visits to physicians, 600,000 or more hospitalizations, over 15 million days of lost work, and almost $10 billion in total direct health care costs. Some experts estimate that influenza causes more deaths and direct health care expenditures than acquired immune deficiency syndrome ("AIDS").

          At present, there is no effective therapy for influenza and vaccines are used to help prevent the incidence of the disease. The influenza vaccines that are administered in the United States may vary each year and their composition is determined by the CDC and others based on the types of viruses expected to be prevalent during the upcoming influenza season.

          The annual volume for flu vaccines in the United States has grown from about 20,000,000 doses in 1991 to over 70,000,000 doses today. A similar growth pattern has occurred in Western Europe. This strong growth has occurred even though: (a) currently marketed vaccines are only 30-80% effective in preventing influenza depending upon the age of the vaccinee (efficacy is generally lower in the elderly); (b) no new influenza vaccine has been developed in years; (c) compliance to annual immunizations is low even among high risk groups, despite strong recommendations to vaccinate by organizations such as the CDC; and (d) no major promotional effort has been initiated by marketers of flu vaccines for several years.

          Currently marketed influenza vaccines are considered to be highly cost effective despite their reduced efficacy. A 1994 large scale health maintenance organization study demonstrated a direct cost savings of approximately $117 per person vaccinated.

          Current vaccines have reached the limit of their potency and conventional approaches to improve efficacy, such as formulating with aluminium salts ("alum"), have failed to increase potency. In preclinical studies conducted by Vaxcel and a corporate collaborator, an OPTIVAX adjuvanted influenza vaccine increased the levels of antibodies specific for total virus preparations and HAI antibody responses versus the collaborator's influenza vaccine alone or supplemented with alum.

          Allergy Products. Most individuals respond to pollens, animal proteins, or other environmental substances in a controlled fashion. In individuals who are allergic, the immune system responds inappropriately, resulting in congestion, allergic rhinitis and other symptoms. In severe cases, allergic reactions can include anaphylaxis and systemic shock.

          It is estimated that there are forty million individuals in the United States suffering from various allergies. The most common allergies are to grass pollens, ragweed, house dust mites, and cat dander. Steroids, antihistamines, decongestants, and cough syrups are used to treat allergy associated symptoms, but can cause substantial side effects and do not effect the underlying immune response. Approximately one to three million people who suffer severe or debilitating allergies are treated using immunotherapy. This typically requires weekly or monthly injections with allergen extracts over prolonged time periods, sometimes as long as several years.

          The allergy products being developed by a collaborator using the Zynaxis technologies may provide effective therapy in a convenient oral formulation. These products may increase the size of the allergy immunotherapy market by offering a more patient-friendly alternative to routine injections.

          At present, ALK is performing a Phase II human clinical trial with the PLG microencapsulation technology.

     Marketing and Sales. If Vaxcel obtains approval for commercialization of vaccines using its vaccine adjuvant/delivery system technologies, Vaxcel intends to market and sell such products directly through its collaborators. Pediatric vaccines are sold and distributed in the United States directly to private practicing physicians (primarily pediatricians and generalists), pharmacies, surgical supply dealers, and government agencies such as the CDC, the military, and city, county and state health departments. For pediatric vaccines recommended for routine use in children, approximately 50% of the doses are distributed through the private sector and 50% through the public sector. Adult vaccines are sold through the same channels, except with minimal pediatrician and less extensive public sector involvement. The United States government negotiates annual contracts for vaccines to be used in the public health sector. These contracts are awarded based on price, ability to supply and product innovation. Prices in the public sector are generally lower than those in the private sector.

     Because of well-documented reports on the cost-effectiveness of vaccines, some managed health care organizations have initiated programs to increase the immunization rates of their members. Other groups have implemented creative programs, including incentives, to accomplish this goal. Vaxcel believes that these programs will result in an increased demand for vaccines in the future.

     Patents and Proprietary Technology. Vaxcel actively seeks patent protection for its technologies, processes, uses, and ongoing improvements and considers its patents and other intellectual property to be critical to its business.

     Vaxcel has received a worldwide, exclusive license from CytRx for the use of a series of certain copolymers as a vaccine adjuvants/delivery system. See "-- Certain Transactions." The patent rights obtained by Vaxcel under the agreement include three patents and patent applications in the United States and selected foreign countries including, but not limited to, Japan, Canada, Israel, Australia, China and the European Patent Office. These patents and patent applications contain claims directed to the use of copolymers as vaccine adjuvants/delivery systems and the use of the copolymers in any vaccine preparation. The patent applications also cover novel copolymers, including the composition of the OPTIVAX CRL1005 copolymer currently being developed by Vaxcel. The patent applications also contain composition of matter claims for certain vaccine delivery systems and vaccine formulations which contain copolymers.

     The compositions and methods for the administration of bioactive agents to and through the Peyer's Patches by means of microencapsulation in biocompatible, biodegradable microspheres of 1-10 microns in diameter are protected by issued patents, pending United States patent applications, and foreign counterparts held by SRI and UAB. By means of the Merger with Zynaxis, this microencapsulation technology will be exclusively licensed to Vaxcel in the field of oral vaccine delivery. See "-- Certain Transactions."

     The European patent on the PLG microencapsulation technology is currently being challenged by certain third parties and is the subject of an opposition hearing. Based on the opinions of certain patent counsel, Vaxcel is optimistic that the challenge by third parties will be unsuccessful and the patent will be upheld.

     Through the Merger, Vaxcel will also acquire rights to pending United States patent applications and foreign counterparts relating to the use of polymeric mucoadhesives for the oral delivery of vaccines at mucosal surfaces and compositions and methods for preparation of solid, orally administered dosage units for live viral vaccines.

     Vaxcel continually evaluates the patentability of new inventions and improvements developed by its employees and collaborators. Whenever appropriate, Vaxcel will endeavor to file United States and international patent applications to protect these new inventions and improvements. However, there can be no assurance that any of the current pending patent applications or any new patent applications that may be filed will result in issued United States or foreign patents.

     Vaxcel also attempts to protect its proprietary products, processes and other information by relying on trade secrets and non-disclosure agreements with its employees, consultants and certain other persons who have access to such products, processes and information. Under the agreements, all inventions conceived by employees are the exclusive property of Vaxcel. Nevertheless, there can be no assurance that these agreements will afford significant protection against misappropriation or unauthorized disclosure of Vaxcel's trade secrets and confidential information.

     Government Regulation. The manufacture and sale of any product based on Vaxcel's proprietary injectable and oral vaccine adjuvants and delivery systems is subject to extensive regulation by United States and foreign governmental authorities. In particular, vaccines and vaccine delivery systems are subject to rigorous preclinical and clinical testing and other approval requirements by the FDA in the United States under the federal Food, Drug and Cosmetics Act and by comparable agencies in most foreign countries.

     As an initial step in the FDA regulatory approval process, preclinical studies are typically conducted in animals to assess safety and efficacy. For certain diseases, animal models exist which are believed to be predictive of human efficacy, and the vaccine candidate is tested in such animal models. For other diseases for which no animal model exists, the testing of a vaccine may proceed to human trials, provided that preclinical testing in animals establishes the safety of the vaccine and suggests a relationship of the vaccine to the human immune response.

     After preclinical studies are completed, an IND must be submitted to the FDA which contains, among other things, data regarding the results of all preclinical studies, detailed characteristics of the vaccine (for example, stability and chemical structure), methods of manufacturing and a detailed description of the intended clinical trials. The data must be reviewed and approved by the FDA prior to the initiation of clinical trials.

     Clinical trials are typically conducted in three sequential phases, although the phases may overlap. In Phase I, which frequently begins with the introduction of the vaccine into healthy adult humans, the vaccine will be tested for safety and, if possible, to gain early information on effectiveness. Phase II typically involves studies in a small sample of the intended population to assess the safety and efficacy of the vaccine and to determine the appropriate dosing regimen. Phase III trials are undertaken in an expanded target population at geographically dispersed study sites in order to confirm safety and efficacy, determine the overall risk/benefit ratio of the vaccine, and provide an adequate basis for physician labeling. Each trial is conducted in accordance with certain standards under protocols that detail the objectives of the study, the parameters to be used to monitor safety and the efficacy criteria to be evaluated. Each protocol must be submitted to the FDA as part of the IND. Furthermore, each clinical study must be evaluated by an independent Institutional Review Board ("IRB") at the institution at which the study will be conducted. The IRB will consider, among other things, ethical factors, the safety of human subjects and the possible liability of the institution.

     The clinical trial requirements for FDA approval of an improved version of a vaccine that is already on the market may differ from the requirements for a new vaccine. For a new vaccine, a company must demonstrate in clinical trials that the vaccine actually reduces the incidence of disease in healthy individuals and that a certain antibody level has been achieved. This process of establishing a clinical correlate usually takes place during Phase III trials, can take two or more years to complete and can be extremely costly. Therefore, the FDA approval process for a new vaccine from Phase I to commercialization can take seven or more years. For certain improved versions of an existing vaccine, however, the company may be required to demonstrate only that the vaccine induces equal or greater antibody levels as compared to the original version of the vaccine. Therefore, lengthy and costly clinical trials might be avoided for these vaccine improvements, and the amount of time required to commercialize a product might be reduced significantly.

     Data from preclinical testing, clinical trials, and related information on a vaccine are submitted to the FDA in a Product License Application ("PLA") for marketing approval. The process of completing clinical testing and obtaining FDA approval for a new vaccine is likely to take a number of years and require the expenditure of substantial resources. Preparing a PLA involves considerable data collection, verification, analysis and expense, and there can be no assurance that any approval will be granted on a timely basis, if at all. The approval process is affected by a number of factors, including the severity of the disease, the availability of alternative treatments and the risks and benefits demonstrated in clinical trials. The FDA may deny a PLA if applicable regulatory criteria are not satisfied, or it may require additional testing or information.

     Among the conditions for marketing approval is the requirement that the prospective manufacturer's quality control and manufacturing procedures conform to the FDA's GMP regulations, which must be followed at all times. In complying with standards set forth in these regulations, manufacturers must continue to expend time, money and effort in the area of production and quality control to ensure full technical compliance. Manufacturing establishments, both foreign and domestic, also are subject to inspections by or under the authority of the FDA and by other federal, state or local agencies. In addition, manufacturers of certain vaccines must submit a sample of each vaccine batch to the FDA. Manufacturers of all vaccines must submit internal testing data for each batch. For certain vaccines, the FDA is required to release each batch for commercial sale which may involve additional testing by the FDA of the particular batch.

     Pursuant to the Prescription Drug User Fee Act of 1992, pharmaceutical manufacturers now will be required to pay three types of user fees: (i) a one-time application fee for a prescription New Drug Application ("NDA") or PLA;
(ii) an annual product fee imposed on prescription drug products after FDA approval; and (iii) an annual establishment fee imposed on facilities used to manufacture prescription drugs. Vaxcel estimates that its fees for the original submission of a NDA or PLA involving clinical data could range up to $233,000 over the next five years, and annual establishment fees could range up to $138,000; annual product fees will be less significant, but will be required for each specific strength or potency of the marketed drug. Although there are exemptions for certain products, and deferrals of payment and significant discounts for small businesses, it still is uncertain how the FDA will interpret and apply these provisions of the legislation.

     Even if a license to manufacture the vaccine has been obtained, further studies, including post-marketing studies, may be required to provide additional data on safety. Results of post-marketing programs may limit or expand the further marketing of the products. Further, if there are any modifications to the vaccine, including changes in indication, manufacturing process, labeling, or a change in manufacturing facility, a PLA supplement may be required to be submitted to the FDA. If the FDA has reasonable grounds to believe that a vaccine presents a danger to health, and the regulatory grounds for license revocation are met, the FDA may suspend a product license.

     Whether or not FDA approval has been obtained, approval of a product by regulatory authorities in foreign countries must be obtained prior to the commencement of commercial sales of the product in such countries. The requirements governing the conduct of clinical trials and product approvals vary widely from country to country, and the time required for approval may be longer or shorter than that required for FDA approval. Although there are some procedures for unified filings for certain European countries, in general each country at this time has its own procedures and requirements.

     Competition. Given the attractiveness of the vaccine market in terms of sales potential, the number of biotechnology and large pharmaceutical companies that are engaged in vaccine research and development has increased dramatically over the past decade. In addition, Vaxcel is aware of significant vaccine research and development activities at certain major universities and research institutions. Consequently, competition is quite intense.

     The field of vaccine adjuvants/delivery systems has emerged in recent years as immunologists have recognized the need for technologies capable of generating potent immune responses. At present, the only adjuvant used in licensed human vaccines is alum. While alum has been sufficient to augment human immunological responses to certain potent antigens, alum is not effective with the new generation of highly purified subunit vaccines under development which are inherently less potent. In addition, alum has been evaluated with currently marketed influenza vaccines in human clinical trials with unfavorable results.

     A number of companies are attempting to develop new injectable and oral vaccine adjuvants/delivery systems and some have already licensed their technologies to large pharmaceutical and/or biotechnology companies for the development of certain vaccines. Vaxcel believes its major competitors in the vaccine adjuvant/delivery field are: (i) Adjumer, Micromer, and VibrioVec adjuvants/delivery systems by Virus Research Institute, Inc.; (ii) QS-21 by Aquila Biopharm; (iii) MF59 by Chiron Biocine; (iv) MPL by Ribi Immunochem Research, Inc., (v) ISCOMs by Isotec AB/CSL Limited; and (vi) liposomes by multiple developers. After showing promising results in early development, some of these competitive technologies have experienced problems (formulation difficulties, systemic or site of injection toxicities, etc.) when subjected to more extensive preclinical or clinical testing. These problems may limit the usefulness of some of these competitive adjuvants/delivery systems.

     Regarding product development, Vaxcel is aware of competitors who are attempting to develop improved influenza virus vaccines based on recombinant antigens, injectable adjuvants, oral delivery systems, and intranasal administration of attenuated strains, some of which are currently being evaluated in human studies. Vaxcel and its corporate partner believe that the OPTIVAX formulated influenza virus vaccine can effectively compete against these alternative approaches based on the ease of formulation, safety, efficacy, and development timetable of this formulation. In addition, Vaxcel will likely seek additional corporate partners to develop oral influenza virus vaccines using the acquired PLG microsphere and mucoadhesive technologies.

     The primary competitor in the allergy immunotherapy market is Immunologic, a company developing peptide-based injectable products for cat dander, ragweed, and other common allergies, some of which are in clinical development. Because of the efficacy, ease of administration, and improved patient acceptance of the oral allergy formulations being developing using the PLG technology, Vaxcel believes these formulations will effectively compete with Immunologic's peptide-based injectable products.

     Manufacturing. Vaxcel currently does not have the capabilities to manufacture any of its vaccine delivery/adjuvant technologies and plans to rely upon collaborators and/or contract manufacturers to produce both its technologies and final vaccine products for preclinical, clinical, and commercial purposes.

     Vaxcel is required to purchase its requirements for bulk OPTIVAX copolymers from CytRx or CytRx's designated third party contract manufacturer under the terms of a supply agreement between Vaxcel and CytRx. See "-- Certain Transactions." To date, Vaxcel has been contracting with CytRx to synthesize and supply the bulk OPTIVAX copolymers under GMP conditions for both preclinical and clinical purposes. Vaxcel believes that the manufacturing process used by CytRx for the OPTIVAX copolymers currently under development can be readily scaled up to permit bulk manufacture in commercial quantities by either CytRx or CytRx's designated third-party contract manufacturer. After the bulk OPTIVAX copolymers are supplied to Vaxcel by CytRx, Vaxcel plans to send this bulk material to sublicensees at prices per kilogram which have been predetermined in a supply agreement between Vaxcel and the sublicensee. The sublicensees will be responsible for bulk manufacture of the antigen and for formulation of the final vaccine product.

     Upon consummation of the Merger, Vaxcel will have no internal manufacturing capabilities and no written agreement with a contract manufacturer for production of the PLG microencapsulation technology. The PLG microspheres currently being used in the ALK Phase II clinical trial were produced by SRI, one of the original patent holders for the technology. In the near future, Vaxcel will continue to rely on contract manufacturers, including SRI, for supplying PLG microspheres for both preclinical studies and clinical trials of the technology. Vaxcel believes that there are several third-party contract manufacturers which could produce the PLG technology under GMP conditions and Vaxcel will seek to identify and negotiate a written supply agreement with such a supplier. In addition, under the terms of the license agreement for the technology with SRI and UAB, Vaxcel will have the right to transfer the know-how for manufacturing the PLG microspheres to its sublicenses and Vaxcel may employ this strategy with certain sublicenses.

     Upon consummation of the Merger,Vaxcel will have no capabilities of internally or externally manufacturing the mucoadhesive technology in accordance with GMP conditions. To date, mucoadhesives have been produced at the laboratory level in order to conduct preclinical studies. Assuming preclinical studies continue to be positive, Vaxcel will seek a third-party contract manufacturer to produce mucoadhesives for further development and clinical testing and Vaxcel will attempt to negotiate a written supply agreement with such a manufacturer. Vaxcel believes the mucoadhesives can be produced at commercial scale under GMP conditions since this technology has been manufactured by others as components in oral drug formulations.

CERTAIN TRANSACTIONS

     Vaxcel derives its rights to develop and commercialize OPTIVAX from a license agreement with CytRx effective January 1993, as amended (the "OPTIVAX Agreement"), which grants to Vaxcel the exclusive, worldwide right to develop and sell certain copolymers covered by claims of certain United States and foreign patent rights of CytRx, for use to enhance immune response in humans, in combination with an antigen in a vaccine delivery system (the "OPTIVAX Field"). Expressly excluded from the OPTIVAX Field are use of the copolymers alone as non-specific immune stimulants and use of the copolymers as therapeutic agents for infectious diseases. Under the terms of the OPTIVAX Agreement, Vaxcel is required to pay CytRx a 10% royalty on net sales by Vaxcel or its affiliates of vaccines directly commercialized by Vaxcel in the OPTIVAX Field for the longer of ten years from the first commercial sale of the product or the life of any patent right covering the licensed product. CytRx has licensed certain of its technology from Emory University and BASF Corporation. CytRx has agreed to pay royalty owed to Emory University or BASF Corporation, if any, as a result of Vaxcel's commercialization of licensed products. Vaxcel is responsible for all other third-party royalties resulting from its activities under the OPTIVAX Agreement. The OPTIVAX Agreement gives

Vaxcel the right to sublicense its rights, subject to certain conditions and the payment to CytRx of 15% of the sublicense compensation received by Vaxcel.

     CytRx has the right to an exclusive license of any improvements made by Vaxcel relating to the licensed products, to the extent such improvements fall outside of the OPTIVAX Field, on terms that would be no less favorable to CytRx than those included in the OPTIVAX Agreement. Vaxcel has the exclusive right and title to any improvements made by Vaxcel within the OPTIVAX Field. Vaxcel has agreed, during the term of the OPTIVAX Agreement and for a period of five years thereafter, not to develop or commercialize any product that competes with the development and commercialization activities of CytRx related to surfactant, surfactant-like and glycosaminoglycan molecules and derivatives. CytRx has agreed, during the term of the OPTIVAX Agreement, not to develop or sell any product that consists of polyoxyethylene/polyoxypropylene copolymer in the OPTIVAX Field. If CytRx discovers a copolymer that has a potential use in the OPTIVAX Field that it has elected not to develop for any use, CytRx is required to offer the copolymer to Vaxcel for licensing on substantially the same terms as the OPTIVAX Agreement.

     The OPTIVAX Agreement may be terminated by CytRx under certain customary circumstances (such as breach of the OPTIVAX Agreement by Vaxcel) and also may be terminated by CytRx under the following circumstances: (i) Vaxcel fails to use its best efforts to file a PLA with the FDA by January 1, 2000, for a product not requiring full-scale efficacy trials; or (ii) Vaxcel fails to use its best efforts to make any commercial sales of a licensed product in the United States, Japan or Europe by January 1, 2001. The OPTIVAX Agreement may be terminated by Vaxcel at any time upon sixty days' notice following breach of the agreement by CytRx.

     The OPTIVAX Agreement gives Vaxcel the right to make finished vaccines but does not provide the right to make the bulk copolymers, which are supplied by CytRx under a supply agreement entered into between Vaxcel and CytRx effective January 1993 and amended as of October 10, 1997 (the "Supply Agreement"). Under the terms of the Supply Agreement, CytRx is to provide the OPTIVAX CRL1005 copolymer at prices per kilogram which have been predetermined in the Supply Agreement. If Vaxcel requests CytRx to synthesize and supply a copolymer different than the OPTIVAX CRL1005 copolymer, CytRx will offer to supply such copolymers to Vaxcel upon terms similar to the OPTIVAX CRL1005 copolymer if such copolymer is similar in structure and requires similar manufacturing procedures with similar cost. In the event the cost of CytRx supplying such copolymers to Vaxcel is not similar to the OPTIVAX CRL1005 copolymer or involves other manufacturing processes, the parties will negotiate revised prices per kilogram and all other terms of the Supply Agreement will remain unchanged. Vaxcel's requirements of the copolymers are to be provided either directly by CytRx or through a third-party supplier selected by CytRx. If CytRx or its licensed third-party chemical manufacturer is unwilling or unable to supply the copolymers, then Vaxcel and/or its sublicensees shall have the right to make or have made the copolymers and CytRx will make appropriate manufacturing know-how available to Vaxcel or its designee. The Supply Agreement is subject to termination by CytRx upon a termination event under the OPTIVAX Agreement and in other customary circumstances (such as a breach by Vaxcel).

     Upon consummation of the Merger, Vaxcel will acquire rights to the PLG microencapsulation technology. The rights to develop, commercialize, and sublicense the PLG microencapsulation technology is based on the terms of the PLG Agreement, effective July 1987, in the field of oral vaccine delivery with SRI and UAB. The PLG Agreement will grant Vaxcel the right to make, have made, use, sell, and sublicense (with the consent of SRI and UAB) the oral PLG technology. Expressly excluded from the PLG Agreement are use of the PLG technology for vaccines administered via injection; non-vaccine drugs, nutrients, proteins, and peptides; and enterically coated antigens. Under the terms of the PLG Agreement, Vaxcel will be required to pay SRI and UAB: (i) an annual minimum fee of $80,000 in 1997, which shall increase by $10,000 per year from 1998 through 2002; (ii) 3.5% of net sales if ALK generates any product sales using the microencapsulation technology; and (iii) 6% of net sales for the life of the patent or patents or 5% of net sales for 15 years after the effective date of the PLG Agreement should a patent or patents fail to issue or be invalidated if third parties other than ALK generate any product sales using the microencapsulation technology.

     The PLG Agreement may be terminated by SRI and UAB under certain customary circumstances (such as breach of the agreement by Vaxcel) and also may be terminated by SRI and UAB under the following circumstances after the consummation of the Merger: (i) Vaxcel discontinues the business of developing, making, or selling (directly and through sublicensees) the PLG technology for more than 90 consecutive days; or (ii) Vaxcel becomes insolvent or declares bankruptcy. After the Merger, the PLG Agreement may be terminated by Vaxcel at any time upon giving 90 days' notice to SRI and UAB.

     Effective June 1, 1993 and amended October 10, 1996, Vaxcel and CytRx entered into a services and facilities use agreement pursuant to which CytRx agreed to provide Vaxcel with certain management, administrative, and scientific services, as well as the use of certain administrative space at the CytRx facility in Norcross, Georgia. CytRx has made available to Vaxcel certain employees at various hourly rates based on salary plus overhead factors. Vaxcel has no obligation to use any employees from CytRx, except in relation to the supply of OPTIVAX copolymers, for any period during the agreement. For certain administrative office space, Vaxcel will pay CytRx a monthly fee of $15 per square foot of space used by Vaxcel. This fee paid by Vaxcel to CytRx includes basic office furniture, utilities, taxes, general management and maintenance, basic phone service, and reasonable usage of copy machines, office supplies, postage, conference rooms, and other common areas. Pursuant to the services and facilities agreement, out-of-pocket expenditures for such items as long distance telephone, office equipment, large office supplies are paid directly by Vaxcel. The agreement continues in force unless terminated by either party. At any time, the agreement may be terminated by either party upon eight months' notice.

     Effective January 1, 1996 and amended October 16, 1996, Vaxcel and Proceutics entered into a facilities use agreement whereby Proceutics has reserved and made available to Vaxcel approximately two-thirds of its vivarium facility, together with the necessary support functions, and a 570 square foot laboratory. Under the services and facilities agreement, for use of the vivarium space, Vaxcel will pay Proceutics a monthly fee of $2,000 for the balance of 1996 and $3,250 for 1997, and for use of the laboratory space, Vaxcel will pay Proceutics a monthly fee of $1,425 in 1996. Such fees will increase or decrease annually on January 1 based on changes in the Producer Price Index. Upon three months' written notice to Proceutics, Vaxcel may occupy less space in the vivarium, with a corresponding reduction in monthly fees, if Vaxcel's planned volume of experiments decreases. These fees paid by Vaxcel to Proceutics include all utilities, taxes, maintenance, basic phone service, veterinarian services, and reasonable usage of copy machines, warehouse, conference rooms and other common areas. Vaxcel is responsible for all direct costs associated with animal care and experiments in this facility. The agreement continues in force unless terminated by either party. At any time, the agreement may be terminated by either party upon 12 months' notice.

FACILITIES AND EMPLOYEES

     In total, Vaxcel leases approximately 2,500 square feet of space within the CytRx and Proceutics Norcross, Georgia complex. Vaxcel believes that these facilities are sufficient for its needs for the near future.

     At present, Vaxcel has a staff of six individuals dedicated to the development of its vaccine adjuvant/ delivery system technologies, two of whom are Ph.D.s. None of Vaxcel's employees is represented by a labor union. Vaxcel believes that its employee relations are good.

     Effective June 1, 1993, and amended October 10, 1996, Vaxcel and CytRx entered into a services agreement pursuant to which CytRx agreed to provide Vaxcel with certain management, administrative, and scientific services. CytRx has made available to Vaxcel certain employees at various hourly rates based on salary plus overhead factors. Vaxcel has no obligation to use any employees from CytRx, except in relation to the supply of OPTIVAX copolymers, for any period during the agreement. At any time, the agreement may be terminated by either party upon eight months notice. See "Business of Vaxcel -- Certain Transactions."

     A supply agreement has also been executed for CytRx to manufacture and supply GMP copolymer for Vaxcel's development and commercial requirements for OPTIVAX. See "Business of Vaxcel -- Certain Transactions".

PROPERTIES

     From January 1994 to August 1995, Vaxcel occupied administrative offices and laboratories in a separate facility in Norcross, Georgia under a five-year lease agreement. In August 1995, Vaxcel relocated its administrative offices and laboratories to the CytRx and Proceutics complex in Norcross and subleased its prior facility to SeaLite Sciences, Inc. commencing January 23, 1996. This sublease agreement will remain in effect until January 22, 1999. The rental income received by Vaxcel under this sublease agreement with SeaLite Sciences, Inc. approximates Vaxcel's costs under the original lease agreement.

LEGAL PROCEEDINGS

     Vaxcel is not a party to any legal proceedings.

                              MANAGEMENT OF VAXCEL

DIRECTORS AND EXECUTIVE OFFICERS

     Vaxcel's directors and executive officers are as follows:

                     NAME                     AGE                   POSITION
    ---------------------------------------   ---    ---------------------------------------
    Paul J. Wilson.........................   44     President and Chief Executive Officer
    Jack J. Luchese........................   47     Chairman(1)
    Jack L. Bowman.........................   63     Director(1)
    Raymond C. Carnahan, Jr................   70     Director(1)
    Herbert H. McDade, Jr..................   69     Director(1)
    Mark J. Newman.........................   41     Vice President, Research & Development
    Mark W. Reynolds.......................   35     Chief Financial Officer and Secretary

---------------
(1) Each Director holds office until his or her successor is elected and qualified or until his or her earlier resignation or removal.

     Mr. Wilson has served as President, Chief Executive Officer and a Director of Vaxcel since August 1993. Prior to joining Vaxcel, Mr. Wilson was employed by American Cyanamid (now part of American Home Products) from November 1974 to August 1993. From 1992 to August 1993, Mr. Wilson served as Vice President and General Manager of American Cyanamid's Lederle-Praxis Vaccine Division. In this position, he had worldwide responsibility for sales, earnings, marketing, market research, manufacturing, and quality control for Lederle-Praxis' complete line of vaccine products. In other recent positions at American Cyanamid, Mr. Wilson was Vice President of Marketing for Lederle Laboratories from 1991 to 1992, where he had full marketing responsibility for Lederle Laboratories' United States pharmaceuticals business. Prior to that, he was General Manager for Lederle International's Canadian operations from 1988 to 1991. Throughout his career, Mr. Wilson has held similar increasingly responsible positions in sales, market research, marketing, and commercial operations. In various management and marketing capacities during his career, Mr. Wilson has commercialized eight new pharmaceutical products in both the United States and Canada, four of which were vaccines.

     Mr. Luchese has been a Director of Vaxcel since its inception in January 1993 and the Chairman of the Board since October 1993. From January 1993 to August 1993, Mr. Luchese served as President and Chief Executive Officer of Vaxcel. Mr. Luchese has been President and Chief Executive Officer of CytRx since March 1989 and became Chairman of the Board in June 1995. Prior to joining CytRx, Mr. Luchese served as Vice President and General Manager of the Armour Pharmaceutical Corporation, and as Vice President, Corporate Business Development and a member of the Management Committee of Rorer Group, Inc. (now Rhone-Poulenc Rorer). Prior to joining Rorer Group, Inc., Mr. Luchese was with Johnson & Johnson Company for 15 years where he held various positions in business development, licensing, sales, new products marketing, and finance. Mr. Luchese also serves as a director of Proceutics, Inc. and Vetlife, Inc., wholly owned subsidiaries of CytRx.

     Mr. Bowman has been a Director of Vaxcel since October 1993. Prior to his retirement at the end of 1993, Mr. Bowman was Company Group Chairman at Johnson & Johnson Company, a position he held from 1987. From 1991 to 1993, Mr. Bowman was responsible for Johnson & Johnson Company's diagnostic, blood glucose monitoring, and certain over-the-counter pharmaceutical businesses. Prior to that assignment at Johnson & Johnson, he was responsible for a major portion of Johnson & Johnson's global pharmaceutical businesses. From 1983 to 1987, he was Executive Vice President of American Cyanamid Company where he was responsible for the pharmaceutical, medical device, and over-the-counter and toiletry businesses. Mr. Bowman has also served as President, Lederle Laboratories Division and Executive Vice President, CIBA-GEIGY Pharmaceutical Division. Mr. Bowman serves as a director of CytRx, NeoRx Corporation,

Pharmagenics, Inc., Cell Therapeutics, Inc. and Coating Technologies International. He also is a director of Proceutics, Inc. and Vetlife, Inc., two wholly owned subsidiaries of CytRx and is a former member of the Johns Hopkins University Board of Trustees.

     Mr. Carnahan has been a Director of Vaxcel since March 1996. Mr. Carnahan has over 39 years experience in cost controls and operational systems in a variety of industries. Prior to his retirement in 1991, Mr. Carnahan served as Manager, International Cost Analysis planning for Johnson & Johnson International from 1974 to 1991. Mr. Carnahan is an arbitrator for the American Arbitration Association and has provided consulting services to Waterford-Wedgewood Corporation in England and to Torf Pharmaceutical Corporation in Portland. Mr. Carnahan also serves as Treasurer for the Morristown Memorial Hospital Chaplaincy Service in Morristown, New Jersey, and is a director of CytRx. He also is a director of Proceutics, Inc. and Vetlife, Inc., two wholly owned subsidiaries of CytRx.

     Mr. McDade has been a Director of Vaxcel since March 1996. From 1989 to 1996, Mr. McDade was Chairman, President, and Chief Executive Officer of Chemex Pharmaceuticals, Inc., becoming Chairman of Access Pharmaceutical Co. (the successor corporation to Chemex) in January 1996. From 1986 to 1989, he was Chairman and President of Armour Pharmaceutical Corporation, a wholly owned subsidiary of Rorer Group, Inc. (now Rhone-Poulenc Rorer). Prior to 1986, Mr. McDade served as Vice President of the Revlon Corporation. Mr. McDade also serves as a director of CytRx and is a member of the Board of Trustees of Thomas Acquinas College. He also is a director of Proceutics, Inc. and Vetlife, Inc., two wholly owned subsidiaries of CytRx.

     Dr. Newman has served as Vice President, Research and Development of Vaxcel, Inc. since January 1995. In this position, Dr. Newman is responsible for all aspects of Vaxcel's research and development efforts. Prior to joining Vaxcel, Dr. Newman was Associate Vice President, Research and Development, for Apollon, Inc. during 1994 where he was responsible for developing DNA-based vaccines. Prior to that, he was Director, Immunology and Virology Section and Senior Director, Clinical Research, at the Biopharmaceuticals Division of Cambridge Biotech Corporation (now called Aquila Biopharm) from 1989 to 1993. At Cambridge, he was heavily involved with the development and clinical testing of the QS21 saponin adjuvant for use with subunit vaccines. During his career, Dr. Newman has received numerous grants from the National Institutes of Health and over 50 articles written or co-authored by Dr. Newman have been published in scientific journals. In addition, he has been involved with several new vaccine review articles and book chapters. Recently, Dr. Newman co-edited a 900+ page book entitled Vaccine Design: The Subunit and Adjuvant Approach.

     Mr. Reynolds has been Chief Financial Officer and Secretary of Vaxcel since November 1996, prior to which time he served as Controller and Assistant Secretary. Mr. Reynolds is concurrently serving as Chief Financial Officer and Secretary of CytRx. Prior to his joining CytRx in 1988, Mr. Reynolds was employed as a certified public accountant with Arthur Andersen LLP.

DIRECTOR COMPENSATION

     Directors who are employees of Vaxcel ("Employee Directors") or of CytRx ("Affiliate Employee Directors") do not currently receive any compensation for their services as members of the Board of Directors of Vaxcel. Directors who are also non-employee Directors of CytRx ("Affiliate Directors") currently receive $3,000 for each two-day Board meeting cycle of CytRx and its subsidiaries attended. These fees, and any travel-related costs incurred by Affiliate Directors, are allocated among CytRx and its subsidiaries on a pro rata basis. There are currently no Directors who are neither Employee Directors, Affiliate Employee Directors, or Affiliate Directors ("Outside Directors"). Vaxcel expects that, subsequent to the Merger, there will be one or more Outside Directors on its Board. There are currently no established committees of the Board. Upon consummation of the Merger, Vaxcel will establish an Audit Committee and a Compensation Committee of the Board.

     All Directors, except Employee Directors, each receive an option to purchase 5,000 shares of Vaxcel Common Stock upon joining the Board, and each will receive 2,500 stock options each year thereafter upon their re-election to the Board.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

     The following table provides certain summary information concerning the compensation earned for services rendered in all capacities to Vaxcel by the executive officers of Vaxcel.

                                                                              LONG-TERM
                                                    ANNUAL COMPENSATION      COMPENSATION
                                                   ----------------------    ------------
                                                                              SECURITIES
                                                                              UNDERLYING
                                                                 BONUS/         STOCK         ALL OTHER
           NAME AND POSITION               YEAR     SALARY     COMMISSION      OPTIONS       COMPENSATION
----------------------------------------   ----    --------    ----------    ------------    ------------
Paul J. Wilson..........................   1996    $205,250     $     --             --       $ 4,750(1)
  President & Chief Executive Officer      1995    $191,875     $     --             --       $ 4,620(1)
                                           1994    $179,500     $     --        100,000       $    --

Mark J. Newman..........................   1996    $122,500     $ 22,000         40,000       $ 4,750(1)
  Vice President                           1995    $108,513     $ 20,000        175,000       $29,128(2)
  R&D                                      1994    $     NA     $     NA             --       $    --

Mark W. Reynolds(3).....................   1996    $ 82,333     $ 25,000             --       $ 4,750(4)
  Chief Financial Officer and Secretary    1995    $ 76,000     $  8,000             --       $ 4,620(4)
                                           1994    $ 71,000     $  8,000             --       $ 4,620(4)

James M. Yahres(3)......................   1996    $151,000     $  5,000             --       $ 4,750(4)
  Former Chief Financial Officer           1995    $146,500     $ 15,000             --       $ 4,620(4)
  and Secretary                            1994    $141,000     $ 25,000             --       $ 4,620(4)

---------------
(1) Vaxcel's matching contribution to CytRx's 401(k) Plan. Vaxcel does not have a 401(k) Plan. Employees of Vaxcel are eligible to participate in CytRx's 401(k) Plan.

(2) Includes $3,830 of Vaxcel's matching contributions to CytRx's 401(k) Plan and $25,298 of costs associated with relocation.

(3) Mr. Reynolds and Mr. Yahres are employees of CytRx. No compensation is paid by Vaxcel directly to these individuals; the amounts shown in the table above represent total compensation paid to Mr. Reynolds and Mr. Yahres by CytRx for services rendered in all capacities for CytRx and its subsidiaries. Pursuant to a services and facilities use agreement between Vaxcel and CytRx (see "Business of Vaxcel -- Certain Transactions"), Vaxcel pays to CytRx a fee for the services rendered by these individuals as well as for other administrative services.

(4)  CytRx's matching contribution to 401(k) Plan.

EMPLOYMENT AGREEMENT

     The employment agreement for Paul J. Wilson, President and Chief Executive Officer of Vaxcel (the "Employment Agreement"), provides for a five-year term of employment beginning August 16, 1993. Pursuant to the terms of the Employment Agreement, Mr. Wilson's annual cash compensation is currently $214,000 and will increase to $229,000, effective August 16, 1997, during the remaining term of the Employment Agreement. In addition, Mr. Wilson has received options to purchase up to 500,000 shares of Vaxcel Common Stock. Such options have an exercise price of $1.50 per share. All of the options will vest over the five-year period of Mr. Wilson's Employment Agreement if Vaxcel achieves during such time period certain milestones related to both the vaccine technologies and Vaxcel.

     The Employment Agreement may be terminated by Vaxcel under customary circumstances, including "for cause" (as defined in the Employment Agreement), without cause and upon the death or disability of Mr. Wilson. Upon termination for cause, Mr. Wilson would be entitled to receive severance equal to from one to three months' salary, depending upon the specific "for cause" event. Upon termination of employment without cause by Vaxcel, Mr. Wilson would receive his salary for one year (at the then current salary rate). Upon termination of employment by reason of death or disability, Mr. Wilson would receive severance equal to six months' salary. The vesting of options shall cease upon any employment termination for cause; if Mr. Wilson's employment is terminated by Vaxcel for any other reason, certain options that would have vested on the next anniversary will be accelerated to vest immediately and certain others may vest during the twelve-month period after termination.

     The current annual cash compensation for Dr. Mark J. Newman, Vice President of Research and Development of Vaxcel, is $122,500 and will increase to $129,500 effective January 1, 1997. Dr. Newman is also eligible for an annual cash bonus based on performance. Pursuant to his employment, Dr. Newman has also received options to purchase up to 215,000 shares of Vaxcel Common Stock. Such options have an exercise price of $1.50 per share. All of the options will vest over a four-year period ending January 1999 if Vaxcel achieves during such time period certain milestones related to its vaccine adjuvant/delivery system technologies.

     Option Grants in Last Fiscal Year. The following table summarizes the stock options granted during the fiscal year ended December 31, 1996, to each of Vaxcel's executive officers named in the Summary Compensation Table.

                              NUMBER OF
                              SECURITIES     % OF TOTAL                                    POTENTIAL REALIZED VALUE
                              UNDERLYING      OPTIONS                                      AT ASSUMED ANNUAL RATES
                               OPTIONS       GRANTED TO     EXERCISE OR                  OF STOCK PRICE APPRECIATION
                               GRANTED      EMPLOYEES IN    BASE PRICE     EXPIRATION    ----------------------------
           NAME                  (#)        FISCAL YEAR      ($/SHARE)        DATE            5%             10%
---------------------------   ----------    ------------    -----------    ----------    ------------    ------------
Mark J. Newman.............     40,000          85.8           $1.50         12/05/06      $ 37,734        $ 95,625

1993 STOCK OPTION PLAN

     Effective June 1, 1993, Vaxcel adopted its 1993 Stock Option Plan, as later amended (the "Stock Option Plan" or the "Plan") for the purpose of promoting the interests of Vaxcel by granting options to purchase Vaxcel Common Stock to key employees, consultants, and non-employee and affiliate employee directors in order to attract and retain qualified persons in those positions and in order to provide an additional incentive to each such person to increase the value of the Vaxcel Common Stock. Vaxcel has reserved 1,000,000 shares of Vaxcel Common Stock for issuance under the Stock Option Plan, and the Plan is administered by the Vaxcel Board. Pursuant to the Stock Option Plan, the Vaxcel Board, in its complete discretion may grant options qualified under Section 422 of the Code to "key employees" or consultants. The Stock Option Plan defines the term "key employee" to mean any employee or officer of Vaxcel or the parent corporation or any subsidiary of Vaxcel who, in the judgment of the Vaxcel Board acting in its discretion, is a key to the success of Vaxcel or such parent or subsidiary. Non-employee and affiliate employee directors also receive options pursuant to the Stock Option Plan. The exercise price for all options granted under the Plan shall be determined in accordance with the terms of the Plan, but in no event shall the exercise price be less than the fair market value of a share of the Vaxcel Common Stock on the date the option is granted. All qualified stock options granted to key employees and consultants shall be exercisable as determined by the Vaxcel Board at the time the option is granted, but in no event shall the exercise date be later than the tenth anniversary of the date the option is granted if the key employee or consultant is not a 10% stockholder of Vaxcel. The options granted to non-employee and affiliate employee Directors shall become exercisable with respect to 33% of the Vaxcel Common Stock underlying such option on each anniversary date following the date of the grant.

LIMITATION OF LIABILITY AND INDEMNIFICATION

     Provisions of Certificate of Incorporation. As allowed by the DGCL, Vaxcel's Certificate of Incorporation provides for the limitation of the liability of the directors of Vaxcel for monetary damages to the fullest extent permissible under Delaware law. This is intended to limit the personal liability of a director to monetary damages incurred in an action brought by or in the right of Vaxcel for breach of a director's duties to Vaxcel or its stockholders:
(i) for acts or omissions that involve intentional misconduct or a knowing and culpable violation of law; (ii) for any breach of the director's duty of loyalty to Vaxcel or its stockholders; (iii) for any transaction from which a director has derived an improper personal benefit; and (iv) as expressly imposed by statute, for approval of certain improper distributions to stockholders or the wasting of Vaxcel assets.

     Bylaws. Vaxcel's Bylaws also permit Vaxcel to indemnify its officers and directors to the fullest extent permitted by law.

     Directors and Officers Insurance. As a majority-owned subsidiary of CytRx, Vaxcel directors and officers are covered by CytRx's directors and officers liability insurance policy which has a $3,000,000 limit.

                        PRINCIPAL STOCKHOLDERS OF VAXCEL

     The following table sets forth certain information, as of December 31, 1996, regarding the beneficial ownership of the Vaxcel Common Stock, and the issuing of Vaxcel Common Stock pursuant to the Merger with respect to: (i) each director of Vaxcel, (ii) each person who is known by Vaxcel to own beneficially 5% or more of the Vaxcel Common Stock, (iii) each of the named executive officers, and (iv) all directors and executive officers of Vaxcel as a group. The table sets forth the number and percentage of the outstanding shares projected to be beneficially owned by each of such shareholders after consummation of the Merger.

                                               SHARES BENEFICIALLY           SHARES BENEFICIALLY
                                                      OWNED                         OWNED
                                                 PRIOR TO MERGER              AFTER THE MERGER
                                              ---------------------         ---------------------
  NAME AND ADDRESS OF BENEFICIAL OWNER(1)      NUMBER       PERCENT          NUMBER       PERCENT
-------------------------------------------   ---------     -------         ---------     -------
CytRx Corporation..........................   8,250,004      97.8%          9,625,000      86.1%
  154 Technology Parkway
  Norcross, Georgia 30092
Paul J. Wilson.............................     120,000(2)    1.4%            120,000(2)    1.1%
  5775 Commons Lane
  Alpharetta, Georgia 30202
Mark J. Newman.............................      25,000(2)    0.3%             25,000(2)    0.2%
  230 Lazy Shade Court
  Duluth, Georgia 30136
Jack L. Bowman.............................       6,500(2)    0.1%              6,500(2)    0.1%
  9102 Mt. Vista Avenue
  Lummi Island, Washington 98262
Raymond C. Carnahan, Jr....................           0       0.0%                  0       0.0%
  2 Tiffany Road
  Morristown, New Jersey 07960
Jack J. Luchese............................           0       0.0%                  0       0.0%
  3915 River Hallow Run
  Duluth, Georgia 30136
Herbert H. McDade, Jr......................       6,500(2)    0.1%              6,500(2)    0.1%
  19 Beechwood Way
  Scarborough, New York 10510
Mark W. Reynolds...........................           0       0.0%                  0       0.0%
  9325 Delft Way
  Alpharetta, Georgia 30202
All directors and executive officers as a
  group (7 individuals)....................     158,000       1.9%            158,000       1.4%

---------------
(1) Unless otherwise indicated and subject to community property laws where applicable, each of the stockholders named in this table has sole voting and investment power with respect to the shares shown as beneficially owned by such stockholder. A person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days from the date of this Proxy Statement upon exercise of options and warrants. Each beneficial owner's percentage ownership is determined by assuming options that are held by such person (but not those held by any other person) and that are exercisable within sixty days from the date of this Proxy Statement have been exercised.

(2) Made up of shares of Vaxcel Common Stock that the individual has option rights to acquire which are vested as of the date of this Proxy Statement and which are immediately exercisable as of the date of this Proxy Statement.

                 SELECTED HISTORICAL FINANCIAL DATA OF ZYNAXIS

     The selected consolidated financial data as of December 31, 1994 and December 31, 1995, and for each of the three years in the period ended December 31, 1995, is derived from the consolidated financial statements of Zynaxis, which are incorporated by reference in Zynaxis' Form 10-K/A-1 for the year ended December 31, 1995. Such financial statements have been audited by Arthur Andersen LLP, independent public accountants, whose report on the financial statements includes an explanatory paragraph concerning Zynaxis' ability to continue as a going concern. The selected consolidated financial data as of December 31, 1991, December 31, 1992 and December 31, 1993, and for the years ended December 31, 1991 and 1992, is derived from the audited financial statements of Zynaxis, not included or incorporated by reference herein. The selected consolidated statement of operations data for the nine months ended September 30, 1995 and 1996 and the selected consolidated balance sheet data as of September 30, 1996, have been derived from unaudited consolidated financial statements of Zynaxis, which are incorporated by reference in Zynaxis' Form 10-Q for the quarterly period ended September 30, 1996, that, in the opinion of management, include all adjustments (consisting only of normal recurring adjustments) necessary for fair presentation of such data at such dates and for such periods in accordance with generally accepted accounting principles. The selected consolidated financial data for the nine months ended September 30, 1996 are not necessarily indicative of the results to be expected for the full year. The following selected consolidated financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements of Zynaxis and notes thereto incorporated by reference in this Proxy Statement.

                               FOR THE                                                 FOR THE
                          NINE MONTHS ENDED                                          YEAR ENDED
                            SEPTEMBER 30,                                           DECEMBER 31,
                    -----------------------------   -----------------------------------------------------------------------------
                        1996            1995            1995            1994            1993            1992            1991
                    -------------   -------------   -------------   -------------   -------------   -------------   -------------
Statement of
  Operations Data:
  Revenues.........  $ 1,689,205     $    305,816   $     761,792   $   1,163,955    $  1,573,550   $   1,166,658    $    199,172
Operating Expenses:
  Cost of sales....           --           40,261          40,262         273,088              --              --              --
  Research and
    development....    2,781,827        4,192,422       5,168,912       6,344,221       7,042,790       4,341,691       3,030,627
  Marketing,
    general and
    administrative...  1,333,356        1,547,162       2,239,921       3,397,948       2,875,112       1,263,317         583,326
  Charge for
    acquired
    research and
    development....           --        3,647,321       5,165,793              --              --              --              --
  Restructuring
    charge.........           --          347,436         347,436              --              --              --              --
  Provision for
    asset
    impairment.....           --               --              --       1,466,360              --              --              --
                     ------------    ------------   -------------   -------------    ------------   -------------    ------------
                       4,115,183        9,774,602      12,962,324      11,481,617       9,917,902       5,605,008       3,613,953
Other Income
  (Expense):
  Interest income
    (expense),
    net............       10,956           38,104          44,023         106,259         574,261       1,023,676         (65,575)
  Other income
    (expense)......      420,346           91,134         162,232              --              --              --              --
  Net gain on sale
    of diagnostics
    technologies
    and assets.....           --        1,595,616       1,616,840              --              --              --              --
                     ------------    ------------   -------------   -------------    ------------   -------------    ------------
                         431,302        1,724,854       1,823,095         106,259         574,261       1,023,676         (65,575)
Net loss...........  $(1,994,676)    $ (7,743,932)  $ (10,377,437)  $ (10,211,403)   $ (7,770,091)  $  (3,414,674)   $ (3,480,356)
                     -----------     ------------   -------------   -------------    ------------   -------------    ------------
Net loss per common
  share............  $     (0.20)    $      (1.29)  $       (1.57)  $       (1.95)   $      (1.49)  $       (0.71)   $      (1.69)
                     ===========     ============   =============   =============    ============   =============    ============
Shares used in
  computing net
  loss per common
  share(1).........   10,060,509        5,988,748       6,602,813       5,241,317       5,204,967       4,837,661       2,061,560

                        AS OF                                           AS OF
                    SEPTEMBER 30,                                   DECEMBER 31,
                    -------------   -----------------------------------------------------------------------------
                        1996            1995            1994            1993            1992            1991
                    -------------   -------------   -------------   -------------   -------------   -------------
Balance Sheet Data:
  Cash, cash
    equivalents and
    investments....  $   223,177     $    509,143   $   2,216,456   $  15,375,621    $ 22,901,516   $     401,455
  Working capital
    (deficit)......   (1,307,660)        (733,698)      1,122,483      12,917,242      13,005,985      (1,515,674)
  Total assets.....    2,933,269        3,987,828       6,399,135      20,888,148      24,429,508       1,672,064
  Long-term debt
    and other
    long-term
    obligations....      157,087          183,403         212,245       3,833,841         312,058      11,989,041
  Shareholders'
    equity
    (deficit)(2)...    1,023,517        2,357,595       5,277,193      15,463,531      23,063,154     (12,357,179)

---------------
(1) Computed on basis described for net loss per share in Note 2 to the consolidated financial statements of Zynaxis.

(2) Includes accretion of $2,543,068 to Zynaxis Preferred Stock redemption value. No dividends on the Zynaxis Common Stock have been declared or paid since the inception of Zynaxis.

                              BUSINESS OF ZYNAXIS

     Zynaxis, which commenced operations in 1988 and completed its initial public offering in 1992, is a company engaged in the development of delivery systems designed to enhance the performance of vaccines and drugs. In July 1995, through a merger, Zynaxis acquired Secretech, a biotechnology company engaged in the development of oral and mucosal vaccine delivery technologies. Vaccines using Zynaxis' proprietary delivery systems can be administered orally or nasally rather than by injection and have the potential to increase protective immunity by stimulating formation of antibodies at the most common points of entry for infectious agents. In October 1995, Zynaxis entered into a development and licensing agreement with ALK, a Danish company and a leader in the area of specific immunotherapy for allergies, which grants to ALK exclusive rights to evaluate and develop Zynaxis' vaccine technologies for delivery of bioactive substances to treat allergies. Prior to the acquisition of Secretech, Zynaxis focused on the development of proprietary cell linker molecule technology (Zyn-Linkers(R)) for the retention at disease sites of therapeutic drugs and radiopharmaceuticals, as well as the development of cellular diagnostic products (Zymmune(TM) CD4/CD8 Cell Monitoring Kit) to type and enumerate blood cells for diagnosis and disease monitoring. In October 1995, Zynaxis sold the assets of its cellular diagnostic products business to Intracel Corporation. In September 1996, Zynaxis entered into an exclusive license and purchase option agreement with Phanos pursuant to which it granted Phanos a license for all of its proprietary Zyn-Linker(R) technology and an option to acquire such technology. Zynaxis also operates the Cauldron division which provides collaborative consulting services on all aspects of bulk pharmaceutical production and provides research, development and pilot scale-up facilities to the pharmaceutical, biochemical and fine chemical industries. Zynaxis presently is seeking a buyer for the Cauldron division.

                        SELLING SHAREHOLDERS OF ZYNAXIS

     The table below sets forth certain information regarding ownership of the Vaxcel Common Stock by the Selling Shareholders as of December 15, 1996 (after giving effect to the Merger and the exercise of the Vaxcel Warrants), and the number of Resale Shares to be sold by them under this Proxy Statement. The Resale Shares include (i) the shares of Vaxcel Common Stock issued by Vaxcel hereunder to any persons who may be deemed to be "affiliates" of Zynaxis within the meaning of Rule 145 of the Securities Act, (ii) the shares of Vaxcel Common Stock issued by Vaxcel hereunder to certain shareholders of Zynaxis who have entered into agreements with CytRx to vote in favor of the Merger at the Special Meeting, (iii) the shares of Vaxcel Common Stock issuable upon the exercise of Vaxcel Warrants issued by Vaxcel pursuant to the Preferred Stock and Warrant Agreement and the Agreement to holders of Zynaxis Warrants in exchange for such Zynaxis Warrants, and (iv) the shares of Vaxcel Common Stock issuable upon the exercise of Vaxcel Non-Financing Warrants assumed pursuant to the Agreement in exchange for the Zynaxis Non-Financing Warrants.

     In recognition of the fact that investors may wish to be legally permitted to sell their Resale Shares when they deem appropriate, Vaxcel has filed with the SEC, under the Securities Act, a Registration Statement, of which this Proxy Statement forms a part, with respect to the resale of the Resale Shares from time to time in transactions on the Nasdaq SmallCap Market, in negotiated transactions or through other methods of sale and intends to prepare and file such amendments and supplements to the Registration Statement as may be necessary to keep the Registration Statement effective until the earlier of the date on which the Resale Shares may be sold without restriction under the Securities Act and the fifth anniversary of the Closing of the Merger. See "Plan of Distribution."

                                                 SHARES OWNED                              SHARES OWNED
                                             PRIOR TO OFFERING(1)                         AFTER OFFERING
                                            ----------------------       SHARES       ----------------------
                                            NUMBER OF                    BEING        NUMBER OF
       NAME OF SELLING SHAREHOLDER           SHARES     PERCENT(2)     OFFERED(1)      SHARES     PERCENT(2)
------------------------------------------  ---------   ----------     ----------     ---------   ----------
Euclid Partners III, L.P.(3)..............   289,285        2.6%         287,285            --        --
S.R. One, Limited(4)......................   227,056        2.1%         227,056            --        --
Sentron Medical, Inc.(5)..................   145,620        1.3%         145,620            --        --
Javelin Capital Fund, L.P.(6).............    94,900          *           94,900            --        --
Alphi Fund L.P.(7)........................    71,650          *           71,650            --        --
MassMutual Life Insurance Company(8)......    61,685          *           14,235        47,450         *
Plexus Ventures, Inc.(9)..................    48,034          *           48,034            --        --
The West Company(10)......................    47,450          *           47,450            --        --
William M. Spencer, III(11)...............    45,781          *           10,439        35,342         *
CIP Capital L.P.(12)......................    33,689          *           33,689            --        --
Grotech Partners III, L.P.(13)............    29,067          *            5,027        24,040         *
The UAB Research Foundation(14)...........    28,202          *           18,980         9,222         *
Biotechnology Venture Fund S.A.(15).......    18,980          *            9,490         9,490         *
Gus G. Casten(16).........................    13,688          *           13,688            --        --
Dennis P. Schafer(17).....................    13,198          *           13,198            --        --
Grotech Partners II, L.P.(18).............     3,800          *              655         3,145         *
Commonwealth Venture Partners I,
  L.P.(19)................................     3,796          *            3,796            --        --
Grotech III Companion Fund, L.P.(20)......     3,502          *              598         2,904         *
Grotech III Pennsylvania Fund, L.P.(21)...     2,104          *              360         1,744         *
Comdisco, Inc.(22)........................     1,083          *            1,083            --        --
Philadelphia Ventures-Japan I, L.P.(23)...       949          *              949            --        --

---------------
 (*) Less than 1%.

 (1) Assumes the issuance of the Vaxcel Common Stock in the Merger in exchange for Zynaxis Common Stock, Zynaxis Preferred Stock and Zynaxis Notes and the exercise of Vaxcel Warrants to be issued in the Merger in exchange for Zynaxis Warrants and Vaxcel Non-Financing Warrants assumed in exchange for Zynaxis Non-Financing Warrants.

 (2) Based on 11,000,000 shares of Vaxcel Common Stock to be outstanding upon the consummation of the Merger.

 (3) Includes 64,605 shares of Vaxcel Common Stock issuable upon the exercise of Vaxcel Warrants to be issued to the Selling Shareholder in the Merger. Stephen K. Reidy, a director of Zynaxis from April 1995 to the Merger, is a general partner of Euclid Associates III, L.P., the general partner of Euclid Partners III, L.P.

 (4) Includes 17,655 shares owned of record by SmithKline Beecham Corporation, the parent of S.R. One, Limited. Also includes 51,246 shares of Vaxcel Common Stock issuable upon the exercise of Vaxcel Warrants to be issued to the Selling Shareholder in the Merger.

 (5) Includes 25,623 shares of Vaxcel Common Stock issuable upon the exercise of Vaxcel Warrants to be issued to the Selling Shareholder in the Merger.

 (6) Includes 47,450 shares of Vaxcel Common Stock issuable upon the exercise of Vaxcel Warrants to be issued to the Selling Shareholder in the Merger. Lyle
     A. Hohnke, a director of Zynaxis from April 1996 to the Merger, is a member of Javelin Venture Partners, L.L.C., a general partner of Javelin Capital Fund, L.P.

 (7) Includes 28,470 shares of Vaxcel Common Stock issuable upon the exercise of Vaxcel Warrants to be issued to the Selling Shareholder in the Merger.

 (8) Includes 14,235 shares of Vaxcel Common Stock issuable upon the exercise of Vaxcel Warrants to be issued to the Selling Shareholder in the Merger. Barry Gonder, a director of Zynaxis from March 1996 to September 1996, was an officer of Connecticut Mutual Life Insurance Company, the predecessor to MassMutual Life Insurance Company.

 (9) Includes 14,235 shares of Vaxcel Common Stock issuable upon the exercise of Vaxcel Warrants to be issued to the Selling Shareholder in the Merger. John
     F. Chappell, a director of Zynaxis from July 1995 to the Merger, is the President and sole shareholder of Plexus Ventures, Inc.

(10) Includes 23,735 shares of Vaxcel Common Stock issuable upon the exercise of Vaxcel Warrants to be issued to the Selling Shareholder in the Merger. Donald E. Morel, Jr., a director of Zynaxis from July 1995 to the Merger, is a vice president of The West Company.

(11) Also includes 10,439 shares of Vaxcel Common Stock issuable upon the exercise of Vaxcel Warrants to be issued to the Selling Shareholder in the Merger.

(12) Includes 25,148 shares of Vaxcel Common Stock issuable upon the exercise of Vaxcel Warrants to be issued to the Selling Shareholder in the Merger.

(13) Includes 5,027 shares of Vaxcel Common Stock issuable upon the exercise of Vaxcel Warrants to be issued to the Selling Shareholder in the Merger. Grotech Partners III, L.P., Grotech Partners II, L.P., Grotech III Companion Fund, L.P. and Grotech III Pennsylvania Fund, L.P. are affiliated venture capital funds, of which Grotech Capital Group, Inc. ("GCGI") is the general partner, except for Grotech Partners II, L.P. for which it is the general partner of the general partner. Deborah A. Smeltzer, a director of Zynaxis from 1990 to February 1995, was a managing director of GCGI during that time.

(14) Includes 18,980 shares of Vaxcel Common Stock issuable upon the exercise of Vaxcel Warrants to be issued to the Selling Shareholder in the Merger.

(15) Includes 9,490 shares of Vaxcel Common Stock issuable upon the exercise of Vaxcel Warrants to be issued to the Selling Shareholder in the Merger.

(16) Includes 2,372 shares of Vaxcel Common Stock issuable upon the exercise of Vaxcel Warrants to be issued to the Selling Shareholder in the Merger.

(17) Mr. Schafer was a director of Zynaxis from July 1995 to the Merger.

(18) Includes 655 shares of Vaxcel Common Stock issuable upon the exercise of Vaxcel Warrants to be issued to the Selling Shareholder in the Merger. See note (13) with respect to information regarding the Selling Shareholder's relationship to Zynaxis.

(19) Includes 1,898 shares of Vaxcel Common Stock issuable upon the exercise of Vaxcel Warrants to be issued to the Selling Shareholder in the Merger. Commonwealth Venture Partners I, L.P. ("Commonwealth") is an affiliated venture capital fund of Philadelphia Ventures-Japan I, L.P., both of which are managed by Philadelphia Ventures, Inc. ("PVI"). Thomas R. Morse, a director of Zynaxis from 1988 to July 1995, is a general partner of Commonwealth and an officer and shareholder of PVI.

(20) Includes 598 shares of Vaxcel Common Stock issuable upon the exercise of Vaxcel Warrants to be issued to the Selling Shareholder in the Merger. See note (13) with respect to information regarding the Selling Shareholder's relationship to Zynaxis.

(21) Includes 360 shares of Vaxcel Common Stock issuable upon the exercise of Vaxcel Warrants to be issued to the Selling Shareholder in the Merger. See note (13) with respect to information regarding the Selling Shareholder's relationship to Zynaxis.

(22) Represents 1,083 shares of Vaxcel Common Stock issuable upon the exercise of Vaxcel Warrants to be issued to the Selling Shareholder in the Merger.

(23) Includes 474 shares of Vaxcel Common Stock issuable upon the exercise of Vaxcel Warrants to be issued to the Selling Shareholder in the Merger. See note (19) with respect to information regarding the Selling Shareholder's relationship to Zynaxis.

                              PLAN OF DISTRIBUTION

     The Registration Statement of which this Proxy Statement is a part relates to and covers the reoffering and resale by the Selling Shareholders (who are listed in the Selling Shareholders of Zynaxis table included herein), or their pledgees, donees, transferees or other successors, of the Resale Shares issued or issuable to them by Vaxcel. Any Resale Shares owned by the Selling Shareholders may be offered by them from time to time in transactions (which may involve crosses and block transactions) on the Nasdaq SmallCap Market, in negotiated transactions or otherwise, at market prices prevailing at the time of sale or at negotiated prices. Selling Shareholders may sell some or all of the shares in transactions involving broker-dealers, who may act solely as agent or who may acquire shares as principal. There is no assurance that the Selling Shareholders will sell any or all of the shares offered hereby. Broker-dealers, agents or underwriters participating in such transactions as agent may receive commissions from the Selling Shareholders and, if they act as agent for the purchaser of the shares, from the purchaser. Participating broker-dealers may agree with the Selling Shareholders to sell a specified number of shares at a stipulated price per share, and to the extent such broker-dealer is unable to do so as agent for the Selling Shareholders, the broker-dealer may purchase as principal any unsold shares at the price required to fulfill the broker-dealer's commitment to the Selling Shareholders. In addition, shares may be sold by Selling Shareholders by or through broker-dealers in special offerings, exchange distributions or secondary distributions, and in connection therewith commissions in excess of the customary commission prescribed by applicable rules may be paid to participating broker-dealers or, in the case of certain secondary distributions, a discount or concession from the offering price may be allowed to participating broker-dealers in excess of such customary commissions. Broker-dealers who acquire shares as principal may thereafter resell such shares from time to time in transactions on the Nasdaq SmallCap Market, in negotiated transactions or otherwise, at market prices prevailing at the time of sale or at negotiated prices, and in connection with such resales may pay to or receive commissions from the purchaser of such shares.

     The Selling Shareholders and any underwriters, broker-dealers or agents that participate in a distribution of such shares may be deemed to be "underwriters" within the meaning of the Securities Act, and any discounts, commissions or concessions received by any such underwriters, dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act. Under applicable rules and regulations under the Exchange Act, any person engaged in a distribution of any of the Resale Shares may not simultaneously engage in market activities with respect to any of the Resale Shares for a period of nine business days prior to the commencement of such distribution. In addition, the Selling Shareholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including without limitation Rules 10b-6 and 10b-7, which provisions may limit the timing of purchases and sales of Resale Shares by the Selling Shareholders. All of the foregoing may affect the marketability of the Resale Shares.

     Vaxcel and Zynaxis will pay substantially all expenses incident to the reoffering of the Resale Shares by the Selling Shareholders to the public, other than commissions and discounts of underwriters, dealers or agents. Vaxcel will receive no proceeds from any sales of such shares under this Proxy Statement by any Selling Shareholders.

                              PROPOSED ASSET SALES

     Under Section 1932 of the PBCL, a sale of substantially all of the assets of a Pennsylvania corporation may be made only pursuant to a plan of asset transfer approved by the shareholders of such corporation. Pursuant to Section 1932(b) of the PBCL, the plan of asset transfer shall set forth the terms and conditions of the sale, lease, exchange or other disposition or may authorize the board of directors to fix any or all of the terms and conditions, including the consideration to be received by the corporation therefor. The plan of asset transfer adopted by the Zynaxis Board and proposed by the Zynaxis Board to the holders of the Zynaxis Capital Stock grants to the Zynaxis Board unrestricted authority to sell any and all of the assets of Zynaxis (the "Assets") on any terms and conditions deemed necessary or appropriate by the Zynaxis Board.

     Pursuant to the Liquidation Agreement, the Zynaxis Board has authorized CytRx to serve as Zynaxis' agent and assist Zynaxis in selling the Assets at the prices and settling of the liabilities listed in the Liquidation Agreement for the amounts specified in the Liquidation Agreement no greater than indicated. In particular, the Liquidation Agreement provides for the sale of the leasehold improvements, physical plant and laboratory equipment related to the Cauldron division and the leasehold improvements, physical plant and laboratory equipment associated with other aspects of Zynaxis. In addition, the Liquidation Agreement calls for the collection of certain notes receivable. Pursuant to the Liquidation Agreement, the Zynaxis Board (and any applicable committees thereof) also approved (i) an operating budget for the period between the date of the Liquidation Agreement and the Closing, (ii) certain agreements to be entered into by Zynaxis and CytRx with Martyn D. Greenacre and Michael A. Christie, and
(iii) an agreement between QED and Zynaxis covering QED's relationship as Zynaxis' agent for the sale of the Cauldron division. Because the plan of asset transfer grants the Zynaxis Board unrestricted authority to sell the Assets, the Zynaxis Board may amend the Liquidation Agreement to change the Assets to be sold, the selling prices of such Assets, the liabilities to be settled or the settlement value of such liabilities, all without obtaining any further approval of the holders of the Zynaxis Capital Stock.

     Pursuant to the Liquidation Agreement, Zynaxis has committed to exert its commercially reasonable best efforts to sell the Assets and to cooperate with CytRx in its efforts to assist Zynaxis in selling the Assets. Zynaxis has committed to approve and execute documents evidencing and perform any agreement negotiated by Zynaxis or CytRx with any prospective purchaser of any Zynaxis asset if (i) the purchase price is no lower than the amount and is consistent with the terms set forth in the Liquidation Agreement, and (ii) the other terms and conditions of the transaction are not less favorable to Zynaxis in any material respect than the terms and conditions of similar transactions.

     Zynaxis has committed to exert its commercially reasonable best efforts to settle the liabilities and to cooperate with CytRx in its efforts to assist in settling the liabilities. Zynaxis has committed to approve and execute documents evidencing and perform any agreement negotiated by Zynaxis or CytRx with any creditor for any liability, if (i) the cash payment required to be paid by Zynaxis to such creditor is no greater than the settlement amount and is consistent with the terms set forth for such liability in the Liquidation Agreement, and (ii) the other terms and conditions of the transaction are not less favorable to Zynaxis in any material respect than the terms and conditions of similar transactions.

     The Liquidation Agreement further provides that, subject to approval by the Committee (as defined below), which approval will not be unreasonably withheld, Vaxcel shall approve and execute documents evidencing and perform any agreement negotiated by CytRx with any counsel, accountants, appraisers, brokers and other advisors in connection with the transactions (all for the account of Zynaxis), if (i) such person is not an affiliate of CytRx, and (ii) the terms and conditions of such agreement, taken as a whole, are fair to Zynaxis.

     In connection with CytRx's activities on Zynaxis' behalf, the Liquidation Agreement provides that Zynaxis agrees to cooperate with CytRx, to furnish or cause to be furnished to CytRx such information and data as CytRx may reasonably request, and to give CytRx reasonable access to Zynaxis' officers, directors, employees, appraisers and independent accountants.

     The members of the Committee are John F. Chappell, Stephen K. Reidy and Martyn D. Greenacre, and the Committee has full authority of the Zynaxis Board to authorize the transactions and the institution and prosecution of actions (including arbitration proceedings) relating to the transactions contemplated by the Liquidation Agreement. The Committee will confer with CytRx at such times as CytRx reasonably requests.

     The Liquidation Agreement also provides that Zynaxis will reimburse CytRx promptly for all reasonable out-of-pocket expenses, including reasonable fees and expenses of CytRx's counsel, incurred in connection with the rendering of CytRx's services under the Liquidation Agreement. Zynaxis also agrees to indemnify CytRx in accordance with certain indemnification provisions.

     CytRx may terminate the Liquidation Agreement at any time upon written notice, without liability or continuing obligation to Zynaxis. Zynaxis may not terminate the Liquidation Agreement unless and until the Agreement is terminated.

     THE BOARD OF DIRECTORS OF ZYNAXIS RECOMMENDS THAT THE SHAREHOLDERS VOTE "FOR" THE ASSET SALES.

                              AMENDMENT OF ZYNAXIS
                           ARTICLES OF INCORPORATION

     The text of the proposed amendment to the Articles of Incorporation of Zynaxis to be effected by the Charter Amendment, is attached as Appendix C to this Proxy Statement and is incorporated herein by reference. The following summary is qualified in its entirety by reference to Appendix C to the Proxy Statement.

     Zynaxis is subject to various statutory "anti-takeover" provisions of the PBCL, including Subchapter 25E of the PBCL. Subchapter 25E of the PBCL generally provides that any holder of voting shares of a Pennsylvania registered corporation that becomes the subject of a control transaction (as described below) is entitled to receive cash for each of such person's voting shares in an amount equal to the "fair value" of each voting share as of the date on which such control transaction occurred. Although Subchapter 25E of the PBCL provides for a judicial appraisal procedure, "fair value" is defined to be not less than the highest price per share paid by the acquiror in a control transaction at any time during the 90-day period ending on and including the date of the control transaction, plus, to the extent not reflected in such price paid, an increment representing any value, including, without limitation, any proportion of any value payable for control of such corporation. A control transaction is the acquisition by a person (or group of persons acting in concert) of voting power over voting shares of a registered corporation which would entitle the holders of such shares to cast 20% or more of the votes that all shareholders would be entitled to cast in an election of directors of such corporation.

     Because of Subchapter 25E of the PBCL, CytRx could not purchase 20% or more of the shares of Zynaxis Capital Stock in a tender offer or other transaction without all holders of shares of Zynaxis Capital Stock having the right to immediately put the shares of Zynaxis Capital Stock to CytRx for at least the cash value of the consideration to be offered in the Agreement. Unless the Zynaxis shareholders approve the Charter Amendment, Vaxcel and CytRx will have to comply with the provisions of Subchapter 25E.

     Pursuant to Section 2541(a)(4) of the PBCL, the articles of incorporation of a Pennsylvania corporation can explicitly provide that Subchapter 25E is not applicable either by a provision contained in the original articles of incorporation of such corporation or by an amendment adopted by the shareholders of such corporation prior to a control transaction.

     The Articles of Incorporation of Zynaxis do not currently contain a provision making Subchapter 25E inapplicable to Zynaxis. The adoption of the Charter Amendment amending the Articles of Incorporation and making Subchapter 25E inapplicable to the Merger is a condition to consummation of the Merger. The vote required for approval of the Charter Amendment is an affirmative vote of
(i) a majority of the votes cast, whether in person or by proxy, by all holders of Zynaxis Preferred Stock (voting on an as converted basis) and by all holders of Zynaxis Common Stock, entitled to vote and voting together as a class; and
(ii) a majority of the votes cast, whether in person or by proxy, by all holders of Zynaxis Preferred Stock, entitled to vote and voting as a separate class.

     THE ZYNAXIS BOARD RECOMMENDS THAT THE SHAREHOLDERS VOTE "FOR" THE CHARTER AMENDMENT.

                      DESCRIPTION OF VAXCEL CAPITAL STOCK

     The authorized capital stock of Vaxcel consists of 30,000,000 shares of Vaxcel Common Stock, par value $.001 per share, and 2,000,000 shares of Preferred Stock, par value $.001 per share ("Vaxcel Preferred Stock").

COMMON STOCK

     As of December 23, 1996, there were 8,250,004 shares of Vaxcel Common Stock outstanding, all of which are held by CytRx. Holders of shares of Vaxcel Common Stock are entitled to one vote per share on all matters to be voted upon by the shareholders and are not entitled to cumulative votes for the election of directors. Holders of shares of Vaxcel Common Stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board of Directors of Vaxcel out of funds legally available therefor. In the event of liquidation, dissolution or winding up of Vaxcel, the holders of shares of Vaxcel Common Stock are entitled to share ratably in all assets remaining outstanding. Shares of Vaxcel Common Stock have no preemptive, conversion or other subscription rights and there are no redemption or sinking fund provisions applicable to Vaxcel Common Stock.

     For a further description of Vaxcel Common Stock, see "Effects of the Merger on Rights of Shareholders."

PREFERRED STOCK

     Vaxcel is authorized to issue up to 2,000,000 shares of Vaxcel Preferred Stock, none of which are outstanding. The shares of Vaxcel Preferred Stock may be issued by the Vaxcel Board, from time to time, in one or more classes or series, the shares of each class or series having such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions, as are stated and expressed in the Certificate of Incorporation or in the resolution or resolutions providing for the issue of such class or series, adopted by Vaxcel's Board.

VAXCEL WARRANTS

     The Vaxcel Warrants to be issued in exchange for the Zynaxis Warrants upon consummation of the Merger are governed by the Preferred Stock and Warrant Agreement and their own terms. The Vaxcel Warrants are convertible into shares of Vaxcel Common Stock. Pursuant to their terms, the Vaxcel Warrants are immediately exercisable upon consummation of the Merger and have a term of one year from the Closing. The Vaxcel Warrants are exercisable at a price per share equal to: (i) the Per Share Price divided by (ii) the Exchange Ratio (the "Vaxcel Warrant Price"). Beginning at the sixtieth day following the Closing, the Vaxcel Warrants are exercisable at a price per share equal to two times the Vaxcel Warrant Price in effect immediately prior to such time, subject to adjustment by the terms of such Vaxcel Warrant in the case of a merger, consolidation, or reorganization of Vaxcel.

     The Vaxcel Warrants may be exercised during their term in whole or in part by the surrender of such Vaxcel Warrant, with the purchase agreement attached to such Vaxcel Warrant properly completed and executed, at the principal office of Vaxcel and upon payment to it by certified check or bank draft to the order of Vaxcel for the purchase price for the shares to be purchased upon such exercise.

     The Vaxcel Warrants and the shares of Vaxcel Common Stock that may be issued upon exercise thereof have not been registered under the Securities Act, by reason of their issuance in a transaction exempt from the registration requirements of the Securities Act pursuant to the exemption provided in Section 4(2) thereof, and have not been registered under state securities laws by reason of their issuance in a transaction exempt from such registration requirements. The Vaxcel Warrants may not be sold, transferred or otherwise disposed of unless registered under the Securities Act and applicable state securities laws registration. However, under the Agreement, Vaxcel has agreed to keep the Registration Statement effective to cover the resale of shares issued pursuant to the Vaxcel Warrants.

     The Vaxcel Warrants also provide that, prior to any transfer of such a Warrant, the holder will give written notice to Vaxcel of such holder's intention to effect such transfer and to comply with the terms of the Vaxcel Warrant. Each such notice must contain (i) a statement setting forth the intention of such holder's prospective transferee with respect to its retention or disposition of the Vaxcel Warrant, and (ii) unless waived by Vaxcel, an opinion of counsel for such holder (who may be the inside or staff counsel employed by such holder), as to the necessity or non-necessity for registration under the Securities Act and applicable state securities laws in connection with such transfer and stating the factual and statutory bases relied upon by counsel. If in the opinion of counsel for Vaxcel the proposed transfer of the Vaxcel Warrant may be effected without registration or qualification under the Securities Act and any applicable state securities laws, then the registered holder of the Vaxcel Warrant shall be entitled to transfer the Vaxcel Warrant in accordance with the intended method of disposition specified in the statement delivered by such holder to Vaxcel. If in the opinion of counsel for Vaxcel the proposed transfer of the Vaxcel Warrant may not be effected without registration under the Securities Act or registration or qualification under any applicable state securities laws, the registered holder of the Vaxcel Warrant shall not be entitled to transfer the Vaxcel Warrant until the requisite registration or qualification is effective.

CYTRX WARRANT

     The CytRx Warrant, to be issued to CytRx upon consummation of the Merger pursuant to the Agreement, provides that CytRx is entitled to purchase from Vaxcel a number of shares of Vaxcel Common Stock equal to: (i) the amount that the Board of Directors of CytRx reasonably determines is the minimum amount that must be contributed to the capital of Vaxcel in order for Vaxcel to satisfy or continue to satisfy quantitative requirements for inclusion or continued inclusion of Vaxcel Common Stock in the Nasdaq SmallCap Market divided by (ii) one-half of the Per Share Price and multiplied by (iii) the Exchange Ratio.

     The per share price for the shares which may be purchased upon the exercise of the CytRx Warrant (the "CytRx Warrant Exercise Price") shall be initially equal to: (i) one-half of the Per Share Price, divided by (ii) the Exchange Ratio, subject to adjustment pursuant to the terms of the CytRx Warrant for any mergers, consolidations or reorganizations of Vaxcel. The CytRx Warrant may be exercised by giving written notice to Vaxcel and providing Vaxcel with the CytRx Warrant Exercise Price.

     CytRx has the right to purchase shares of Vaxcel Common Stock under the terms of the CytRx Warrant from the time that the CytRx Board reasonably determines that Vaxcel's total assets and capital and surplus are insufficient to satisfy the total assets and capital and surplus requirements for inclusion of Vaxcel Common Stock in the Nasdaq SmallCap Market until December 6, 1997.

     Pursuant to the CytRx Warrant, Vaxcel must provide written notice to CytRx if: (i) Vaxcel declares any discretionary dividend upon any class of its capital stock payable in securities or makes any special dividend or other distribution;
(ii) Vaxcel offers for subscription pro rata to the holders of any class of its capital stock any additional securities of any class or other rights; (iii) there shall be any capital reorganization, or reclassification of the capital stock of Vaxcel, or consolidation or merger of Vaxcel with, or sale of all or substantially all its assets or stock to, another corporation; (iv) Vaxcel enters into a voluntary or involuntary dissolution, liquidation or winding-up of Vaxcel; or (v) Vaxcel enters into an agreement or adopts a plan for the purpose of effecting a consolidation, merger, or sale of all or substantially all of its assets or stock, other than a merger where Vaxcel is the surviving corporation and the terms of Vaxcel's capital stock remain unchanged. Such written notice shall be given at least 30 days prior to the action in question if practicable and not less than 30 days prior to the record date or the date on which Vaxcel's transfer books are closed in respect thereto if practicable.

     The CytRx Warrant and the shares of Vaxcel Common Stock that may be issued upon exercise thereof have not been registered under the Securities Act, by reason of their issuance in a transaction exempt from the registration requirements of the Securities Act pursuant to the exemption provided in Section 4(2) thereof, and have not been registered under state securities laws by reason of their issuance in a transaction exempt from such registration requirements. The CytRx Warrant may not be sold, transferred or otherwise disposed of unless registered under the Securities Act and applicable state securities laws registration.

VAXCEL NON-FINANCING WARRANTS

     Zynaxis issued the Zynaxis Non-Financing Warrants to Comdisco, Inc. ("Comdisco"), The UAB Research Foundation ("UAB") and Connecticut Mutual Life Insurance Company ("Connecticut Mutual"). The Agreement provides that each such warrant shall be converted into and become a Vaxcel Non-Financing Warrant, and Vaxcel shall assume each such warrant in accordance with the terms of the warrant agreement by which it is evidenced, except that from and after the Effective Time, (i) each Zynaxis Non-Financing Warrant assumed by Vaxcel may be exercised solely for shares of Vaxcel Common Stock, (ii) the number of shares of Vaxcel Common Stock subject to such Vaxcel Non-Financing Warrant will be equal to the number of shares of Zynaxis Common Stock subject to such Zynaxis Non-Financing Warrant immediately prior to the Effective Time multiplied by the Exchange Ratio, and (iii) the per share exercise price under each such Vaxcel Non-Financing Warrant will be adjusted by dividing the per share exercise price under each such Zynaxis Non-Financing Warrant by the Exchange Ratio and rounding up to the nearest cent. Notwithstanding the provisions of clause (ii) of the preceding sentence, Vaxcel will not be obligated to issue any fraction of a share of Vaxcel Common Stock upon exercise of such Vaxcel Non-Financing Warrants and any fraction of a share of Vaxcel Common Stock that otherwise would be subject to a converted Vaxcel Non-Financing Warrant shall represent the right to receive a cash payment upon exercise of such converted Vaxcel Non-Financing Warrant equal to the product of such fraction and the difference between the market value of one share of Vaxcel Common Stock at the time of exercise of such converted Vaxcel Non-Financing Warrant and the per share exercise price of such converted Vaxcel Non-Financing Warrant. The market value of one share of Vaxcel Common Stock at the time of exercise of a converted Vaxcel Non-Financing Warrant will be the last sale price of a share of Vaxcel Common Stock on the Nasdaq SmallCap Market (as reported by the Wall Street Journal or, if not reported thereby, any other authoritative source selected by Vaxcel) on the last trading day preceding the date of exercise.

  Comdisco Warrants

     The Zynaxis Non-Financing Warrants held by Comdisco are evidenced by a Warrant Agreement dated as of December 14, 1988, and amended on March 4, 1989 and January 17, 1992, between Zynaxis and Comdisco (the "1988 Comdisco Warrant"), and a Warrant Agreement dated as of November 9, 1990, and amended January 17, 1992, between Zynaxis and Comdisco (the "1990 Comdisco Warrant"). The 1988 Comdisco Warrant grants Comdisco the right to purchase 8,955 shares of Zynaxis Common Stock at an exercise price of $7.035 per share. The exercise price may be paid in cash or by cancelling shares otherwise issuable under the warrant with a fair market value equal to the exercise price. The term of the 1988 Comdisco Warrant began on December 1, 1988, and ends on December 1, 1998. Comdisco has not purchased any shares under the warrant. The exercise price and the number of shares of Zynaxis Common Stock subject to the warrant are subject to adjustment in the event of a merger or sale of assets, reclassification of shares, subdivision or combination of shares, or stock dividends. Comdisco has limited registration rights with respect to the shares of Zynaxis Common Stock issuable under the 1988 Comdisco Warrant.

     The 1990 Comdisco Warrant grants Comdisco the right to purchase 2,459 shares of Zynaxis Common Stock at an exercise price of $7.035 per share. The exercise price may be paid in cash or by cancelling shares otherwise issuable under the warrant with a fair market value equal to the exercise price. The term of the 1990 Comdisco Warrant began on November 9, 1990, and ends on November 9, 2000. Comdisco has not purchased any shares under the warrant. The exercise price and the number of shares of Zynaxis Common Stock subject to the warrant are subject to adjustment in the event of a merger or sale of assets, reclassification of shares, subdivision or combination of shares, or stock dividends. Comdisco has limited registration rights with respect to the shares of Zynaxis Common Stock issuable under the 1990 Comdisco Warrant.

  UAB Warrants

     The Zynaxis Non-Financing Warrants held by UAB are evidenced by a Common Stock and Warrant Purchase Agreement dated as of December 1, 1995, between Zynaxis and UAB and related warrant agreement (the "UAB Warrant"). The UAB Warrant grants UAB the right to purchase 200,000 share of Zynaxis Common Stock at an exercise price of $1.325 per share. The term of the UAB Warrant begins on the date of the first royalty payment which would otherwise be due to UAB under the Agreement for Assignment of Royalties dated December 1, 1995, between UAB and Zynaxis and ends on December 31, 2007; provided, however, that the term shall terminate automatically 60 days after the Zynaxis Common Stock has traded at an average closing price per share as reported on the Nasdaq National Market of greater than $10 for any 30 consecutive trading days. UAB has not purchased any shares under the warrant. The exercise price shall be increased or decreased as appropriate, to avoid dilution of the exercise rights under the UAB Warrant in the event of a dividend on Zynaxis Common Stock payable in such common stock, or in any right to acquire Zynaxis Common Stock for any consideration less than the exercise price, or a subdivision or a combination or consolidation (by reverse stock split, reclassification or otherwise) of the Zynaxis Common Stock. In the event of a reclassification, change, or consolidation of the Zynaxis Common Stock, or the merger, sale or transfer of Zynaxis or its assets, the UAB Warrant shall be converted into a new warrant that grants to UAB the right (upon terms not less favorable to UAB than those set forth in the warrant) to purchase, in lieu of Zynaxis Common Stock, the stock or other property that UAB would have received had UAB exercised the warrant immediately prior to such transaction. Subject to limited exceptions, Zynaxis is obligated to register for resale under the Securities Act all of the Zynaxis Common Stock issued or issuable under the warrant in the event that Zynaxis registers any of its other securities (other than shares of Zynaxis Common Stock issued or issuable to holders of Zynaxis Preferred Stock which are registered under the Preferred Stock and Warrant Purchase Agreement dated March 29, 1995, as amended, among Zynaxis and certain purchasers identified therein) under the Securities Act. Zynaxis shall pay all expenses of such registration, other than selling commissions, underwriting fees and stock transfer taxes applicable to the securities and all fees and disbursements of counsel for UAB.

  Connecticut Mutual Warrants

     The Zynaxis Non-Financing Warrants held by Connecticut Mutual are evidenced by a Common Stock and Warrant Purchase Agreement dated as of February 28, 1996, between Zynaxis and Connecticut Mutual and related warrant agreement (the "Connecticut Mutual Warrant"). The Connecticut Mutual Warrant grants Connecticut Mutual the right to purchase 150,000 share of Zynaxis Common Stock at an exercise price of $1.00 per share. The term of the Connecticut Mutual Warrant began on November 28, 1996 and ends on February 28, 2001; provided, however, that the term shall terminate automatically 60 days after the Zynaxis Common Stock has traded at an average closing price per share as reported on the Nasdaq SmallCap Market or the OTC Bulletin Board, as the case may be, of $3 or greater for any 30 consecutive trading days. Connecticut Mutual has not purchased any shares under the warrant. The exercise price shall be increased or decreased, as appropriate, to avoid dilution of the exercise rights under the Connecticut Mutual Warrant in the event of a dividend on Zynaxis Common Stock payable in such common stock or in any right to acquire Zynaxis Common Stock for any consideration less than the exercise price, or a subdivision or a combination or consolidation (by reverse stock split, reclassification or otherwise) of the Zynaxis Common Stock. In the event of a reclassification, change, or consolidation of the Zynaxis Common Stock, or the merger, sale or transfer of Zynaxis or its assets, the Connecticut Mutual Warrant shall be converted into a new warrant that grants to Connecticut Mutual the right (upon terms not less favorable to Connecticut Mutual than those set forth in the warrant) to purchase, in lieu of Zynaxis Common Stock, the stock or other property that Connecticut Mutual would have received had Connecticut Mutual exercised the warrant immediately prior to such transaction. Zynaxis is obligated to file with the SEC and use its best efforts to have declared effective and keep effective for five years a registration statement on Form S-3 that includes shares of the Zynaxis Common Stock issued or issuable under the warrant.

                                 LEGAL MATTERS

     Alston & Bird, counsel for Vaxcel, has delivered its opinion to the effect that Vaxcel Common Stock to be issued to the holders of Zynaxis Capital Stock in connection with the Merger, when issued as contemplated in the Agreement, will be validly issued, fully paid, and nonassessable. In addition, Alston & Bird has delivered its opinion concerning the federal income tax consequences of the Merger. See "Description of Transaction -- Certain Federal Income Tax Consequences." Certain other legal matters in connection with the Merger will be passed upon for Vaxcel by Alston & Bird and for Zynaxis by Morgan, Lewis & Bockius LLP.

                                    EXPERTS

     The financial statements of Vaxcel at December 31, 1995 and 1994, and for each of the two years in the period ended December 31, 1995, and for the period from inception (January 6, 1993) through December 31, 1993, included in this Proxy Statement and Registration Statement, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

     The consolidated financial statements of Zynaxis incorporated by reference in this Proxy Statement and elsewhere in the Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said report. Reference is made to said report which includes an explanatory paragraph regarding Zynaxis' ability to continue as a going concern.

                                 OTHER MATTERS

     As of the date of this Proxy Statement, the Zynaxis Board knows of no matters that will be presented for consideration at the Special Meeting other than as described in this Proxy Statement. However, if any other matters shall properly come before the Special Meeting or any adjournment thereof and be voted upon, the enclosed proxy shall be deemed to confer discretionary authority to the individuals named as proxies therein to vote the shares represented by such proxy as to any such matters.

                                  VAXCEL, INC.

                         INDEX TO FINANCIAL STATEMENTS

                                    CONTENTS

Report of Independent Auditors........................................................   F-2
Financial Statements:
     Balance Sheets as of September 30, 1996 (unaudited) and December 31, 1995 and
     1994.............................................................................   F-3
     Statements of Operations for the Nine Months Ended September 30, 1996 and 1995
     (unaudited), for the Years Ended December 31, 1995 and 1994 and for the Period
     from Inception (January 6, 1993) to December 31, 1993............................   F-4
     Statements of Stockholder's Equity for the Period from Inception (January 6,
     1993) to December 31, 1993, for the Years Ended December 31, 1994 and 1995 and
     for the Nine Months Ended September 30, 1996 (unaudited).........................   F-5
     Statements of Cash Flows for the Nine Months Ended September 30, 1996 and 1995
     (unaudited), for the Years Ended December 31, 1995 and 1994 and for the Period
     from Inception (January 6, 1993) to December 31, 1993............................   F-6
     Notes to Financial Statements....................................................   F-7

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors
VAXCEL, INC.

     We have audited the accompanying balance sheets of Vaxcel, Inc. as of December 1995 and 1994, and the related statements of operations, stockholder's equity and cash flows for the years then ended, and for the period from inception (January 6, 1993) through December 31, 1993. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Vaxcel, Inc. at December 31, 1995 and 1994, and the results of its operations and its cash flows for the years then ended, and for the period from inception (January 6, 1993) through December 31, 1993, in conformity with generally accepted accounting principles.

                                          /s/ ERNST & YOUNG LLP

Atlanta, Georgia
February 19, 1996

                                  VAXCEL, INC.
                                 BALANCE SHEETS

                                                                                 DECEMBER 31,
                                                         SEPTEMBER 30,    --------------------------
                                                             1996            1995           1994
                                                         -------------    -----------    -----------
                                                          (UNAUDITED)
                                               ASSETS
Current assets:
     Cash and cash equivalents........................    $     18,832    $   515,522    $   527,948
     Accounts receivable..............................           6,363          5,038         67,615
     Inventories......................................              --             --          6,651
     Other............................................              --             --            300
                                                          ------------    -----------    -----------
          Total current assets........................          25,195        520,560        602,514
Property and equipment:
     Furnishings and equipment........................         264,801        261,894        266,911
     Leasehold improvements...........................              --             --         95,263
                                                          ------------    -----------    -----------
                                                               264,801        261,894        362,174
Accumulated depreciation..............................        (156,725)      (118,025)       (86,768)
                                                          ------------    -----------    -----------
     Net property and equipment.......................         108,076        143,869        275,406
Other assets:
     Patent costs.....................................              --             --        128,216
     Deposits.........................................          35,674         37,439         37,439
                                                          ------------    -----------    -----------
          Total other assets..........................          35,674         37,439        165,655
                                                          ------------    -----------    -----------
          Total assets................................    $    168,945    $   701,868    $ 1,043,575
                                                          ============    ===========    ===========

                                LIABILITIES AND STOCKHOLDER'S EQUITY
Current liabilities:
     Accounts payable.................................    $      8,991    $    61,386    $    10,082
     Accrued liabilities..............................          40,516         41,896         35,771
     Amounts due to CytRx Corporation.................           5,582         14,417         34,748
                                                          ------------    -----------    -----------
          Total current liabilities...................          55,089        117,699         80,601
Commitments
Stockholder's equity:
     Preferred stock ($.001 par value, 2,000,000
       shares authorized; no shares issued and
       outstanding)...................................              --             --             --
     Common stock ($.001 par value, 30,000,000 shares
       authorized; 8,200,000, 8,000,000, and 8,000,000
       shares issued and outstanding at September 30,
       1996, December 31, 1995, and December 31, 1994,
       respectively)..................................           8,200          8,000          8,000
     Additional paid-in capital.......................       4,297,800      3,998,000      2,998,000
     Accumulated deficit..............................      (4,192,144)    (3,421,831)    (2,043,026)
                                                          ------------    -----------    -----------
          Total stockholder's equity..................         113,856        584,169        962,974
                                                          ------------    -----------    -----------
          Total liabilities and stockholder's
            equity....................................    $    168,945    $   701,868    $ 1,043,575
                                                          ============    ===========    ===========

                            See accompanying notes.

                                  VAXCEL, INC.

                            STATEMENTS OF OPERATIONS

                                                                                                  PERIOD FROM
                                           NINE MONTHS ENDED              YEAR ENDED               INCEPTION
                                             SEPTEMBER 30,               DECEMBER 31,          (JANUARY 6, 1993)
                                         ----------------------    ------------------------         THROUGH
                                           1996         1995          1995          1994       DECEMBER 31, 1993
                                         ---------    ---------    -----------    ---------    -----------------
                                              (UNAUDITED)
REVENUES:
    Net sales.........................   $      --    $      --    $        --    $ 500,814       $   506,317
    License fees......................      50,000       25,000        115,000           --                --
    Collaborative and grant revenue...      30,635           --          6,709           --                --
                                         ---------    ---------    -----------    ---------       -----------
                                            80,635       25,000        121,709      500,814           506,317
OPERATING EXPENSES:
    Cost of sales.....................          --           --             --       72,636            74,066
    Research and development..........     540,744      559,965        894,754      570,548           791,996
    Selling and marketing.............          --           --             --      181,542           444,512
    General and administrative........     316,663      364,794        534,542      664,359           583,291
    Write-off of patent costs.........          --      128,216        128,216           --                --
                                         ---------    ---------    -----------    ---------       -----------
                                           857,407    1,052,975      1,557,512    1,489,085         1,893,865
OTHER INCOME (EXPENSE):
    Sale of animal adjuvant rights....          --           --             --      500,000                --
    Interest income...................       6,459       47,930         56,998        8,072                --
    Interest expense..................          --           --             --     (119,644)          (55,635)
                                         ---------    ---------    -----------    ---------       -----------
                                             6,459       47,930         56,998      388,428           (55,635)
                                         ---------    ---------    -----------    ---------       -----------
    Net loss..........................   $(770,313)   $(980,045)   $(1,378,805)   $(599,843)      $(1,443,183)
                                         =========    =========    ===========    =========       ===========
    Net loss per common share.........   $   (0.10)   $   (0.12)   $     (0.17)   $   (0.09)      $     (0.24)
                                         =========    =========    ===========    =========       ===========

                            See accompanying notes.

                                  VAXCEL, INC.

                       STATEMENTS OF STOCKHOLDER'S EQUITY

                                                 COMMON STOCK
                                             --------------------
                                               SHARES                  ADDITIONAL       ACCUMULATED
                                             OUTSTANDING   AMOUNT    PAID-IN CAPITAL      DEFICIT         TOTAL
                                             -----------   ------    ---------------    -----------    -----------
Balance at January 6, 1993.................       6,000   $6,000      $         --      $        --    $     6,000
    Net loss...............................          --       --                --       (1,443,183)    (1,443,183)
                                              ----------  ------       -----------      -----------    -----------
Balance at December 31, 1993...............       6,000    6,000                --       (1,443,183)    (1,437,183)
    Conversion of CytRx note payable.......   2,000,000    2,000         2,998,000               --      3,000,000
    Net loss...............................          --       --                --         (599,843)      (599,843)
                                              ----------  ------       -----------      -----------    -----------
Balance at December 31, 1994...............   8,000,000    8,000         2,998,000       (2,043,026)       962,974
    Capital contribution by CytRx..........          --       --         1,000,000               --      1,000,000
    Net loss...............................          --       --                --       (1,378,805)    (1,378,805)
                                              ----------  ------       -----------      -----------    -----------
Balance at December 31, 1995...............   8,000,000    8,000         3,998,000       (3,421,831)       584,169
    Issuance of stock to CytRx.............     200,000      200           299,800                         300,000
    Net loss (unaudited)...................          --       --                --         (770,313)      (770,313)
                                              ----------  ------       -----------      -----------    -----------
Balance at September 30, 1996
  (unaudited)..............................   8,200,000   $8,200       $ 4,297,800      $ 4,192,144    $   113,856
                                              ==========  ======       ===========      ===========    ===========

                            See accompanying notes.

                                  VAXCEL, INC.

                            STATEMENTS OF CASH FLOWS

                                                                                                   PERIOD FROM
                                           NINE MONTHS ENDED              YEAR ENDED                INCEPTION
                                             SEPTEMBER 30,               DECEMBER 31,           (JANUARY 6, 1993)
                                         ----------------------    -------------------------         THROUGH
                                           1996         1995          1995           1994       DECEMBER 31, 1993
                                         ---------    ---------    -----------    ----------    -----------------
                                              (UNAUDITED)
Cash Flows From Operating Activities:
    Net loss..........................   $(770,313)   $(980,045)   $(1,378,805)   $ (599,843)      $(1,443,183)
    Adjustments to reconcile net loss
      to net cash used by operating
      activities:
         Depreciation and
           amortization...............      38,700       54,789         70,084        69,468            17,648
         Write-off to patent costs....          --      128,216        128,216            --                --
         Write-off of fixed assets....          --           --         71,503            --                --
         Change in assets and
           liabilities:
             Receivables..............      (1,325)      40,945         62,577        (1,538)           24,190
             Inventories..............          --        6,651          6,651         4,242            (4,181)
             Other assets.............       1,765       (7,768)           300       (10,395)         (155,908)
             Accounts payable.........     (53,746)     (18,916)        36,328       (62,237)           88,646
             Other liabilities........      (8,864)     (22,029)           770      (291,272)          224,210
                                         ---------    ---------    -----------    ----------       -----------
                  Total adjustments...     (23,470)     181,888        376,429      (291,732)          194,605
                                         ---------    ---------    -----------    ----------       -----------
    Net cash used by operating
      activities......................    (793,783)    (798,157)    (1,002,376)     (891,575)       (1,248,578)
Cash Flows From Investing Activities:
    Capital expenditures, net.........      (2,907)       4,295        (10,050)      (63,527)         (177,393)
    Loans to officer..................          --           --             --        96,600           (96,600)
    Escrow account....................          --           --             --       175,000          (175,000)
                                         ---------    ---------    -----------    ----------       -----------
    Net cash provided (used) by
      investing activities............      (2,907)       4,295        (10,050)      208,073          (448,993)
Cash Flows From Financing Activities:
    Borrowings on convertible note....          --           --             --     1,171,027         1,731,994
    Equity contribution by CytRx......          --    1,000,000      1,000,000            --                --
    Proceeds from sale of common
      stock...........................     300,000           --             --            --             6,000
                                         ---------    ---------    -----------    ----------       -----------
    Net cash provided by
      financing activities............     300,000    1,000,000      1,000,000     1,171,027         1,737,994
                                         ---------    ---------    -----------    ----------       -----------
Net increase (decrease) in cash and
  cash equivalents....................    (496,690)     206,138        (12,426)      487,525            40,423
Cash and cash equivalents at beginning
  of period...........................     515,522      527,948        527,948        40,423                --
                                         ---------    ---------    -----------    ----------       -----------
Cash and cash equivalents at end
  of period...........................   $  18,832    $ 734,086    $   515,522    $  527,948       $    40,423
                                         =========    =========    ===========    ==========       ===========
Supplemental Disclosure Of Information
  Not Effecting Cash Flows:
    Conversion of CytRx note payable
      into common stock...............   $      --    $      --    $        --    $3,000,000       $        --
                                         =========    =========    ===========    ==========       ===========

                            See accompanying notes.

                                  VAXCEL, INC.

                         NOTES TO FINANCIAL STATEMENTS
   FOR THE PERIOD FROM INCEPTION (JANUARY 6, 1993) THROUGH DECEMBER 31, 1995
           AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996 AND 1995 (INFORMATION FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1995 AND ANY DATE OR PERIOD
                 SUBSEQUENT TO DECEMBER 31, 1995 IS UNAUDITED)

1. DESCRIPTION OF BUSINESS

     Vaxcel, Inc. (the "Company") was formed on January 6, 1993 (date of inception). The Company is a wholly-owned subsidiary of CytRx Corporation ("CytRx"). The Company is engaged in the development and commercialization of proprietary vaccine delivery system technology to improve the effectiveness and convenience of existing vaccines and contribute to the development of new vaccines. The Company's core technology (the "OPTIVAX(R) System") is based upon novel vaccine formulations containing certain biologically active copolymers licensed exclusively for this purpose by the Company from CytRx.

     The accompanying financial statements at September 30, 1996 and for the nine months then ended are unaudited, but include all adjustments which the Company's management believes to be necessary for a fair presentation of the period presented. Interim results are not necessarily indicative of results for a full year.

     Since its inception the Company has incurred operating losses and has been economically dependent upon CytRx to provide the funding necessary to conduct its operations. CytRx has expressed its commitment to continue financial support of the Company's operations as necessary at least through 1997, and has firmly committed to provide a substantial level of capital funding subject to the closure of the Merger transaction discussed in Note 10.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Cash Equivalents -- The Company considers all highly liquid debt instruments with an original maturity of 90 days or less to be cash equivalents. Cash equivalents consist primarily of auction-market preferred stock, commercial paper, and amounts invested in money market accounts.

     Short-term Investments -- Management determines the appropriate classification of debt securities at the time of purchase and reevaluates such designation as of each balance sheet date. Debt securities are classified as held-to-maturity when the Company has the positive intent and ability to hold the securities to maturity. Held-to-maturity securities are stated at amortized cost. Marketable equity securities and debt securities not classified as held-to-maturity are classified as available-for-sale. Available-for-sale securities are carried at fair value, with the unrealized gains and losses reported in a separate component of stockholder's equity. Realized gains and losses are included in investment income and are determined on a first-in, first-out basis.

     Inventories -- Inventories are valued at the lower of cost or market. Cost is determined using the first-in, first-out method.

     Property and Equipment -- Property and equipment are stated at cost and depreciated using the straight-line method based on the estimated useful lives of the related assets. Leasehold improvements are amortized over the remaining term of the related lease using the straight-line method.

     Patents and Patent Application Costs -- Prior to 1995, the Company capitalized the costs associated with obtaining patents on its technologies. During the first quarter of 1995 the Company changed from deferring and amortizing such costs to recording them as expenses when incurred because, even though the Company believes the patents and underlying technology have continuing value, the amount of future benefits to be derived therefrom is uncertain. Accordingly, the new accounting method has been adopted in recognition of a possible change in estimated future benefits. Since the effect of this change in accounting principle is inseparable from the effect of the change in accounting estimate, such change has been accounted for as a change in estimate in accordance with Opinion No. 20 of the Accounting Principles Board. As a result, the

                                  VAXCEL, INC.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- (CONTINUED)
Company recorded a non-cash write-off of $128,216 during 1995 ($.02 per share). Future patent costs are expected to be expensed since the benefits to be derived therefrom are likely to be uncertain.

     Fair Value of Financial Instruments -- The carrying amounts reported in the balance sheets for cash and cash equivalents, accounts receivable and accounts payable approximate their fair values.

     Loss Per Common Share -- Loss per common share is based on the weighted average number of common shares and common share equivalents outstanding during each period. Stock options outstanding are excluded from the computation of net loss per share since the effect is antidilutive.

     Revenue Recognition -- Sales are recognized at the time the products are shipped. License fees are recognized as income when they become receivable under the terms of the related contracts, either by the passage of time or upon the occurrence of certain events.

     Stock Based Compensation -- The Company grants stock options for a fixed number of shares to key employees, directors and consultants with an exercise price equal to the fair market value of the shares at the date of grant. The Company accounts for stock option grants in accordance with APB Opinion No. 25, Accounting for Stock Issued to Employees, and, accordingly, recognizes no compensation expense for the stock option grants (see Note 6).

     In October 1995, the FASB issued Statement of Financial Accounting Standards No. 123, Accounting for Stock-based Compensation, which provides an alternative to APB Opinion No. 25 in accounting for stock-based compensation issued to employees. However, the Company plans to continue to account for stock-based compensation in accordance with APB Opinion No. 25.

     Use of Estimates -- The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

     New Accounting Standard -- Statement of Financial Accounting Standards No. 121 ("SFAS 121") establishes accounting standards for the impairment of long-lived assets, certain identifiable intangibles and goodwill. This statement was issued in 1995 and is required to be adopted January 1, 1996. The Company will adopt SFAS 121 in the first quarter of 1996 and, based on current circumstances, does not believe the effect of adoption will be material.

3. SHORT-TERM INVESTMENTS

     Effective January 1, 1994, the Company adopted Statement of Financial Accounting Standards No 115, "Accounting for Certain Investments in Debt and Equity Securities" ("SFAS 115"). In accordance with SFAS 115, the Company did not restate prior period financial statements. There was no cumulative effect of adopting SFAS 115.

     At December 31, 1995, the Company has classified all of its short-term investments as held-to-maturity. The costs of such short-term investments totaling $399,000 at December 31, 1995, approximate their fair values and are classified as cash equivalents in the accompanying balance sheets. There were no short-term investments held at September 30, 1996 or December 31, 1994. The contractual maturities of all securities held at December 31, 1995 are 90 days or less.

     Concentrations of Credit Risk -- Financial instruments that potentially subject the Company to significant concentrations of credit risk consist principally of cash investments. The Company maintains cash equivalents and short-term investments in large well-capitalized financial institutions, and the Company's investment policy disallows investment in any debt securities rated less than "investment-grade" by national ratings services.

                                  VAXCEL, INC.

4. INVENTORIES

     Inventories at December 31, 1994 consist of the following:

    Finished goods..............................................................   $2,392
    Raw materials...............................................................    4,259
                                                                                   ------
      Total.....................................................................   $6,651
                                                                                   ======

5. LEASE COMMITMENTS

     Rental expense under operating leases during the nine months ended September 30, 1996 and 1995, and for the years ended 1995, 1994 and 1993 approximated $41,000, $32,000, $45,000, $40,000 and $3,000, respectively.
Minimum future obligations for operating leases are shown below. Aggregate minimum rentals the Company expects to receive under noncancellable subleases total approximately $144,000 at December 31, 1995.

    1996......................................................................   $ 53,000
    1997......................................................................     55,000
    1998......................................................................     52,000
    1999......................................................................      3,000
                                                                                 --------
                                                                                 $163,000
                                                                                 ========

6. STOCK OPTIONS AND WARRANTS

     In January 1993 the Company adopted a stock option plan (the "Plan") under which 1,000,000 shares of the Company's common stock are reserved for grant. Pursuant to the Plan, certain key employees, directors and consultants are eligible to receive incentive and/or nonqualified stock options.

     The options granted under the Plan have lives of ten years from the dates of grant and generally become exercisable over a three year period from the dates of grant, with the exception of certain options granted to the Company's Chief Executive Officer and its Vice President of Research and Development, which are subject to additional vesting criteria. Exercise prices are set at the fair market values of the common stock on the dates of grant, as determined by the Company's Board of Directors.

     Stock option activity during the period from inception (January 6, 1993) to September 30, 1996 was as follows:

                                                                     SHARES         EXERCISE
                                                                  UNDER OPTION       PRICE
                                                                  ------------    ------------
    Balance, January 6, 1993 (inception).......................            0             $   0
         Granted...............................................      423,000             $1.75
                                                                  ----------             -----
    Balance, December 31, 1993.................................      423,000             $1.75
         Granted...............................................      127,000      $1.50 - 2.25
         Canceled..............................................      (18,500)     $1.75 - 2.25
                                                                  ----------      ------------
    Balance, December 31, 1994.................................      531,500             $1.50
         Granted...............................................      203,500             $1.50
                                                                  ----------             -----
    Balance, December 31, 1995.................................      735,000             $1.50
         Granted...............................................       32,120             $1.50
         Canceled..............................................      (14,167)            $1.50
                                                                  ----------             -----
    Balance, September 30, 1996................................      752,953             $1.50
                                                                  ==========             =====

                                  VAXCEL, INC.

6. STOCK OPTIONS AND WARRANTS -- (CONTINUED)

     In December 1994, options as to 521,500 shares with exercise prices ranging from $1.75 to $2.25 were repriced to $1.50. At December 31, 1995, options as to 95,498 shares were exercisable and options as to 265,000 shares were available for future grants.

7. INCOME TAXES

     For income tax purposes, as of December 31, 1995, the Company has an aggregate of approximately $3,400,000 of net operating losses available to offset against future taxable income, subject to certain limitations. Such losses expire in 2008 through 2010. The Company also has an aggregate of approximately $63,000 of research and development credits available for offset against future income taxes which expire in 2008 through 2010.

     Net deferred income tax assets of approximately $1,300,000 and $800,000 exist at December 31, 1995, and 1994, respectively, principally with respect to the net operating losses. Based on assessments of all available evidence as of those dates, management has concluded that the respective deferred income tax assets should be reduced by valuation allowances equal to the amounts of the net deferred income tax assets.

8. LICENSE AGREEMENTS

     During 1995 the Company executed option agreements with Connaught Laboratories, Inc. and Medeva PLC to evaluate the Company's OPTIVAX(R) vaccine delivery system technology in combination with vaccines being developed by Connaught and Medeva. In April 1996 the Company executed a definitive license agreement with Corixa Corporation for use of OPTIVAX in combination with vaccines being developed by Corixa. The Company has recognized $50,000, $25,000, and $115,000 in revenues associated with these agreements during the nine months ended September 30, 1996 and 1995, and the year ended December 31, 1995, respectively.

9. RELATED PARTY TRANSACTIONS

  Convertible Note

     In January 1993 CytRx made available to the Company a revolving line of credit pursuant to a convertible note agreement. The note accrued interest at the prime rate plus two percentage points per annum. In August 1994 CytRx converted the outstanding balance of the note plus interest ($3,000,000 in the aggregate) into common stock of the Company at a price of $1.50 per share (2,000,000 shares). Interest accrued pursuant to the note during 1994 and 1993 amounted to $119,644 and $55,718, respectively.

  License Agreements

     At inception, the Company obtained from CytRx through license agreements, exclusive rights to Titermax(R) and the OPTIVAX(R) vaccine delivery system technology. Royalties paid to CytRx pursuant to these agreements amounted to $7,500, $0, $17,250, $49,476 and $49,482 during the nine months ended September 30, 1996 and 1995, and for the years ended December 31, 1995, 1994 and 1993, respectively.

     In December 1994, CytRx repurchased the rights to use of its vaccine delivery technology in animals, including the rights to Titermax, for $500,000. Net sales, cost of sales, and selling and marketing expense in the accompanying Statements of Operations during 1993 and 1994 relate entirely to sales of Titermax. The term of the remaining license to the OPTIVAX technology will expire upon the later of ten years after the first commercial sale of products covered by the license, or upon expiration of the last-to-expire patent covered by the license.

                                  VAXCEL, INC.

9. RELATED PARTY TRANSACTIONS -- (CONTINUED)

  Supply Agreement

     During the term of the related license agreement, CytRx agreed to supply the Company with certain copolymers required in the manufacture and development of the OPTIVAX vaccine delivery system. Amounts paid to CytRx for production of copolymers were $10,923, $15,915, $15,915 and $9,500 during the nine months ended September 30, 1996 and 1995, and during the years ended December 31, 1995 and 1994, respectively.

  Services and Facilities Agreements

     The Company entered into service and facilities agreements with CytRx and Proceutics, Inc., another wholly-owned subsidiary of CytRx, whereby CytRx and Proceutics provide the Company with office and laboratory space, certain administrative and laboratory services, and the services of certain CytRx executives. Pursuant to these agreements, the Company expensed a total of $93,197, $81,446, $105,246, $79,823 and $315,429 during the nine months ended
September 30, 1996 and 1995, and during the years ended December 31, 1995, 1994 and 1993, respectively. Management believes that the methods used in allocating these costs are reasonable and that such charges approximate the fair value of the space and services provided.

10. SUBSEQUENT EVENTS

     In December 1996 the Company, Vaxcel Merger Subsidiary, Inc. ("Vaxcel Merger Sub"), a wholly owned subsidiary of Vaxcel, CytRx and Zynaxis signed an agreement whereby Vaxcel Merger Sub will be merged into Zynaxis. Zynaxis is a publicly-held company engaged in the development of certain vaccine technologies. Under the terms of the agreement, all of the outstanding shares of Zynaxis will be converted into shares of the Company based upon certain exchange ratios defined in the agreement resulting in the issuance of an aggregate of 12.5% of the outstanding shares of Vaxcel common stock at the date of closing to former Zynaxis stockholders. The Merger will be treated as a purchase and is expected to constitute a tax-free reorganization for former Zynaxis stockholders.

     Pursuant to the agreement, CytRx will provide up to $2,000,000 to Zynaxis under a secured credit facility during the period prior to the closing of the Merger, at which time the outstanding principal and interest will be contributed to the capital of Vaxcel, together with additional equity in the amount of $4,000,000 less the outstanding principal and interest of the secured note.

     It is anticipated that the proposed transaction will be submitted for the approval of the Zynaxis stockholders in early 1997. The transaction is also subject to effectiveness of a registration statement to be filed with the Securities and Exchange Commission.

                                                                      APPENDIX A

                 AGREEMENT AND PLAN OF MERGER AND CONTRIBUTION
                                  BY AND AMONG
                               CYTRX CORPORATION,
                                 VAXCEL, INC.,
                        VAXCEL MERGER SUBSIDIARY, INC.,
                                      AND
                                 ZYNAXIS, INC.
                          DATED AS OF DECEMBER 6, 1996

                               TABLE OF CONTENTS

                                                                                          PAGE
                                                                                          ----
PARTIES................................................................................    A-6
SECTION 351 PLAN.......................................................................    A-6
ARTICLE 1 -- SUMMARY OF THE CONTRIBUTION AND THE MERGER................................    A-6
    1.1     Contribution by CytRx......................................................    A-6
    1.2     Issuance of Shares.........................................................    A-7
    1.3     Merger.....................................................................    A-7
    1.4     Time and Place of Closing..................................................    A-7
    1.5     Effective Time.............................................................    A-7
ARTICLE 2 -- TERMS OF MERGER AND MANAGEMENT AFTER THE MERGER...........................    A-7
    2.1     Charter....................................................................    A-7
    2.2     Bylaws.....................................................................    A-7
    2.3     Directors and Officers of Surviving Corporation............................    A-7
    2.4     Board of Directors of Vaxcel...............................................    A-8
    2.5     Officers of Vaxcel.........................................................    A-8
ARTICLE 3 -- MANNER OF CONVERTING SHARES...............................................    A-8
    3.1     Conversion of Shares.......................................................    A-8
    3.2     Shares Held by Zynaxis or Vaxcel...........................................    A-8
    3.3     Dissenting Shareholders....................................................    A-8
    3.4     Fractional Shares..........................................................    A-9
    3.5     Conversion of Stock Options; Restricted Stock..............................    A-9
    3.6     Conversion of Financing Warrants...........................................   A-10
    3.7     Conversion of Warrants Other Than Financing Warrants.......................   A-10
    3.8     Conversion of Promissory Notes.............................................   A-11
ARTICLE 4 -- EXCHANGE OF SHARES........................................................   A-11
    4.1     Exchange Procedures........................................................   A-11
    4.2     Rights of Former Zynaxis Shareholders......................................   A-12
ARTICLE 5 -- REPRESENTATIONS AND WARRANTIES OF ZYNAXIS.................................   A-12
    5.1     Organization, Standing, and Power..........................................   A-12
    5.2     Authority; No Breach By Agreement..........................................   A-12
    5.3     Capital Stock..............................................................   A-13
    5.4     Zynaxis Subsidiaries.......................................................   A-13
    5.5     SEC Filings; Financial Statements..........................................   A-14
    5.6     Absence of Undisclosed Liabilities.........................................   A-14
    5.7     Absence of Certain Changes or Events.......................................   A-15
    5.8     Tax Matters................................................................   A-15
    5.9     Assets.....................................................................   A-15
    5.10    Intellectual Property......................................................   A-16
    5.11    Environmental Matters......................................................   A-17
    5.12    Compliance with Laws.......................................................   A-17
    5.13    Labor Relations............................................................   A-18
    5.14    Employee Benefit Plans.....................................................   A-18
    5.15    Material Contracts.........................................................   A-19
    5.16    Legal Proceedings..........................................................   A-19
    5.17    Reports....................................................................   A-20
    5.18    Statements True and Correct................................................   A-20
    5.19    Regulatory Matters.........................................................   A-20
    5.20    Charter Provisions.........................................................   A-20

                                                                                          PAGE
                                                                                          ----
ARTICLE 6 -- REPRESENTATIONS AND WARRANTIES OF CYTRX, VAXCEL AND
VAXCEL MERGER SUB......................................................................   A-21
    6.1     Organization, Standing, and Power..........................................   A-21
    6.2     Authority; No Breach By Agreement..........................................   A-21
    6.3     Capital Stock..............................................................   A-22
    6.4     Vaxcel Subsidiaries........................................................   A-22
    6.5     Vaxcel Financial Statements................................................   A-23
    6.6     Absence of Undisclosed Liabilities.........................................   A-23
    6.7     Absence of Certain Changes or Events.......................................   A-23
    6.8     Tax Matters................................................................   A-23
    6.9     Assets.....................................................................   A-24
    6.10    Intellectual Property......................................................   A-25
    6.11    Environmental Matters......................................................   A-25
    6.12    Compliance With Laws.......................................................   A-25
    6.13    Labor Relations............................................................   A-26
    6.14    Employee Benefit Plans.....................................................   A-26
    6.15    Material Contracts.........................................................   A-27
    6.16    Legal Proceedings..........................................................   A-28
    6.17    Reports....................................................................   A-28
    6.18    Statements True and Correct................................................   A-28
    6.19    Regulatory Matters.........................................................   A-28
ARTICLE 7 -- CONDUCT OF BUSINESS PENDING CONSUMMATION..................................   A-29
    7.1     Affirmative Covenants of Zynaxis...........................................   A-29
    7.2     Negative Covenants of Zynaxis..............................................   A-29
    7.3     Covenants of Vaxcel........................................................   A-30
    7.4     Adverse Changes in Condition...............................................   A-30
    7.5     Reports....................................................................   A-31
ARTICLE 8 -- ADDITIONAL AGREEMENTS.....................................................   A-31
    8.1     Registration Statement; Proxy Statement; Shareholder Approval..............   A-31
    8.2     Applications...............................................................   A-31
    8.3     Filings with State Offices.................................................   A-32
    8.4     Agreement as to Efforts to Consummate......................................   A-32
    8.5     Investigation and Confidentiality..........................................   A-32
    8.6     Press Releases.............................................................   A-32
    8.7     Certain Actions............................................................   A-32
    8.8     State Antitakeover Laws....................................................   A-33
    8.9     Charter Provisions.........................................................   A-33
    8.10    Cure of Defaults...........................................................   A-33
    8.11    Negotiation of Malvern Lease Amendment.....................................   A-33
    8.12    Nasdaq Listing.............................................................   A-33
    8.13    Agreements of Affiliates...................................................   A-33
    8.14    Use of Proceeds of Senior Credit Facility..................................   A-34
    8.15    Registration Rights Agreement..............................................   A-34
ARTICLE 9 -- CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE.........................   A-34
    9.1     Conditions to Obligations of Each Party....................................   A-34
    9.2     Conditions to Obligations of CytRx, Vaxcel and Vaxcel Merger Sub...........   A-35
    9.3     Conditions to Obligations of Zynaxis.......................................   A-36

                                                                                          PAGE
                                                                                          ----
ARTICLE 10 -- TERMINATION..............................................................   A-37
   10.1     Termination................................................................   A-37
   10.2     Effect of Termination......................................................   A-38
   10.3     Non-Survival of Representations and Covenants..............................   A-38
ARTICLE 11 -- MISCELLANEOUS............................................................   A-38
   11.1     Definitions................................................................   A-38
   11.2     Expenses...................................................................   A-46
   11.3     Brokers and Finders........................................................   A-47
   11.4     Entire Agreement...........................................................   A-48
   11.5     Amendments.................................................................   A-48
   11.6     Waivers....................................................................   A-48
   11.7     Assignment.................................................................   A-48
   11.8     Notices....................................................................   A-48
   11.9     Governing Law..............................................................   A-49
   11.10    Counterparts...............................................................   A-49
   11.11    Captions; Articles and Sections............................................   A-49
   11.12    Interpretations............................................................   A-50
   11.13    Severability...............................................................   A-50
SIGNATURES.............................................................................   A-50

                                LIST OF EXHIBITS

EXHIBIT NUMBER                                     DESCRIPTION
--------------    ------------------------------------------------------------------------------
       1.         Warrant Agreement. (sec. 1.2).
       2.         Agreement of Affiliates. (sec. 8.13).
       3.         Matters as to which Morgan, Lewis & Bockius will opine. (sec. 9.2(d)).
       4.         Matters as to which Alston & Bird will opine. (sec. 9.3(d)).
       5.         Form of Charter Amendments. (sec. 11.1(a)).
       6.         Example of Calculation of Exchange Ratio. (sec. 11.1(a)).
       7.         Liquidation Agreement. (sec. 11.1(a)).
       8.         Note Exchange Agreement. (sec. 11.1(a)).
       9.         Preferred Stock and Warrant Agreement. (sec. 11.1(a)).
      10.         Registration Rights Agreement. (sec. 11.1(a)).
      11.         Secured Loan Agreement. (sec. 11.1(a)).
      12.         Senior Secured Note. (sec. 11.1(a)).
      13.         Shareholder Voting Agreement. (sec. 11.1(a)).
      14.         Technology Development Agreement. (sec. 11.1(a)).
      15.         Zynaxis Pledge Agreement. (sec. 11.1(a)).
      16.         Zynaxis Security Agreement. (sec. 11.1(a)).
      17.         Zynaxis Vaccine Technologies Collateral Assignment of License Agreement.
                  (sec. 11.1(a)).
      18.         Zynaxis Vaccine Technologies Guaranty. (sec. 11.1(a)).
      19.         Zynaxis Vaccine Technologies Security Agreement. (sec. 11.1(a)).

                 AGREEMENT AND PLAN OF MERGER AND CONTRIBUTION

     THIS AGREEMENT AND PLAN OF MERGER AND CONTRIBUTION (this "Agreement") is made and entered into as of December 6, 1996, by and among CYTRX CORPORATION ("CytRx"), a Delaware corporation, VAXCEL, INC.("Vaxcel"), a Delaware corporation and a wholly owned subsidiary of CytRx, VAXCEL MERGER SUBSIDIARY, INC. ("Vaxcel Merger Sub"), a Georgia corporation, and a newly formed, wholly owned subsidiary of Vaxcel, and ZYNAXIS, INC. ("Zynaxis"), a Pennsylvania corporation.

                                SECTION 351 PLAN

     The respective Boards of Directors of CytRx, Vaxcel, Vaxcel Merger Sub and Zynaxis are of the opinion that the transactions described herein are in the best interests of the Parties to this Agreement and their respective shareholders. This Agreement provides for the issuance to CytRx of shares of Vaxcel Common Stock and a warrant to purchase shares of Vaxcel Common Stock in exchange for CytRx's contribution to Vaxcel of the Senior Secured Note and an amount of cash equal to the difference, as of the Closing Date, between the aggregate principal and interest balance outstanding under the Senior Credit Facility and Four Million Dollars ($4,000,000). This Agreement also provides for the issuance of shares of Vaxcel Common Stock to the existing shareholders of Zynaxis in exchange for the contribution to Vaxcel by the existing shareholders of Zynaxis of all of the outstanding shares of Zynaxis Capital Stock by means of a merger of Vaxcel Merger Sub with and into Zynaxis. At the Effective Time of the Merger, the outstanding shares of the Zynaxis Capital Stock shall be converted into the right to receive shares of Vaxcel Common Stock (except as provided herein) and the outstanding shares of Vaxcel Merger Sub Common Stock shall be converted into Zynaxis Common Stock. As a result, shareholders of Zynaxis shall become shareholders of Vaxcel and Zynaxis shall continue to conduct its business and operations as a wholly owned subsidiary of Vaxcel. The transactions described in this Agreement are subject to the approval of the shareholders of Zynaxis, and the satisfaction of certain other conditions described in this Agreement. It is the intention of the Parties to this Agreement that the transactions contemplated by this Agreement shall qualify for federal income tax purposes for treatment under Section 351 of the Internal Revenue Code. The execution of this Agreement by each of the Parties hereto shall constitute its adoption by such Party.

     Simultaneously with the execution of this Agreement: (i) CytRx is extending the Senior Credit Facility to Zynaxis; (ii) CytRx and Zynaxis are entering into a Liquidation Agreement pursuant to which CytRx will serve as Zynaxis's agent and assist Zynaxis in selling its assets and settling its liabilities prior to the Merger; (iii) holders of Zynaxis Preferred Stock, warrants and convertible notes issued by Zynaxis are entering into agreements regarding the exchange of their warrants and the exchange of their convertible notes for shares of Zynaxis Common Stock in the Merger and certain other matters; and (iv) Vaxcel and Zynaxis are entering into the Technology Development Agreement.

     Certain terms used in this Agreement are defined in Section 11.1 of this Agreement.

     NOW, THEREFORE, in consideration of the above and the mutual warranties, representations, covenants, and agreements set forth herein, the Parties agree as follows:

                                   ARTICLE 1

                   SUMMARY OF THE CONTRIBUTION AND THE MERGER

     1.1 Contribution by CytRx. For the consideration hereinafter provided and subject to the terms and conditions of this Agreement, at the Closing, CytRx shall contribute to Vaxcel the Senior Credit Facility and a cash payment (the "Cash Payment") in an amount equal to the difference, as of the Closing Date, between Four Million Dollars ($4,000,000) and the sum of: (i) the aggregate principal and interest balance outstanding under the Senior Secured Note; and
(ii) (A) the Per Share Price multiplied by (B) the number of votes entitled to be cast by the holders of Zynaxis Capital Stock who elect to exercise their statutory dissenters' rights or their objection rights, if any, under Section 2545 of the PBCL in excess of three percent

(3%) of the votes that could be cast by all holders of Zynaxis Capital Stock voting together as a single class. The Cash Payment shall be made by wire transfer of immediately available funds to an account specified in writing by Vaxcel.

     1.2 Issuance of Shares. Subject to the terms and conditions of this Agreement, at the Closing, Vaxcel shall: (i) deliver to CytRx, in exchange for the contribution of the Senior Secured Note and the Cash Payment, one warrant agreement substantially in the form of Exhibit 1 hereto (the "CytRx Warrant") and one certificate representing One Million Three Hundred Seventy Four Thousand Nine Hundred Ninety-Six (1,374,996) shares of Vaxcel Common Stock; and (ii) deliver to CytRx one certificate representing a number of shares of Vaxcel Common Stock equal to the product of the Exchange Ratio, as defined below, times the number of votes entitled to be cast by the holders of Zynaxis Capital Stock who elect to exercise their statutory dissenters' rights or their objection rights, if any, under Section 2545 of the PBCL. Each certificate of Vaxcel Common Stock issued pursuant to this Section 1.2 shall be registered in the name of CytRx, free and clear of any Liens.

     1.3 Merger. Subject to the terms and conditions of this Agreement, at the Effective Time, Vaxcel Merger Sub shall be merged with and into Zynaxis in accordance with the provisions of Section 1921 et seq. of the PBCL and Sections 14-2-1101 and 14-2-1107 of the GBCC and with the effects provided in Section 1929 of the PBCL and Section 14-2-1106 of the GBCC (the "Merger"). Zynaxis shall be the Surviving Corporation resulting from the Merger and shall become a wholly owned Subsidiary of Vaxcel and shall continue to be governed by the Laws of the Commonwealth of Pennsylvania. The Merger shall be consummated pursuant to the terms of this Agreement, which has been approved and adopted by the respective Boards of Directors of CytRx, Zynaxis, Vaxcel Merger Sub, and Vaxcel and by Vaxcel, as the sole shareholder of Vaxcel Merger Sub.

     1.4 Time and Place of Closing. The closing of the transactions contemplated hereby (the "Closing") will take place at 10:00 A.M. on the date on which the Effective Time occurs (or the immediately preceding day if the Effective Time is earlier than 10:00 A.M.), or at such other time as the Parties, acting through their authorized officers, may mutually agree. The Closing shall be held at such location as may be mutually agreed upon by the Parties.

     1.5 Effective Time. The Merger and other transactions contemplated by this Agreement shall become effective upon the last to occur of: (i) the filing of the Articles of Merger in the Department of State of the Commonwealth of Pennsylvania and (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Georgia (the "Effective Time"). Subject to the terms and conditions hereof, unless otherwise mutually agreed upon in writing by the authorized officers of each Party, the Parties shall use their reasonable efforts to cause the Effective Time to occur on the first business day following the last to occur of (i) the effective date (including expiration of any applicable waiting period) of the last required Consent of any Regulatory Authority having authority over and approving or exempting the Merger, and (ii) the date on which the shareholders of Zynaxis approve this Agreement to the extent such approval is required by applicable Law.

                                   ARTICLE 2

                              TERMS OF MERGER AND
                          MANAGEMENT AFTER THE MERGER

     2.1 Charter. The Articles of Incorporation, as amended, of Zynaxis in effect immediately prior to the Effective Time shall be the Articles of Incorporation of the Surviving Corporation until duly amended or repealed.

     2.2 Bylaws. The Bylaws of Zynaxis in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation until duly amended or repealed.

     2.3 Directors and Officers of Surviving Corporation. Jack L. Bowman, Raymond C. Carnahan, Jr., Jack J. Luchese, Herbert H. McDade, Jr., and Paul Wilson shall serve as the directors of the Surviving

Corporation from and after the Effective Time in accordance with the Bylaws of the Surviving Corporation until their successors are elected and qualify. The following persons shall serve as the officers of the Surviving Corporation from and after the Effective Time in accordance with the Bylaws of the Surviving Corporation until their successors are elected and qualify: Paul Wilson, President and Chief Executive Officer; Mark Newman, Vice President -- Research and Development; and Mark W. Reynolds, Chief Financial Officer, Controller and Secretary.

     2.4 Board of Directors of Vaxcel. Jack L. Bowman, Raymond C. Carnahan, Jr., Lyle A. Hohnke, Jack J. Luchese, Herbert H. McDade, Jr., and Paul Wilson shall serve as the directors of Vaxcel from and after the Effective Time in accordance with the Bylaws of Vaxcel until their successors are elected and qualify.

     2.5 Officers of Vaxcel. The officers of Vaxcel in office immediately prior to the Effective Time, together with such additional persons as may thereafter be elected, shall serve as the officers of Vaxcel from and after the Effective Time in accordance with the Bylaws of Vaxcel until their successors are elected and qualify.

                                   ARTICLE 3

                          MANNER OF CONVERTING SHARES

     3.1 Conversion of Shares. Subject to the provisions of this Article 3, at the Effective Time, by virtue of the Merger and without any action on the part of Vaxcel, Vaxcel Merger Sub or Zynaxis, or the shareholders of any of the foregoing, the shares of the constituent corporations shall be converted as follows:

          (a) Each share of capital stock of Vaxcel issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding from and after the Effective Time.

          (b) Each share of Vaxcel Merger Sub Common Stock issued and outstanding immediately prior to the Effective Time shall cease to be outstanding and shall be converted into one share of Zynaxis Common Stock.

          (c) Each share of Zynaxis Common Stock (excluding shares held by any Zynaxis Company or any Vaxcel Company, and excluding shares held by shareholders who perfect their statutory dissenters' rights or objection rights under Section 2545 of the PBCL as provided in Section 3.3) issued and outstanding immediately prior to the Effective Time shall cease to be outstanding and shall be converted into and exchanged for the right to receive a number of shares of Vaxcel Common Stock equal to two times the Exchange Ratio.

          (d) Each share of Zynaxis Preferred Stock (excluding shares held by any Zynaxis Company or any Vaxcel Company, and excluding shares held by shareholders who perfect their statutory dissenters' rights or objection rights under Section 2545 of the PBCL as provided in Section 3.3) issued and outstanding immediately prior to the Effective Time shall cease to be outstanding and shall be converted into and exchanged for the right to receive a number of shares of Vaxcel Common Stock equal to two times the Exchange Ratio.

     3.2 Shares Held by Zynaxis or Vaxcel. Each of the shares of Zynaxis Common Stock held by any Zynaxis Company or by any Vaxcel Company shall be canceled and retired at the Effective Time and no consideration shall be issued in exchange therefor.

     3.3 Dissenting Shareholders.

     (a) Any holder of shares of Zynaxis Capital Stock who perfects his or her dissenters' rights in accordance with and as contemplated by Section 1930 of the PBCL shall be entitled to receive the value of such shares in cash as determined pursuant to such provision of Law; provided, that no such payment shall be made to any dissenting shareholder unless and until such dissenting shareholder has complied with the applicable provisions of the PBCL and surrendered to Zynaxis the certificate or certificates representing the shares for which payment is being made. In the event that after the Effective Time a dissenting shareholder of Zynaxis fails to perfect, or effectively withdraws or loses, his right to appraisal and of payment for his shares, Vaxcel shall issue and deliver the consideration to which such holder of shares of Zynaxis Capital Stock is entitled under this Article 3 (without interest) upon surrender by such holder of the certificate or certificates representing shares of Zynaxis Capital Stock held by him. If and to the extent required by applicable Law, Vaxcel will establish (or cause to be established) an escrow account with an amount sufficient to satisfy the maximum aggregate payment that may be required to be paid to dissenting shareholders. Upon satisfaction of all claims of dissenting shareholders, the remaining escrowed amount, reduced by payment of the fees and expenses of the escrow agent, will be returned to Vaxcel.

     (b) Any holder of shares of Zynaxis Capital Stock who objects to the transaction and in accordance with and as contemplated by Sections 2544 and 2546 of the PBCL shall be entitled to receive the value of such shares in cash as determined pursuant to such provision of Law; provided, that no such payment shall be made to any objecting shareholder unless and until such objecting shareholder has complied with the applicable provisions of the PBCL and surrendered to Zynaxis the certificate or certificates representing the shares for which payment is being made. In the event that after the Effective Time an objecting shareholder of Zynaxis fails to give proper notice and surrender his certificates as required by Section 2547 of the PBCL, or otherwise effectively withdraws or loses his right to appraisal and of payment for his shares, Vaxcel shall issue and CytRx and Vaxcel shall deliver the consideration to which such holder of shares of Zynaxis Capital Stock is entitled under this Article 3 (without interest) upon surrender by such holder of the certificate or certificates representing shares of Zynaxis Capital Stock held by him. If and to the extent required by applicable Law, Vaxcel will establish (or cause to be established) an escrow account with an amount sufficient to satisfy the maximum aggregate payment that may be required to be paid to objecting shareholders. Upon satisfaction of all claims of objecting shareholders, the remaining escrowed amount, reduced by payment of the fees and expenses of the escrow agent, will be returned to Vaxcel.

     3.4 Fractional Shares. Notwithstanding any other provision of this Agreement, each holder of shares of Zynaxis Common Stock and each holder of shares of Zynaxis Preferred Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Vaxcel Common Stock (after taking into account all whole shares delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of Vaxcel Common Stock divided by the Exchange Ratio and multiplied by the Per Share Price.

     3.5 Conversion of Stock Options; Restricted Stock.

     (a) At the Effective Time, each option or other Equity Right to purchase shares of Zynaxis Common Stock pursuant to stock options or stock appreciation rights ("Zynaxis Options") granted by Zynaxis under the Zynaxis Stock Plan which are outstanding at the Effective Time, whether or not exercisable, shall be converted into and become rights with respect to Vaxcel Common Stock, and Vaxcel shall assume each Zynaxis Option, in accordance with the terms of the Zynaxis Stock Plan and stock option agreement by which it is evidenced, except that from and after the Effective Time, (i) Vaxcel and its Compensation Committee shall be substituted for Zynaxis and the Committee of Zynaxis's Board of Directors (including, if applicable, the entire Board of Directors of Zynaxis) administering such Zynaxis Stock Plan, (ii) each Zynaxis Option assumed by Vaxcel may be exercised solely for shares of Vaxcel Common Stock (or cash, if so provided under the terms of such Zynaxis Option), (iii) the number of shares of Vaxcel Common Stock subject to such Zynaxis Option shall be equal to the number of shares of Zynaxis Common Stock subject to such Zynaxis Option immediately prior to the Effective Time multiplied by the Exchange Ratio, and (iv) the per share exercise price under each such Zynaxis Option shall be adjusted by dividing the per share exercise price under each such Zynaxis Option by the Exchange Ratio and rounding up to the nearest cent. Notwithstanding the provisions of clause (iii) of the preceding sentence, Vaxcel shall not be obligated to issue any fraction of a share of Vaxcel Common Stock upon exercise of Zynaxis Options and any fraction of a share of Vaxcel Common Stock that otherwise would be subject to a converted Zynaxis Option shall represent the right to receive a cash payment upon exercise of such converted Zynaxis Option equal to the product of such fraction and the difference between the market value of one share of Vaxcel Common Stock at the time of exercise of such Option and the per share exercise price of such Zynaxis Option. The market value of one share of Vaxcel Common Stock at the time of exercise of an Option shall be the last sale price of a share of Vaxcel Common Stock on the Nasdaq SmallCap Market (as reported by The Wall Street Journal or, if not reported thereby, any other authoritative source selected by Vaxcel) on the last trading day preceding the date of exercise. In addition, notwithstanding the provisions of clauses (iii) and (iv) of the first sentence of this Section 3.5, each Zynaxis Option which is an "incentive stock option" shall be adjusted as required by Section 424 of the Internal Revenue Code, and the regulations promulgated thereunder, so as not to constitute a modification, extension or renewal of the option, within the meaning of Section 424(h) of the Internal Revenue Code. Each of Zynaxis and Vaxcel agrees to take all necessary steps to effectuate the foregoing provisions of this Section 3.5, including using its reasonable efforts to obtain from each holder of a Zynaxis Option any Consent or Contract that may be deemed necessary or advisable in order to effect the transactions contemplated by this Section 3.5. Anything in this Agreement to the contrary notwithstanding, Vaxcel shall have the right, in its sole discretion, not to deliver the consideration provided in this Section
3.5 to a former holder of a Zynaxis Option who has not delivered such Consent or Contract.

     (b) As soon as practicable after the Effective Time, Vaxcel shall deliver to the participants in the Zynaxis Stock Plan an appropriate notice setting forth such participant's rights pursuant thereto and the grants subject to the Zynaxis Stock Plan shall continue in effect on the same terms and conditions (subject to the adjustments required by Section 3.5(a) after giving effect to the Merger), and Vaxcel shall comply with the terms of the Zynaxis Stock Plan to ensure, to the extent required by, and subject to the provisions of, such Zynaxis Stock Plan, that Zynaxis Options which qualified as incentive stock options prior to the Effective Time continue to qualify as incentive stock options after the Effective Time. At or prior to the Effective Time, Vaxcel shall take all corporate action necessary to reserve for issuance sufficient shares of Vaxcel Common Stock for delivery upon exercise of Zynaxis Options assumed by it in accordance with this Section 3.5. As soon as practicable after the Effective Time, Vaxcel shall file a registration statement on Form S-3 or Form S-8, as the case may be (or any successor or other appropriate forms), with respect to the shares of Vaxcel Common Stock subject to such options and shall use its reasonable efforts to maintain the effectiveness of such registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such options remain outstanding.

     (c) All contractual restrictions or limitations on transfer with respect to Zynaxis Common Stock awarded under the Zynaxis Stock Plan or any other plan, program, Contract or arrangement of any Zynaxis Company, to the extent that such restrictions or limitations shall not have already lapsed (whether as a result of the Merger or otherwise), and except as otherwise expressly provided in such plan, program, Contract or arrangement, shall remain in full force and effect with respect to shares of Vaxcel Common Stock into which such restricted stock is converted pursuant to Section 3.1.

     3.6 Conversion of Financing Warrants. At the Effective Time, each warrant to purchase shares of Zynaxis Common Stock which is outstanding at the Effective Time and is held by a party to the Preferred Stock and Warrant Agreement shall be exchanged for a warrant to purchase Vaxcel Common Stock in accordance with the terms of the Preferred Stock and Warrant Agreement.

     3.7 Conversion of Warrants Other Than Financing Warrants. At the Effective Time, each warrant to purchase shares of Zynaxis Common Stock which is outstanding at the Effective Time and is not being exchanged for a warrant to purchase Vaxcel Common Stock in accordance with Section 3.6 and pursuant to the Preferred Stock and Warrant Agreement (a "Non-Financing Warrant") shall be converted into and become a warrant to purchase shares of Vaxcel Common Stock, and Vaxcel shall assume each such warrant, in accordance with the terms of the warrant agreement by which it is evidenced, except that from and after the Effective Time, (i) each Non-Financing Warrant assumed by Vaxcel may be exercised solely for shares of Vaxcel Common Stock, (ii) the number of shares of Vaxcel Common Stock subject to such Non-Financing Warrant shall be equal to the number of shares of Zynaxis Common Stock subject to such Non-Financing Warrant immediately prior to the Effective Time multiplied by the Exchange Ratio, and
(iii) the per share exercise price under each such Non-Financing Warrant shall be adjusted by dividing the per share exercise price under each such Non-Financing Warrant by the Exchange Ratio and rounding up to the nearest cent. Notwithstanding the provisions of clause (ii) of the preceding sentence, Vaxcel shall not be obligated to issue any fraction of a share of Vaxcel Common Stock upon exercise of such Non-Financing Warrants and any fraction of a share of Vaxcel Common Stock that otherwise would be subject to a converted Non-Financing Warrant shall represent the right to receive a cash payment upon exercise of such converted Non-Financing Warrant equal to the product of such fraction and the difference between the market value of one share of

Vaxcel Common Stock at the time of exercise of such converted Non-Financing Warrant and the per share exercise price of such converted Non-Financing Warrant. The market value of one share of Vaxcel Common Stock at the time of exercise of a converted Non-Financing Warrant shall be the last sale price of a share of Vaxcel Common Stock on the Nasdaq SmallCap Market (as reported by The Wall Street Journal or, if not reported thereby, any other authoritative source selected by Vaxcel) on the last trading day preceding the date of exercise.

     (b) As soon as practicable after the Effective Time, Vaxcel shall deliver to the holders of Non-Financing Warrants an appropriate notice setting forth such participant's rights pursuant thereto and the converted Non-Financing Warrants shall continue in effect on the same terms and conditions (subject to the adjustments required by Section 3.7(a) after giving effect to the Merger). At or prior to the Effective Time, Vaxcel shall take all corporate action necessary to reserve for issuance sufficient shares of Vaxcel Common Stock for delivery upon exercise of converted Non-Financing Warrants assumed by it in accordance with this Section 3.7.

     3.8 Conversion of Promissory Notes. At the Effective Time, each promissory note on which Zynaxis is the obligor and which is held by a party to the Note Exchange Agreement shall be exchanged for shares of Vaxcel Common Stock in accordance with the terms of the Note Exchange Agreement.

                                   ARTICLE 4

                               EXCHANGE OF SHARES

     4.1 Exchange Procedures. Promptly after the Effective Time, Vaxcel and Zynaxis shall cause the exchange agent selected by Vaxcel (the "Exchange Agent") to mail to each holder of record of a certificate or certificates which represented shares of Zynaxis Capital Stock immediately prior to the Effective Time (the "Certificates") appropriate transmittal materials and instructions (which shall specify that delivery shall be effected, and risk of loss and title to such Certificates shall pass, only upon proper delivery of such Certificates to the Exchange Agent). The Certificate or Certificates of Zynaxis Capital Stock so delivered shall be duly endorsed as the Exchange Agent may require. In the event of a transfer of ownership of shares of Zynaxis Capital Stock represented by Certificates that are not registered in the transfer records of Zynaxis, the consideration provided in Section 3.1 may be issued to a transferee if the Certificates representing such shares are delivered to the Exchange Agent, accompanied by all documents required to evidence such transfer and by evidence satisfactory to the Exchange Agent that any applicable stock transfer taxes have been paid. If any Certificate shall have been lost, stolen, mislaid or destroyed, upon receipt of (i) an affidavit of that fact from the holder claiming such Certificate to be lost, mislaid, stolen or destroyed, (ii) such bond, security or indemnity as Vaxcel and the Exchange Agent may reasonably require and (iii) any other documents necessary to evidence and effect the bona fide exchange thereof, the Exchange Agent shall issue to such holder the consideration into which the shares represented by such lost, stolen, mislaid or destroyed Certificate shall have been converted. The Exchange Agent may establish such other reasonable and customary rules and procedures in connection with its duties as it may deem appropriate. After the Effective Time, each holder of shares of Zynaxis Capital Stock (other than shares to be canceled pursuant to Section 3.2, or as to which statutory dissenters' rights have been perfected as provided in Section 3.3(a), or as to which proper notice has been given as provided in Section 3.3(b)) issued and outstanding at the Effective Time shall surrender the Certificate or Certificates representing such shares to the Exchange Agent and shall promptly upon surrender thereof receive in exchange therefor the consideration provided in Section 3.1, together with all undelivered dividends or distributions in respect of such shares (without interest thereon) pursuant to Section 4.2. To the extent required by Section 3.4, each holder of shares of Zynaxis Capital Stock issued and outstanding at the Effective Time also shall receive, upon surrender of the Certificate or Certificates, cash in lieu of any fractional share of Vaxcel Common Stock to which such holder may be otherwise entitled (without interest). Vaxcel shall not be obligated to deliver the consideration to which any former holder of Zynaxis Capital Stock is entitled as a result of the Merger until such holder surrenders such holder's Certificate or Certificates for exchange as provided in this
Section 4.1. Any other provision of this Agreement notwithstanding, neither Vaxcel, the Surviving Corporation nor the Exchange Agent shall be liable to a holder of Zynaxis Capital Stock for any amounts paid or property delivered in good faith to a public official pursuant to any applicable abandoned property, escheat or similar Law. Adoption of this Agreement by the shareholders of Zynaxis shall constitute ratification of the appointment of the Exchange Agent.

     4.2 Rights of Former Zynaxis Shareholders. At the Effective Time, the stock transfer books of Zynaxis shall be closed as to holders of Zynaxis Capital Stock immediately prior to the Effective Time and no transfer of Zynaxis Capital Stock by any such holder shall thereafter be made or recognized. Until surrendered for exchange in accordance with the provisions of Section 4.1, each Certificate theretofore representing shares of Zynaxis Capital Stock (other than shares to be canceled pursuant to Section 3.2, or as to which statutory dissenters' rights have been perfected as provided in Section 3.3(a), or as to which proper notice has been given as provided in Section 3.3(b)) shall from and after the Effective Time represent for all purposes only the right to receive the consideration provided in Sections 3.1 and 3.4 in exchange therefor, subject, however, to the Surviving Corporation's obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time which have been declared or made by Zynaxis in respect of such shares of Zynaxis Capital Stock in accordance with the terms of this Agreement and which remain unpaid at the Effective Time. To the extent permitted by Law, former shareholders of record of Zynaxis shall be entitled to vote after the Effective Time at any meeting of Vaxcel shareholders the number of whole shares of Vaxcel Common Stock into which their respective shares of Zynaxis Capital Stock are converted, regardless of whether such holders have exchanged their Certificates for certificates representing Vaxcel Common Stock in accordance with the provisions of this Agreement. Whenever a dividend or other distribution is declared by Vaxcel on the Vaxcel Common Stock, the record date for which is at or after the Effective Time, the declaration shall include dividends or other distributions on all shares of Vaxcel Common Stock issuable pursuant to this Agreement, but beginning 30 days after the Effective Time no dividend or other distribution payable to the holders of record of Vaxcel Common Stock as of any time subsequent to the Effective Time shall be delivered to the holder of any Certificate until such holder surrenders such Certificate for exchange as provided in Section 4.1. However, upon surrender of such Certificate, both the Vaxcel Common Stock certificate (together with all such undelivered dividends or other distributions without interest) and any undelivered dividends and cash payments payable hereunder (without interest) shall be delivered and paid with respect to each share represented by such Certificate.

                                   ARTICLE 5

                   REPRESENTATIONS AND WARRANTIES OF ZYNAXIS

     Zynaxis hereby represents and warrants to Vaxcel as follows:

     5.1 Organization, Standing, and Power. Zynaxis is a corporation duly organized, validly existing, and in good standing under the Laws of the Commonwealth of Pennsylvania, and has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its Assets. Zynaxis is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Zynaxis. The minute book and other organizational documents for Zynaxis have been made available to Vaxcel for its review and, except as disclosed in Section 5.1 of the Zynaxis Disclosure Memorandum, are true and complete in all material respects as of the date of this Agreement and accurately reflect in all material respects all amendments thereto and all proceedings of the Board of Directors and shareholders thereof.

     5.2 Authority; No Breach By Agreement.

     (a) Zynaxis has the corporate power and authority necessary to execute, deliver, and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of Zynaxis, subject to the adoption of this Agreement: (i) by a majority vote of the votes cast by all shareholders entitled to vote thereon (the holders of shares of Zynaxis Common Stock and the holders of shares of Zynaxis Preferred Stock, voting on an as-converted basis), and (ii) by a majority of the votes cast by all holders of Zynaxis Preferred Stock entitled to vote thereon, voting as a class. These are the only shareholder votes required for approval of this Agreement and consummation of the transactions contemplated herein, including the Merger, by Zynaxis. Subject to approval of this Agreement by the shareholders of Zynaxis, this Agreement represents a legal, valid, and binding obligation of Zynaxis, enforceable against Zynaxis in accordance with its terms.

     (b) The execution and delivery of this Agreement by Zynaxis, and, upon approval of this Agreement and the transactions contemplated hereby by the shareholders of Zynaxis, the consummation by Zynaxis of the transactions contemplated hereby and the compliance by Zynaxis with any of the provisions hereof, will not (i) conflict with or result in a breach of any provision of Zynaxis's Articles of Incorporation, as amended, or Bylaws or the certificate or articles of incorporation or bylaws of any Zynaxis Subsidiary or any resolution adopted by the board of directors or the shareholders of any Zynaxis Company, or
(ii) except as disclosed in Section 5.2 of the Zynaxis Disclosure Memorandum, constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any Zynaxis Company under, any Contract or Permit of any Zynaxis Company, or, (iii) subject to receipt of the requisite Consents referred to in Section 9.1(b), constitute or result in a Default under, or require any Consent pursuant to, any Law or Order applicable to any Zynaxis Company or any of their respective material Assets (including any Vaxcel Company or any Zynaxis Company becoming subject to or liable for the payment of any Tax or any of the Assets owned by any Vaxcel Company or any Zynaxis Company being reassessed or revalued by any Taxing authority).

     (c) Other than in connection or compliance with the provisions of the Securities Laws, applicable state corporate and securities Laws, and rules of the NASD, and other than Consents required from Regulatory Authorities, and other than notices to or filings with the Internal Revenue Service or the Pension Benefit Guaranty Corporation with respect to any employee benefit plans, no notice to, filing with, or Consent of, any public body or authority is necessary for the execution, delivery and performance by Zynaxis of its obligations under this Agreement.

     5.3 Capital Stock.

     (a) The authorized capital stock of Zynaxis consists of (i) 25,000,000 shares of Zynaxis Common Stock, of which 10,338,768 shares are issued and outstanding, and (ii) 2,000,000 shares of preferred stock, 1,500,000 shares of which are designated Series A Convertible Preferred Stock and of which 1,412,500 shares are issued and outstanding. The Conversion Price (as that term is defined in the Statement With Respect to Shares) of the Zynaxis Preferred Stock is One Dollar ($1.00) per share. All of the issued and outstanding shares of capital stock of Zynaxis are duly and validly issued and outstanding and are fully paid and nonassessable under the PBCL. None of the outstanding shares of Zynaxis Capital Stock has been issued in violation of any preemptive rights of the current or past shareholders of Zynaxis.

     (b) Except as set forth in Section 5.3(a) or as disclosed in Section 5.3 of the Zynaxis Disclosure Memorandum, there are no shares of capital stock or other equity securities of Zynaxis outstanding and no outstanding Equity Rights relating to the Zynaxis Capital Stock.

     5.4 Zynaxis Subsidiaries. Zynaxis has disclosed in Section 5.4 of the Zynaxis Disclosure Memorandum all of the Zynaxis Subsidiaries (in each case identifying its jurisdiction of incorporation, each jurisdiction in which it is qualified and/or licensed to transact business, and the number of shares owned by Zynaxis and percentage ownership interest represented by such share ownership). Except as disclosed in Section 5.4 of the Zynaxis Disclosure Memorandum, Zynaxis or one of its Subsidiaries owns all of the issued and outstanding shares of capital stock (or other equity interests) of each Zynaxis Subsidiary. No capital stock (or other equity interest) of any Zynaxis Subsidiary is or may become required to be issued (other than to another Zynaxis Company) by reason of any Equity Rights, and there are no Contracts by which any Zynaxis Subsidiary is bound to issue (other than to another Zynaxis Company) additional shares of its capital stock (or other equity interests) or Equity Rights or by which any Zynaxis Company is or may be bound to transfer any shares of the capital stock (or other equity interests) of any Zynaxis Subsidiary (other than to another Zynaxis Company). There are no Contracts relating to the rights of any Zynaxis Company to vote or to dispose of any shares of the capital stock (or other equity interests) of any Zynaxis Subsidiary. All of the shares of capital stock (or other equity interests) of each Zynaxis Subsidiary held by a Zynaxis Company are fully paid and nonassessable under the applicable corporation Law of the jurisdiction in which such Subsidiary is incorporated or organized and are owned by the Zynaxis Company free and clear of any Lien, except as contemplated in the Transaction Documents. Except as disclosed in
Section 5.4 of the Zynaxis Disclosure Memorandum, each Zynaxis Subsidiary is a corporation, and each such Subsidiary is duly organized, validly existing, and (as to corporations) in good standing under the Laws of the jurisdiction in which it is incorporated or organized, and has the corporate power and authority necessary for it to own, lease, and operate its Assets and to carry on its business as now conducted. Each Zynaxis Subsidiary is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Zynaxis. The minute book and other organizational documents for each Zynaxis Subsidiary have been made available to Vaxcel for its review, and, except as disclosed in Section 5.4 of the Zynaxis Disclosure Memorandum, are true and complete in all material respects as in effect as of the date of this Agreement and accurately reflect in all material respects all amendments thereto and all proceedings of the Board of Directors and shareholders thereof.

     5.5 SEC Filings; Financial Statements.

     (a) Zynaxis has timely filed and made available to Vaxcel all SEC Documents required to be filed by Zynaxis since December 31, 1992 (the "Zynaxis SEC Reports"). The Zynaxis SEC Reports (i) at the time filed, complied in all material respects with the applicable requirements of the Securities Laws and
(ii) did not, at the time they were filed (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Zynaxis SEC Reports or necessary in order to make the statements in such Zynaxis SEC Reports, in light of the circumstances under which they were made, not misleading. No Zynaxis Subsidiary is required to file any SEC Documents.

     (b) Each of the Zynaxis Financial Statements (including, in each case, any related notes) contained in the Zynaxis SEC Reports, including any Zynaxis SEC Reports filed after the date of this Agreement until the Effective Time, complied or will comply as to form in all material respects with the applicable published rules and regulations of the SEC with respect thereto, was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited interim statements, as permitted by Form 10-Q of the SEC), and fairly presented in all material respects the consolidated financial position of Zynaxis and its Subsidiaries as at the respective dates and the consolidated results of operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount or effect.

     5.6 Absence of Undisclosed Liabilities. Except as disclosed in Section 5.6 of the Zynaxis Disclosure Memorandum, no Zynaxis Company has any Liabilities that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Zynaxis, except Liabilities which are accrued or reserved against in the consolidated balance sheets of Zynaxis as of December 31, 1995 and June 30, 1996, included in the Zynaxis Financial Statements delivered prior to the date of this Agreement or reflected in the notes thereto. Except as disclosed in Section 5.6 of the Zynaxis Disclosure Memorandum, no Zynaxis Company has incurred or paid any Liability since June 30, 1996, except for such Liabilities incurred or paid (i) in the ordinary course of business consistent with past business practice and which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Zynaxis or (ii) in connection with the transactions contemplated by this Agreement. Except as disclosed in Section 5.6 of the Zynaxis Disclosure Memorandum or in the Zynaxis Financial Statements, no Zynaxis Company is directly or indirectly liable, by guarantee, indemnity, or otherwise, upon or with respect to, or obligated, by discount or repurchase agreement or in any other way, to provide funds in respect to, or obligated to guarantee or assume any Liability of any Person for any amount in excess of $10,000.

     5.7 Absence of Certain Changes or Events. Since December 31, 1995, except as disclosed in the Zynaxis Financial Statements delivered prior to the date of this Agreement or as disclosed in Section 5.7 of the Zynaxis Disclosure Memorandum, (i) there have been no events, changes, or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Zynaxis, and (ii) the Zynaxis Companies have not taken any action, or failed to take any action, prior to the date of this Agreement, which action or failure, if taken after the date of this Agreement, would represent or result in a material breach or violation of any of the covenants and agreements of Zynaxis provided in Article 7.

     5.8 Tax Matters.

     (a) All material Tax Returns required to be filed by or on behalf of any of the Zynaxis Companies have been timely filed or requests for extensions have been timely filed, granted, and have not expired for periods ended on or before December 31, 1995, and on or before the date of the most recent fiscal year end immediately preceding the Effective Time, and all Tax Returns filed are complete and accurate. All Taxes shown on filed Tax Returns have been paid. As of the date of this Agreement, there is no audit examination, deficiency, or refund Litigation with respect to any Taxes, except as reserved against in the Zynaxis Financial Statements delivered prior to the date of this Agreement. All Taxes and other Liabilities due with respect to completed and settled examinations or concluded Litigation have been paid. There are no Liens with respect to Taxes upon any of the Assets of the Zynaxis Companies, except for any such Liens which are not reasonably likely to have a Material Adverse Effect on Zynaxis.

     (b) None of the Zynaxis Companies has executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax due (excluding such statutes that relate to years currently under examination by the Internal Revenue Service or other applicable taxing authorities) that is currently in effect.

     (c) The provision for any Taxes due or to become due for any of the Zynaxis Companies for the period or periods through and including the date of the respective Zynaxis Financial Statements that has been made and is reflected on such Zynaxis Financial Statements is sufficient to cover all such Taxes.

     (d) Deferred Taxes of the Zynaxis Companies have been provided for in accordance with GAAP.

     (e) None of the Zynaxis Companies is a party to any Tax allocation or sharing agreement and none of the Zynaxis Companies has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was Zynaxis) or has any Liability for Taxes of any Person (other than Zynaxis and its Subsidiaries) under Treasury Regulation
Section 1.1502-6 (or any similar provision of state, local or foreign Law) as a transferee or successor or by Contract or otherwise.

     (f) Each of the Zynaxis Companies is in compliance with, and its records contain all information and documents (including properly completed IRS Forms W-9) necessary to comply with, all applicable information reporting and Tax withholding requirements under federal, state, and local Tax Laws, and such records identify with specificity all accounts subject to backup withholding under Section 3406 of the Internal Revenue Code.

     (g) Except as disclosed in Section 5.8 of the Zynaxis Disclosure Memorandum, none of the Zynaxis Companies has made any payments, is obligated to make any payments, or is a party to any Contract that could obligate it to make any payments that would be disallowed as a deduction under Section 280G or 162(m) of the Internal Revenue Code.

     (h) There has not been an ownership change, as defined in Internal Revenue Code Section 382(g), of the Zynaxis Companies that occurred during or after any taxable period in which the Zynaxis Companies incurred a net operating loss that carries over to any taxable period ending after December 31, 1995.

     (i) No Zynaxis Company has or has had in any foreign country a permanent establishment, as defined in any applicable tax treaty or convention between the United States and such foreign country.

     5.9 Assets.

     (a) Except as disclosed in Section 5.9 of the Zynaxis Disclosure Memorandum or as disclosed or reserved against in the Zynaxis Financial Statements delivered prior to the date of this Agreement, the

Zynaxis Companies have good and marketable title, free and clear of all Liens, to all of their respective Assets, except for any such Liens or other defects of title which are not reasonably likely to have a Material Adverse Effect on Zynaxis.

     (b) Except as disclosed in Section 5.9(b) of the Zynaxis Disclosure Memorandum, the accounts receivable of the Zynaxis Companies as set forth on the most recent balance sheet included in the Zynaxis Financial Statements delivered prior to the date of this Agreement or arising since the date thereof are valid and genuine; have arisen solely out of bona fide sales and deliveries of goods, performance of services and other business transactions in the ordinary course of business consistent with past practice; are not subject to valid defenses, set-offs or counterclaims. The allowance for collection losses on such balance sheet has been determined in accordance with GAAP.

     (c) All Assets which are material to Zynaxis's business on a consolidated basis, held under leases or subleases by any of the Zynaxis Companies, are held under valid Contracts enforceable in accordance with their respective terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceedings may be brought), and each such Contract is in full force and effect.

     (d) Set forth in Section 5.9(d) of the Zynaxis Disclosure Memorandum is a description of each insurance policy maintained by any of the Zynaxis Companies, including the type of policy, the name of the insurer, the coverage limits and the premiums. None of the Zynaxis Companies has received notice from any insurance carrier that (i) any policy of insurance will be canceled or that coverage thereunder will be reduced or eliminated, or (ii) premium costs with respect to such policies of insurance will be substantially increased. There are presently no claims for amounts exceeding in any individual case $5,000 pending under such policies of insurance and no notices of claims in excess of such amounts have been given by any Zynaxis Company under such policies.

     (e) The Assets of the Zynaxis Companies include all Assets required to operate the business of the Zynaxis Companies as presently conducted. The Zynaxis Companies have no Inventory.

     5.10 Intellectual Property. Except as disclosed in Section 5.10 of the Zynaxis Disclosure Memorandum, each Zynaxis Company owns or has a license to use all of the Intellectual Property used by such Zynaxis Company in the course of its business. Each Zynaxis Company is the owner of or has a license to any Intellectual Property sold or licensed to a third party by such Zynaxis Company in connection with such Zynaxis Company's business operations, and such Zynaxis Company has the right to convey by sale or license any Intellectual Property so conveyed. Except as disclosed in Section 5.10 of the Zynaxis Disclosure Memorandum, no Zynaxis Company is in Default under any of its Intellectual Property licenses. Except as disclosed in Section 5.10 of the Zynaxis Disclosure Memorandum, no proceedings have been instituted, or are pending or to the Knowledge of Zynaxis threatened, which challenge the rights of any Zynaxis Company with respect to Intellectual Property used, sold or licensed by such Zynaxis Company in the course of its business, nor has any person claimed or alleged any rights to such Intellectual Property. To the Knowledge of Zynaxis, the conduct of the business of the Zynaxis Companies does not infringe any Intellectual Property of any other person. Except as disclosed in Section 5.10 of the Zynaxis Disclosure Memorandum, no Zynaxis Company is obligated to pay any recurring royalties to any Person with respect to any such Intellectual Property. Except as disclosed in Section 5.10 of the Zynaxis Disclosure Memorandum, every officer, director, or employee of any Zynaxis Company is a party to a Contract which requires such officer, director or employee to assign any interest in any Intellectual Property to a Zynaxis Company and to keep confidential any trade secrets, proprietary data, customer information, or other business information of a Zynaxis Company, and, to the Knowledge of Zynaxis, no such officer, director or employee is party to any Contract with any Person other than a Zynaxis Company which requires such officer, director or employee to assign any interest in any Intellectual Property to any Person other than a Zynaxis Company or to keep confidential any trade secrets, proprietary data, customer information, or other business information of any Person other than a Zynaxis Company. Except as disclosed in Section 5.10 of the Zynaxis Disclosure Memorandum, to the Knowledge of

Zynaxis, no officer, director or employee of any Zynaxis Company is party to any Contract which restricts or prohibits such officer, director or employee from engaging in activities competitive with any Person, including any Zynaxis Company.

     5.11 Environmental Matters.

     (a) Each Zynaxis Company, its Participation Facilities, and its Operating Properties are, and have been, in compliance with all Environmental Laws.

     (b) There is no Litigation pending or, to the Knowledge of Zynaxis, threatened before any court, governmental agency, or authority or other forum in which any Zynaxis Company or any of its Operating Properties or Participation Facilities (or Zynaxis in respect of such Operating Property or Participation Facility) has been or, with respect to threatened Litigation, may be named as a defendant (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the release, discharge, spillage, or disposal into the environment of any Hazardous Material, whether or not occurring at, on, under, adjacent to, or affecting (or potentially affecting) a site owned, leased, or operated by any Zynaxis Company or any of its Operating Properties or Participation Facilities, nor is there any reasonable basis for any Litigation of a type described in this sentence.

     (c) During the period of (i) any Zynaxis Company's ownership or operation of any of their respective current properties, (ii) any Zynaxis Company's participation in the management of any Participation Facility, or (iii) any Zynaxis Company's holding of a security interest in an Operating Property, there have been no releases, discharges, spillages, or disposals of Hazardous Material in, on, under, adjacent to, or affecting (or potentially affecting) such properties. Prior to the period of (i) any Zynaxis Company's ownership or operation of any of their respective current properties, (ii) any Zynaxis Company's participation in the management of any Participation Facility, or
(iii) any Zynaxis Company's holding of a security interest in a Operating Property, to the Knowledge of Zynaxis, there were no releases, discharges, spillages, or disposals of Hazardous Material in, on, under, or affecting any such property, Participation Facility or Operating Property.

     5.12 Compliance with Laws. Each Zynaxis Company has in effect all Permits necessary for it to own, lease, or operate its material Assets and to carry on its business as now conducted, except for those Permits the absence of which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Zynaxis, and there has occurred no Default under any such Permit other than Defaults which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Zynaxis. Except as disclosed in Section 5.12 of the Zynaxis Disclosure Memorandum, none of the Zynaxis
Companies:

          (a) is in Default under any of the provisions of its Articles of Incorporation, as amended, or Bylaws (or other governing instruments);

          (b) is in Default under any Laws, Orders, or Permits applicable to its business or employees conducting its business, except for Defaults which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Zynaxis; or

          (c) since January 1, 1993, has received any notification or communication from any agency or department of federal, state, or local government or any Regulatory Authority or the staff thereof (i) asserting that any Zynaxis Company is not in compliance with any of the Laws or Orders which such governmental authority or Regulatory Authority enforces, where such noncompliance is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Zynaxis, (ii) threatening to revoke any Permits, the revocation of which is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Zynaxis, or
     (iii) requiring any Zynaxis Company to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment, or memorandum of understanding, or to adopt any Board resolution or similar undertaking.

Copies of all material reports, correspondence, notices and other documents relating to any inspection, audit, monitoring or other form of review or enforcement action by a Regulatory Authority have been made available to Vaxcel.

     5.13 Labor Relations. No Zynaxis Company is the subject of any Litigation asserting that it or any other Zynaxis Company has committed an unfair labor practice (within the meaning of the National Labor Relations Act or comparable state Law) or seeking to compel it or any other Zynaxis Company to bargain with any labor organization as to wages or conditions of employment, nor is any Zynaxis Company party to any collective bargaining agreement, nor is there any strike or other labor dispute involving any Zynaxis Company, pending or threatened, nor to the Knowledge of Zynaxis, is there any activity involving any Zynaxis Company's employees seeking to certify a collective bargaining unit or engaging in any other organization activity.

     5.14 Employee Benefit Plans.

     (a) Zynaxis has disclosed in Section 5.14 of the Zynaxis Disclosure Memorandum, and has delivered or made available to Vaxcel prior to the execution of this Agreement, copies in each case of, all pension, retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, severance pay, vacation, bonus, or other incentive plan, all other written employee programs, arrangements, or agreements, all medical, vision, dental, or other health plans, all life insurance plans, and all other employee benefit plans or fringe benefit plans, including "employee benefit plans" as that term is defined in Section 3(3) of ERISA, currently adopted, maintained by, sponsored in whole or in part by, or contributed to by any Zynaxis Company or ERISA Affiliate (as defined below) thereof for the benefit of employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries and under which employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries are eligible to participate (collectively, the "Zynaxis Benefit Plans"). Any of the Zynaxis Benefit Plans which is an "employee pension benefit plan," as that term is defined in Section 3(2) of ERISA, is referred to herein as a "Zynaxis ERISA Plan." Each Zynaxis ERISA Plan which is also a "defined benefit plan" (as defined in Section 414(j) of the Internal Revenue Code) is referred to herein as a "Zynaxis Pension Plan." No Zynaxis Pension Plan is or has been a multiemployer plan within the meaning of
Section 3(37) of ERISA.

     (b) All Zynaxis Benefit Plans are in compliance with the applicable terms of ERISA, the Internal Revenue Code, and any other applicable Laws the breach or violation of which are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Zynaxis. Each Zynaxis ERISA Plan which is intended to be qualified under Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the Internal Revenue Service, and Zynaxis is not aware of any circumstances likely to result in revocation of any such favorable determination letter. To the Knowledge of Zynaxis, no Zynaxis Company has engaged in a transaction with respect to any Zynaxis Benefit Plan that, assuming the taxable period of such transaction expired as of the date hereof, would subject any Zynaxis Company to a Tax imposed by either Section 4975 of the Internal Revenue Code or Section 502(i) of ERISA that, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on Zynaxis.

     (c) No Zynaxis Pension Plan has any "unfunded current liability," as that term is defined in Section 302(d)(8)(A) of ERISA, and the fair market value of the assets of any such plan exceeds the plan's "benefit liabilities," as that term is defined in Section 4001(a)(16) of ERISA when determined under actuarial factors that would apply if the Zynaxis Pension Plan were terminated in accordance with all applicable legal requirements. Since the date of the most recent actuarial valuation, there has been (i) no material change in the financial position of any Zynaxis Pension Plan, (ii) no change in the actuarial assumptions with respect to any Zynaxis Pension Plan, and (iii) no increase in benefits under any Zynaxis Pension Plan as a result of plan amendments or changes in applicable Law which is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Zynaxis or materially adversely affect the funding status of any such plan. Neither any Zynaxis Pension Plan nor any "single-employer plan," within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any Zynaxis Company, or the single-employer plan of any entity which is considered one employer with Zynaxis under Section 4001 of ERISA or Section 414 of the Internal Revenue Code or Section 302 of ERISA (whether or not waived) (an "ERISA Affiliate") has an "accumulated funding deficiency" within the meaning of Section 412 of the Internal Revenue Code or
Section 302 of ERISA. No Zynaxis Company has provided, or is required to provide, security to a Zynaxis Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Internal Revenue Code.

     (d) No Liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by any Zynaxis Company with respect to any ongoing, frozen, or terminated single-employer plan or the single-employer plan of any ERISA Affiliate. No Zynaxis Company has incurred any withdrawal Liability with respect to a multiemployer plan under Subtitle B of Title IV of ERISA (regardless of whether based on contributions of an ERISA Affiliate). No notice of a "reportable event," within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any Zynaxis Pension Plan or by any ERISA Affiliate within the 12-month period ending on the date hereof.

     (e) Except as disclosed in Section 5.14 of the Zynaxis Disclosure Memorandum, no Zynaxis Company has any Liability for retiree health and life benefits under any of the Zynaxis Benefit Plans and there are no restrictions on the rights of such Zynaxis Company to amend or terminate any such retiree health or benefit Plan without incurring any Liability thereunder.

     (f) Except as disclosed in Section 5.14 of the Zynaxis Disclosure Memorandum, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including severance, unemployment compensation, golden parachute, or otherwise) becoming due to any director or any employee of any Zynaxis Company from any Zynaxis Company under any Zynaxis Benefit Plan or otherwise, (ii) increase any benefits otherwise payable under any Zynaxis Benefit Plan, or (iii) result in any acceleration of the time of payment or vesting of any such benefit.

     (g) The actuarial present values of all accrued deferred compensation entitlements (including entitlements under any executive compensation, supplemental retirement, or employment agreement) of employees and former employees of any Zynaxis Company and their respective beneficiaries, other than entitlements accrued pursuant to funded retirement plans subject to the provisions of Section 412 of the Internal Revenue Code or Section 302 of ERISA, have been fully reflected on the Zynaxis Financial Statements to the extent required by and in accordance with GAAP.

     5.15 Material Contracts. Except as disclosed in Section 5.15 of the Zynaxis Disclosure Memorandum or otherwise reflected in the Zynaxis Financial Statements, none of the Zynaxis Companies, nor any of their respective Assets, businesses, or operations, is a party to, or is bound or affected by, or receives benefits under, (i) any employment, severance, termination, consulting, or retirement Contract providing for aggregate payments to any Person in any calendar year in excess of $10,000, (ii) any Contract relating to the borrowing of money by any Zynaxis Company or the guarantee by any Zynaxis Company of any such obligation (other than Contracts evidencing trade payables and Contracts relating to borrowings or guarantees made in the ordinary course of business),
(iii) any Contract which prohibits or restricts any Zynaxis Company from engaging in any business activities in any geographic area, line of business or otherwise in competition with any other Person, (iv) any Contract between or among Zynaxis Companies, (v) any Contract involving Intellectual Property (other than Contracts entered into in the ordinary course with customers and "shrink-wrap" software licenses), (vi) any Contract relating to the provision of data processing, network communication, or other technical services to or by any Zynaxis Company, (vii) any Contract relating to the purchase or sale of any goods or services (other than Contracts entered into in the ordinary course of business and involving payments under any individual Contract not in excess of $20,000), and (viii) any other Contract or amendment thereto that would be required to be filed as an exhibit to a Form 10-K filed by Zynaxis with the SEC as of the date of this Agreement (together with all Contracts referred to in Sections 5.9 and 5.14(a), the "Zynaxis Contracts"). With respect to each Zynaxis Contract and except as disclosed in Section 5.15 of the Zynaxis Disclosure
Memorandum: (i) the Contract is in full force and effect; (ii) no Zynaxis Company is in Default thereunder; (iii) no Zynaxis Company has repudiated or waived any material provision of any such Contract; and (iv) no other party to any such Contract is, to the Knowledge of Zynaxis, in Default in any respect or has repudiated or waived any material provision thereunder. Except as disclosed in Section 5.15 of the Zynaxis Disclosure Memorandum, all of the indebtedness of any Zynaxis Company for money borrowed is prepayable at any time by such Zynaxis Company without penalty or premium.

     5.16 Legal Proceedings. Except as disclosed in Section 5.16 of the Zynaxis Disclosure Memorandum, there is no Litigation instituted or pending, or, to the Knowledge of Zynaxis, threatened (or unasserted but considered probable of assertion and which if asserted would have at least a reasonable probability of an unfavorable outcome) against any Zynaxis Company, or against any director, employee or employee benefit plan of any Zynaxis Company, or against any Asset, interest, or right of any of them, that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Zynaxis, nor are there any Orders of any Regulatory Authorities, other governmental authorities, or arbitrators outstanding against any Zynaxis Company that is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Zynaxis.
Section 5.16 of the Zynaxis Disclosure Memorandum contains a summary of all Litigation as of the date of this Agreement to which any Zynaxis Company is a party and which names a Zynaxis Company as a defendant or cross-defendant or for which any Zynaxis Company has any potential Liability.

     5.17 Reports. Since January 1, 1993, or the date of organization, if later, each Zynaxis Company has timely filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with Regulatory Authorities (except, in the case of state securities authorities, failures to file which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Zynaxis). As of their respective dates, each of such reports and documents, including the financial statements, exhibits, and schedules thereto, complied in all material respects with all applicable Laws. As of its respective date, each such report and document did not, in all material respects, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

     5.18 Statements True and Correct. No statement, certificate, instrument, or other writing furnished or to be furnished by any Zynaxis Company or any officer, director, employee or Subsidiary thereof to any Vaxcel Company pursuant to this Agreement or any other document, agreement, or instrument referred to herein contains or will contain any untrue statement of material fact or will omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the information supplied or to be supplied by any Zynaxis Company or any officer, director, employee or Subsidiary thereof for inclusion in the Registration Statement to be filed by Vaxcel with the SEC will, when the Registration Statement becomes effective, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein not misleading. None of the information supplied or to be supplied by any Zynaxis Company or any officer, director, employee or Subsidiary thereof for inclusion in the Proxy Statement to be mailed to Zynaxis's shareholders in connection with the Shareholders' Meeting, and any other documents to be filed by a Zynaxis Company or any officer, director, employee or Subsidiary thereof with the SEC or any other Regulatory Authority in connection with the transactions contemplated hereby, will, at the respective time such documents are filed, and with respect to the Proxy Statement, when first mailed to the shareholders of Zynaxis, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the Shareholders' Meeting, be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the Shareholders' Meeting. All documents that any Zynaxis Company or any officer, director, employee or Subsidiary thereof is responsible for filing with any Regulatory Authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable Law.

     5.19 Regulatory Matters. No Zynaxis Company or any officer, director, employee or Subsidiary thereof has taken or agreed to take any action or has any Knowledge of any fact or circumstance that is reasonably likely to materially impede or delay receipt of any Consents of Regulatory Authorities referred to in
Section 7.1(b) or result in the imposition of a condition or restriction of the type referred to in the last sentence of such Section.

     5.20 Charter Provisions. Each Zynaxis Company has taken all action so that the entering into of this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement do not and will not result in the grant of any rights to any Person under the Articles of Incorporation, as amended, Bylaws or other governing instruments of any Zynaxis Company, except such rights as exist on the date hereof, or restrict or impair the ability of Vaxcel or any of its Subsidiaries to vote, or otherwise to exercise the rights of a shareholder with respect to, shares of any Zynaxis Company that may be directly or indirectly acquired or controlled by them.

                                   ARTICLE 6

                       REPRESENTATIONS AND WARRANTIES OF
                      CYTRX, VAXCEL AND VAXCEL MERGER SUB

     CytRx, Vaxcel and Vaxcel Merger Sub hereby represent and warrant to Zynaxis as follows:

     6.1 Organization, Standing, and Power.

     (a) CytRx is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Delaware, and has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its Assets. CytRx is duly qualified or licensed to transact business as a foreign corporation in good standing in the states of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on CytRx.

     (b) Vaxcel is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Delaware, and has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its Assets. Vaxcel is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Vaxcel. The minute book and other organizational documents for Vaxcel have been made available to Zynaxis for its review and, except as disclosed in
Section 6.1 of the Vaxcel Disclosure Memorandum, are true and complete in all material respects as of the date of this Agreement and accurately reflect in all material respects all amendments thereto and all proceedings of the Board of Directors and shareholders thereof.

     (c) Vaxcel Merger Sub is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Georgia, and has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its Assets. The minute book and other organizational documents for Vaxcel Merger Sub have been made available to Zynaxis for its review and are true and complete in all material respects as of the date of this Agreement and accurately reflect in all material respects all amendments thereto and all proceedings of the Board of Directors and shareholders thereof.

     6.2 Authority; No Breach By Agreement.

     (a) Each of CytRx, Vaxcel and Vaxcel Merger Sub has the corporate power and authority necessary to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of such corporations. Vaxcel, as the sole shareholder of Vaxcel Merger Sub, has voted all outstanding shares of Vaxcel Merger Sub Common Stock in favor of adoption of this Agreement, as and to the extent required by applicable Law. This Agreement represents a legal, valid, and binding obligation of each of CytRx, Vaxcel and Vaxcel Merger Sub, enforceable against each of CytRx, Vaxcel and Vaxcel Merger Sub in accordance with its terms.

     (b) Neither the execution and delivery of this Agreement by CytRx, Vaxcel and Vaxcel Merger Sub, nor the consummation by CytRx, Vaxcel and Vaxcel Merger Sub of the transactions contemplated hereby, nor compliance by CytRx, Vaxcel and Vaxcel Merger Sub with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of the Certificate of Incorporation or Bylaws of any of CytRx, Vaxcel or Vaxcel Merger Sub, or any resolution adopted by the Board of Directors or the Shareholders of any Vaxcel Company, or (ii) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any Vaxcel Company under, any Contract or Permit of any Vaxcel Company, or, (iii) subject to receipt of the requisite Consents referred to in Section 9.1(b), constitute or result in a Default under, or require any Consent pursuant to, any Law or Order applicable to any Vaxcel

Company or any of their respective material Assets (including any Vaxcel Company or any Zynaxis Company becoming subject to or liable for the payment of any Tax or any of the Assets owned by any Vaxcel Company or any Zynaxis Company being reassessed or revalued by any Taxing authority).

     (c) Other than in connection or compliance with the provisions of the Securities Laws, applicable state corporate and securities Laws, and rules of the NASD, and other than Consents required from Regulatory Authorities, and other than notices to or filings with the Internal Revenue Service or the Pension Benefit Guaranty Corporation with respect to any employee benefit plans, no notice to, filing with, or Consent of, any public body or authority is necessary for the execution, delivery and performance by CytRx, Vaxcel and Vaxcel Merger Sub of their obligations under this Agreement.

     6.3 Capital Stock.

     (a) The authorized capital stock of Vaxcel consists of (i) 30,000,000 shares of Vaxcel Common Stock, of which 8,250,004 are issued and outstanding, and (ii) 2,000,000 shares of Vaxcel Preferred Stock, none of which are issued and outstanding. All of the issued and outstanding shares of Vaxcel Capital Stock are, and all of the shares of Vaxcel Common Stock to be issued in exchange for shares of Zynaxis Common Stock upon consummation of the Merger, when issued in accordance with the terms of this Agreement, will be, duly and validly issued and outstanding and fully paid and nonassessable under the DGCL. None of the outstanding shares of Vaxcel Capital Stock has been, and none of the shares of Vaxcel Common Stock to be issued in exchange for shares of Zynaxis Common Stock upon consummation of the Merger will be, issued in violation of any preemptive rights of the current or past stockholders of Vaxcel.

     (b) The authorized capital stock of Vaxcel Merger Sub consists of (i) 1,000 shares of Common Stock, of which 500 shares are issued and outstanding as of the date of this Agreement. All of the issued and outstanding shares of Vaxcel Merger Sub Common Stock are duly and validly issued and fully paid and nonassessable under the GBCC. None of the outstanding shares of Vaxcel Merger Sub Common Stock has been issued in violation of any preemptive rights of the current or past shareholders of Vaxcel Merger Sub.

     (c) Except as set forth in Sections 6.3(a) and 6.3(b), or as disclosed in
Section 6.3 of the Vaxcel Disclosure Memorandum, there are no shares of capital stock or other equity securities of Vaxcel or Vaxcel Merger Sub outstanding and no outstanding Equity Rights relating to Vaxcel or Vaxcel Merger Sub Capital Stock.

     Vaxcel and Vaxcel Merger Sub hereby represent and warrant to Zynaxis as follows:

     6.4 Vaxcel Subsidiaries. Vaxcel has disclosed in Section 6.4 of the Vaxcel Disclosure Memorandum all of the Vaxcel Subsidiaries as of the date of this Agreement that are corporations (identifying its jurisdiction of incorporation, each jurisdiction in which the character of its Assets or the nature or conduct of its business requires it to be qualified and/or licensed to transact business, and the number of shares owned and percentage ownership interest represented by such share ownership) and all of the Vaxcel Subsidiaries that are general or limited partnerships or other non-corporate entities (identifying the Law under which such entity is organized, each jurisdiction in which the character of its Assets or the nature or conduct of its business requires it to be qualified and/or licensed to transact business, and the amount and nature of the ownership interest therein). Except as disclosed in Section 6.4 of the Vaxcel Disclosure Memorandum, Vaxcel or one of its Subsidiaries owns all of the issued and outstanding shares of capital stock (or other equity interests) of each Vaxcel Subsidiary. No capital stock (or other equity interest) of any Vaxcel Subsidiary is or may become required to be issued (other than to another Vaxcel Company) by reason of any Equity Rights, and there are no Contracts by which any Vaxcel Subsidiary is bound to issue (other than to another Vaxcel Company) additional shares of its capital stock (or other equity interests) or Equity Rights or by which any Vaxcel Company is or may be bound to transfer any shares of the capital stock (or other equity interests) of any Vaxcel Subsidiary (other than to another Vaxcel Company). There are no Contracts relating to the rights of any Vaxcel Company to vote or to dispose of any shares of the capital stock (or other equity interests) of any Vaxcel Subsidiary. All of the shares of capital stock (or other equity interests) of each Vaxcel Subsidiary held by a Vaxcel Company are fully paid and nonassessable under the applicable corporation Law of the jurisdiction in which such Subsidiary is incorporated or organized and are owned by the Vaxcel Company free and clear of any Lien. Each Vaxcel

Subsidiary is duly organized, validly existing, and (as to corporations) in good standing under the Laws of the jurisdiction in which it is incorporated or organized, and has the power and authority necessary for it to own, lease and operate its Assets and to carry on its business as now conducted. Each Vaxcel Subsidiary is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Vaxcel. The minute book and other organizational documents for each Vaxcel Subsidiary have been made available to Zynaxis for its review, and are true and complete in all material respects as in effect as of the date of this Agreement and accurately reflect in all material respects all amendments thereto and all proceedings of the Board of Directors and shareholders thereof.

     6.5 Vaxcel Financial Statements. The books and records of Vaxcel are accurate and complete. The Vaxcel Financial Statements have been prepared from such books and records and reflect, in all material respects and in reasonable detail, the transactions and assets and liabilities of Vaxcel.

     6.6 Absence of Undisclosed Liabilities. No Vaxcel Company has any Liabilities that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Vaxcel, except Liabilities which are accrued or reserved against in the consolidated balance sheets of Vaxcel as of December 31, 1995 and September 30, 1996, included in the Vaxcel Financial Statements delivered prior to the date of this Agreement or reflected in the notes thereto. No Vaxcel Company has incurred or paid any Liability since September 30, 1996, except for such Liabilities incurred or paid (i) in the ordinary course of business consistent with past business practice and which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Vaxcel or (ii) in connection with the transactions contemplated by this Agreement. Except as disclosed in the Vaxcel Financial Statements, no Vaxcel Company is directly or indirectly liable, by guarantee, indemnity, or otherwise, upon or with respect to, or obligated, by discount or repurchase agreement or in any other way, to provide funds in respect to, or obligated to guarantee or assume any Liability of any Person for any amount in excess of $10,000.

     6.7 Absence of Certain Changes or Events. Since December 31, 1995, except as disclosed in the Vaxcel Financial Statements delivered prior to the date of this Agreement, (i) there have been no events, changes or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Vaxcel, and (ii) the Vaxcel Companies have not taken any action, or failed to take any action, prior to the date of this Agreement, which action or failure, if taken after the date of this Agreement, would represent or result in a material breach or violation of any of the covenants and agreements of Vaxcel provided in Article 7.

     6.8 Tax Matters.

     (a) All material Tax Returns required to be filed by or on behalf of any of the Vaxcel Companies have been timely filed or requests for extensions have been timely filed, granted, and have not expired for periods ended on or before December 31, 1995, and on or before the date of the most recent fiscal year end immediately preceding the Effective Time and all Tax Returns filed are complete and accurate. All material Taxes shown on filed Tax Returns have been paid. As of the date of this Agreement, there is no audit examination, deficiency, or refund Litigation with respect to any Taxes except as reserved against in the Vaxcel Financial Statements delivered prior to the date of this Agreement. All Taxes and other Liabilities due with respect to completed and settled examinations or concluded Litigation have been paid. There are no Liens with respect to Taxes upon any of the Assets of the Vaxcel Companies, except for such Liens which are not reasonably likely to have a Material Adverse Effect on Vaxcel.

     (b) None of the Vaxcel Companies has executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax due (excluding such statutes that relate to years currently under examination by the Internal Revenue Service or other applicable taxing authorities) that is currently in effect.

     (c) The provision for any Taxes due or to become due for any of the Vaxcel Companies for the period or periods through and including the date of the respective Vaxcel Financial Statements that has been made and is reflected on such Vaxcel Financial Statements is sufficient to cover all such Taxes.

     (d) Deferred Taxes of the Vaxcel Companies have been provided for in accordance with GAAP.

     (e) None of the Vaxcel Companies is a party to any Tax allocation or sharing agreement and none of the Vaxcel Companies has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was Vaxcel) has any Liability for Taxes of any Person (other than Vaxcel and its Subsidiaries) under Treasury Regulation
Section 1.1502-6 (or any similar provision of state, local or foreign Law) as a transferee or successor or by Contract or otherwise.

     (f) Each of the Vaxcel Companies is in compliance with, and its records contain all information and documents (including properly completed IRS Forms W-9) necessary to comply with, all applicable information reporting and Tax withholding requirements under federal, state, and local Tax Laws, and such records identify with specificity all accounts subject to backup withholding under Section 3406 of the Internal Revenue Code.

     6.9 Assets.

     (a) Except as reserved against in the Vaxcel Financial Statements delivered prior to the date of this Agreement, the Vaxcel Companies have good and marketable title, free and clear of all Liens, to all of their respective Assets, except for any such Liens or other defects of title which are not reasonably likely to have a Material Adverse Effect on Vaxcel. All tangible properties used in the businesses of the Vaxcel Companies are in good condition, reasonable wear and tear excepted, and are usable in the ordinary course of business consistent with Vaxcel's past practices of the Vaxcel Companies.

     (b) The Vaxcel Companies have no Inventory.

     (c) The accounts receivable of the Vaxcel Companies as set forth on the most recent balance sheet included in the Vaxcel Financial Statements delivered prior to the date of this Agreement or arising since the date thereof are valid and genuine; have arisen solely out of bona fide sales and deliveries of goods, performance of services and other business transactions in the ordinary course of business consistent with past practice; are not subject to valid defenses, set-offs or counterclaims; and are collectible within 90 days after billing at the full recorded amount thereof less, in the case of accounts receivable appearing on the most recent balance sheet included in the Vaxcel Financial Statements delivered prior to the date of this Agreement, the recorded allowance for collection losses on such balance sheet. The allowance for collection losses on such balance sheet has been determined in accordance with GAAP.

     (d) All Assets which are material to Vaxcel's business on a consolidated basis, held under leases or subleases by any of the Vaxcel Companies, are held under valid Contracts enforceable in accordance with their respective terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceedings may be brought), and each such Contract is in full force and effect.

     (e) The Vaxcel Companies currently maintain insurance similar in amounts, scope and coverage to that maintained by other peer companies. None of the Vaxcel Companies has received notice from any insurance carrier that (i) such insurance will be canceled or that coverage thereunder will be reduced or eliminated, or (ii) premium costs with respect to such policies of insurance will be substantially increased. There are presently no claims for amounts exceeding in any individual case $5,000 pending under such policies of insurance and no notices of claims in excess of such amount have been given by any Vaxcel Company under such policies.

     (f) The Assets of the Vaxcel Companies include all Assets required to operate the business of the Vaxcel Companies as presently conducted.

     6.10 Intellectual Property. Each Vaxcel Company owns or has a license to use all of the Intellectual Property used by such Vaxcel Company in the course of its business. Each Vaxcel Company is the owner of or has a license to any Intellectual Property sold or licensed to a third party by such Vaxcel Company in connection with such Vaxcel Company's business operations, and such Vaxcel Company has the right to convey by sale or license any Intellectual Property so conveyed. No Vaxcel Company is in Default under any of its Intellectual Property licenses. No proceedings have been instituted, or are pending or, to the Knowledge of Vaxcel, threatened, which challenge the rights of any Vaxcel Company with respect to Intellectual Property used, sold or licensed by such Vaxcel Company in the course of its business, nor has any person claimed or alleged any rights to such Intellectual Property. To the knowledge of Vaxcel and Vaxcel Merger Sub, the conduct of the business of the Vaxcel Companies does not infringe any Intellectual Property of any other person. Except as disclosed in
Section 6.10 of the Vaxcel Disclosure Memorandum, no Vaxcel Company is obligated to pay any recurring royalties to any Person with respect to any such Intellectual Property. Every officer, director, or employee of any Vaxcel Company is a party to a Contract which requires such officer, director or employee to assign any interest in any Intellectual Property to a Vaxcel Company and to keep confidential any trade secrets, proprietary data, customer information, or other business information of a Vaxcel Company, and to the Knowledge of Vaxcel and Vaxcel Merger Sub, no such officer, director or employee is party to any Contract with any Person other than a Vaxcel Company which requires such officer, director or employee to assign any interest in any Intellectual Property to any Person other than a Vaxcel Company or to keep confidential any trade secrets, proprietary data, customer information, or other business information of any Person other than a Vaxcel Company. To the Knowledge of Vaxcel and Vaxcel Merger Sub, no officer, director or employee of any Vaxcel Company is party to any Contract which restricts or prohibits such officer, director or employee from engaging in activities competitive with any Person, including any Vaxcel Company.

     6.11 Environmental Matters.

     (a) Each Vaxcel Company, its Participation Facilities, and its Operating Properties are, and have been, in compliance with all Environmental Laws.

     (b) There is no Litigation pending or, to the Knowledge of Vaxcel and Vaxcel Merger Sub, threatened before any court, governmental agency, or authority or other forum in which any Vaxcel Company or any of its Operating Properties or Participation Facilities (or Vaxcel in respect of such Operating Property or Participation Facility) has been or, with respect to threatened Litigation, may be named as a defendant (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the release, discharge, spillage, or disposal into the environment of any Hazardous Material, whether or not occurring at, on, under, adjacent to, or affecting (or potentially affecting) a site owned, leased, or operated by any Vaxcel Company or any of its Operating Properties or Participation Facilities nor is there any reasonable basis for any Litigation of a type described in this sentence.

     (c) During the period of (i) any Vaxcel Company's ownership or operation of any of their respective current properties, (ii) any Vaxcel Company's participation in the management of any Participation Facility, or (iii) any Vaxcel Company's holding of a security interest in a Operating Property, there have been no releases, discharges, spillages, or disposals of Hazardous Material in, on, under, adjacent to, or affecting (or potentially affecting) such properties. Prior to the period of (i) any Vaxcel Company's ownership or operation of any of their respective current properties, (ii) any Vaxcel Company's participation in the management of any Participation Facility, or
(iii) any Vaxcel Company's holding of a security interest in a Operating Property, to the Knowledge of Vaxcel, there were no releases, discharges, spillages, or disposals of Hazardous Material in, on, under, or affecting any such property, Participation Facility or Operating Property.

     6.12 Compliance with Laws. Each Vaxcel Company has in effect all Permits necessary for it to own, lease or operate its material Assets and to carry on its business as now conducted, except for those Permits the absence of which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Vaxcel, and there has occurred no Default under any such Permit, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Vaxcel. None of the Vaxcel Companies:

          (a) is in Default under its Certificate of Incorporation or Bylaws (or other governing instruments); or

          (b) is in Default under any Laws, Orders or Permits applicable to its business or employees conducting its business, except for Defaults which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Vaxcel; or

          (c) since January 1, 1993, has received any notification or communication from any agency or department of federal, state, or local government or any Regulatory Authority or the staff thereof (i) asserting that any Vaxcel Company is not in compliance with any of the Laws or Orders which such governmental authority or Regulatory Authority enforces, where such noncompliance is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Vaxcel, (ii) threatening to revoke any Permits, the revocation of which is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Vaxcel, or
     (iii) requiring any Vaxcel Company to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment or memorandum of understanding, or to adopt any Board resolution or similar undertaking.

     6.13 Labor Relations. No Vaxcel Company is the subject of any Litigation asserting that it or any other Vaxcel Company has committed an unfair labor practice (within the meaning of the National Labor Relations Act or comparable state Law) or seeking to compel it or any other Vaxcel Company to bargain with any labor organization as to wages or conditions of employment, nor is any Vaxcel Company party to any collective bargaining agreement, nor is there any strike or other labor dispute involving any Vaxcel Company, pending or threatened, nor to the Knowledge of Vaxcel, is there any activity involving any Vaxcel Company's employees seeking to certify a collective bargaining unit or engaging in any other organization activity.

     6.14 Employee Benefit Plans.

     (a) Vaxcel has delivered or made available to Zynaxis prior to the execution of this Agreement copies in each case of all pension, retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, severance pay, vacation, bonus, or other incentive plan, all other written employee programs, arrangements, or agreements, all medical, vision, dental, or other health plans, all life insurance plans, and all other employee benefit plans or fringe benefit plans, including "employee benefit plans" as that term is defined in Section 3(3) of ERISA, currently adopted, maintained by, sponsored in whole or in part by, or contributed to by any Vaxcel Company or ERISA Affiliate thereof for the benefit of employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries and under which employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries are eligible to participate (collectively, the "Vaxcel Benefit Plans"). Any of the Vaxcel Benefit Plans which is an "employee pension benefit plan," as that term is defined in Section 3(2) of ERISA, is referred to herein as a "Vaxcel ERISA Plan." Each Vaxcel ERISA Plan which is also a "defined benefit plan" (as defined in Section 414(j) of the Internal Revenue Code) is referred to herein as a "Vaxcel Pension Plan." No Vaxcel Pension Plan is or has been a multiemployer plan within the meaning of Section 3(37) of ERISA.

     (b) All Vaxcel Benefit Plans are in compliance with the applicable terms of ERISA, the Internal Revenue Code, and any other applicable Laws the breach or violation of which are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Vaxcel. Each Vaxcel ERISA Plan which is intended to be qualified under Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the Internal Revenue Service, and Vaxcel is not aware of any circumstances likely to result in revocation of any such favorable determination letter. To the Knowledge of Vaxcel, no Vaxcel Company has engaged in a transaction with respect to any Vaxcel Benefit Plan that, assuming the taxable period of such transaction expired as of the date hereof, would subject any Vaxcel Company to a Tax imposed by either Section 4975 of the Internal Revenue Code or Section 502(i) of ERISA that, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on Vaxcel.

     (c) No Vaxcel Pension Plan has any "unfunded current liability," as that term is defined in Section 302(d)(8)(A) of ERISA, and the fair market value of the assets of any such plan exceeds the plan's "benefit liabilities," as that term is defined in Section 4001(a)(16) of ERISA when determined under actuarial factors that would apply if the Vaxcel Pension Plan were terminated in accordance with all applicable legal requirements. Since the date of the most recent actuarial valuation, there has been (i) no material change in the financial position of a Vaxcel Pension Plan, (ii) no change in the actuarial assumptions with respect to any Vaxcel Pension Plan, and (iii) no increase in benefits under any Vaxcel Pension Plan as a result of plan amendments or changes in applicable Law which is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Vaxcel or materially adversely affect the funding status of any such plan. Neither any Vaxcel Pension Plan nor any "single-employer plan," within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any Vaxcel Company, or the single-employer plan of any ERISA Affiliate has an "accumulated funding deficiency" within the meaning of Section 412 of the Internal Revenue Code or Section 302 of ERISA. No Vaxcel Company has provided, or is required to provide, security to a Vaxcel Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to
Section 401(a)(29) of the Internal Revenue Code.

     (d) No Liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by any Vaxcel Company with respect to any ongoing, frozen or terminated single-employer plan or the single-employer plan of any ERISA Affiliate. No Vaxcel Company has incurred any withdrawal Liability with respect to a multiemployer plan under Subtitle B of Title IV of ERISA (regardless of whether based on contributions of an ERISA Affiliate). No notice of a "reportable event," within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any Vaxcel Pension Plan or by any ERISA Affiliate within the 12-month period ending on the date hereof.

     (e) No Vaxcel Company has any Liability for retiree health and life benefits under any of the Vaxcel Benefit Plans and there are no restrictions on the rights of such Vaxcel Company to amend or terminate any such retiree health or benefit Plan without incurring any Liability thereunder.

     (f) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including severance, unemployment compensation, golden parachute, or otherwise) becoming due to any director or any employee of any Vaxcel Company from any Vaxcel Company under any Vaxcel Benefit Plan or otherwise, (ii) increase any benefits otherwise payable under any Vaxcel Benefit Plan, or (iii) result in any acceleration of the time of payment or vesting of any such benefit.

     (g) The actuarial present values of all accrued deferred compensation entitlements (including entitlements under any executive compensation, supplemental retirement, or employment agreement) of employees and former employees of any Vaxcel Company and their respective beneficiaries, other than entitlements accrued pursuant to funded retirement plans subject to the provisions of Section 412 of the Internal Revenue Code or Section 302 of ERISA, have been fully reflected on the Vaxcel Financial Statements to the extent required by and in accordance with GAAP.

     6.15 Material Contracts. Except as disclosed in Section 6.15 of the Vaxcel Disclosure Memorandum or otherwise reflected in the Vaxcel Financial Statements, none of the Vaxcel Companies, nor any of their respective Assets, businesses, or operations, is a party to, or is bound or affected by, or receives benefits under, (i) any employment, severance, termination, consulting or retirement Contract providing for aggregate payments to any Person in any calendar year in excess of $10,000, (ii) any Contract relating to the borrowing of money by any Vaxcel Company or the guarantee by any Vaxcel Company of any such obligation (other than Contracts evidencing trade payables and Contracts relating to borrowings or guarantees made in the ordinary course of business), (iii) any Contract which prohibits or restricts any Vaxcel Company from engaging in any business activities in any geographic area, line of business or otherwise in competition with any other Person, (iv) any Contract between or among Vaxcel Companies, (v) any Contract involving Intellectual Property (other than Contracts entered into in the ordinary course with customers and "shrink-wrap" software licenses), (vi) any Contract relating to the provision of data processing, network communication, or other technical services to or by any Vaxcel Company, and (vii) any Contract relating to the purchase or sale of any goods or services (other than Contracts entered into in the ordinary course of business and involving payments under any individual Contract not in excess of $20,000) (together with all Contracts referred to in Sections
6.9 and 6.14(a), the "Vaxcel Contracts"). With respect to each Vaxcel Contract:
(i) the Contract is in full force and effect; (ii) no Vaxcel Company is in Default thereunder; (iii) no Vaxcel Company has repudiated or waived any material provision of any such Contract; and (iv) no other party to any such Contract is, to the Knowledge of Vaxcel, in Default in any respect or has repudiated or waived any material provision thereunder. All of the indebtedness of any Vaxcel Company for money borrowed is prepayable at any time by such Vaxcel Company without penalty or premium.

     6.16 Legal Proceedings. There is no Litigation instituted or pending, or, to the Knowledge of Vaxcel, threatened (or unasserted but considered probable of assertion and which if asserted would have at least a reasonable probability of an unfavorable outcome) against any Vaxcel Company, or against any director, employee or employee benefit plan of any Vaxcel Company, or against any Asset, interest, or right of any of them, that is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Vaxcel, nor are there any Orders of any Regulatory Authorities, other governmental authorities, or arbitrators outstanding against any Vaxcel Company, that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Vaxcel.

     6.17 Reports. Since January 1, 1993, or the date of organization if later, each Vaxcel Company has timely filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with Regulatory Authorities (except, in the case of state securities authorities, failures to file which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Vaxcel). As of their respective dates, each of such reports and documents, including the financial statements, exhibits, and schedules thereto, complied in all material respects with all applicable Laws. As of its respective date, each such report and document did not, in all material respects, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

     6.18 Statements True and Correct. No statement, certificate, instrument or other writing furnished or to be furnished by any Vaxcel Company or any officer, director, employee or Subsidiary thereof to Zynaxis pursuant to this Agreement or any other document, agreement or instrument referred to herein contains or will contain any untrue statement of material fact or will omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the information supplied or to be supplied by any Vaxcel Company or any officer, director, employee or Subsidiary thereof for inclusion in the Registration Statement to be filed by Vaxcel with the SEC, will, when the Registration Statement becomes effective, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein not misleading. None of the information supplied or to be supplied by any Vaxcel Company or any officer, director, employee or Subsidiary thereof for inclusion in the Proxy Statement to be mailed to Zynaxis's shareholders in connection with the Shareholders' Meeting, and any other documents to be filed by any Vaxcel Company or any officer, director, employee or Subsidiary thereof with any Regulatory Authority in connection with the transactions contemplated hereby, will, at the respective time such documents are filed, and with respect to the Proxy Statement, when first mailed to the shareholders of Zynaxis, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the Shareholders' Meeting, be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the Shareholders' Meeting. All documents that any Vaxcel Company or any officer, director, employee or Subsidiary thereof is responsible for filing with any Regulatory Authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable Law.

     6.19 Regulatory Matters. Neither CytRx nor any Vaxcel Company or any officer, director, employee or Subsidiary thereof has taken or agreed to take any action or has any Knowledge of any fact or circumstance that is reasonably likely to materially impede or delay receipt of any Consents of Regulatory Authorities referred to in Section 9.1(b) or result in the imposition of a condition or restriction of the type referred to in the last sentence of such Section.

                                   ARTICLE 7

                    CONDUCT OF BUSINESS PENDING CONSUMMATION

     7.1 Affirmative Covenants of Zynaxis. From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, unless the prior written consent of Vaxcel shall have been obtained, and except as otherwise expressly contemplated by the Transaction Documents or disclosed in the Zynaxis Disclosure Memorandum, Zynaxis shall and shall cause each of its Subsidiaries to (a) operate its business only in the usual, regular, and ordinary course, (b) preserve intact its business organization and Assets and maintain its rights and franchises, and (c) take no action which would (i) materially adversely affect the ability of any Party to obtain any Consents required for the transactions contemplated hereby without imposition of a condition or restriction of the type referred to in the last sentences of
Section 9.1(b) or 9.1(c), or (ii) materially adversely affect the ability of any Party to perform its covenants and agreements under this Agreement.

     7.2 Negative Covenants of Zynaxis. From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, unless the prior written consent of Vaxcel shall have been obtained, and except as otherwise expressly contemplated by the Transaction Documents or disclosed in the Zynaxis Disclosure Memorandum, Zynaxis covenants and agrees that it will not do or agree or commit to do, or permit any of its Subsidiaries to do or agree or commit to do, any of the following:

          (a) amend the Articles of Incorporation, as amended, Bylaws, or other governing instruments of any Zynaxis Company; or

          (b) incur any additional debt obligation or other obligation for borrowed money except in the ordinary course of the business of the Zynaxis Companies consistent with past practices, or impose, or suffer the imposition, on any Asset of any Zynaxis Company of any Lien or permit any such Lien to exist; or

          (c) repurchase, redeem, or otherwise acquire or exchange (other than exchanges in the ordinary course under employee benefit plans), directly or indirectly, any shares, or any securities convertible into any shares, of the capital stock of any Zynaxis Company, or declare or pay any dividend or make any other distribution in respect of Zynaxis's capital stock; or

          (d) except as pursuant to the conversion of Zynaxis Preferred Stock or the exercise of stock options or warrants listed in Section 5.3 of the Zynaxis Disclosure Memorandum, issue, sell, pledge, encumber, authorize the issuance of, enter into any Contract to issue, sell, pledge, encumber, or authorize the issuance of, or otherwise permit to become outstanding, any additional shares of capital stock of any Zynaxis Company, or any stock appreciation rights, or any option, warrant, or other Equity Right; or

          (e) adjust, split, combine or reclassify any capital stock of any Zynaxis Company or issue or authorize the issuance of any other securities in respect of or in substitution for shares of Zynaxis Capital Stock, or sell, lease, mortgage or otherwise dispose of or otherwise encumber any shares of capital stock of any Zynaxis Subsidiary (unless any such shares of stock are sold or otherwise transferred to another Zynaxis Company); or

          (f) sell, lease, mortgage or otherwise dispose of or otherwise encumber any Asset other than in the ordinary course of business for reasonable and adequate consideration; or

          (g) except for purchases of U.S. Treasury securities or U.S. Government agency securities, which in either case have maturities of three years or less, purchase any securities or make any material investment, either by purchase of stock or securities, contributions to capital, Asset transfers, or purchase of any Assets, in any Person other than a wholly owned Zynaxis Subsidiary, or otherwise acquire direct or indirect control over any Person, other than in connection with foreclosures in the ordinary course of business; or

          (h) grant any increase in compensation or benefits to the employees or officers of any Zynaxis Company, except in accordance with past practice disclosed in Section 7.2(h) of the Zynaxis Disclosure

     Memorandum or as required by Law; pay any severance or termination pay or any bonus other than pursuant to written policies or Contracts in effect on the date of this Agreement and disclosed in Section 7.2(h) of the Zynaxis Disclosure Memorandum or as required by Law; and enter into or amend any severance agreements with officers of any Zynaxis Company; grant any material increase in fees or other increases in compensation or other benefits to directors of any Zynaxis Company except in accordance with past practice disclosed in Section 7.2(h) of the Zynaxis Disclosure Memorandum; or

          (i) enter into or amend any employment Contract between any Zynaxis Company and any Person (unless such amendment is required by Law) that the Zynaxis Company does not have the unconditional right to terminate without Liability (other than Liability for services already rendered), at any time on or after the Closing; or

          (j) adopt any new employee benefit plan of any Zynaxis Company or terminate or withdraw from, or make any material change in or to, any existing employee benefit plans of any Zynaxis Company other than any such change that is required by Law or that, in the opinion of counsel, is necessary or advisable to maintain the tax qualified status of any such plan, or make any distributions from such employee benefit plans, except as required by Law, the terms of such plans or consistent with past practice; or

          (k) make any significant change in any Tax or accounting methods or systems of internal accounting controls, except as may be appropriate to conform to changes in Tax Laws or regulatory accounting requirements or GAAP; or

          (l) commence any Litigation other than in accordance with past practice, settle any Litigation involving any Liability of any Zynaxis Company for material money damages or restrictions upon the operations of any Zynaxis Company; or

          (m) enter into, modify, amend or terminate any material Contract (including any loan Contract with an unpaid balance exceeding $10,000) or waive, release, compromise or assign any material rights or claims.

     7.3 Covenants of Vaxcel. From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, unless the prior written consent of Zynaxis shall have been obtained, and except as otherwise expressly contemplated herein, Vaxcel covenants and agrees that it shall (a) continue to conduct its business and the business of its Subsidiaries in a manner designed, in its reasonable judgment, to enhance the long-term value of the Vaxcel Common Stock and the business prospects of the Vaxcel Companies and to the extent consistent therewith use all reasonable efforts to preserve intact the Vaxcel Companies' core businesses and goodwill with their respective employees and the communities they serve, and (b) take no action which would (i) materially adversely affect the ability of any Party to obtain any Consents required for the transactions contemplated hereby without imposition of a condition or restriction of the type referred to in the last sentences of
Section 9.1(b) or 9.1(c), or (ii) materially adversely affect the ability of any Party to perform its covenants and agreements under this Agreement; provided, that the foregoing shall not prevent any Vaxcel Company from acquiring any Assets or other businesses or from discontinuing or disposing of any of its Assets or business if such action is, in the reasonable judgment of Vaxcel, desirable in the conduct of the business of Vaxcel and its Subsidiaries, provided that such actions shall not materially delay the Effective Time or materially hinder consummation of the Merger. Vaxcel further covenants and agrees that it will not, without the prior written consent of Zynaxis, which consent shall not be unreasonably withheld, amend the Certificate of Incorporation or Bylaws of Vaxcel or, except as expressly contemplated by this Agreement or the Transaction Documents, in any manner adverse to the holders of Zynaxis Capital Stock as compared to rights of holders of Vaxcel Common Stock generally as of the date of this Agreement.

     7.4 Adverse Changes in Condition. Each Party agrees to give written notice promptly to the other Party upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to it or any of its Subsidiaries which (i) is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on it or (ii) would cause or constitute a material breach of any of its representations, warranties, or covenants contained herein, and to use its reasonable efforts to prevent or promptly to remedy the same.

     7.5 Reports. Each Party and its Subsidiaries shall file all reports required to be filed by it with Regulatory Authorities between the date of this Agreement and the Effective Time and shall deliver to the other Party copies of all such reports promptly after the same are filed. If financial statements are contained in any such reports filed with the SEC, such financial statements will fairly present the consolidated financial position of the entity filing such statements as of the dates indicated and the consolidated results of operations, changes in shareholders' equity, and cash flows for the periods then ended in accordance with GAAP (subject in the case of interim financial statements to normal recurring year-end adjustments that are not material). As of their respective dates, such reports filed with the SEC will comply in all material respects with the Securities Laws and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Any financial statements contained in any other reports to another Regulatory Authority shall be prepared in accordance with Laws applicable to such reports.

                                   ARTICLE 8

                             ADDITIONAL AGREEMENTS

     8.1 Registration Statement; Proxy Statement; Shareholder Approval.

     (a) As soon as practicable after the date hereof Vaxcel shall prepare and file the Registration Statement with the SEC to register the issuance of the Merger Shares and to register for resale by the holders thereof the Affiliate Shares, the Lock-Up Shares and the Warrant Shares (collectively, the "Resale Shares"), and shall use its reasonable efforts to cause the Registration Statement to become effective under the 1933 Act and take any action required to be taken under the applicable state Blue Sky or securities Laws in connection with the issuance of the Merger Shares and the resale of the Resale Shares upon consummation of the transactions contemplated by the Transaction Documents. Zynaxis shall cooperate in the preparation and filing of the Registration Statement and shall furnish all information concerning it and the holders of Zynaxis Capital Stock and Equity Rights of Zynaxis as Vaxcel may reasonably request in connection with such action. Zynaxis shall call a Shareholders' Meeting, to be held as soon as reasonably practicable after the Registration Statement is declared effective by the SEC, for the purpose of voting upon adoption of this Agreement and such other related matters as it deems appropriate. In connection with the Shareholders' Meeting, (i) Zynaxis and Vaxcel shall prepare and file with the SEC a Proxy Statement and mail such Proxy Statement to the shareholders of Zynaxis, (ii) the Parties shall furnish to each other all information concerning them that they may reasonably request in connection with such Proxy Statement, (iii) the Board of Directors of Zynaxis shall recommend to its shareholders the approval of the matters submitted for approval (subject to the Board of Directors of Zynaxis, after having consulted with and considered the advice of outside counsel, reasonably determining in good faith that the making of such recommendation, or the failure to withdraw or modify its recommendation, would constitute a breach of fiduciary duties of the members of such Board of Directors to Zynaxis's shareholders under applicable
Law), and (iv) the Board of Directors and officers of Zynaxis shall use their reasonable efforts to obtain such shareholders' approval (subject to the Board of Directors of Zynaxis after having consulted with and considered the advice of outside counsel, reasonably determining in good faith that the taking of such actions would constitute a breach of fiduciary duties of the members of such Board of Directors to Zynaxis's shareholders under applicable Law). Vaxcel and Zynaxis shall make all necessary filings with respect to the Merger under the Securities Laws.

     (b) Vaxcel shall use its best efforts to maintain the effectiveness of the Registration Statement until the earlier of (i) the date on which the Resale Shares may be sold without restriction under the 1933 Act or (ii) the fifth anniversary of the Closing Date subject to such periods of time when Vaxcel must suspend the use of the prospectus forming a part of the Registration Statement until such time as an amendment is filed and declared effective or an appropriate report is filed by Vaxcel with the SEC.

     8.2 Applications. The Parties shall promptly prepare and file, and each of the Parties shall cooperate with each of the other Parties in the preparation and, where appropriate, filing of, applications with all Regulatory Authorities having jurisdiction over the transactions contemplated by this Agreement seeking the requisite Consents necessary to consummate the transactions contemplated by this Agreement. The Parties shall deliver to each other copies of all filings, correspondence and orders to and from all Regulatory Authorities in connection with the transactions contemplated hereby.

     8.3 Filings with State Offices. Upon the terms and subject to the conditions of this Agreement, Zynaxis and Vaxcel Merger Sub shall execute and file the Articles of Merger in the Department of State of the Commonwealth of Pennsylvania and the Certificate of Merger with the Secretary of State of the State of Georgia in connection with the Merger.

     8.4 Agreement as to Efforts to Consummate. Subject to the terms and conditions of this Agreement, each Party agrees to use, and to cause its Subsidiaries to use, its reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper, or advisable under applicable Laws to consummate and make effective, as soon as reasonably practicable after the date of this Agreement, the transactions contemplated by this Agreement, including using its reasonable efforts to lift or rescind any Order adversely affecting its ability to consummate the transactions contemplated herein and to cause to be satisfied the conditions referred to in Article 9; provided, that nothing herein shall preclude either Party from exercising its rights under this Agreement. Each Party shall use, and shall cause each of its Subsidiaries to use, its reasonable efforts to obtain all Consents necessary or desirable for the consummation of the transactions contemplated by this Agreement.

     8.5 Investigation and Confidentiality.

     (a) Prior to the Effective Time, each Party shall keep the other Parties advised of all material developments relevant to its business and the consummation of the Merger and shall permit the other Parties to make or cause to be made such investigation of the business and properties of it and its Subsidiaries and of their respective financial and legal conditions as the other Party reasonably requests, provided that such investigation shall be reasonably related to the transactions contemplated hereby and shall not interfere unnecessarily with normal operations. No investigation by a Party shall affect the representations and warranties of the other Party.

     (b) In addition to the Parties' respective obligations under the Confidentiality Agreement, which is hereby reaffirmed and adopted, and incorporated by reference herein each Party shall, and shall cause its advisers and agents to, maintain the confidentiality of all confidential information furnished to it by the other Party concerning its and its Subsidiaries' businesses, operations, and financial positions and shall not use such information for any purpose except in furtherance of the transactions contemplated by this Agreement. If this Agreement is terminated prior to the Effective Time, each Party shall promptly return or certify the destruction of all documents and copies thereof, and all work papers containing confidential information received from the other Party.

     (c) Each Party agrees to give the other Party notice as soon as practicable after any determination by it of any fact or occurrence relating to the other Party which it has discovered through the course of its investigation and which represents, or is reasonably likely to represent, either a material breach of any representation, warranty, covenant or agreement of the other Party or which has had or is reasonably likely to have a Material Adverse Effect on the other Party.

     8.6 Press Releases. Prior to the Effective Time, each of the Parties shall consult with the other Parties as to the form and substance of any press release or other public disclosure materially related to this Agreement or any other transaction contemplated hereby; provided, that nothing in this Section 8.6 shall be deemed to prohibit any Party from making any disclosure which its counsel deems necessary or advisable in order to satisfy such Party's disclosure obligations imposed by Law.

     8.7 Certain Actions. Except with respect to the Transaction Documents, no Zynaxis Company nor any officer, director, employee or Subsidiary thereof nor any Representatives thereof retained by any Zynaxis Company shall directly or indirectly solicit any Acquisition Proposal by any Person. Except to the extent the Board of Directors of Zynaxis, after having consulted with and considered the advice of outside counsel, reasonably determines in good faith that the failure to take such actions would constitute a breach of fiduciary duties of the members of such Board of Directors to Zynaxis's shareholders under applicable Law, no Zynaxis Company or any officer, director, employee or Subsidiary or Representative thereof shall furnish any non-public information that it is not legally obligated to furnish, negotiate with respect to, or enter into any Contract with respect to, any Acquisition Proposal, but Zynaxis may communicate information about such an Acquisition Proposal to its shareholders if and to the extent that it is required to do so in order to comply with its legal obligations as advised by outside counsel. Zynaxis shall promptly advise Vaxcel following the receipt of any Acquisition Proposal and the details thereof, and advise Vaxcel of any developments with respect to such Acquisition Proposal promptly upon the occurrence thereof. Zynaxis shall (i) immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Persons conducted heretofore with respect to any of the foregoing, and (ii) direct and use its reasonable efforts to cause all of its officer, director, employee or Subsidiaries and Representatives not to engage in any of the foregoing.

     8.8 State Antitakeover Laws. Each Zynaxis Company shall exerts its best efforts to take all necessary and reasonably possible steps to assure that the entering into of the Transaction Documents will not and, upon performance of the covenants set forth in the Transaction Documents, no facet of the consummation of the transactions contemplated by the Transaction Documents will:

          (a) be prohibited by any provision of the PBCL, including Chapter 25 of the PBCL (the "Antitakeover Laws");

          (b) cause any shareholder of Zynaxis to exercise any right or remedy under the Antitakeover Laws;

          (c) cause the rights of CytRx to vote the shares of Vaxcel Common Stock issued pursuant to this Agreement or to exercise its rights as a shareholder of Vaxcel with respect to such shares to be impaired by action of any provision of the Antitakeover Laws or otherwise;

          (d) cause CytRx to be subject to any Liability, including any obligation or potential obligation to pay money or disgorge profits (other than an obligation to make payments pursuant to Subchapter E of the Antitakeover Laws), under the provisions of the Antitakeover Laws; or

          (e) cause the termination, impairment, modification, or extension of any Contract to which Zynaxis is a party by action of the provisions of the Antitakeover Laws.

     8.9 Charter Provisions. Each Zynaxis Company shall take all necessary action to ensure that the entering into of this Agreement and the consummation of the Merger and the other transactions contemplated by the Transaction Documents do not and will not result in the grant of any rights to any Person under the Articles of Incorporation, as amended, Bylaws or other governing instruments of any Zynaxis Company, except such rights as exist on the date hereof, or restrict or impair the ability of Vaxcel or any of its Subsidiaries to vote, or otherwise to exercise the rights of a shareholder with respect to, shares of any Zynaxis Company that may be directly or indirectly acquired or controlled by them.

     8.10 Cure of Defaults. Zynaxis shall use proceeds from its initial loan under the Senior Credit Facility to cure all Defaults under the Secretech License Agreement and the Malvern Lease by 5:00 p.m. on the earlier of: (i) November 27, 1996 or (ii) the fifth (5th) business day after Zynaxis first receives money from CytRx pursuant to the Senior Credit Facility, and after such cure shall not Default under the Secretech License Agreement.

     8.11 Negotiation of Malvern Lease Amendment. Zynaxis shall negotiate in good faith to obtain an amendment to the Malvern Lease and releases from the Adolor Sublease that are reasonably satisfactory to CytRx.

     8.12 Nasdaq Listing. Vaxcel shall use its reasonable efforts to list, prior to the Effective Time, on the Nasdaq SmallCap Market, the shares of Vaxcel Common Stock to be issued pursuant to this Agreement and upon exercise of outstanding warrants and options to purchase shares of Zynaxis Common Stock that are assumed by Vaxcel in the Merger, and Vaxcel shall give all notices and make all required filings with the NASD in connection with the transactions contemplated herein.

     8.13 Agreements of Affiliates. Zynaxis has disclosed in Section 8.13 of the Zynaxis Disclosure Memorandum all Persons whom it reasonably believes is an "affiliate" of Zynaxis for purposes of Rule 145 under the 1933 Act. Zynaxis shall use its reasonable efforts to cause each such Person to deliver to Vaxcel not later than 30 days after the date of this Agreement, a written agreement, substantially in the form of Exhibit 2, providing that such Person will not sell, pledge, transfer, or otherwise dispose of the shares of Zynaxis Capital Stock held by such Person except as contemplated by such agreement or by this Agreement and will not sell, pledge, transfer, or otherwise dispose of the shares of Vaxcel Common Stock to be received by such Person upon consummation of the Merger except in compliance with applicable provisions of the 1933 Act and the rules and regulations thereunder.

     8.14 Use of Proceeds of Senior Credit Facility. Zynaxis shall use proceeds of loans made under the Senior Credit Facility only in accordance with the Secured Loan Agreement.

     8.15 Registration Rights Agreement. At the Closing CytRx and Vaxcel shall enter into the Registration Rights Agreement.

                                   ARTICLE 9

               CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE

     9.1 Conditions to Obligations of Each Party. The respective obligations of each Party to perform this Agreement and consummate the Merger and the other transactions contemplated by the Transaction Documents are subject to the satisfaction of the following conditions, unless waived by both Parties pursuant to Section 11.6:

          (a) Shareholder Approval. The holders of Zynaxis Common Stock voting together with holders of Zynaxis Preferred Stock (on an as-converted basis) and the holders of Zynaxis Preferred Stock voting as a separate class of Zynaxis shall have approved (i) the Charter Amendments, (ii) this Agreement and the consummation of the transactions contemplated hereby, including the Merger, as and to the extent required by Law, by the provisions of any governing instruments or by the rules of the NASD, (iii) the sale of substantially all of the Assets of Zynaxis as contemplated in the Liquidation Agreement as and to the extent required by Law, the provisions of any governing instruments, or by the rules of the NASD, and (iv) such other related matters deemed necessary by the Parties to assure that the transactions contemplated by the Transaction Documents are permitted under the Law as and to the extent required by Law, by the provisions of any governing instruments, or by the rules of the NASD.

          (b) Regulatory Approvals. All Consents of, filings and registrations with, and notifications to, all Regulatory Authorities required for consummation of the Merger shall have been obtained or made and shall be in full force and effect and all waiting periods required by Law shall have expired. No Consent obtained from any Regulatory Authority which is necessary to consummate the transactions contemplated hereby shall be conditioned or restricted in a manner (including requirements relating to the raising of additional capital or the disposition of Assets) which in the reasonable judgment of the Boards of Directors of either CytRx or Vaxcel would so materially adversely impact the economic or business benefits of the transactions contemplated by this Agreement that, had such condition or requirement been known, such Party would not, in its reasonable judgment, have entered into this Agreement.

          (c) Consents and Approvals. Each Party shall have obtained any and all Consents required for consummation of the Merger (other than those referred to in Section 9.1(b)) or for the preventing of any Default under any Contract or Permit of such Party which, if not obtained or made, is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on such Party. No Consent so obtained which is necessary to consummate the transactions contemplated hereby shall be conditioned or restricted in a manner which in the reasonable judgment of the Boards of Directors of either CytRx or Vaxcel would so materially adversely impact the economic or business benefits of the transactions contemplated by this Agreement that, had such condition or requirement been known, such Party would not, in its reasonable judgment, have entered into this Agreement.

          (d) Legal Proceedings. No court or governmental or regulatory authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Order (whether temporary, preliminary or permanent) or taken any other action which prohibits, restricts or makes illegal consummation of the transactions contemplated by this Agreement.

          (e) Registration Statement. The Registration Statement shall be effective under the 1933 Act, no stop orders suspending the effectiveness of the Registration Statement shall have been issued, no action, suit, proceeding or investigation by the SEC to suspend the effectiveness thereof shall have been initiated and be continuing, and all necessary approvals under state securities Laws or the 1933 Act or 1934 Act relating to the issuance or trading of the shares of Vaxcel Common Stock issuable pursuant to the transaction contemplated by this Agreement shall have been received.

          (f) Exchange Listing. The shares of Vaxcel Common Stock issuable pursuant to the Merger shall have been approved for listing on the Nasdaq SmallCap Market.

          (g) Tax Matters. Each Party shall have received a written opinion of counsel from Alston & Bird, in form reasonably satisfactory to such Parties (the "Tax Opinion"), to the effect that for federal income tax purposes the Contributions in exchange for Vaxcel Common Stock will constitute a transaction described in Section 351 of the Internal Revenue Code. In rendering such Tax Opinion, such counsel shall be entitled to rely upon representations of CytRx, Vaxcel, and Zynaxis reasonably satisfactory in form and substance to such counsel.

          (h) Antitakeover Laws. No facet of the consummation of the transactions contemplated by the Transaction Documents shall have been found to:

             (i) be prohibited by any provision of the PBCL, including the Antitakeover Laws;

             (ii) cause the rights of CytRx to vote the shares of Vaxcel Common Stock issued pursuant to this Agreement or to exercise its rights as a shareholder of Vaxcel with respect to such shares to be impaired by action of any provision of the Antitakeover Laws or otherwise;

             (iii) cause CytRx to be subject to any Liability, including any obligation or potential obligation to pay money or disgorge profits (other than an obligation to make payments pursuant to Subchapter E of the Antitakeover Laws), under the provisions of the Antitakeover Laws;

             (iv) cause the termination, impairment, modification or extension of any Contract to which Zynaxis is a party by action of the provisions of the Antitakeover Laws; or

             (v) except as set forth in Section 8.9 of the Zynaxis Disclosure Memorandum, result in the grant of any rights to any Person under the Articles of Incorporation, Bylaws, or other governing instruments of any Zynaxis Company.

     9.2 Conditions to Obligations of CytRx, Vaxcel and Vaxcel Merger Sub. The obligations of CytRx, Vaxcel and Vaxcel Merger Sub to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by CytRx, Vaxcel and Vaxcel Merger Sub pursuant to Section 11.6(a):

          (a) Representations and Warranties. For purposes of this Section 9.2(a), the accuracy of the representations and warranties of Zynaxis set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date). The representations and warranties made in Sections 5.18 and 5.19 with respect to officers, directors, employees and Subsidiaries of Zynaxis shall be true and correct with respect to all Affiliates of Zynaxis. The representations and warranties set forth in Section 5.3 shall be true and correct (except for inaccuracies which are de minimus in amount). The representations and warranties set forth in Sections 5.19 and 5.20 shall be true and correct in all material respects. There shall not exist inaccuracies in the representations and warranties of Zynaxis set forth in this Agreement (including the representations and warranties set forth in Sections 5.3, 5.19 and 5.20) such that the aggregate effect of such inaccuracies has, or is reasonably likely to have, a Material Adverse Effect on Zynaxis; provided that, for purposes of this sentence only, those representations and warranties which are qualified by references to "material" or "Material Adverse Effect" or to the "Knowledge" of any Person shall be deemed not to include such qualifications.

          (b) Performance of Agreements and Covenants. Each and all of the agreements and covenants of Zynaxis to be performed and complied with pursuant to, the Transaction Documents prior to the Effective Time shall have been duly performed and complied with in all material respects.

          (c) Certificates. Zynaxis shall have delivered to Vaxcel (i) a certificate, dated as of the Effective Time and signed on its behalf by its chief executive officer, to the effect that the conditions set forth in
     Section 9.1 as relates to Zynaxis and in Section 9.2(a) and 9.2(b) have been satisfied, and (ii) certified copies of resolutions duly adopted by Zynaxis's Board of Directors and shareholders evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as Vaxcel and its counsel shall request.

          (d) Opinion of Counsel. CytRx and Vaxcel shall have received an opinion of Morgan, Lewis & Bockius LLP, counsel to Zynaxis, dated as of the Closing, in form reasonably satisfactory to Vaxcel, as to the matters set forth in Exhibit 3.

          (e) Affiliates Agreements. Vaxcel shall have received from each affiliate of Zynaxis the affiliates letter referred to in Section 8.13.

          (f) Execution of Agreements. The Transaction Documents shall have been executed and delivered by each of the intended Parties thereto and no Party shall be in Default thereunder.

          (g) Execution of Malvern Lease Amendment. Zynaxis shall have entered into an amendment to the Malvern Lease that is reasonably satisfactory to CytRx, Vaxcel and Vaxcel Merger Sub.

          (h) Releases from Adolor Lease. Zynaxis shall have obtained releases from liability under the Adolor Sublease that are satisfactory to CytRx, Vaxcel and Vaxcel Merger Sub.

          (i) Board Resolutions Regarding Zynaxis Options. The Board of Directors of Zynaxis and all relevant committees thereof shall have adopted resolutions that in the judgment of CytRx and its counsel are sufficient to prevent immediate vesting of outstanding Zynaxis Options, to approve the treatment of outstanding Zynaxis Options in the Merger and to find the options to be received "comparable" to currently outstanding Zynaxis Options within the meaning of the Zynaxis Stock Plan.

          (j) Dissenters. The holders of shares of Zynaxis Capital Stock having the right to vote no more than ten percent (10%) of the votes that could be cast by all holders of Zynaxis Capital Stock voting together as a single class shall have elected to exercise their statutory dissenters' rights or their objection rights, if any, under Section 2545 of the PBCL.

          (k) Execution of Preferred Stock and Warrant Agreement. Every holder of shares of Zynaxis Preferred Stock or of Warrants referenced in the Preferred Stock and Warrant Agreement shall have executed the Preferred Stock and Warrant Agreement.

     9.3 Conditions to Obligations of Zynaxis. The obligations of Zynaxis to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by Zynaxis pursuant to Section 11.6(b):

          (a) Representations and Warranties. For purposes of this Section 9.3(a), the accuracy of the representations and warranties of Vaxcel set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date). The representations and warranties set forth in Section 6.3 shall be true and correct (except for inaccuracies which are de minimus in amount). There shall not exist inaccuracies in the representations and warranties of Vaxcel set forth in this Agreement (including the representations and warranties set forth in Section 6.3) such that the aggregate effect of such inaccuracies has, or is reasonably likely to have, a Material Adverse

     Effect on Vaxcel; provided that, for purposes of this sentence only, those representations and warranties which are qualified by references to "material" or "Material Adverse Effect" or to the "Knowledge" of any Person shall be deemed not to include such qualifications.

          (b) Performance of Agreements and Covenants. Each and all of the agreements and covenants of Vaxcel to be performed and complied with pursuant to, the Transaction Documents prior to the Effective Time shall have been duly performed and complied with in all material respects.

          (c) Certificates. Vaxcel shall have delivered to Zynaxis (i) a certificate, dated as of the Effective Time and signed on its behalf by its chief executive officer, to the effect that the conditions set forth in
     Section 9.1 as relates to Vaxcel and in Section 9.3(a) and 9.3(b) have been satisfied, and (ii) certified copies of resolutions duly adopted by CytRx's Board of Directors, Vaxcel's Board of Directors, CytRx as sole shareholder of Vaxcel, Vaxcel Merger Sub's Board of Directors and Vaxcel as sole shareholder of Vaxcel Merger Sub evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as Zynaxis and its counsel shall request.

          (d) Opinion of Counsel. Zynaxis shall have received an opinion of Alston & Bird, counsel to CytRx and Vaxcel, dated as of the Effective Time, in form reasonably acceptable to Zynaxis, as to the matters set forth in
     Exhibit 4.

                                   ARTICLE 10

                                  TERMINATION

     10.1 Termination. Notwithstanding any other provision of this Agreement, and notwithstanding the approval of this Agreement by the shareholders of Zynaxis, this Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time:

          (a) By mutual consent of CytRx and Zynaxis; or

          (b) By either CytRx or Zynaxis (provided that the terminating Party is not then in material breach of any representation, warranty, covenant, or other agreement contained in this Agreement) in the event of a material breach by the other Party of any representation or warranty contained in this Agreement which cannot be or has not been cured within 30 days after the giving of written notice to the breaching Party of such breach and which breach is reasonably likely, in the opinion of the non-breaching Party, to have, individually or in the aggregate, a Material Adverse Effect on the breaching Party; or

          (c) By either CytRx or Zynaxis (provided that the terminating Party is not then in material breach of any representation, warranty, covenant, or other agreement contained in this Agreement) in the event of a material breach by the other Party of any covenant or agreement contained in this Agreement which cannot be or has not been cured within 30 days after the giving of written notice to the breaching Party of such breach; or

          (d) By either CytRx or Zynaxis (provided that the terminating Party is not then in material breach of any representation, warranty, covenant, or other agreement contained in this Agreement) in the event (i) any Consent of any Regulatory Authority required for consummation of the Merger and the other transactions contemplated hereby shall have been denied by final nonappealable action of such authority or if any action taken by such authority is not appealed within the time limit for appeal, or (ii) the shareholders of Zynaxis fail to vote their approval of the matters relating to this Agreement and the transactions contemplated hereby at the Shareholders' Meeting where such matters were presented to such shareholders for approval and voted upon; or

          (e) By any Party in the event that the Merger shall not have been consummated by March 31, 1997, if the failure to consummate the transactions contemplated hereby on or before such date is not caused by any breach of this Agreement by the Party electing to terminate pursuant to this Section 10.1(e); or

          (f) By either CytRx or Zynaxis (provided that the terminating Party is not then in material breach of any representation, warranty, covenant, or other agreement contained in this Agreement) in the event that any of the conditions precedent to the obligations of such Party to consummate the Merger cannot be satisfied or fulfilled by the date specified in Section 10.1(e).

     10.2 Effect of Termination. In the event of the termination and abandonment of this Agreement pursuant to Section 10.1, this Agreement shall become void and have no effect, except that (i) the provisions of this Section
10.2 and Article 11 and Section 8.5(b) shall survive any such termination and abandonment, and (ii) a termination pursuant to Sections 10.1(b), 10.1(c) or 10.1(f) shall not relieve the breaching Party from Liability for an uncured willful breach of a representation, warranty, covenant, or agreement giving rise to such termination.

     10.3 Non-Survival of Representations and Covenants. The respective representations, warranties, obligations, covenants, and agreements of the Parties shall not survive the Effective Time except this Section 10.3 and Articles 1, 2, 3, 4 and 11.

                                   ARTICLE 11

                                 MISCELLANEOUS

     11.1 Definitions.

     (a) Except as otherwise provided herein, the capitalized terms set forth below shall have the following meanings:

          "1933 ACT" shall mean the Securities Act of 1933, as amended.

          "1934 ACT" shall mean the Securities Exchange Act of 1934, as amended.

          "ACQUISITION PROPOSAL" with respect to a Party shall mean any tender offer or exchange offer or any proposal for a merger, acquisition of all of the stock or assets of, or other business combination involving the acquisition of such Party or any of its Subsidiaries or the acquisition of a substantial equity interest in, or a substantial portion of the assets of, such Party or any of its Subsidiaries.

          "ADOLOR SUBLEASE" shall mean that certain Sublease Agreement dated May 15, 1996 between Zynaxis, Inc. and Adolor Corporation, as amended.

          "AFFILIATE" of a Person shall mean: (i) any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such Person; (ii) any officer, director, partner, employer, or direct or indirect beneficial owner of any 10% or greater equity or voting interest of such Person; or (iii) any other Person for which a Person described in clause (ii) acts in any such capacity.

          "AFFILIATE SHARES" shall mean the shares of Vaxcel Common Stock to be issued to the holders of Zynaxis Common Stock and Zynaxis Preferred Stock in accordance with Section 3.1 hereof who are "affiliates" of Zynaxis for purposes of Rule 145 under the 1933 Act as set forth in Section 8.13 of the Zynaxis Disclosure Memorandum.

          "AGREEMENT" shall mean this Agreement and Plan of Merger and Contribution, including the Exhibits and Disclosure Memoranda delivered pursuant hereto and incorporated herein by reference.

          "ARTICLES OF MERGER" shall mean the Articles of Merger to be executed by Zynaxis and filed in the Department of State of the Commonwealth of Pennsylvania relating to the Merger as contemplated by Section 1.5.

          "ASSETS" of a Person shall mean all of the assets, properties, businesses and rights of such Person of every kind, nature, character and description, whether real, personal or mixed, tangible or intangible, accrued or contingent, or otherwise relating to or utilized in such Person's business, directly or indirectly, in whole or in part, whether or not carried on the books and records of such Person, and whether or not owned in the name of such Person or any Affiliate of such Person and wherever located.

          "CERTIFICATE OF MERGER" shall mean the Certificate of Merger to be executed by Zynaxis and filed with the Secretary of State of the State of Georgia relating to the Merger as contemplated by Section 1.5.

          "CHARTER AMENDMENTS" shall mean the proposals substantially in the form attached hereto at Exhibit 5 to be submitted to the shareholders of Zynaxis in connection with the transactions contemplated by this Agreement.

          "CLOSING DATE" shall mean the date on which the Closing occurs.

          "CONFIDENTIALITY AGREEMENT" shall mean that certain Confidentiality Agreement, dated September 18, 1996, between Zynaxis and CytRx.

          "CONSENT" shall mean any consent, approval, authorization, clearance, exemption, waiver, or similar affirmation by any Person pursuant to any Contract, Law, Order, or Permit.

          "CONTRACT" shall mean any written or oral agreement, arrangement, authorization, commitment, contract, indenture, instrument, lease, obligation, plan, practice, restriction, understanding, or undertaking of any kind or character, or other document to which any Person is a party or that is binding on any Person or its capital stock, Assets or business.

          "CONTRIBUTIONS" shall mean the contribution of the Cash Payment and the Senior Credit Facility and conversion of the Zynaxis shares, as provided in Section 1.1 hereof.

          "DEFAULT" shall mean (i) any breach or violation of, default under, contravention of, or conflict with, any Contract, Law, Order, or Permit,
     (ii) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or violation of, default under, contravention of, or conflict with, any Contract, Law, Order, or Permit, or (iii) any occurrence of any event that with or without the passage of time or the giving of notice would give rise to a right of any Person to exercise any remedy or obtain any relief under, terminate or revoke, suspend, cancel, or modify or change the current terms of, or renegotiate, or to accelerate the maturity or performance of, or to increase or impose any Liability under, any Contract, Law, Order, or Permit, where, in any such event, such Default is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on a Party.

          "DGCL" shall mean the Delaware General Corporation Law, as amended.

          "ENVIRONMENTAL LAWS" shall mean all Laws relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface, or subsurface strata) and which are administered, interpreted, or enforced by the United States Environmental Protection Agency and state and local agencies with jurisdiction over, and including common law in respect of, pollution or protection of the environment, including the Comprehensive Environmental Response Compensation and Liability Act, as amended, 42 U.S.C. 9601 et seq. ("CERCLA"), the Resource Conservation and Recovery Act, as amended, 42 U.S.C. 6901 et seq. ("RCRA"), and other Laws relating to emissions, discharges, releases, or threatened releases of any Hazardous Material, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of any Hazardous Material.

          "EQUITY RIGHTS" shall mean all arrangements, calls, commitments, Contracts, options, rights to subscribe to, scrip, understandings, warrants, or other binding obligations of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of a Person or by which a Person is or may be bound to issue additional shares of its capital stock or other Equity Rights.

          "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

          "EXCHANGE RATIO" shall mean: (i) the number of shares of Vaxcel Common Stock held by CytRx immediately prior to the Closing, giving effect to the issuance of shares to CytRx in connection with the

     Closing pursuant to Section 1.2 of this Agreement, divided by (ii) seven
     (7) and further divided by (iii) the sum of (A) the number of shares of Zynaxis Common Stock outstanding immediately prior to the Closing, giving effect to all issuances of common stock to which Zynaxis is committed as of the time of Closing other than issuances to occur upon the exercise of outstanding stock options and warrants including but not limited to: (I) the delivery of Thirty Four Thousand Five Hundred Forty-Eight (34,548) shares of common stock of Zynaxis to John Chappell pursuant to the settlement agreement set forth in the letter from Zynaxis to John Chappell dated October 10, 1996, and (II) the issuance of approximately Six Thousand (6,000) additional shares of Zynaxis common stock to the Zynaxis 401(k) plan for the fourth quarter of 1996, (B) two times the number of shares of Zynaxis Preferred Stock outstanding as of the Closing, and (C) 1,320,706. The number 1,320,706 will be adjusted for splits and reverse splits of Vaxcel Common Stock, e.g., if Vaxcel effects a 1-for-2 reverse stock split the number 1,320,706 shall be deemed changed to 660,353, etc. An example calculation of the Exchange Ratio based on current information is attached as Exhibit 6.

          "EXHIBITS" 1 through 19, inclusive, shall mean the Exhibits so marked, copies of which are attached to this Agreement. Such Exhibits are hereby incorporated by reference herein and made a part hereof, and may be referred to in this Agreement and any other related instrument or document without being attached hereto.

          "GAAP" shall mean generally accepted accounting principles, consistently applied during the periods involved.

          "GBCC" shall mean the Georgia Business Corporation Code, as amended.

          "HAZARDOUS MATERIAL" shall mean (i) any hazardous substance, hazardous material, hazardous waste, regulated substance, or toxic substance (as those terms are defined by any applicable Environmental Laws) and (ii) any chemicals, pollutants, contaminants, petroleum, petroleum products, or oil (and specifically shall include asbestos requiring abatement, removal, or encapsulation pursuant to the requirements of governmental authorities and any polychlorinated biphenyls).

          "INTELLECTUAL PROPERTY" shall mean copyrights, patents, trademarks, service marks, service names, trade names, applications therefor, technology rights and licenses, computer software (including any source or object codes therefor or documentation relating thereto), trade secrets, franchises, know-how, inventions, and other intellectual property rights.

          "INTERNAL REVENUE CODE" shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

          "INVENTORY" shall mean (a) all inventory of Zynaxis and all goods intended for sale or lease by Zynaxis, or for display or demonstration; (b) all work-in-process; (c) all raw materials and other materials and supplies of every nature and description used or which might be used in connection with the manufacture, packing, shipping, advertising, selling, leasing or furnishing of such goods or otherwise used or consumed in Zynaxis's business; and (d) all documents relating to any of the foregoing.

          "KNOWLEDGE" as used with respect to a Person (including references to such Person being aware of a particular matter) shall mean the personal knowledge after due inquiry of the chairman, president, chief financial officer, chief accounting officer, chief operating officer, general counsel, any assistant or deputy general counsel, or any senior, executive or other vice president of such Person and the knowledge of any such persons obtained or which would have been obtained from a reasonable investigation.

          "LAW" shall mean any code, law (including common law), ordinance, regulation, reporting or licensing requirement, rule, or statute applicable to a Person or its Assets, Liabilities, or business, including those promulgated, interpreted or enforced by any Regulatory Authority.

          "LIABILITY" shall mean any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost or expense (including costs of investigation, collection and defense), claim, deficiency, guaranty or endorsement of or by any Person (other than endorsements of notes, bills, checks, and drafts presented for collection or deposit in the ordinary course of business) of any type, whether accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured, or otherwise.

          "LIEN" shall mean any conditional sale agreement, default of title, easement, encroachment, encumbrance, hypothecation, infringement, lien, mortgage, pledge, reservation, restriction, security interest, title retention or other security arrangement, or any adverse right or interest, charge, or claim of any nature whatsoever of, on, or with respect to any property or property interest, other than (i) Liens for current property Taxes not yet due and payable, and (iii) Liens which do not materially impair the use of or title to the Assets subject to such Lien.

          "LIQUIDATION AGREEMENT" shall mean that certain agreement in the form attached hereto as Exhibit 7 being entered into simultaneously with the execution of this Agreement between Zynaxis and CytRx regarding the sale of assets and settlement of liabilities of Zynaxis.

          "LITIGATION" shall mean any action, arbitration, cause of action, claim, complaint, criminal prosecution, governmental or other examination or investigation, hearing, administrative or other proceeding relating to or affecting a Party, its business, its Assets (including Contracts related to it), or the transactions contemplated by this Agreement.

          "LOCK-UP SHARES" shall mean the shares of Vaxcel Common Stock to be issued to the holders of Zynaxis Common Stock and Zynaxis Preferred Stock in accordance with Section 3.1 hereof who are parties to the Shareholder Voting Agreement.

          "MALVERN LEASE" shall mean that certain Agreement of Lease dated August 30, 1988 between Rouse & Associates and Zynaxis Cell Science, Inc., as amended.

          "MATERIAL" for purposes of this Agreement shall be determined in light of the facts and circumstances of the matter in question; provided that any specific monetary amount stated in this Agreement shall determine materiality in that instance.

          "MATERIAL ADVERSE EFFECT" on a Party shall mean an event, change or occurrence which, individually or together with any other event, change or occurrence, has a material adverse impact on (i) the financial position, business, or results of operations of such Party and its Subsidiaries, taken as a whole, or (ii) the ability of such Party to perform its obligations under this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement, provided that "Material Adverse Effect" shall not be deemed to include the impact of (a) changes in Laws of general applicability or interpretations thereof by courts or governmental authorities, (b) changes in generally accepted accounting principles or regulatory accounting principles, (c) actions and omissions of a Party (or any of its Subsidiaries) taken with the prior informed written Consent of the other Party in contemplation of the transactions contemplated hereby, and (d) the direct effects of compliance with this Agreement on the operating performance of the Parties, including expenses incurred by the Parties in consummating the transactions contemplated by this Agreement.

          "MERGER SHARES" shall mean the shares of Vaxcel Common Stock to be issued to the holders of Zynaxis Common Stock and Zynaxis Preferred Stock in accordance with Section 3.1 hereof.

          "NASD" shall mean the National Association of Securities Dealers, Inc.

          "NASDAQ SMALLCAP MARKET" shall mean the SmallCap Market System of the National Association of Securities Dealers Automated Quotations System.

          "NOTE EXCHANGE AGREEMENT" shall mean that certain Note Exchange Agreement on the form attached hereto as Exhibit 8 being entered into simultaneously with the execution of this Agreement by and among Zynaxis, CytRx, Vaxcel, Euclid Partners III, L.P. and S.R. One, Ltd.

          "OPERATING PROPERTY" shall mean any property owned, leased, or operated by the Party in question or by any of its Subsidiaries or in which such Party or Subsidiary holds a security interest or other interest (including an interest in a fiduciary capacity), and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

          "ORDER" shall mean any administrative decision or award, decree, injunction, judgment, order, quasi-judicial decision or award, ruling, or writ of any federal, state, local or foreign or other court, arbitrator, mediator, tribunal, administrative agency, or Regulatory Authority.

          "PARTICIPATION FACILITY" shall mean any facility or property in which the Party in question or any of its Subsidiaries participates in the management and, where required by the context, said term means the owner or operator of such facility or property, but only with respect to such facility or property.

          "PARTY" shall mean any of CytRx, Zynaxis, Vaxcel, or Vaxcel Merger Sub, and "PARTIES" shall mean CytRx, Zynaxis, Vaxcel, and Vaxcel Merger Sub.

          "PBCL" shall mean the Pennsylvania Business Corporation Law, as amended.

          "PERMIT" shall mean any federal, state, local, and foreign governmental approval, authorization, certificate, easement, filing, franchise, license, notice, permit, or right to which any Person is a party or that is or may be binding upon or inure to the benefit of any Person or its securities, Assets, or business.

          "PER SHARE PRICE" shall mean: (i) Four Million Dollars ($4,000,000.00), divided by (ii) the sum of (A) the number of shares of Zynaxis Common Stock outstanding immediately prior to the Closing, giving effect to all issuances of common stock to which Zynaxis is committed as of the time of Closing other than issuances to occur upon the exercise of outstanding stock options and warrants including but not limited to: (I) the delivery of Thirty Four Thousand Five Hundred Forty-Eight (34,548) shares of common stock of Zynaxis to John Chappell pursuant to the settlement agreement set forth in the letter from Zynaxis to John Chappell dated October 10, 1996, and (II) the issuance of approximately Six Thousand (6,000) additional shares of Zynaxis common stock to the Zynaxis 401(k) plan for the fourth quarter of 1996, (B) two times the number of shares of Zynaxis Preferred Stock outstanding immediately prior to the Closing, and
     (C) 1,320,706. The number 1,320,706 will be adjusted for splits and reverse splits of Vaxcel Common Stock, e.g., if Vaxcel effects a 1-for-2 reverse stock split the number 1,320,706 shall be deemed changed to 660,353, etc.

          "PERSON" shall mean a natural person or any legal, commercial or governmental entity, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, trust, business association, group acting in concert, or any person acting in a representative capacity.

          "PREFERRED STOCK AND WARRANT AGREEMENT" shall mean the Preferred Stock and Warrant Agreement in the form attached hereto as Exhibit 9.

          "PROXY STATEMENT" shall mean the proxy statement used by Zynaxis to solicit the approval of its shareholders of the transactions contemplated by this Agreement, which shall include the prospectus of Vaxcel relating to the issuance of the Vaxcel Common Stock to holders of Zynaxis Common Stock.

          "REGISTRATION RIGHTS AGREEMENT" shall mean that certain Registration Rights Agreement in the form attached hereto as Exhibit 10 to be entered into at the Closing between CytRx and Vaxcel, pursuant to which CytRx and Vaxcel make certain agreements regarding the registration for resale under the 1933 Act of Shares of Vaxcel Common Stock held by CytRx.

          "REGISTRATION STATEMENT" shall mean the Registration Statement(s) on Form S-4, or other appropriate form, including any pre-effective or post-effective amendments or supplements thereto, filed with the SEC by Vaxcel under the 1933 Act to register the issuance of the Merger Shares and to register the resale of the Resale Shares.

          "REGULATORY AUTHORITIES" shall mean, collectively, the SEC, the NASD, the Federal Trade Commission, the United States Department of Justice, and all other federal, state, county, local or other governmental or regulatory agencies, authorities (including self-regulatory authorities), instrumentalities, commissions, boards or bodies having jurisdiction over the Parties and their respective Subsidiaries.

          "REPRESENTATIVE" shall mean any investment banker, financial advisor, attorney, accountant, consultant, or other representative engaged by a Person.

          "SEC" shall mean the United States Securities and Exchange Commission.

          "SEC DOCUMENTS" shall mean all forms, proxy statements, registration statements, reports, schedules, and other documents filed, or required to be filed, by a Party or any of its Subsidiaries with any Regulatory Authority pursuant to the Securities Laws.

          "SECRETECH LICENSE AGREEMENT" shall mean that certain License Agreement dated July 1, 1987 between Southern Research Institute and Molecular Engineering Associates, Ltd.

          "SECURED LOAN AGREEMENT" shall mean that certain Secured Loan Agreement in the form attached hereto as Exhibit 11 being entered into simultaneously with the execution of this Agreement between CytRx and Zynaxis.

          "SECURITIES LAWS" shall mean the 1933 Act, the 1934 Act, the Investment Company Act of 1940, as amended, the Investment Advisors Act of 1940, as amended, the Trust Indenture Act of 1939, as amended, and the rules and regulations of any Regulatory Authority promulgated thereunder.

          "SENIOR CREDIT FACILITY" shall mean, collectively, the Secured Loan Agreement, the Senior Secured Note, the Zynaxis Pledge Agreement, the Zynaxis Security Agreement, the Zynaxis Vaccine Technologies Guaranty, the Zynaxis Vaccine Technologies Security Agreement and the Zynaxis Vaccine Technologies Collateral Assignment of License Agreement.

          "SENIOR SECURED NOTE" shall mean that certain Secured Promissory Note in the form attached hereto as Exhibit 12 being entered into simultaneously with the execution of this Agreement by Zynaxis, as the maker, and CytRx, as the holder, outlining the terms governing the lending of up to Two Million Dollars ($2,000,000) by CytRx to Zynaxis.

          "SHAREHOLDER VOTING AGREEMENT" shall mean the Shareholder Voting Agreement in the form attached hereto as Exhibit 13 being entered into simultaneously with the execution of this Agreement.

          "SHAREHOLDERS' MEETING" shall mean the meeting of the shareholders of Zynaxis to be held pursuant to Section 8.1, including any adjournment or adjournments thereof.

          "STATEMENT WITH RESPECT TO SHARES" shall mean the Statement With Respect to Shares filed by Zynaxis in the Department of State of the Commonwealth of Pennsylvania on April 6, 1995.

          "SUBSIDIARIES" shall mean all those corporations, associations, or other business entities of which the entity in question either (i) owns or controls 50% or more of the outstanding equity securities either directly or through an unbroken chain of entities as to each of which 50% or more of the outstanding equity securities is owned directly or indirectly by its parent (provided, there shall not be included any such entity the equity securities of which are owned or controlled in a fiduciary capacity), (ii) in the case of partnerships, serves as a general partner, (iii) in the case of a limited liability company, serves as a managing member, or (iv) otherwise has the ability to elect a majority of the directors, trustees or managing members thereof.

          "SURVIVING CORPORATION" shall mean Zynaxis as the surviving corporation resulting from the Merger.

          "TAX RETURN" shall mean any report, return, information return, or other information required to be supplied to a taxing authority in connection with Taxes, including any return of an affiliated or combined or unitary group that includes a Party or its Subsidiaries.

          "TAX" or "TAXES" shall mean any federal, state, county, local, or foreign taxes, charges, fees, levies, imposts, duties, or other assessments, including income, gross receipts, excise, employment, sales, use, transfer, license, payroll, franchise, severance, stamp, occupation, windfall profits, environmental, federal highway use, commercial rent, customs duties, capital stock, paid-up capital, profits, withholding, Social Security, single business and unemployment, disability, real property, personal property, registration, ad valorem, value added, alternative or add-on minimum, estimated, or other tax or governmental fee of any kind whatsoever, imposed or required to be withheld by the United States or any state, county, local or foreign government or subdivision or agency thereof, including any interest, penalties, and additions imposed thereon or with respect thereto.

          "TECHNOLOGY DEVELOPMENT AGREEMENT" shall mean that certain Technology Development Agreement in the form attached hereto as Exhibit 14 being entered into simultaneously with the execution of this Agreement between Vaxcel and Zynaxis regarding the joint development of the technology that is the subject of the Secretech License Agreement by Vaxcel and Zynaxis.

          "TRANSACTION DOCUMENTS" shall mean this Agreement and the other documents executed by any of CytRx, Vaxcel, Vaxcel Merger Sub or Zynaxis that are referenced by this Agreement.

          "VAXCEL CAPITAL STOCK" shall mean, collectively, the Vaxcel Common Stock and any other class or series of capital stock of Vaxcel.

          "VAXCEL COMMON STOCK" shall mean the $0.001 par value common stock of Vaxcel.

          "VAXCEL COMPANIES" shall mean, collectively, Vaxcel and all Vaxcel Subsidiaries.

          "VAXCEL DISCLOSURE MEMORANDUM" shall mean the written information entitled "Vaxcel, Inc. Disclosure Memorandum" delivered prior to the date of this Agreement to Zynaxis describing in reasonable detail the matters contained therein and, with respect to each disclosure made therein, specifically referencing each Section of this Agreement under which such disclosure is being made. Information disclosed with respect to one Section shall not be deemed to be disclosed for purposes of any other Section not specifically referenced with respect thereto.

          "VAXCEL FINANCIAL STATEMENTS" shall mean (i) the balance sheets of Vaxcel as of December 31, 1995 and 1994, and the related statements of operations, changes in shareholders' equity, and cash flows for each of the three fiscal years ended December 31, 1995, 1994 and 1993, and (ii) the balance sheet of Vaxcel as of September 30, 1996 and the related statements of operations, changes in shareholders' equity, and cash flows with respect to the nine-month period then ended.

          "VAXCEL MERGER SUB COMMON STOCK" shall mean the $0.01 par value common stock of Vaxcel Merger Sub.

          "VAXCEL PREFERRED STOCK" shall mean the $.001 par value preferred stock of Vaxcel.

          "VAXCEL SUBSIDIARIES" shall mean the Subsidiaries of Vaxcel, which shall include the Vaxcel Subsidiaries described in Section 6.4 and any corporation or other organization acquired as a Subsidiary of Vaxcel in the future and held as a Subsidiary by Vaxcel at the Effective Time.

          "WARRANT SHARES" shall mean the shares of Vaxcel Common Stock issuable upon the exercise of warrants to purchase Vaxcel Common Stock to be assumed by Vaxcel or issued by Vaxcel, as the case may be, in accordance with Sections 3.6 and 3.7 hereof.

          "ZYNAXIS CAPITAL STOCK" shall mean, collectively, the Zynaxis Common Stock, the Zynaxis Preferred Stock, and any other class or series of capital stock of Zynaxis.

          "ZYNAXIS COMMON STOCK" shall mean the $0.01 par value common stock of Zynaxis.

          "ZYNAXIS COMPANIES" shall mean, collectively, Zynaxis and all Zynaxis Subsidiaries.

          "ZYNAXIS DISCLOSURE MEMORANDUM" shall mean the written information entitled "Zynaxis, Inc. Disclosure Memorandum" delivered prior to the date of this Agreement to Vaxcel describing in reasonable detail the matters contained therein and, with respect to each disclosure made therein, specifically referencing each Section of this Agreement under which such disclosure is being made. Information disclosed with respect to one Section shall not be deemed to be disclosed for purposes of any other Section not specifically referenced with respect thereto.

          "ZYNAXIS FINANCIAL STATEMENTS" shall mean (i) the consolidated balance sheets (including related notes and schedules, if any) of Zynaxis as of June 30, 1996, and as of December 31, 1995 and 1994, and the related statements of operations, changes in stockholders' equity, and cash flows (including related notes and schedules, if any) for the six months ended June 30, 1996, and for each of the three fiscal years ended December 31, 1995, 1994 and 1993, as filed by Zynaxis in SEC Documents, and (ii) the consolidated balance sheets of Zynaxis (including related notes and schedules, if any) and related statements of operations, changes in shareholders' equity, and cash flows (including related notes and schedules, if any) included in SEC Documents filed with respect to periods ended subsequent to June 30, 1996.

          "ZYNAXIS PLEDGE AGREEMENT" shall mean that certain Pledge Agreement in the form attached hereto as Exhibit 15 being entered into simultaneously with the execution of this Agreement between Zynaxis, as pledgor, and CytRx, as pledgee, pursuant to which Zynaxis pledges the stock of its Subsidiaries to CytRx as security in connection with the lending of funds under the Senior Secured Note.

          "ZYNAXIS PREFERRED STOCK" shall mean the no par value Series A Convertible Preferred Stock of Zynaxis.

          "ZYNAXIS SECURITY AGREEMENT" shall mean that certain Security Agreement in the form attached hereto as Exhibit 16 being entered into simultaneously with the execution of this Agreement between Zynaxis, as debtor, and CytRx, as secured party, pursuant to which Zynaxis grants to CytRx a security interest in certain of Zynaxis assets in connection with the lending of funds under the Senior Secured Note.

          "ZYNAXIS STOCK PLAN" shall mean the Zynaxis, Inc. Amended and Restated 1989 Stock Option Plan.

          "ZYNAXIS SUBSIDIARIES" shall mean the Subsidiaries of Zynaxis, which shall include the Zynaxis Subsidiaries described in Section 5.4 and any corporation or other organization acquired as a Subsidiary of Zynaxis in the future and held as a Subsidiary by Zynaxis at the Effective Time.

          "ZYNAXIS VACCINE TECHNOLOGIES COLLATERAL ASSIGNMENT OF LICENSE AGREEMENT" shall mean that certain Collateral Assignment of License Agreement in the form attached hereto as Exhibit 17 being entered into simultaneously with the execution of this Agreement between CytRx and Zynaxis Vaccine Technologies, Inc., pursuant to which Zynaxis Vaccine Technologies, Inc. grants to CytRx a security interest in its license of certain technology from Southern Research Institute.

          "ZYNAXIS VACCINE TECHNOLOGIES GUARANTY" shall mean that certain Guaranty in the form attached hereto as Exhibit 18 being entered into simultaneously with the execution of this Agreement between Zynaxis Vaccine Technologies, Inc., as guarantor and CytRx Corporation.

          "ZYNAXIS VACCINE TECHNOLOGIES SECURITY AGREEMENT" shall mean that certain Security Agreement in the form attached hereto as Exhibit 19 being entered into simultaneously with the execution of this Agreement between Zynaxis Vaccine Technologies, Inc., as guarantor and CytRx Corporation.

     (b) The terms set forth below shall have the meanings ascribed thereto in the referenced sections:

        Cash Payment                                  Section 1.1
        Certificates                                  Section 4.1
        Closing                                       Section 1.4
        CytRx Warrant                                 Section 1.2
        Effective Time                                Section 1.5
        ERISA Affiliate                               Section 5.14(c)
        Exchange Agent                                Section 4.1
        Merger                                        Section 1.3
        Non-Financing Warrants                        Section 3.7
        Resale Shares                                 Section 8.1
        Tax Opinion                                   Section 9.1(g)
        Vaxcel Benefit Plans                          Section 6.14
        Vaxcel Contracts                              Section 6.15
        Vaxcel ERISA Plan                             Section 6.142
        Vaxcel Pension Plan                           Section 6.14
        Zynaxis Benefit Plans                         Section 5.14
        Zynaxis Contracts                             Section 5.15
        Zynaxis ERISA Plan                            Section 5.14
        Zynaxis Options                               Section 3.5
        Zynaxis Pension Plan                          Section 5.14
        Zynaxis SEC Reports                           Section 5.5(a)

     (c) Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Any masculine or neuter personal pronoun shall be considered to mean the corresponding masculine, feminine or neuter personal pronoun, as the context requires. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed followed by the words "without limitation."

     11.2 Expenses.

     (a) Except as otherwise provided in this Section 11.2, each of the Parties shall bear and pay all direct costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including filing, registration and application fees, printing fees, and fees and expenses of its own financial or other consultants, investment bankers, accountants, and counsel, except that: (i) each of the Parties shall bear and pay one-half of the filing fees payable in connection with the Registration Statement and the Proxy Statement and printing costs incurred in connection with the printing of the Registration Statement and the Proxy Statement; and (ii) Zynaxis shall pay all fees and expenses of counsel to CytRx and Vaxcel. Notwithstanding the foregoing, if this Agreement is terminated for any reason other than as set forth in
Section 11.2(b) below then the amount of fees and expenses of Alston & Bird paid by Zynaxis through the date of termination shall be deducted from the balance due under the Senior Credit Facility.

     (b) Notwithstanding the foregoing,

          (i) if this Agreement is terminated by CytRx pursuant to Section 10.1(d)(ii) (as relates to approval of Zynaxis's shareholders), or

          (ii) if the Merger is not consummated as a result of the failure, due to intentional action or inaction on the part of Zynaxis or any of its officers, directors, employees or agents of Zynaxis to satisfy any of the conditions set forth in Section 9.2, other than Section 9.2(d), or,

          (iii) if this Agreement is terminated for any reason after the Board of Directors of Zynaxis takes any action in reliance upon the first clause of the second sentence of Section 8.7 or either of the parenthetical phrases in clauses (iii) and (iv) of the penultimate sentence of Section 8.1, then Zynaxis shall promptly pay CytRx all the out-of-pocket costs and expenses of CytRx and its Subsidiaries, including reasonable costs of counsel, investment bankers, actuaries and accountants, incurred in connection with the transactions contemplated by this Agreement.

     (c) In addition to the foregoing, if, after the date of this Agreement and within twelve (12) months following

          (i) any termination of this Agreement

             (1) by CytRx pursuant to Sections 10.1(b), 10.1(c), 10.1(f) (but only on the basis of the failure of Zynaxis to satisfy any of the conditions enumerated in Section 9.2, other than Section 9.2(d)), or

             (2) by either Party pursuant to Section 10.1(d)(ii) (with respect to approval of the shareholders of Zynaxis), or

          (ii) failure to consummate the Merger by reason of any failure of Zynaxis to satisfy the conditions enumerated in Section 9.2, other than
     Section 9.2(d), or 9.1(a) (as such section relates to approval by the shareholders of Zynaxis),

any third-party shall acquire, merge with, combine with, purchase a substantial part of the Assets of, or engage in any other business combination with, or purchase any equity securities involving an acquisition of 20% or more of the voting stock of, Zynaxis, or enter into any binding agreement to do any of the foregoing (collectively, a "Business Combination"), such third-party that is a party to the Business Combination shall pay to CytRx, prior to the earlier of consummation of the Business Combination or execution of any letter of intent or definitive agreement with Zynaxis relating to such Business Combination, an amount in cash equal to the sum of

          (x) the direct costs and expenses or portion thereof referred to in subsection (a) above incurred by or on behalf of CytRx or Vaxcel in connection with the transactions contemplated by this Agreement, plus

          (y) 5% of the aggregate fair market value of the consideration received by the shareholders of Zynaxis in such Business Combination, less

          (z) any amounts previously paid by Zynaxis to CytRx or Vaxcel pursuant to subsection (b) of this Section 11.2,

which sum represents additional compensation for CytRx's loss as the result of the transactions contemplated by this Agreement not being consummated. In the event such third-party shall refuse to pay such amounts within ten days of demand therefor by CytRx, the amounts shall be an obligation of Zynaxis and shall be paid by Zynaxis promptly upon notice to Zynaxis by CytRx.

     (d) The Parties acknowledge that the loss to either Party resulting from breach of this Agreement by the other Party or other failure of the transactions contemplated by this Agreement to be consummated is not susceptible of ready measurement and, therefore, that the payments provided in this Section 11.2 are intended by the Parties to constitute liquidated damages for any breach by a Party of the terms of this Agreement, and not a penalty.

     11.3 Brokers and Finders. With the exception of the agreement established by a letter dated June 17, 1996 from QED Technologies, L.P., to CytRx Corporation, as amended by that letter dated November 8, 1996 From Vaxcel, Inc. to QED Technologies, L.P., for which Vaxcel shall be responsible, each of the Parties represents and warrants that neither it nor any of its officers, directors, employees, or Affiliates has employed any broker or finder or incurred any Liability for any financial advisory fees, investment bankers' fees, brokerage fees, commissions, or finders' fees in connection with this Agreement or the transactions contemplated hereby. In the event of a claim by any broker or finder based upon his or its representing or being retained by or allegedly representing or being retained by Zynaxis or Vaxcel, each of Zynaxis and Vaxcel, as the case may be, agrees to indemnify and hold the other Party harmless of and from any Liability in respect of any such claim.

     11.4 Entire Agreement. Except as otherwise expressly provided herein, this Agreement (including the documents and instruments referred to herein) constitutes the entire agreement between the Parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereto, written or oral (except, as to Section 8.5(b), for the Confidentiality Agreement). Nothing in this Agreement expressed or implied, is intended to confer upon any Person, other than the Parties or their respective successors, any rights, remedies, obligations, or liabilities under or by reason of this Agreement.

     11.5 Amendments. To the extent permitted by Law, this Agreement may be amended by a subsequent writing signed by each of the Parties upon the approval of each of the Parties, whether before or after shareholder approval of this Agreement has been obtained; provided, that after any such approval by the holders of Zynaxis Capital Stock, there shall be made no amendment that reduces or modifies in any material respect the consideration to be received by holders of Zynaxis Capital Stock or pursuant to applicable Law requires the further approval by such shareholders without the further approval of such shareholders.

     11.6 Waivers.

     (a) Prior to or at the Effective Time, Vaxcel, acting through its Board of Directors, chief executive officer or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by Zynaxis, to waive or extend the time for the compliance or fulfillment by Zynaxis of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of Vaxcel under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of Vaxcel.

     (b) Prior to or at the Effective Time, Zynaxis, acting through its Board of Directors, chief executive officer or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by Vaxcel, to waive or extend the time for the compliance or fulfillment by Vaxcel of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of Zynaxis under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of Zynaxis.

     (c) The failure of any Party at any time or times to require performance of any provision hereof shall in no manner affect the right of such Party at a later time to enforce the same or any other provision of this Agreement. No waiver of any condition or of the breach of any term contained in this Agreement in one or more instances shall be deemed to be or construed as a further or continuing waiver of such condition or breach or a waiver of any other condition or of the breach of any other term of this Agreement.

     11.7 Assignment. Except as expressly contemplated hereby, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Party hereto (whether by operation of Law or otherwise) without the prior written consent of the other Party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

     11.8 Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered by hand, by facsimile transmission, by registered or certified mail, postage pre-paid, or by courier or overnight carrier, to the persons at the addresses set forth below (or at such other address as may be provided hereunder), and shall be deemed to have been delivered as of the date so delivered:

Zynaxis:              Zynaxis, Inc.
                      371 Phoenixville Pike
                      Malvern, Pennsylvania 19355
                      Telecopy Number: (610) 889-2222

                      Attention:  Martyn D. Greenacre
                                  Chairman, President and
                                  Chief Executive Officer

Copy to Counsel:      Morgan, Lewis & Bockius LLP
                      2000 One Logan Square
                      Philadelphia, Pennsylvania 19103-6993
                      Telecopy Number: (215) 963-5299

                      Attention:  Debra J. Poul

CytRx:                CytRx Corporation
                      154 Technology Parkway
                      Norcross, Georgia 30092
                      Telecopy Number: (770) 448-3357

                      Attention:  Jack J. Luchese
                                  Chairman, President and
                                  Chief Executive Officer

Copy to Counsel:      Alston & Bird
                      1201 West Peachtree Street
                      Atlanta, Georgia 30309-3424
                      Telecopy Number: (404) 881-7777

                      Attention:  George M. Maxwell, Jr.

Vaxcel:               Vaxcel, Inc.
                      154 Technology Parkway
                      Norcross, Georgia 30092
                      Telecopy Number: (770) 368-9500

                      Attention:  Paul Wilson

Copy to Counsel:      Alston & Bird
                      One Atlantic Center
                      1201 West Peachtree Street
                      Atlanta, Georgia 30309
                      Telecopy Number: (404) 881-7777

                      Attention:  George M. Maxwell, Jr.

     11.9 Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Georgia, without regard to any applicable conflicts of Laws.

     11.10 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

     11.11 Captions; Articles and Sections. The captions contained in this Agreement are for reference purposes only and are not part of this Agreement. Unless otherwise indicated, all references to particular Articles or Sections shall mean and refer to the referenced Articles and Sections of this Agreement.

     11.12 Interpretations. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any Party, whether under any rule of construction or otherwise. No Party to this Agreement shall be considered the draftsman. The Parties acknowledge and agree that this Agreement has been reviewed, negotiated, and accepted by all Parties and their attorneys and shall be construed and interpreted according to the ordinary meaning of the words used so as fairly to accomplish the purposes and intentions of all Parties hereto.

     11.13 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed on its behalf and its corporate seal to be hereunto affixed and attested by officers thereunto as of the day and year first above written.

ATTEST:                                          VAXCEL, INC.

                                                 By:
--------------------------------------------        -----------------------------------------
Secretary                                           Paul J. Wilson, III
                                                    President and Chief Executive Officer
[CORPORATE SEAL]

ATTEST:                                          VAXCEL MERGER SUBSIDIARY, INC.

                                                 By:
--------------------------------------------        -----------------------------------------
Secretary                                           Paul J. Wilson, III
                                                    President and Chief Executive Officer
[CORPORATE SEAL]

ATTEST:                                          Zynaxis, Inc.

                                                 By:
--------------------------------------------        -----------------------------------------
Secretary                                           Martyn D. Greenacre
                                                    Chairman, President and Chief Executive
                                                    Officer
[CORPORATE SEAL]

ATTEST:                                          CYTRX CORPORATION

                                                 By:
--------------------------------------------        -----------------------------------------
                                                    Secretary
[CORPORATE SEAL]

                                                                      APPENDIX B

                                                                December 6, 1996

Mr. Martyn D. Greenacre
Chairman and CEO
Zynaxis, Inc.
371 Phoenixville Pike
Malvern, PA 19355

Dear Martyn:

     We understand that the Board of Directors of Zynaxis (the "Company") has approved the sale of the assets listed in Exhibit A attached hereto (the "Assets") for prices no less than the values indicated for such assets on Exhibit A and the settlement of the liabilities listed in Exhibit B attached hereto (the "Liabilities") for amounts no greater than the amounts indicated on Exhibit B (collectively, the "Transactions"). We further understand that the Board of Directors (and any applicable committees thereof) of Zynaxis have approved: (i) the operating budget attached as Exhibit C for the period between the date of this letter and the closing of the proposed business combination transaction between the Company and CytRx Corporation, (ii) the agreements to be entered into by the Company and CytRx Corporation with Martyn D. Greenacre and Michael A. Christie attached as Exhibit D and Exhibit E, respectively, and (iii) the agreement between QED and Zynaxis covering QED's relationship as Zynaxis's agent for the sale of the Cauldron Division attached as Exhibit F.

     1. The Company will exert its commercially reasonable best efforts to sell the Assets and to cooperate with CytRx Corporation in its efforts to assist you in selling the Assets. The Company shall approve and execute documents evidencing and perform any agreement negotiated by the Company or us with any prospective purchaser of any Asset if (a) the purchase price is no lower than the amount and is consistent with the terms set forth for such Asset in Exhibit A, and (b) the other terms and conditions of the Transaction are not less favorable to the Company in any material respect than the terms and conditions of similar transactions.

     2. The Company will exert its commercially reasonable best efforts to settle the Liabilities and to cooperate with CytRx Corporation in its efforts to assist you in settling the Liabilities. The Company shall approve and execute documents evidencing and perform any agreement negotiated by the Company or us with any creditor for any Liability, if (a) the cash payment required to be paid by the Company to such creditor is no greater than the settlement amount and is consistent with the terms set forth for such Liability in Exhibit B, and (b) the other terms and conditions of the Transaction are not less favorable to the Company in any material respect than the terms and conditions of similar transactions.

     3. Subject to approval by the Committee (as defined below), which approval shall not be unreasonably withheld, the Company shall approve and execute documents evidencing and perform any agreement negotiated by us with any counsel, accountants, appraisers, brokers and other advisors in connection with the Transactions (all for the account of the Company), if (a) such person is not an affiliate of ours, and (b) the terms and conditions of such agreement, taken as a whole, are fair to the Company.

     4. In connection with our activities on your behalf, the Company agrees to cooperate with us, to furnish or cause to be furnished to us such information and data as we may reasonably request, and to give us reasonable access to the Company's officers, directors, employees, appraisers and independent accountants. The Company represents that all information made available to us by the Company will be complete and correct in all material respects and will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein not misleading in light of the circumstances under which such statements are made.

     5. The Board of Directors of the Company (the "Board") shall establish a committee (the "Committee") of the Board consisting of John Chappell, Stephen Reidy and Martyn Greenacre, which shall have full authority of the Board to authorize the Transactions and the institution and prosecution of actions (including arbitration proceedings) relating to the Transactions. The Committee shall confer with us at such times as we reasonably request.

     6. The Company shall reimburse us promptly for all reasonable out-of-pocket expenses, including reasonable fees and expenses of our counsel, incurred in connection with the rendering of our services hereunder.

     7. The benefits of this Agreement shall inure to the respective successors and assigns of the parties hereto and of the Indemnified Persons referred to in the attached indemnification provisions, and the obligations and liabilities assumed in this Agreement by the parties hereto shall be binding upon their respective successors and assigns.

     8. The Company agrees to indemnify us in accordance with the indemnification provisions attached as Exhibit G hereto, which are incorporated herein by reference and made a part hereof.

     9. We may terminate this Agreement at any time upon written notice, without liability or continuing obligation to you. The Company may not terminate this Agreement unless and until the Agreement and Plan of Merger and Contribution dated as of the date hereof between us and the Company is terminated. Neither termination nor completion of this assignment shall affect the provisions of paragraphs 6 and 8, which shall remain operative and in full force and effect until 5:00 p.m. Eastern time on the third anniversary of the execution of this Agreement.

     10. The validity and interpretation of this Agreement shall be governed by, and construed and enforced in accordance with, the substantive laws of the State of Delaware applicable to agreements made and to be fully performed therein. This agreement may not be modified or amended except in writing signed by the parties hereto. Nothing in this Agreement, expressed or implied, is intended to confer upon any person, other than the parties hereto or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement. The parties acknowledge that this Agreement is not to be construed as creating a partnership or joint venture between the parties hereto.

     If the above terms are in accordance with our understanding, please sign the enclosed copy of this letter and return it to us.

                                          Very truly yours,

                                          CYTRX CORPORATION

                                          By:

                                            ------------------------------------
                                                      JACK J. LUCHESE
                                               President and Chief Executive
                                                           Officer

Confirmed and Agreed to this
6th day of December, 1996:

ZYNAXIS, INC.

By:

    ----------------------------------
           MARTYN D. GREENACRE
       Chairman and Chief Executive
                 Officer

                                 EXHIBIT INDEX

Exhibit A         -- Assets to be Sold
Exhibit B         -- Liabilities to be Settled
Exhibit C         -- Operating Budget
Exhibits D and E  -- Agreements with Greenacre and Christie
Exhibit F         -- Agreement with QED
Exhibit G         -- Indemnification Provisions

                                                                      APPENDIX C

Microfilm Number                                          Filed with the Department of State on
                ------------------------                                                        ---------
Entity Number
                ------------------------                  -----------------------------------------------
                                                                   Secretary of the Commonwealth

             ARTICLES OF AMENDMENT -- DOMESTIC BUSINESS CORPORATION
                             DSCB:15-1915 (Rev 91)

     In compliance with the requirements of 15 Pa.C.S. sec. 1915 (relating to articles of amendment), the undersigned business corporation, desiring to amend its Articles, hereby states that:

1. The name of the corporation is:                Zynaxis, Inc.
                                  ----------------------------------------------

2. The (a) address of this corporation's current registered office in this Commonwealth or (b) name of its commercial registered office provider and the county of venue is (the Department is hereby authorized to correct the following information to conform to the records of the Department):

(a)  371 Phoenixville Pike      Malvern     Pennsylvania     19355     Chester
     -------------------------------------------------------------------------
     Number and Street           City          State         Zip       County

(b)  c/o:
         ---------------------------------------------------------------------
         Name of Commercial Registered Office Provider          County

  For a corporation represented by a commercial registered office provider, the county in (b) shall be deemed the county in which the corporation is located for venue and official publication purposes.

3. The statute by or under which it was incorporated is: The Pennsylvania
                                                         ---------------------
   Business Corporation Law of 1988, as amended
   ---------------------------------------------------------------------------

4. The date of its incorporation is:        March 5, 1987
                                     -----------------------------------------

5. (CHECK, AND IF APPROPRIATE COMPLETE, ONE OF THE FOLLOWING):

  [X] The amendment shall be effective upon filing these Articles of Amendment in the Department of State.

  [ ] The amendment shall be effective on:                at
                                          ---------------   ------------------
                                               Date                Hour

6. (CHECK ONE OF THE FOLLOWING):

  [X] The amendment was adopted by the shareholders (or members) pursuant to 15
      Pa.C.S. sec. 1914(a) and (b).

  [ ] The amendment was adopted by the board of directors pursuant to 15 Pa.C.S.
      sec. 1914(c).

7. (CHECK, AND IF APPROPRIATE COMPLETE, ONE OF THE FOLLOWING):

  [ ] The amendment adopted by the corporation, set forth in full, is as follows:

  [X] The amendment adopted by the corporation is set forth in full in Exhibit A attached hereto and made a part hereof.

8. (CHECK IF THE AMENDMENT RESTATES THE ARTICLES):

  [ ] The restated Articles of Incorporation supersede the original Articles and all amendments thereto.

     IN TESTIMONY WHEREOF, the undersigned corporation has caused these Articles of Amendment to be signed by a duly authorized officer thereof this ______ day of ______, 19__.

                                                       Zynaxis, Inc.
                                          --------------------------------------
                                                  (Name of Corporation)

                                          By:
                                             -----------------------------------

                                          Title:
                                                --------------------------------

                                                                       EXHIBIT A

                             ARTICLES OF AMENDMENT
                                       OF
                                 ZYNAXIS, INC.

     The Amended and Restated Articles of Incorporation of Zynaxis, Inc., as amended, are amended to add a new Article 8 to read as follows:

          "8. Subchapter E of Chapter 25 of the Business Corporation Law of 1988, as amended, as codified at 15 Pa.C.S. sections 2541-2548, shall not be applicable to the corporation."

                                                                      APPENDIX D

                     PENNSYLVANIA BUSINESS CORPORATION LAW

                        SUBCHAPTER D:  DISSENTERS RIGHTS

SEC. 1571. APPLICATION AND EFFECT OF SUBCHAPTER.

     (a) General rule. Except as otherwise provided in subsection (b), any shareholder of a business corporation shall have the right to dissent from, and to obtain payment of the fair value of his shares in the event of, any corporate action, or to otherwise obtain fair value for his shares, where this part expressly provides that a shareholder shall have the rights and remedies provided in this subchapter. See:

        Section 1906(c) (relating to dissenters rights upon special treatment).
        Section 1930 (relating to dissenters rights).
        Section 1931(d) (relating to dissenters rights in share exchanges).
        Section 1932(c) (relating to dissenters rights in asset transfers).
        Section 1952(d) (relating to dissenters rights in division).
        Section 1962(c) (relating to dissenters rights in conversion).
        Section 2104(b) (relating to procedure).
        Section 2324 (relating to corporation option where a restriction on transfer of a security is held invalid).
        Section 2325(b) (relating to minimum vote requirement).
        Section 2704(c) (relating to dissenters rights upon election).
        Section 2705(d) (relating to dissenters rights upon renewal of election).
        Section 2907(a) (relating to proceedings to terminate breach of qualifying conditions).
        Section 7104(b)(3) (relating to procedure).

     (b) Exceptions.

     (1) Except as otherwise provided in paragraph (2), the holders of the shares of any class or series of shares that, at the record date fixed to determine the shareholders entitled to notice of and to vote at the meeting at which a plan specified in any of section 1930, 1931(d), 1932(c) or 1952(d) is to be voted on, are either:

          (i) listed on a national securities exchange; or

          (ii) held of record by more than 2,000 shareholders;

shall not have the right to obtain payment of the fair value of any such shares under this subchapter.

     (2) Paragraph (1) shall not apply to and dissenters rights shall be available without regard to the exception provided in that paragraph in the case of:

          (i) Shares converted by a plan if the shares are not converted solely into shares of the acquiring, surviving, new or other corporation or solely into such shares and money in lieu of fractional shares.

          (ii) Shares of any preferred or special class unless the articles, the plan or the terms of the transaction entitle all shareholders of the class to vote thereon and require for the adoption of the plan or the effectuation of the transaction the affirmative vote of a majority of the votes cast by all shareholders of the class.

          (iii) Shares entitled to dissenters rights under section 1906(c) (relating to dissenters rights upon special treatment).

     (3) The shareholders of a corporation that acquires by purchase, lease, exchange or other disposition all or substantially all of the shares, property or assets of another corporation by the issuance of shares, obligations or otherwise, with or without assuming the liabilities of the other corporation and with or without the intervention of another corporation or other person, shall not be entitled to the rights and remedies of dissenting shareholders provided in this subchapter regardless of the fact, if it be the case, that the acquisition was accomplished by the issuance of voting shares of the corporation to be outstanding immediately after the acquisition sufficient to elect a majority or more of the directors of the corporation.

     (c) Grant of optional dissenters rights. The bylaws or a resolution of the board of directors may direct that all or a part of the shareholders shall have dissenters rights in connection with any corporate action or other transaction that would otherwise not entitle such shareholders to dissenters rights.

     (d) Notice of dissenters rights. Unless otherwise provided by statute, if a proposed corporate action that would give rise to dissenters rights under this subpart is submitted to a vote at a meeting of shareholders, there shall be included in or enclosed with the notice of meeting:

          (1) A statement of the proposed action and a statement that the shareholders have a right to dissent and obtain payment of the fair value of their shares by complying with the terms of this subchapter; and

          (2) A copy of this subchapter.

     (e) Other statutes. The procedures of this subchapter shall also be applicable to any transaction described in any statute other than this part that makes reference to this subchapter for the purpose of granting dissenters rights.

     (f) Certain provisions of articles ineffective. This subchapter may not be relaxed by any provision of the articles.

     (g) Cross references. See sections 1105 (relating to restriction on equitable relief), 1904 (relating to de facto transaction doctrine abolished) and 2512 (relating to dissenters rights procedure).

SEC. 1572. DEFINITIONS.

     The following words and phrases when used in this subchapter shall have the meanings given to them in this section unless the context clearly indicates otherwise:

     "Corporation." The issuer of the shares held or owned by the dissenter before the corporate action or the successor by merger, consolidation, division, conversion or otherwise of that issuer. A plan of division may designate which of the resulting corporations is the successor corporation for the purposes of this subchapter. The successor corporation in a division shall have the sole responsibility for payments to dissenters and other liabilities under this subchapter except as otherwise provided in the plan of division.

     "Dissenter." A shareholder or beneficial owner who is entitled to and does assert dissenters rights under this subchapter and who has performed every act required up to the time involved for the assertion of those rights.

     "Fair value." The fair value of shares immediately before the effectuation of the corporate action to which the dissenter objects taking into account all relevant factors, but excluding any appreciation or depreciation in anticipation of the corporate action.

     "Interest." Interest from the effective date of the corporate action until the date of payment at such rate as is fair and equitable under all the circumstances, taking into account all relevant factors including the average rate currently paid by the corporation on its principal bank loans.

SEC. 1573. RECORD AND BENEFICIAL HOLDERS AND OWNERS.

     (a) Record holders of shares. A record holder of shares of a business corporation may assert dissenters rights as to fewer than all of the shares registered in his name only if he dissents with respect to all the shares of the same class or series beneficially owned by any one person and discloses the name and address of the person or persons on whose behalf he dissents. In that event, his rights shall be determined as if the shares as to which he has dissented and his other shares were registered in the names of different shareholders.

     (b) Beneficial owners of shares. A beneficial owner of shares of a business corporation who is not the record holder may assert dissenters rights with respect to shares held on his behalf and shall be treated as a dissenting shareholder under the terms of this subchapter if he submits to the corporation not later than the time of the assertion of dissenters rights a written consent of the record holder. A beneficial owner may not dissent with respect to some but less than all shares of the same class or series owned by the owner, whether or not the shares so owned by him are registered in his name.

SEC. 1574. NOTICE OF INTENTION TO DISSENT.

     If the proposed corporate action is submitted to a vote at a meeting of shareholders of a business corporation, any person who wishes to dissent and obtain payment of the fair value of his shares must file with the corporation, prior to the vote, a written notice of intention to demand that he be paid the fair value for his shares if the proposed action is effectuated, must effect no change in the beneficial ownership of his shares from the date of such filing continuously through the effective date of the proposed action and must refrain from voting his shares in approval of such action. A dissenter who fails in any respect shall not acquire any right to payment of the fair value of his shares under this subchapter. Neither a proxy nor a vote against the proposed corporate action shall constitute the written notice required by this section.

SEC. 1575. NOTICE TO DEMAND PAYMENT.

     (a) General rule. If the proposed corporate action is approved by the required vote at a meeting of shareholders of a business corporation, the corporation shall mail a further notice to all dissenters who gave due notice of intention to demand payment of the fair value of their shares and who refrained from voting in favor of the proposed action. If the proposed corporate action is to be taken without a vote of shareholders, the corporation shall send to all shareholders who are entitled to dissent and demand payment of the fair value of their shares a notice of the adoption of the plan or other corporate action. In either case, the notice shall:

          (1) State where and when a demand for payment must be sent and certificates for certificated shares must be deposited in order to obtain payment.

          (2) Inform holders of uncertificated shares to what extent transfer of shares will be restricted from the time that demand for payment is received.

          (3) Supply a form for demanding payment that includes a request for certification of the date on which the shareholder, or the person on whose behalf the shareholder dissents, acquired beneficial ownership of the shares.

          (4) Be accompanied by a copy of this subchapter.

     (b) Time for receipt of demand for payment. The time set for receipt of the demand and deposit of certificated shares shall be not less than 30 days from the mailing of the notice.

SEC. 1576. FAILURE TO COMPLY WITH NOTICE TO DEMAND PAYMENT, ETC.

     (a) Effect of failure of shareholder to act. A shareholder who fails to timely demand payment, or fails (in the case of certificated shares) to timely deposit certificates, as required by a notice pursuant to section 1575 (relating to notice to demand payment) shall not have any right under this subchapter to receive payment of the fair value of his shares.

     (b) Restriction on uncertificated shares. If the shares are not represented by certificates, the business corporation may restrict their transfer from the time of receipt of demand for payment until effectuation of the proposed corporate action or the release of restrictions under the terms of section 1577(a) (relating to failure to effectuate corporate action).

     (c) Rights retained by shareholder. The dissenter shall retain all other rights of a shareholder until those rights are modified by effectuation of the proposed corporate action.

SEC. 1577. RELEASE OF RESTRICTIONS OR PAYMENT FOR SHARES.

     (a) Failure to effectuate corporate action. Within 60 days after the date set for demanding payment and depositing certificates, if the business corporation has not effectuated the proposed corporate action, it shall return any certificates that have been deposited and release uncertificated shares from any transfer restrictions imposed by reason of the demand for payment.

     (b) Renewal of notice to demand payment. When uncertificated shares have been released from transfer restrictions and deposited certificates have been returned, the corporation may at any later time send a new notice conforming to the requirements of section 1575 (relating to notice to demand payment), with like effect.

     (c) Payment of fair value of shares. Promptly after effectuation of the proposed corporate action, or upon timely receipt of demand for payment if the corporate action has already been effectuated, the corporation shall either remit to dissenters who have made demand and (if their shares are certificated) have deposited their certificates the amount that the corporation estimates to be the fair value of the shares, or give written notice that no remittance under this section will be made. The remittance or notice shall be accompanied by:

          (1) The closing balance sheet and statement of income of the issuer of the shares held or owned by the dissenter for a fiscal year ending not more than 16 months before the date of remittance or notice together with the latest available interim financial statements.

          (2) A statement of the corporation's estimate of the fair market value of the shares.

          (3) A notice of the right of the dissenter to demand payment or supplemental payment, as the case may be, accompanied by a copy of this subchapter.

     (d) Failure to make payment. If the corporation does not remit the amount of its estimate of the fair value of the shares as provided by subsection (c), it shall return any certificates that have been deposited and release uncertificated shares from any transfer restrictions imposed by reason of the demand for payment. The corporation may make a notation on any such certificate or on the records of the corporation relating to any such uncertificated shares that such demand has been made. If shares with respect to which notation has been so made shall be transferred, each new certificate issued therefor or the records relating to any transferred uncertificated shares shall bear a similar notation, together with the name of the original dissenting holder or owner of such shares. A transferee of such shares shall not acquire by such transfer any rights in the corporation other than those that the original dissenter had after making demand for payment of their fair value.

SEC. 1578. ESTIMATE BY DISSENTER OF FAIR VALUE OF SHARES.

     (a) General rule. If the business corporation gives notice of its estimate of the fair value of the shares, without remitting such amount, or remits payment of its estimate of the fair value of a dissenter's shares as permitted by section 1577(c) (relating to payment of fair value of shares) and the dissenter believes that the amount stated or remitted is less than the fair value of his shares, he may send to the corporation his own estimate of the fair value of the shares, which shall be deemed a demand for payment of the amount or the deficiency.

     (b) Effect of failure to file estimate. Where the dissenter does not file his own estimate under subsection (a) within 30 days after the mailing by the corporation of its remittance or notice, the dissenter shall be entitled to no more than the amount stated in the notice or remitted to him by the corporation.

SEC. 1579. VALUATION PROCEEDINGS GENERALLY.

     (a) General rule.  Within 60 days after the latest of:

          (1) Effectuation of the proposed corporate action;

          (2) Timely receipt of any demand for payment under section 1575 (relating to notice to demand payment); or

          (3) Timely receipt of any estimates pursuant to section 1578 (relating to estimate by dissenter of fair value of shares);

if any demands for payment remain unsettled, the business corporation may file in court an application for relief requesting that the fair value of the shares be determined by the court.

     (b) Mandatory joinder of dissenters. All dissenters, wherever residing, whose demands have not been settled shall be made parties to the proceeding as in an action against their shares. A copy of the application shall be served on each such dissenter. If a dissenter is a nonresident, the copy may be served on him in the manner provided or prescribed by or pursuant to 42 Pa.C.S. Ch. 53 (relating to bases of jurisdiction and interstate and international procedure).

     (c) Jurisdiction of the court. The jurisdiction of the court shall be plenary and exclusive. The court may appoint an appraiser to receive evidence and recommend a decision on the issue of fair value. The appraiser shall have such power and authority as may be specified in the order of appointment or in any amendment thereof.

     (d) Measure of recovery. Each dissenter who is made a party shall be entitled to recover the amount by which the fair value of his shares is found to exceed the amount, if any, previously remitted, plus interest.

     (e) Effect of corporation's failure to file application. If the corporation fails to file an application as provided in subsection (a), any dissenter who made a demand and who has not already settled his claim against the corporation may do so in the name of the corporation at any time within 30 days after the expiration of the 60-day period. If a dissenter does not file an application within the 30-day period, each dissenter entitled to file an application shall be paid the corporation's estimate of the fair value of the shares and no more, and may bring an action to recover any amount not previously remitted.

SEC. 1580. COSTS AND EXPENSES OF VALUATION PROCEEDINGS.

     (a) General rule. The costs and expenses of any proceeding under section 1579 (relating to valuation proceedings generally), including the reasonable compensation and expenses of the appraiser appointed by the court, shall be determined by the court and assessed against the business corporation except that any part of the costs and expenses may be apportioned and assessed as the court deems appropriate against all or some of the dissenters who are parties and whose action in demanding supplemental payment under section 1578 (relating to estimate by dissenter of fair value of shares) the court finds to be dilatory, obdurate, arbitrary, vexatious or in bad faith.

     (b) Assessment of counsel fees and expert fees where lack of good faith appears. Fees and expenses of counsel and of experts for the respective parties may be assessed as the court deems appropriate against the corporation and in favor of any or all dissenters if the corporation failed to comply substantially with the requirements of this subchapter and may be assessed against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted in bad faith or in a dilatory, obdurate, arbitrary or vexatious manner in respect to the rights provided by this subchapter.

     (c) Award of fees for benefits to other dissenters. If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated and should not be assessed against the corporation, it may award to those counsel reasonable fees to be paid out of the amounts awarded to the dissenters who were benefited.

                                                                      APPENDIX E

                     PENNSYLVANIA BUSINESS CORPORATION LAW

                       SUBCHAPTER E. CONTROL TRANSACTIONS

     2541 APPLICATION AND EFFECT OF SUBCHAPTER. -- (a) General rule. -- Except as otherwise provided in this section, this subchapter shall apply to a registered corporation unless:

     (1) the registered corporation is one described in section 2502(i)(ii) or
(2) (relating to registered corporation status):

     (2) the bylaws, by amendment adopted either:

     (i) by March 23, 1984; or

     (ii) on or after March 23, 1988, and on or before June 21, 1988;

and, in either event, not subsequently rescinded by an article amendment, explicitly provide that this subchapter shall not be applicable to the corporation in the case of a corporation which on June 21, 1988, did not have outstanding one or more classes or series of preference shares entitled, upon the occurrence of a default in the payment of dividends or another similar contingency, to elect a majority of the members of the board of directors (a bylaw adopted on or before June 21, 1988, by a corporation excluded from the scope of this paragraph by the restriction of this paragraph relating to certain outstanding preference shares shall be ineffective unless ratified under paragraph (3));

     (3) the bylaws of which explicitly provide that this subchapter shall not be applicable to the corporation by amendment ratified by the board of directors on or after December 19, 1990, and on or before March 19, 1991, in the case of a corporation:

     (i) which on June 21, 1988, had outstanding one or more classes or series of preference shares entitled, upon the occurrence of a default in the payment of dividends or another similar contingency, to elect a majority of the members of the board of directors; and

     (ii) the bylaws of which on that date contained a provision described in paragraph (2); or

     (4) the articles explicitly provide that this subchapter shall not be applicable to the corporation by a provision included in the original articles, by an article amendment adopted prior to the date of the control transaction and prior to or on March 23, 1988, pursuant to the procedures then applicable to the corporation, or by an article amendment adopted prior to the date of the control transaction and subsequent to March 23, 1988, pursuant to both:

     (i) the procedures then applicable to the corporation; and

     (ii) unless such proposed amendment has been approved by the board of directors of the corporation, in which event this subparagraph shall not be applicable, the affirmative vote of the shareholders entitled to cast at least 80% of the votes which all shareholders are entitled to cast thereon.

     A reference in the articles or bylaws to former section 910 (relating to right of shareholders to receive payment for shares following a control transaction) of the act of May 5, 1933 (P.L. 364, No. 106), known as the Business Corporation Law of 1933, shall be a reference to this subchapter for the purposes of this section. See section 101(c) (relating to references to prior statutes).

     (b) Inadvertent transactions. -- This subchapter shall not apply to any person or group that inadvertently becomes a controlling person or group if that controlling person or group, as soon as practicable, divests itself of a sufficient amount of its voting shares so that it is no longer a controlling person or group.

     (c) Certain subsidiaries. -- This subchapter shall not apply to any corporation that oil December'-?3, 1983, was a subsidiary of any other corporation. (Last amended by Act 169, L. '92, eff. 2-16-93.)

     2542 DEFINITIONS. -- The following words and phrases when used in this subchapter shall have the meanings given to them in this section unless the context clearly indicates otherwise:

     "Control transaction." The acquisition by a person or group of the status of a controlling person or group.

     "Controlling person or group." A controlling person or group as defined in section 2543 (relating to controlling person or group).

     "Fair value." A value not less than the highest price paid per share by the controlling person or group at any time during the 90-day period ending on and including the date of the control transaction plus an increment representing any value, including, without limitation, any proportion of any value payable for acquisition of control of the corporation, that may not be reflected in such price.

     "Partial payment amount." The amount per share specified in section 2545(c)(2) (relating to contents of notice).

     "Subsidiary." Any corporation as to which any other corporation has or has the right to acquire, directly or indirectly, through the exercise of all warrants, options and rights and the conversion of all convertible securities, whether issued or granted by the subsidiary or otherwise, voting power over voting shares of the subsidiary that would entitle the holders thereof to cast in excess of 50% of the votes that all shareholders would be entitled to cast in the election of directors of such subsidiary, except that a subsidiary will not be deemed to cease being a subsidiary as long as such corporation remains a controlling person or group within the meaning of this subchapter.

     "Voting shares." The term shall have the meaning specified in section 2552 (relating to definitions). (Last amended by Act 36, L. '89, eff. 4-27-90.)

     2543 CONTROLLING PERSON OR GROUP. -- (a) General rule. -- For the purpose of this subchapter, a "controlling person or group" means a person who has, or a group of persons acting in concert that has, voting power over voting shares of the registered corporation that would entitle the holders thereof to cast at least 20% of the votes that all shareholders would be entitled to cast in an election of directors of the corporation.

     (b) Exceptions generally. -- Notwithstanding subsection (a):

     (1) A person or group which would otherwise be a controlling person or group within the meaning of this section shall not be deemed a controlling person or group unless, subsequent to the later of March 23, 1988, or the date this subchapter becomes applicable to a corporation by bylaw or article amendment or otherwise, that person or group increases the percentage of outstanding voting, shares of the corporation over which it has voting power to in excess of the percentage of outstanding voting shares of the corporation over which that person or group had voting power on such later date, and to at least the amount specified in subsection (a), as the result of forming or enlarging a group or acquiring, by purchase, voting power over voting shares of the corporation.

     (2) No person or group shall be deemed to be a controlling person or group at any particular time if voting power over any of the following voting shares is required to be counted at such time in order to meet the 20% minimum:

     (i) Shares which have been held continuously by a natural person since January 1, 1983, and which are held by such natural person at such time.

---------------
Act 169, L. '92, eff. 2-16-93, deleted "-- (d) Rights cumulative. -- The rights and remedies provided in this subchapter shall be in addition to, and not in lieu of, any other rights or remedies provided by this subpart, the articles or bylaws of the corporation, any, securities'. option rights or obligations of the corporation or otherwise."

Act 36, L. '89, eff. 4-27-90, added matter in italic.

     (ii) Shares which are held at such time by any natural person or trust, estate, foundation or other similar entity to the extent the shares were acquired solely by gift, inheritance, bequest, devise or other testamentary distribution or series of these transactions, directly or indirectly, from a natural person who had acquired the shares prior to January 1, 1983.

     (iii) Shares which were acquired pursuant to a stock split, stock dividend, reclassification or similar recapitalization with respect to shares described under this paragraph that have been held continuously since their issuance by the corporation by the natural person or entity that acquired them from the corporation or that were acquired, directly or indirectly, from such natural person or entity, solely pursuant to a transaction or series of transactions described in subparagraph (ii), and that are held at such time by a natural person or entity described in subparagraph (ii).

     (iv) Control shares as defined in section 2562 (relating to definitions) which have not yet been accorded voting rights pursuant to section 2564(a) (relating to voting rights of shares acquired in a control share acquisition).

     (v) Shares, the voting rights of which are attributable to a person under subsection (d) if:

     (A) the person acquired the option or conversion right directly from or made the contract, arrangement or understanding or has the relationship directly with the corporation; and

     (B) the person does not at the particular time own or otherwise effectively-possess the voting rights of the shares.

     (vi) Shares acquired directly from the corporation or an affiliate or associate, as defined in section 2552 (relating to definitions), of the corporation by a person engaged in business as an underwriter of securities who acquires the shares through his participation in good faith in a firm commitment underwriting registered under the Securities Act of 1933.

     (3) In determining whether a person or group is or would be a controlling person or group at any particular time, there shall be disregarded voting power arising from a contingent right of the holders of one or more classes or series of preference shares to elect one or more members of the board of directors upon or during the continuation of a default in the payment of dividends on such shares or another similar contingency.

     (c) Certain record holders. -- A person shall not be a controlling person under subsection (a) if the person holds voting power, in good faith and not for the purpose of circumventing this subchapter, as an agent, bank, broker, nominee or trustee for one or more beneficial owners who do not individually or, if they are a group acting in concert, as a group have the voting power specified in subsection (a), or who are not deemed a controlling person or group under subsection (b).

     (d) Existence of voting power. -- For the purposes of this subchapter, a person has voting power over a voting share if the person has or shares, directly or indirectly, through any option, contract, arrangement, understanding, conversion right or relationship, or by acting jointly or in concert or otherwise, the power to vote, or to direct the voting of, the voting share. (Last amended by Act 198, L. '90, eff. 12-19-(O.)

     2544 RIGHT OF SHAREHOLDERS TO RECEIVE PAYMENT FOR SHARES. -- Any holder of voting shares of a registered corporation that becomes the subject of a control transaction who shall object to the transaction shall be entitled to the rights and remedies provided in this subchapter.

     2545 NOTICE TO SHAREHOLDERS. -- (a) General rule. -- Prompt notice that a control transaction has occurred shall be given by the controlling person or group to:

     (1) Each shareholder of record of the registered corporation holding voting shares.

     (2) To the court, accompanied by a petition to the court praying that the fair value of the voting shares of the corporation be determined pursuant to section 2547 (relating to valuation procedures) if the court should receive pursuant to section 2547 certificates from shareholders of the corporation or an equivalent request for transfer of uncertificated securities.

---------------
Act 198, L. '90, eff. 12-19-90, added matter in italic.

     (b) Obligations of the corporation. -- If the controlling person or group so requests, the corporation shall, at the option of the corporation and at the expense of the person or group, either furnish a list of all such shareholders to the person or group or mail the notice to all such shareholders.

     (c) Contents of notice. -- The notice shall state that:

     (1) All shareholders are entitled to demand that they be paid the fair value of their shares.

     (2) The minimum value the shareholder can receive under this subchapter is the highest price paid per share by the controlling person or group within the 90-day period ending on and including the date of the control transaction, and stating that value.

     (3) If the shareholder believes the fair value of his shares is higher, that this subchapter provides an appraisal procedure for determining the fair value of such shares, specifying the name of the court and its address and the caption of the petition referenced in subsection (a)(2), and stating that the information is provided for the possible use by the shareholder in electing to proceed with a court-appointed appraiser under section 2547. There shall be included in, or enclosed with, the notice a copy of this subchapter.

     (d) Optional procedure. -- The controlling person or group may, at its option, supply with the notice referenced in subsection (c) a form for the shareholder to demand payment of the partial payment amount directly from the controlling person or group without utilizing the court-appointed appraiser procedure of section 2547, requiring the shareholder to state the number and class or series, if any, of the shares owned by him, and stating where the payment demand must be sent and the procedures to be followed.

     2546 SHAREHOLDER DEMAND FOR FAIR VALUE. -- (a) General rule. -- after the occurrence of the control transaction, any holder of voting shares of the registered corporation may, prior to or within a reasonable time after the notice required by section 2545 (relating to notice to shareholders) is given, which time period may be specified in the notice, make written demand on the controlling person or group for payment of the amount provided in subsection (c) with respect to the voting shares of the corporation held by the shareholder, and the controlling person or group shall be required to pay that amount to the shareholder pursuant to the procedures specified in section 2547 (relating to valuation procedures).

     (b) Contents of demand. -- The demand of the shareholder shall state the number and class or series, if any, of the shares owned by him with respect to which the demand is made.

     (c) Measure of value. -- A shareholder making written demand under this section shall be entitled to receive cash for each of his shares in an amount equal to the fair value of each voting share as of the date on which the control transaction occurs, taking into account all relevant factors, including an increment representing a proportion of any value payable for acquisition of control of the corporation.

     (d) Purchases independent of subchapter. -- The provisions of this subchapter shall not preclude a controlling person or group subject to this subchapter from offering, whether in the notice required by section 2545 or otherwise, to purchase voting shares of the corporation at a price other than that provided in subsection (c), and the provisions of this subchapter shall not preclude any shareholder from agreeing to sell his voting shares at that or any other price to any person.

     2547 VALUATION PROCEDURES. -- (a) General rule. -- If, within 45 days (or such other time period, if any, as required by applicable law) after the date of the notice required by section 2545 (relating to notice to shareholders), or, if such notice was not provided prior to the date of the written demand by the shareholder under section 2546 (relating to shareholder demand for fair value), then within 45 days (or such other time period, if any, required by applicable law) of the date of such written demand, the controlling person or group and the shareholder are unable to agree on the fair value of the shares or on a binding procedure to determine the fair value of the shares, then each shareholder who is unable to agree on both the fair value and on such a procedure with the controlling person or group and who so desires to obtain the rights and remedies provided in this subchapter shall, no later than 30 days after the expiration of the applicable 45-day or other period, surrender to the court certificates representing any of the shares that are certificated shares, duly endorsed for transfer to the controlling person or group, or cause any uncertificated shares to be transferred to the court as escrow agent under subsection (c) with a notice stating that the certificates or uncertificated shares are being surrendered or transferred, as the case may be, in connection with the petition referenced in section 2545 or, if no petition has theretofore been filed, the shareholder may file a petition within the 30-day period in the court praying that the fair value (as defined in this subchapter) of the shares be determined.

     (b) Effect of failure to give notice and surrender certificates. -- Any shareholder who does not so give notice and surrender any certificates or cause uncertificated shares to be transferred within such time period shall have no further right to receive, with respect to shares the certificates of which were not so surrendered or the uncertificated shares which were not so transferred under this section, payment under this subchapter from the controlling person or group with respect to the control transaction giving rise to the rights of the shareholder under this subchapter.

     (c) Escrow and notice. -- The court shall hold the certificates surrendered and the uncertificated shares transferred to it in escrow for, and shall promptly, following the expiration of the time period during which the certificates may be surrendered and the uncertificated shares transferred, provide a notice to the controlling person or group of the number of shares so surrendered or transferred.

     (d) Partial payment for shares. -- The controlling person or group shall then make a partial payment for the shares so surrendered or transferred to the court, within ten business days of receipt of the notice from the court, at a per-share price equal to the partial payment amount. The court shall then make payment as soon as practicable, but in any event within ten business days, to the shareholders who so surrender or transfer their shares to the court of the appropriate per-share amount received from the controlling person or group.

     (e) Appointment of appraiser. -- Upon receipt of any share certificate surrendered or uncertificated share transferred under this section, the court shall, as soon as practicable but in any event within 30 days, appoint an appraiser with experience in appraising share values of companies of like nature to the registered corporation to determine the fair value of the shares.

     (f) Appraisal procedure. -- The appraiser so appointed by the court shall, as soon as reasonably practicable, determine the fair value of the shares subject to its appraisal and the appropriate market rate of interest on the amount then owed by the controlling person or group to the holders of the shares. The determination of any appraiser so appointed by the court shall be final and binding on both the controlling person or group and all shareholders who so surrendered their share certificates or transferred their shares to the court, except that the determination of the appraiser shall be subject to review to the extent and within the time provided or prescribed by law in the case of other appointed judicial officers. See 42 Pa.C.S. sec.sec.5105(a)(3) (relating to right to appellate review) and 5571(b) (relating to appeals generally).

     (g) Supplemental payment. -- Any amount owed, together with interest, as determined pursuant to the appraisal procedures of this section shall be payable by the controlling person or group after it is so determined and upon and Concurrently with the delivery or transfer to the controlling person or group by the court (which shall make delivery of the certificate or certificates surrendered or the uncertificated shares transferred to it to the controlling person or group as soon as practicable but in any event within ten business days after the final determination of the amount owed) of the certificate or certificates representing shares surrendered or the uncertified shares transferred to the court, and the court shall then make payment, as soon as practicable but in any event within ten business days after receipt of payment from the controlling person or group, to the shareholders who so surrendered or transferred their shares to the court of the appropriate per-share amount received from the controlling person or group.

     (h) Voting and dividend rights during appraisal proceedings. -- Shareholders who surrender their shares to the court pursuant to this section shall retain the right to vote their shares and receive dividends or other distributions thereon until the Court receives payment in full for each of the shares so surrendered or transferred of the partial payment amount (and, thereafter, the controlling person or group shall be entitled to vote such shares and receive dividends or other distributions thereon). The fair value (as determined by the appraiser) of any dividends or other distributions so received by the shareholders shall be subtracted from any amount owing to such shareholders under this section.

     (i) Powers of the court. -- The court may appoint such agents, including the transfer agent of the corporation, or any other institution, to hold the share certificates so surrendered and the shares surrendered or transferred under this section, to effect any necessary change in record ownership of the shares after the payment by the controlling person or group to the court of the amount specified in subsection (h), to receive and disburse dividends or other distributions, to provide notices to shareholders and to take such other actions as the court determines are appropriate to effect the purposes of this subchapter.

     (j) Costs and expenses. -- The costs and expenses of any appraiser or other agents appointed by the court shall be assessed against the controlling person or group. The costs and expenses of any other procedure to determine fair value shall be paid as agreed to by the parties agreeing to the procedure.

     (k) Jurisdiction exclusive. -- The jurisdiction of the court under this subchapter is plenary and exclusive and the controlling person or group and all shareholders who so surrendered or transferred their shares to the court shall be made a party to the proceeding as in an action against their shares.

     (1) Duty of corporation. -- The corporation shall comply with requests for information, which may be submitted pursuant to procedures maintaining the confidentiality of the information, made by the court or the appraiser selected by the court. If any of the shares of the corporation are not represented by certificates, the transfer, escrow or retransfer of those shares contemplated by this section shall be registered by the corporation, which shall give the written notice required by section 1528(f) (relating to uncertificated shares) to the transferring shareholder, the court and the controlling shareholder or group, as appropriate in the circumstances.

     (m) Payment under optional procedure. -- Any amount agreed upon between the parties or determined pursuant to the procedure agreed upon between the parties shall be payable by the controlling person or group after it is agreed upon or determined and upon and concurrently with the delivery of any certificate or certificates representing such shares or the transfer of any uncertificated shares to the controlling person or group by the shareholder.

     (n) Title to shares. -- Upon full payment by the controlling person or group of the amount owed to the shareholder or to the court, as appropriate, the shareholder shall cease to have any interest in the shares.

     2548 COORDINATION WITH CONTROL TRANSACTION. -- (a) General rule. -- A person or group that proposes to engage in a control transaction may comply with the requirements of this subchapter in connection with the control transaction, and the effectiveness of the rights afforded in this subchapter to shareholders may be conditioned upon the consummation of the control transaction.

     (b) Notice. -- The person or group shall give prompt written notice of the satisfaction of any such condition to each shareholder who has made demand as provided in this subchapter.

                                                                      APPENDIX F

                            NOTE EXCHANGE AGREEMENT

     THIS AGREEMENT (this "Agreement") is made and entered into as of December 6, 1996, by and among ZYNAXIS, INC., a Pennsylvania corporation (the "Company"), CYTRX CORPORATION, a Delaware corporation ("CytRx"), VAXCEL, INC., a Delaware corporation and a wholly owned subsidiary of CytRx ("Vaxcel"), EUCLID PARTNERS III, L.P., a Delaware limited partnership, and S.R. ONE, LTD., a Delaware limited partnership (together with Euclid Partners III, L.P., the "Noteholders").

                             W I T N E S S E T H:

     WHEREAS, the Noteholders hold certain convertible promissory notes on which the Company is the obligor.

     WHEREAS, simultaneously with the execution of this Agreement the Company is entering into an Agreement and Plan of Merger and Contribution (the "Agreement and Plan of Merger and Contribution") with CytRx, Vaxcel, and Vaxcel Merger Sub, Inc., a Georgia corporation and a newly formed, wholly owned subsidiary of Vaxcel ("Vaxcel Merger Sub"), and certain other agreements, including, among other things, a Liquidation Agreement (the "Liquidation Agreement") contemplating the sale of Assets (as defined therein) of the Company and documents (the "Secured Loan Documents") relating to a secured loan being extended to the Company by CytRx (the "Secured Loan"). The Agreement and Plan of Merger and Contribution provides for the issuance of shares of common stock of Vaxcel and a warrant to purchase shares of common stock of Vaxcel to CytRx in exchange for CytRx's contribution of the Secured Loan and cash in an amount equal to Four Million Dollars ($4,000,000) minus the balance of the Secured Loan at the time of contribution, subject to adjustment for payments made to shareholders of Zynaxis pursuant to Section 3.3 of the Agreement and Plan of Merger and Contribution. The Agreement and Plan of Merger and Contribution also provides for the issuance of shares of common stock of Vaxcel to the existing shareholders of the Company in exchange for the contribution to Vaxcel by the existing shareholders of the Company of all of the outstanding shares of capital stock of the Company by means of a merger of Vaxcel Merger Sub with and into the Company (the "Merger"). At the effective time of the Merger, the outstanding shares of the capital stock of the Company will be converted into the right to receive shares of the common stock of Vaxcel. As a result, shareholders of the Company will become shareholders of Vaxcel and the Company will continue to conduct its business and operations as a wholly owned subsidiary of Vaxcel.

     WHEREAS, CytRx is unwilling to enter into the Agreement and Plan of Merger and Contribution unless the Noteholders agree to exchange their promissory notes for shares of common stock of Vaxcel upon the terms set forth in this Agreement in connection with the Merger.

     NOW, THEREFORE, in consideration of the foregoing and the mutual promises, covenants, and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

     1. Agreement to Exchange. Upon consummation of the Merger, each convertible demand promissory note issued by the Company and held by a Noteholder (each a "Company Demand Note") shall be exchanged for the number of shares (the "Note Shares") of Vaxcel Common Stock equal to the Exchange Ratio multiplied by the quotient (rounded down to the nearest whole share) obtained by dividing the unpaid principal amount of such Company Demand Note, together with unpaid interest thereon accrued through September 30, 1996, by the Per Share Price, as such term is defined in the Agreement and Plan of Merger and Contribution. At the closing of the transactions contemplated by the Agreement and Plan of Merger and Contribution (the "Closing") each holder of a Company Demand Note shall deliver to the Company the Company Demand Note, marked "Paid in Full," and Vaxcel shall deliver to each such holder in exchange therefor a certificate representing all the Note Shares to be issued in exchange therefor, duly registered in the name of such holder, free and clear of any liens, security interests or other defects of title.

     2. Termination of Registration Rights. Each of the undersigned Noteholders agrees that: (i) upon execution of this Agreement all rights that the Noteholder may have to require the Company to register securities of the Company for sale under applicable state and federal securities laws ("Registration Rights") are suspended pending the Closing, and (ii) upon consummation of the Merger all such Registration Rights will be terminated and such Noteholder will have such registration rights as are provided for such Noteholder in the Agreement and Plan of Merger and Contribution. If the Agreement and Plan of Merger and Contribution is terminated for any reason, beginning at the time of such termination the undersigned Noteholder shall have such Registration Rights as such Noteholder would have had at such time if such Registration Rights had not been suspended pursuant to the preceding sentence.

     3. Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice): (i) if to the Company, CytRx or Vaxcel, to the address set forth in Section 11.8 of the Agreement and Plan of Merger and Contribution; and (ii) if to a Noteholder, to its address shown below its signature on the last page hereof.

     4. Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     5. Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement.

     6. Entire Agreement. This Agreement (including the documents and instruments referred to herein) constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

     7. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the Commonwealth of Pennsylvania, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

     8. Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise, by any of the parties without the prior written consent of the other parties. Any assignment in violation of the foregoing shall be void.

     9. Equitable Remedies. Each Noteholder agrees that irreparable damage would occur and that CytRx, Vaxcel and the Company would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that CytRx, Vaxcel and the Company shall be entitled to an injunction or injunctions to prevent breaches by a Noteholder of this Agreement and to enforce specifically the terms and provisions of this Agreement.

     10. Severability. If any term, provision, covenant or restriction herein, or the application thereof to any circumstance, shall, to any extent, be held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions herein and the application thereof to any other circumstances, shall remain in full force and effect, shall not in any way be affected, impaired or invalidated, and shall be enforced to the fullest extent permitted by law.

                 [Remainder of page intentionally left blank.]

                  [SIGNATURE PAGE TO NOTE EXCHANGE AGREEMENT]

     IN WITNESS WHEREOF, the undersigned have duly executed this Agreement under seal as of the day and year first above written.

ZYNAXIS, INC.                                     CYTRX CORPORATION

By:                                               By:
   ---------------------------------------           ---------------------------------------
Name:                                             Name:
     -------------------------------------             -------------------------------------
Title:                                            Title:
      ------------------------------------              ------------------------------------

VAXCEL, INC.

By:
   ---------------------------------------
Name:
     -------------------------------------
Title:
      ------------------------------------

EUCLID PARTNERS III, L.P.                         S.R. ONE, LTD.

By:                                               By:
   ---------------------------------------           ---------------------------------------
Name:                                             Name:
     -------------------------------------             -------------------------------------
Title:                                            Title:
      ------------------------------------              ------------------------------------
Address:                                          Address:
       -----------------------------------               -----------------------------------

       -----------------------------------               -----------------------------------

       -----------------------------------               -----------------------------------

       -----------------------------------               -----------------------------------

                                                                      APPENDIX G

                     PREFERRED STOCK AND WARRANT AGREEMENT

     THIS AGREEMENT (this "Agreement") is made and entered into as of December 6, 1996, by and among ZYNAXIS, INC., a Pennsylvania corporation ("Zynaxis"), CYTRX CORPORATION, a Delaware corporation ("CytRx"), Vaxcel, Inc., a Delaware corporation and a wholly owned subsidiary of CytRx ("Vaxcel") and the persons listed in Exhibit A (the "Securityholders").

                             W I T N E S S E T H:

     WHEREAS, the Securityholders collectively hold all of the outstanding shares of Series A Convertible Preferred Stock of Zynaxis (the "Series A Stock") and each Securityholder holds the number of shares of Series A Stock and the number of warrants to purchase additional shares of Common Stock of Zynaxis set forth beside such Securityholder's name in Exhibit A (the "Warrants");

     WHEREAS, the Series A Stock and the Warrants were issued pursuant to that certain Preferred Stock and Warrant Purchase Agreement dated March 29, 1995, as amended (the "Preferred Stock and Warrant Purchase Agreement"), and in connection with bridge loans extended by certain of the Securityholders to Zynaxis;

     WHEREAS, simultaneously with the execution of this Agreement Zynaxis is entering into an Agreement and Plan of Merger and Contribution (the "Merger and Contribution Agreement") with CytRx, Vaxcel, and Vaxcel Merger Sub, Inc., a Georgia corporation and a newly formed, wholly owned subsidiary of Vaxcel ("Vaxcel Merger Sub"), and certain other agreements, including, among other things, a Liquidation Agreement (the "Liquidation Agreement") contemplating the sale of Assets (as defined therein) of Zynaxis and documents (the "Secured Loan Documents") relating to a secured loan being extended to Zynaxis by CytRx (the "Secured Loan"). The Merger and Contribution Agreement provides for the issuance of shares of Vaxcel Common Stock and a warrant to purchase shares of Vaxcel Common Stock to CytRx in exchange for CytRx's contribution to Vaxcel of the Secured Loan and a cash payment in an amount equal to Four Million Dollars ($4,000,000) minus the aggregate principal and interest balance outstanding under the Secured Loan, subject to adjustment for payments made to shareholders of Zynaxis pursuant to Section 3.3 of the Merger and Contribution Agreement. The Merger and Contribution Agreement also provides for the issuance of shares of Vaxcel Common Stock to the existing shareholders of Zynaxis in exchange for the contribution to Vaxcel by the existing shareholders of Zynaxis of all of the outstanding shares of capital stock of Zynaxis by means of a merger of Vaxcel Merger Sub with and into Zynaxis. At the effective time of such merger, the outstanding shares of the capital stock of Zynaxis will be converted into the right to receive shares of the common stock of Vaxcel (except as provided herein). As a result, shareholders of Zynaxis will become shareholders of Vaxcel and Zynaxis will continue to conduct its business and operations as a wholly owned subsidiary of Vaxcel.

     WHEREAS, CytRx is unwilling to enter into the Merger and Contribution Agreement unless the rights of the Securityholders are modified as set forth in this Agreement;

     NOW, THEREFORE, in consideration of the foregoing and the mutual promises, covenants, and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

     1. Treatment of Transactions. Each of the undersigned elects that the consummation of the transactions contemplated by the Merger and Contribution Agreement and the other agreements contemplated by the Merger and Contribution Agreement, including but not limited to the Liquidation Agreement, will not be deemed a liquidation for purposes of Sections 3.1 and 3.2 of the Statement with Respect to Shares filed by Zynaxis in the Department of State of the Commonwealth of Pennsylvania on April 6, 1995.

     2. Consent to Secured Loan. Each of the undersigned consents to the Secured Loan and all liens, pledges, mortgages, security interests and other encumbrances to which the assets or properties of Zynaxis may become subject as part of the Secured Loan.

     3. Exchange of Warrants. Each of the undersigned agrees that upon consummation of the merger between Zynaxis and Vaxcel Merger Sub pursuant to the Merger and Contribution Agreement (the "Merger"), each Warrant held by the undersigned shall be exchanged for a new warrant substantially in the form attached hereto as Exhibit B to purchase a number of shares of Vaxcel Common Stock equal to: (i) the number of shares of Common Stock of Zynaxis as the Warrants held by such undersigned are exercisable to purchase at that time multiplied by (ii) the Exchange Ratio (the "New Warrant"). Each of the undersigned Securityholders agrees that such undersigned Securityholder shall surrender the Warrants held by such undersigned Securityholder and shall receive in exchange therefor a New Warrant. Zynaxis shall not honor any warrant agreement representing a Warrant after the Merger.

     4. Termination of Preferred Stock and Warrant Purchase Agreement and Registration Rights. Each of the undersigned agrees that the Preferred Stock and Warrant Purchase Agreement and all rights of the Securityholders thereunder shall terminate upon the Merger. Each of the undersigned further agrees that:
(i) upon execution of this Agreement all rights that the undersigned Securityholder may have to require Zynaxis to register securities of Zynaxis for sale under applicable state and federal securities laws, whether granted pursuant to the Preferred Stock and Warrant Agreement or otherwise ("Registration Rights"), are suspended pending the Merger, and (ii) upon occurrence of the Merger all such Registration Rights will be terminated and such Securityholder will have such Registration Rights as are provided for such Securityholder in the Merger and Contribution Agreement. If the Merger and Contribution Agreement is terminated for any reason, beginning at the time of such termination the undersigned Securityholder shall have such Registration Rights as such Securityholder would have had at such time if such Registration Rights had not been suspended pursuant to the preceding sentence.

     5. Accredited Investor Status of Securityholder. Each of the undersigned Securityholders represents and warrants to CytRx, Vaxcel and Zynaxis that he or it is an "accredited investor" within the meaning of Regulation D promulgated under the Securities Act of 1933, as amended (the "Securities Act"), and that he or it is acquiring New Warrants for himself or itself and not for other persons. Each Securityholder understands that the New Warrants and any Securities purchased upon exercise of New Warrants (the "Warrant Securities") have not been registered under the Securities Act and, therefore, cannot be resold unless such Warrant Securities are registered under the Securities Act or unless an exemption from such registration is available.

     6. Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice): (i) if to Zynaxis, CytRx or Vaxcel, to the address set forth in Section 11.8 of the Merger and Contribution Agreement; and (ii) if to a Securityholder, to its address shown below its signature on the last page hereof.

     7. Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     8. Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement.

     9. Entire Agreement. This Agreement (including the documents and instruments referred to herein) constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

     10. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the Commonwealth of Pennsylvania, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

     11. Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise, by any of the parties without the prior written consent of the other parties. Any assignment in violation of the foregoing shall be void.

     12. Equitable Remedies. Each Securityholder agrees that irreparable damage would occur and that CytRx and Vaxcel would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that CytRx and Vaxcel shall be entitled to an injunction or injunctions to prevent breaches by a Securityholder of this Agreement and to enforce specifically the terms and provisions of this Agreement.

     13. Severability. If any term, provision, covenant or restriction herein, or the application thereof to any circumstance, shall, to any extent, be held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions herein and the application thereof to any other circumstances, shall remain in full force and effect, shall not in any way be affected, impaired or invalidated, and shall be enforced to the fullest extent permitted by law.

     14. Defined Terms. Capitalized terms used in this Agreement but not defined herein shall have the meanings given such terms in the Merger and Contribution Agreement.

                 [Remainder of page intentionally left blank.]

 [FIRST OF THREE SIGNATURE PAGES TO PREFERRED STOCK AND WARRANT AGREEMENT DATED
                                NOVEMBER , 1996]

     IN WITNESS WHEREOF, the undersigned have duly executed this Agreement under seal as of the day and year first above written.

ZYNAXIS, INC.                                     CYTRX CORPORATION

By:                                               By:
   ---------------------------------------            --------------------------------------
Name:                                             Name:
     -------------------------------------             -------------------------------------
Title:                                            Title:
      ------------------------------------             -------------------------------------

VAXCEL INC.                                       S.R. ONE, LTD.

By:                                               By:
    --------------------------------------            --------------------------------------
Name:                                             Name:
     -------------------------------------             -------------------------------------
Title:                                            Title:
     -------------------------------------              ------------------------------------
                                                  Address:
                                                          ----------------------------------

                                                          ----------------------------------

                                                          ----------------------------------

                                                          ----------------------------------

EUCLID PARTNERS III, L.P.                         ALPHI FUND L.P.

                                                  By: Alphi Investment Management Company,
By:                                                   General Partner
   ---------------------------------------
Name:                                             Name:
     -------------------------------------             -------------------------------------
Title:                                            Title:
       -----------------------------------              ------------------------------------
Address:                                          By:
       -----------------------------------             -------------------------------------
                                                  Name:
       -----------------------------------             -------------------------------------
                                                  Title:
       -----------------------------------               -----------------------------------
                                                  Address:
       -----------------------------------                ----------------------------------

                                                          ----------------------------------

                                                          ----------------------------------
JAVELIN CAPITAL FUND, L.P.

By:
     -------------------------------------
Name:
     -------------------------------------
Title:
       -----------------------------------
Address:
        ----------------------------------

        ----------------------------------

        ----------------------------------

        ----------------------------------

[SECOND OF THREE SIGNATURE PAGES TO PREFERRED STOCK AND WARRANT AGREEMENT DATED
                              NOVEMBER     , 1996]

SENMED MEDICAL VENTURES                           CIP CAPITAL L.P.

                                                  By: CIP Capital Management Inc., General
                                                      Partner

By:                                               By:
   ---------------------------------------           ---------------------------------------
Name:                                             Name:
    --------------------------------------             -------------------------------------
Title:                                            Title:
      ------------------------------------             -------------------------------------
Address:                                          Address:
       -----------------------------------                ----------------------------------

      ------------------------------------                ----------------------------------

      ------------------------------------                ----------------------------------

      ------------------------------------                -----------------------------------

THE WEST COMPANY                                  WILLIAM M. SPENCER, III

By:                                               By:
   ---------------------------------------           ---------------------------------------
Name:                                             Name:
    --------------------------------------             -------------------------------------
Title:                                            Title:
     -------------------------------------             -------------------------------------
Address:                                          Address:
        ----------------------------------                ----------------------------------

        ----------------------------------                ----------------------------------

        ----------------------------------                ----------------------------------

       -----------------------------------                ----------------------------------

BIOTECHNOLOGY VENTURE
FUND S.A.                                         COMMONWEALTH VENTURE PARTNERS I, L.P.

By:                                               By:
   ---------------------------------------           ---------------------------------------
Name:                                             Name:
    --------------------------------------             -------------------------------------
Title:                                            Title:
      ------------------------------------              ------------------------------------
Address:                                          Address:
       -----------------------------------                ----------------------------------


       -----------------------------------                ----------------------------------

       -----------------------------------                ----------------------------------

       -----------------------------------                ----------------------------------

 [THIRD OF THREE SIGNATURE PAGES TO PREFERRED STOCK AND WARRANT AGREEMENT DATED
                                NOVEMBER , 1996]

PLEXUS VENTURES, INC.                             PHILADELPHIA VENTURES -- JAPAN I, L.P.

By:                                               By:
   ------------------------------------------        -------------------------------------------
Name:                                             Name:
     ----------------------------------------          -----------------------------------------
Title:                                            Title:
     ----------------------------------------          -----------------------------------------
Address:                                          Address:
       --------------------------------------            ---------------------------------------

       --------------------------------------            ---------------------------------------

       --------------------------------------            ---------------------------------------

       --------------------------------------            ---------------------------------------


GROTECH PARTNERS II, L.P.                         GROTECH PARTNERS III, L.P.

                                                  GROTECH III COMPANION FUND, L.P.

By: Mid Atlantic Ventures II, L.P.,               GROTECH III PENNSYLVANIA FUND, L.P.
    General Partner

By: Grotech Capital Group, Inc.,                  By: Grotech Capital Group, Inc.,
    General Partner                                   General Partner

By:                                               By:
   -------------------------------------------       -------------------------------------------
Name:                                            Name:
    ------------------------------------------        ------------------------------------------
Title:                                            Title:
     -----------------------------------------        ------------------------------------------
Address:                                          Address:
       ---------------------------------------           ---------------------------------------

       ---------------------------------------           ---------------------------------------

       ---------------------------------------           ---------------------------------------

       ---------------------------------------           ---------------------------------------


Dr. Gus G. Casten

Address:
        --------------------------------------

        --------------------------------------

        --------------------------------------

        --------------------------------------

                                   EXHIBIT A

        HOLDERS OF PREFERRED STOCK AND WARRANTS ISSUED BY ZYNAXIS, INC.

                                                                          SERIES A
                                 NAME                                      SHARES      WARRANTS
-----------------------------------------------------------------------   ---------    ---------
Euclid Partners III, L.P. .............................................     260,000      680,775
S.R. One, Ltd..........................................................     257,500      540,000
Javelin Capital Fund, L.P. ............................................     250,000      500,000
Alphi Fund L.P. .......................................................     150,000      300,000
Senmed Medical Ventures................................................     135,000      270,000
The West Company.......................................................     125,000      250,000
William M. Spencer, III................................................      55,000      110,000
Biotechnology Venture Fund S.A. .......................................      50,000      100,000
CIP Capital L.P. ......................................................      45,000      265,000
Grotech Partners III, L.P. ............................................      26,490       52,980
Plexus Ventures, Inc. .................................................      25,000      150,000
Dr. Gus G. Casten......................................................      12,500       25,000
Commonwealth Venture Partners I, L.P. .................................      10,000       20,000
Grotech Partners II, L.P. .............................................       3,455        6,910
Grotech III Companion Fund, L.P. ......................................       3,155        6,310
Philadelphia Ventures -- Japan I, L.P. ................................       2,500        5,000
Grotech III Pennsylvania Fund, L.P. ...................................       1,900        3,800
          Totals.......................................................   1,412,500    3,285,775

                                   EXHIBIT B

                                [SEE APPENDIX H]

                                                                      APPENDIX H

THE WARRANTS REPRESENTED HEREBY HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. THE WARRANTS MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION THEREFROM.

THE WARRANTS REPRESENTED HEREBY AND THE RIGHTS OF HOLDERS THEREOF ARE SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER AND OTHER RESTRICTIONS, AND THE HOLDER OF THE WARRANTS REPRESENTED HEREBY (INCLUDING ANY HOLDERS) ARE BOUND BY THE TERMS OF A PREFERRED STOCK AND WARRANT AGREEMENT DATED DECEMBER 6, 1996 AMONG ZYNAXIS, INC., A PENNSYLVANIA CORPORATION, CYTRX CORPORATION, A DELAWARE CORPORATION, VAXCEL, INC., A DELAWARE CORPORATION, AND THE HOLDERS OF SHARES OF SERIES A CONVERTIBLE PREFERRED STOCK OF ZYNAXIS, INC. (THE "PREFERRED STOCK AND WARRANT AGREEMENT") (COPIES OF WHICH MAY BE OBTAINED FROM THE COMPANY).

           Void after 5:00 p.m. (Eastern Standard Time), on the last day of the Warrant Term, as provided herein.

Date: ______, 1996               Warrant to
                                  Purchase ______
                                  Shares of Common Stock

                                    WARRANT
                          TO PURCHASE COMMON STOCK OF
                                  VAXCEL, INC.

     THIS CERTIFIES THAT, FOR VALUE RECEIVED, ____________ or such person's registered assigns (herein called "Warrant Holder"), is the holder of a warrant (this "Warrant") to purchase, subject to the provisions of this Warrant, from Vaxcel, Inc., a Delaware corporation (the "Company"), at any time and from time to time during the Warrant Term, ____________ fully paid, validly issued and nonassessable shares of Common Stock, par value $.001 per share, of the Company ("Common Stock"), at the Warrant Price. The Warrant Price and number and kind of securities issuable hereunder are subject to adjustment as provided herein.

     1. Definitions.  For the purpose of this Warrant:

     (a) "Additional Shares of Capital Stock" means all shares of capital stock issued by the Company, except shares of capital stock of the Company issued and outstanding at the time of issuance of this Warrant or expressly authorized to be issued in the future pursuant to any contract, option, warrant or benefit or compensation plan in existence and/or outstanding at the time of issuance of this Warrant.

     (b) "Capital Stock" means the Company's Common Stock, and any other stock of any class, whether now or hereafter authorized, which has the right to participate in the distribution of earnings and assets of the Company without limit as to amount or percentage.

     (c) "Merger and Contribution Agreement" means that certain Agreement and Plan of Merger and Contribution entered into by and among CytRx Corporation, a Delaware corporation, the Company, Vaxcel Merger Subsidiary, Inc., a Georgia corporation, and Zynaxis, Inc., a Pennsylvania corporation.

     (d) "Per Share Price" means the Per Share Price as defined in the Merger and Contribution Agreement.

     (e) "Warrants" mean the warrants to purchase Common Stock of the Company issued by the Company pursuant to the Preferred Stock and Warrant Agreement and any and all warrants which are issued in exchange or substitution for any outstanding Warrant pursuant to the terms of that Warrant.

     (f) "Warrant Price" means the price per share at which shares of Common Stock are purchasable hereunder, as such price may be adjusted from time to time hereunder. The Warrant Price shall initially be equal to: (i) the Per Share Price divided by (ii) the Exchange Ratio, and beginning at 5:00 p.m. Eastern Time on the sixtieth (60th) day following the Closing Date, as such term is defined in the Merger and Contribution Agreement, shall be equal to two (2) times the Warrant Price in effect immediately prior to such time.

     (g) "Warrant Shares" mean shares of Common Stock or other securities purchased upon exercise of this Warrant.

     (h) "Warrant Term" means a period of one year commencing on the Closing Date and ending at 5:00 p.m. Eastern Time on the first anniversary of the Closing Date, as such term is defined in the Merger and Contribution Agreement.

     2. Exercise of Warrants. This Warrant may be exercised during the Warrant Term in whole or in part by the surrender of the Warrant, with the purchase agreement attached hereto as Exhibit A properly completed and executed, at the principal office of the Company at 154 Technology Parkway, Norcross, Georgia 30092 or such other location which shall at that time be the principal office of the Company (the "Principal Office"), and upon payment to it by certified check or bank draft to the order of the Company for the purchase price for the shares to be purchased upon such exercise. The persons entitled to the shares so purchased shall be treated for all purposes as the holders of such shares as of the close of business on the date of exercise and certificates for the shares of stock so purchased shall be delivered to the persons so entitled within a reasonable time, not exceeding thirty (30) days, after such exercise. Unless this Warrant has expired, a new Warrant of like tenor and for such number of shares as the holder of this Warrant shall direct, representing in the aggregate the right to purchase a number of shares with respect to which this Warrant shall not have been exercised, shall also be issued to the holder of this Warrant within such time.

     3. Exchange. This Warrant is exchangeable from the date hereof until the expiration of the Warrant Term, upon the surrender thereof by the holder thereof at the Principal Office, for new Warrants of like tenor registered in such holder's name and representing in the aggregate the right to purchase the number of shares purchasable under the Warrant being exchanged, each of such new Warrants to represent the right to subscribe for and purchase such number of shares as shall be designated by said holder at the time of such surrender.

     4. Transfer. The transferability of this Warrant and the Warrant Shares are subject to the restrictions on transfer set forth below:

     (a) Registration Restrictions. This Warrant and any Warrant Shares that may be issued upon exercise thereof have not been registered under the Securities Act of 1933, as amended (the "Securities Act"), by reason of their issuance in a transaction exempt from the registration requirements of the Securities Act pursuant to the exemption provided in Section 4(2) thereof, and have not been registered under state securities laws by reason of their issuance in a transaction exempt from such registration requirements. This Warrant and such Warrant Shares may not be sold, transferred or otherwise disposed of unless registered under the Securities Act and applicable state securities laws (the Company being under no obligation so to register such Warrant or Warrant Shares except as set forth in the Merger and Contribution Agreement) or exempted from such registration. Warrant Shares issuable upon exercise of this Warrant will bear a legend to this effect. The restrictions contained herein shall be binding on any transferee of this Warrant and the Company may require any such transferee to execute an instrument agreeing in writing to be so bound by these restrictions as a condition to transfer.

     (b) Notice of Transfer and Opinion of Counsel. Warrant Holder agrees that, prior to any transfer of this Warrant, such holder will give written notice to the Company of such holder's intention to effect such transfer and to comply in all other respects with the provisions of this Section 4. Each such notice shall contain (i) a statement setting forth the intention of such holder's prospective transferee with respect to its retention or disposition of this Warrant, and
(ii) unless waived by the Company, an opinion of counsel for such holder (who may be the inside or staff counsel employed by such holder), as to the necessity or non-necessity for registration under the Securities Act and applicable state securities laws in connection with such transfer and stating the factual and statutory bases relied upon by counsel. The following provisions shall then apply:

     (A) If in the opinion of counsel for the Company the proposed transfer of this Warrant may be effected without registration or qualification under the Securities Act and any applicable state securities laws, then the registered holder of this Warrant shall be entitled to transfer this Warrant in accordance with the intended method of disposition specified in the statement delivered by such holder to the Company.

     (B) If in the opinion of counsel for the Company the proposed transfer of this Warrant may not be effected without registration under the Securities Act or registration or qualification under any applicable state securities laws, the registered holder of this Warrant shall not be entitled to transfer this Warrant until the requisite registration or qualification is effective.

     (c) Transfer. Subject to the restrictions on transfer set forth in this
Section 4 and in Section 11 hereof, this Warrant is transferable, in whole or in part, at the Principal Office by the registered holder thereof, in person or by duly authorized attorney, upon presentation of this Warrant, properly endorsed, for transfer. Each holder of this Warrant, by holding it, agrees that this Warrant, when endorsed in blank, may be deemed negotiable, and that the holder thereof, when the Warrant shall have been so endorsed, may be treated by the Company and all other persons dealing with the Warrant as the absolute owner thereof for any purpose and as the person entitled to exercise the rights represented by this Warrant, or to the transfer thereof on the books of the Company, any notice to the contrary notwithstanding.

     5. Certain Covenants of the Company. The Company covenants and agrees that all shares which may be issued upon the exercise of this Warrant, will, upon issuance, be duly and validly issued, fully paid and nonassessable and free from all taxes, liens and charges with respect to the issue thereof; and without limiting the generality of the foregoing, the Company covenants and agrees that it will from time to time take all such action as may be required to assure that the par value per share of the Common Stock is at all times equal to or less than the then effective purchase price per share of the Common Stock issuable pursuant to this Warrant. The Company further covenants and agrees that during the period within which the rights represented by this Warrant may be exercised, the Company will at all times have authorized, and reserved for the purpose of issue upon exercise of the purchase rights evidenced by this Warrant, a sufficient number of shares of its Common Stock to provide for the exercise of the rights represented by this Warrant.

     6. Adjustments of Warrant Price. In the event that the Company at any time or from time to time after the issuance of the Warrants shall declare any dividend on the Common Stock payable in Common Stock or in any right to acquire Common Stock for any consideration less than the Warrant Price, or shall effect a subdivision of the outstanding shares of Common Stock into a greater number of shares of Common Stock (by stock split, reclassification or otherwise than by payment of a dividend in Common Stock or in any right to acquire Common Stock), or in the event the outstanding shares of Common Stock shall be combined or consolidated, by reverse stock split, reclassification or otherwise, into a lesser number of shares of Common Stock, then the Warrant Price shall, concurrently with the effectiveness of such event, be proportionately decreased or increased, as appropriate, to avoid dilution of the exercise rights hereunder. In the event that the Company shall declare or pay any dividend on the Common Stock payable in any right to acquire Common Stock for no consideration, then the Company shall be deemed to have made a dividend payable in Common Stock in an amount of shares equal to the maximum number of shares issuable upon exercise of such rights to acquire Common Stock. The Warrant Price will be adjusted on a weighted-average basis in the event of the sale of Additional Shares of Capital Stock for consideration less than the Warrant Price (except in connection with corporate partnership or research and development agreements). For the purposes of this Section 6, the value of consideration other than cash received for the issuance of Additional Shares of Capital Stock shall be computed at the fair value thereof at the time of such issuance, as determined in good faith by the Board of Directors of the Company.

     7. Adjustments for Reclassification and Reorganization. In case of any reclassification or change of outstanding securities issuable upon exercise of this Warrant (other than a change in par value, or from par value to no par value, or from no par value to par value or as a result of a subdivision or combination) or in case of any consolidation or merger of the Company with or into another corporation or in case of any sale or transfer to another corporation of the property of the Company as an entirety or substantially as an entirety, the Company, or such successor or purchasing corporation, as the case may be, shall, without payment of any additional consideration therefor, execute or require the execution of new warrants providing that the holders of the Warrants shall have the right to exercise such new warrants (upon terms not less favorable to the holders than those then applicable to the Warrants) and to receive upon such exercise, in lieu of each share of Common Stock theretofore issuable upon exercise of the Warrants, the kind and amount of shares of stock, other securities, money or property receivable upon such reclassification, change, consolidation, merger, sale or transfer by the holder of one share of Common Stock issuable upon exercise of the Warrants had the Warrants been exercised immediately prior to such reclassification, change, consolidation, merger, sale or transfer. Such new warrants shall provide for adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided for in Section 6 hereof and this
Section 7. The provisions of this Section 7 shall similarly apply to successive reclassifications, changes, consolidations, mergers, sales and transfers.

     8. Notices.  Whenever the Warrant Price shall be adjusted pursuant to
Section 6 hereof, or there shall be a reclassification, reorganization or other event specified in Section 7 hereof, the Company shall promptly prepare a certificate signed by its President or a Vice President and by its Treasurer or Assistant Treasurer or its Secretary or Assistant Secretary, setting forth in reasonable detail, as the case may be, the event requiring the adjustment, the amount of the adjustment, the method by which such adjustment was calculated, the Warrant Price after giving effect to such adjustment, and information regarding the execution of new warrants, and shall promptly cause copies of such certificate to be mailed (by first class mail and postage prepaid) to the registered holders of the Warrants.

     In the event the Company shall take any action which pursuant to Section 6 may result in an adjustment of the Warrant Price, or pursuant to Section 7 may result in the execution of new warrants, the Company will give to the registered holders of the Warrants at their last addresses known to the Company written notice of such action ten (10) days in advance of its effective date in order to afford to such holders of the Warrants an opportunity to exercise the Warrants and to purchase shares of Common Stock of the Company prior to such action becoming effective.

     9. Fractional Shares. No fractional shares of Common Stock will be issued in connection with any purchase hereunder.

     10. Loss, Theft, Destruction or Mutilation. Upon receipt by the Company of reasonable evidence satisfactory to it of the ownership of and the loss, theft, destruction or mutilation of this Warrant and (in the case of loss, theft or destruction) of reasonable indemnity and (in case of mutilation) upon surrender and cancellation thereof, the Company will execute and deliver, in lieu thereof a new Warrant of like tenor.

     11. Restrictions on Transfer. This Warrant is, and any Warrant Shares issued upon the exercise of this Warrant will be, issued subject to the restrictions on transfer contained in this Warrant or any certificate for Warrant Shares issued in exchange or substitution for this Warrant or any outstanding certificate for Warrant Shares and shall bear the restrictive legend(s), if any, on this Warrant or such outstanding certificate for Warrant Shares unless, in the opinion of counsel for the Company, such legend(s) may be removed therefrom.

     12. Headings. The description headings of the several sections of this Warrant are inserted for convenience only and do not constitute a part of this Warrant.

     IN WITNESS WHEREOF, the Company has caused this Warrant to be signed by its duly authorized officer under its corporate seal, attested by its duly authorized officer, on the date of this Warrant.

                                          VAXCEL, INC.

                                          By:
                                             -----------------------------------
                                            As its:
ATTEST:

                                                                       EXHIBIT A

                               PURCHASE AGREEMENT

                                                              Date: ____________

TO:

     The undersigned, pursuant to the provisions set forth in the attached Warrant, hereby agrees to purchase shares of Common Stock covered by such Warrant, and makes payment herewith in full therefor at the price per share provided by this Warrant.

                                          Signature:
                                                    ----------------------------

                                          Address:
                                                  ------------------------------

                               *       *       *

                                   ASSIGNMENT

     For Value Received, ____________ hereby sells, assigns and transfers all of the rights of the undersigned under the within Warrant, with respect to the number of shares of Common Stock covered by such Warrant to:

NAME OF ASSIGNEE               ADDRESS               NO. OF SHARES

, and appoints ____________ Attorney to make such transfer of the books of Vaxcel, Inc. maintained for such purpose, with full power of substitution in the premises.

Dated:
                                             Signature:
                                                       ------------------------

                                             Witness:
                                                     --------------------------

                                                                      APPENDIX I

                                  VAXCEL, INC.
                                 SHARE WARRANT

                              NEITHER THIS WARRANT
                  NOR THE SHARES ISSUABLE UPON THE EXERCISE OF
             THIS WARRANT HAVE BEEN REGISTERED UNDER THE SECURITIES
                            ACT OF 1933, AS AMENDED

                                              , 1997         Warrant to Purchase
                                                          Shares of Common Stock


                                    WARRANT

                For the Purchase of Shares of the Common Stock,
                       $0.001 Par Value, of Vaxcel, Inc.,
                             a Delaware Corporation

     This is to certify that, for good and valuable consideration received, CytRx Corporation, a Delaware corporation ("Investor"), or registered assigns, is entitled to purchase from Vaxcel, Inc., a Delaware corporation (the "Company"), a number of shares of common stock of the Company ("Common Stock") equal to: (i) the amount that the Board of Directors of Investor reasonably determines is the minimum amount that must be contributed to the capital of the Company in order for the Company to satisfy or continue to satisfy quantitative requirements for inclusion or continued inclusion of the Common Stock in the Nasdaq Small Cap Market divided by (ii) one-half of the Per Share Price and multiplied by (iii) the Exchange Ratio. This Warrant is subject to the terms and conditions hereinafter set forth, including, without limitation, the terms governing exercise of this Warrant set forth in Section 1 below. Unless otherwise defined herein, capitalized terms that are not defined herein and that are defined terms in the Agreement and Plan of Merger and Contribution dated December 6, 1996 among Investor, the Company, Vaxcel Merger Subsidiary, Inc. and Zynaxis, Inc. (the "Merger and Contribution Agreement") shall have the meanings given such terms in the Merger and Contribution Agreement.

     1. Exercise of Warrant.

     1.1 EXERCISE PERIOD.

     Investor shall have the right to purchase shares of Common Stock under the terms of this Warrant from the time that the Board of Directors of Investor reasonably determines that the Company's total assets and capital and surplus are insufficient to satisfy the total assets and capital and surplus requirements for inclusion of the Common Stock in the Nasdaq Small Cap Market until 5:00 p.m. Eastern time on the date that is one year after the date of this Warrant.

     1.2 EXERCISE PRICE.

     The per share price for the shares which may be purchased upon the exercise of this Warrant (the "Exercise Price") shall be initially equal to: (i) one-half of the Per Share Price, divided by (ii) the Exchange Ratio, subject to adjustment from time to time as provided in Section 1.3 hereof.

     1.3 ADJUSTMENT.

     (a) Upon each adjustment of the Exercise Price, the holder of this Warrant shall thereafter be entitled to purchase, at the Exercise Price resulting from such adjustment, the number of shares obtained by multiplying the Exercise Price in effect immediately prior to such adjustment by the number of shares purchasable pursuant hereto immediately prior to such adjustment and dividing the product thereof by the exercise price resulting from such adjustment, and rounding down to the nearest whole share.

     (b) If the number of outstanding shares of Common Stock is increased by a stock split, stock dividend, or other similar event, the exercise price in effect immediately prior to such event shall be proportionately reduced, and conversely, if the number of outstanding shares of Common Stock is decreased by a combination or reclassification of shares, or other similar event, the exercise price in effect immediately prior to such event shall be proportionately increased.

     (c) If the Company shall effect a reorganization, shall merge with or consolidate into another corporation, or shall sell, transfer or otherwise dispose of all or substantially all of its property, assets or business and, pursuant to the terms of such reorganization, merger, consolidation or disposition of assets, property or assets of the Company, successor or transferee or an affiliate thereof or cash are to be received by or distributed to the holders of Common Stock, then the holder of this Warrant shall have the right thereafter to receive, upon the exercise of this Warrant, the number of shares of stock or other securities, property or assets of the Company, successor, transferee or affiliate thereof or cash receivable upon or as a result of such reorganization, merger, consolidation or disposition of assets by a holder of the number of shares of Common Stock equal to that to which the holder of this Warrant upon the exercise thereof immediately prior to such event would be entitled. The provisions of this paragraph shall similarly apply to successive reorganizations, mergers, consolidations or dispositions of assets. Upon any reorganization, consolidation, merger or transfer hereinabove referred to, this Warrant shall continue in full force and effect and the terms hereof shall be applicable to the shares of stock and other securities, property, assets and cash receivable upon the exercise of this Warrant after the consummation of such reorganization, consolidation, merger or transfer, as the case may be. The Company shall not effect any such reorganization, consolidation, merger or transfer, unless prior to the consummation thereof the successor corporation (if other than the Company) resulting therefrom or the corporation purchasing such assets shall, by written instrument executed and mailed to the registered holder hereof at the last address of such holder appearing on the books of the Company, (i) assume the obligation to deliver to such holder such shares of stock, securities or assets as, in accordance with the foregoing provisions, such holder may be entitled to purchase, and (ii) agree to be bound by all the terms of this Warrant.

     1.4 METHOD OF EXERCISE.

     In order to exercise this Warrant, the registered owner hereof shall present this Warrant to the Company at the office of the Company, accompanied by written notice to the Company that the owner elects to exercise this Warrant, in form attached hereto as Schedule A. Such notice shall also state the name or names (with address) in which the certificate or certificates for shares which shall be issuable on such exercise shall be issued. As soon as practicable after the receipt of such notice, the presentation of this Warrant, and the receipt by the Company of the full Exercise Price for such shares in current U.S. funds, the Company shall issue and deliver to the owner a certificate or certificates for the number of full shares which the owner seeks the Company to issue upon that exercise of this Warrant.

     Such exercise shall be deemed to have been effected immediately prior to the close of business on the date on which such notice shall have been received by the Company and this Warrant shall have been presented as aforesaid, and exercise shall be at the Exercise Price in effect at such time, and at such time the rights of the owner of this Warrant as such owner shall cease with respect to that number of shares, and the person or persons in whose name or names any certificate or certificates for shares, shall be issuable upon such exercise shall be deemed to have become the owner(s) of record of the shares represented thereby.

     1.5 NOTICE OF CERTAIN ACTIONS.

     In case at any time:

     (1) the Company shall declare any discretionary dividend upon any class of its capital stock payable in securities or make any special dividend or other distribution;

     (2) the Company shall offer for subscription pro rata to the holders of any class of its capital stock any additional securities of any class or other rights;

     (3) there shall be any capital reorganization, or reclassification of the capital stock of the Company, or consolidation or merger of the Company with, or sale of all of substantially all its assets or stock to, another corporation;

     (4) there shall be a voluntary or involuntary dissolution, liquidation or winding-up of the Company; or

     (5) the Company shall enter into an agreement or adopt a plan for the purpose of effecting a consolidation, merger, or sale of all or substantially all of its assets or stock, other than a merger where the Company is the surviving corporation and the terms of the Company's capital stock remain unchanged;

then, in any one or more of said cases, the Company shall give written notice, by first class mail, postage prepaid, to the registered owner of this Warrant, of the date on which (a) the books of the Company shall close or a record shall be taken for such dividend, distribution or subscription rights, or (b) such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding-up shall take place, as the case may be. Such notice shall also specify the date as of which the owners of any class of capital stock of record shall participate in such dividend, distribution or subscription rights, or shall be entitled to exchange their capital stock for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding-up as the case may be. Such written notice shall be given at least 30 days prior to the action in question if practicable and not less than 30 days prior to the record date or the date on which the Company's transfer books are closed in respect thereto if practicable.

     1.6 RESERVATION OF SHARES.

     The Company will at all times reserve and keep available out of its authorized shares of capital stock, solely for the purpose of issuance upon the exercise of this Warrant as herein provided, such number of Common Shares as shall then be issuable upon the exercise of this Warrant. The Company covenants that all shares which shall be so issuable shall, upon the exercise of this Warrant as herein provided, be duly and validly issued and fully paid and nonassessable by the Company.

     1.7 TAXES.

     The issuance of certificates for shares upon exercise of this Warrant shall be made without charge to the owner of this Warrant for any issuance tax in respect thereto, provided that the Company shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any certificate in a name other than that of the registered owner of this Warrant.

     1.8 PARTIAL EXERCISE.

     The purchase rights represented by this Warrant are exercisable at the option of the registered owner hereof in whole at any time, or in part from time to time, within the period above specified, provided, however, that such purchase rights shall not be exercisable with respect to a fraction of a share. In case of the purchase of less than all the shares purchasable under this Warrant, the Company shall cancel this Warrant upon the surrender hereof and shall execute and deliver a new Warrant of like tenor and date for the balance of the shares purchasable hereunder.

     2. Shareholder Rights. This Warrant shall not entitle the owner hereof to any voting rights or other rights as a shareholder of the Company, or to any other rights whatsoever except the rights herein expressly set forth, and no dividends shall be payable or accrue in respect of this Warrant or the interest represented hereby or the shares purchasable hereunder until or unless, and except to the extent that, this Warrant shall be exercised. No provision hereof, in the absence of affirmative action by the owner hereof to exercise this Warrant, and no mere enumeration herein of the rights or privileges of the owner hereof, shall give rise to any liability of such owner for the exercise price or as a shareholder of the Company, whether such liability is asserted by the Company or by creditors of the Company.

     3. Exchange of Warrant. This Warrant is exchangeable upon the surrender hereof by the registered owner to the Company for a reasonable number of new Warrants issued to the registered owner of like tenor and date representing in the aggregate the right to purchase the number of shares purchasable hereunder, each of such new Warrants to represent the right to purchase such number of shares as shall be designated by the registered owner at the time of such surrender.

     4. Transfer. This Warrant and the shares which may be purchased by the exercise of this Warrant have not been registered under the Securities Act of 1933, as amended, or any applicable state securities laws. By accepting this Warrant, the owner or any successor or assignee of the owner who may hereafter become the owner of this Warrant, hereby agrees to be bound by the provisions of such statutes. Except as otherwise provided above, this Warrant and all rights hereunder are transferable by the registered owner hereof in person or by duly authorized attorney on the books of the Company upon surrender of this Warrant, properly endorsed, to the Company.

     5. Investment Representation and Legend. The owner of this Warrant, by acceptance of this Warrant, represents and warrants to the Company that it is acquiring this Warrant and the shares (or other securities) issuable upon the exercise hereof for investment purposes only and not with a view towards the resale or other distribution thereof and agrees that the Company may affix upon this Warrant the following legend:

        "Neither this Warrant nor the shares issuable upon exercise of this Warrant have been registered under the Securities Act of 1933, as amended."

The owner of this Warrant, by acceptance of this Warrant, further agrees that the Company may affix the following legend (in addition to any other legend(s), if any, required by applicable state securities laws) to certificates for shares (or other securities) issued upon exercise of this Warrant ("Warrant Shares"):

        "The shares represented by this certificate have been acquired for investment and have not been registered under the Securities Act of 1933, as amended. None of such shares may be offered, sold or transferred in the absence of such registration or an exemption therefrom."

     6. Lost, Stolen, Mutilated or Destroyed Warrant. If this Warrant is lost, stolen, mutilated or destroyed, the Company may, on such terms as to indemnification or otherwise as it may in its discretion reasonably impose (which shall, in the case of a mutilated Warrant, include the surrender thereof), issue a new Warrant of like denomination and tenor as the Warrant so lost, stolen, mutilated or destroyed. Any such new Warrant shall constitute a contractual obligation of the Company, whether or not the allegedly lost, stolen, mutilated or destroyed Warrant shall be at any time enforceable by anyone.

     7. Presentment. Prior to due presentment for registration of transfer of this Warrant, the Company may deem and treat the registered owner hereof as the absolute owner of this Warrant, notwithstanding any notation of ownership or other writing thereon, for the purpose of any exercise thereof and for all other purposes, and the Company shall not be affected by any notice to the contrary.

     8. Notice. Notice or demand pursuant to this Warrant shall be sufficiently given or made, if sent by first-class mail, postage prepaid, addressed, if to the owner of this Warrant, to such owner at its last known address as it shall appear in the records of the Company, and if to the Company, at Vaxcel, Inc., 154 Technology Parkway, Norcross, Georgia 30092, Attention: President. The Company may alter the address to which communications are to be sent by giving notice of such change of address in conformity with the provision of this
Section 8 for the giving of notice.

     9. Governing Law. The validity, interpretation and performance of this Warrant shall be governed by the laws of the State of Delaware.

     10. Successors, Assigns. All the terms and provisions of this Warrant shall be binding upon, inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto.

IN WITNESS WHEREOF, the Company has created this Warrant to be executed by the signatures of its duly authorized officers and the corporate seal hereunto affixed.

                                          VAXCEL, INC.

                                          By:
                                             -----------------------------------
                                             Paul J. Wilson, III
                                             President and Chief Executive
                                             Officer

                                          [CORPORATE SEAL]

                             SCHEDULE A TO WARRANT

Vaxcel, Inc.
154 Technology Parkway
Norcross, Georgia 30092

Attention: Paul J. Wilson, III
        Re: Warrant dated as of        , 1997, issued to CytRx Corporation (the
           "Warrant")

Gentlemen:

We hereby exercise the Warrant for ______ shares of Common Stock, $0.001 par value, at the current exercise price of $________ per share. Certificates for such shares should be issued in the name of CytRx Corporation. Enclosed is a check in the aggregate amount of $____________.

                                          --------------------------------------
                                          Holder

                                          --------------------------------------
                                          Dated:

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

ARTICLE VI OF THE CERTIFICATE OF INCORPORATION OF THE REGISTRANT PROVIDES:

     SECTION 6.1. RIGHT TO INDEMNIFICATION. Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative, and whether formal or informal (hereinafter a "proceeding"), by reason of the fact:

          (a) that he or she, or a person of whom he or she is the legal representative, is or was a director or Board-elected officer of the Corporation, or

          (b) that he or she, being at the time a director or Board-elected officer of the Corporation, is or was serving at the request of the Corporation as a director, trustee, officer, employee or agent of another corporation or of a partnership, limited liability company, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (collectively, "another enterprise" or "other enterprise"), whether either in case (a) or in case (b) the basis of such proceeding is alleged action or inaction (x) in an official capacity as a director or officer of the Corporation, or as a director, trustee, officer, employee or agent of such other enterprise, or (y) in any other capacity related to the Corporation or such other enterprise while so serving as a director, trustee, officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent permitted by Section 145 of the Delaware General Corporation Law (or any successor provision or provisions) as the same exists or may hereafter be amended (but, in the case of any such amendment, with respect to alleged action or inaction occurring prior to such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than permitted prior thereto), against all expense, liability and loss (including without limitation attorneys' fees and expenses, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) actually and reasonably incurred by such person in connection therewith. The persons indemnified by this Article VI are hereinafter referred to as "indemnitees." Such indemnification as to such alleged action or inaction shall continue as to an indemnitee who has after such alleged action or inaction ceased to be a director or officer of the Corporation, or director, trustee, officer, employee or agent of such other enterprise; and shall inure to the benefit of the indemnitee's heirs, executors and administrators. Notwithstanding the foregoing, except as may be provided in the Bylaws or by the Board of Directors, the Corporation shall not indemnify any such indemnitee in connection with a proceeding (or portion thereof) initiated by such indemnitee (but this prohibition shall not apply to a counterclaim, cross-claim or third-party claim brought by the indemnitee in any proceeding) unless such proceeding (or portion thereof) was authorized by the Board of Directors. The right to indemnification conferred in this Article VI: (i) shall be a contract right; (ii) shall not be affected adversely as to any indemnitee by any amendment of this Certificate of Incorporation with respect to any alleged action or inaction occurring prior to such amendment; and (iii) shall, subject to any requirements imposed by law and the Bylaws, include the right to be paid by the Corporation the expenses (including attorneys' fees) incurred in defending any such proceeding in advance of its final disposition.

     SECTION 6.2. RELATIONSHIP TO OTHER RIGHTS AND PROVISIONS CONCERNING INDEMNIFICATION. The rights to indemnification and to the advancement of expenses conferred in this Article VI shall not be exclusive of any other right which any person may have or hereafter acquire under this Certificate of Incorporation, any statute, bylaw, agreement, vote of shareholders or disinterested directors or otherwise. The Bylaws may contain such other provisions concerning indemnification, including provisions specifying reasonable procedures relating to and conditions to the receipt by indemnitees of indemnification, provided that such provisions are not inconsistent with the provisions of this Article VI.

     SECTION 6.3. OTHER OFFICERS, EMPLOYEES AND AGENTS. The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification, and to the advancement of expenses, to any other officer, employee or agent of the Corporation (or any person serving at the Corporation's request as a director, trustee, officer, employee or agent of another enterprise) or to any person who is or was a director, officer, employee or agent of any of the Corporation's affiliates, predecessor or subsidiary corporations or of a constituent corporation absorbed by the Corporation in a consolidation or merger or who is or was serving at the request of such affiliate, predecessor or subsidiary corporation or of such constituent corporation as a director, trustee, officer, employee or agent of another enterprise, in each case as determined by the Board of Directors to the fullest extent of the provisions of this Article VI in cases of the indemnification and advancement of expenses of directors and Board-elected officers of the Corporation, or to any lesser extent (or greater extent, if permitted by law) determined by the Board of Directors. If so indemnified, such persons shall be included in the term "indemnitee" or "indemnitees" as used in this Article VI and in the Bylaws of the Corporation.

ARTICLE VII OF THE BYLAWS OF REGISTRANT PROVIDES:

     SECTION 7.01.  INDEMNIFICATION PROVISIONS IN CERTIFICATE OF
INCORPORATION.  The provisions of this Article VII are intended to supplement
Article VI of the Certificate of Incorporation pursuant to Sections 6.2 and 6.3 thereof. To the extent that this Article VII contains any provisions inconsistent with said Article VI, the provisions of the Certificate of Incorporation shall govern. Terms defined in such Article VI shall have the same meaning in this Article VII.

     SECTION 7.02. INDEMNIFICATION OF OTHERS. The Corporation may indemnify and advance expenses to its other officers, employees and agents to the same extent as to its directors and Board-elected officers, as set forth in the Certificate of Incorporation and in this Article VII of the Bylaws of the Corporation, and, if so indemnified, such persons shall be included in the term "indemnitee" or "indemnitees" as used in this Article VII of the Bylaws.

     SECTION 7.03. UNDERTAKINGS FOR ADVANCES OF EXPENSES. If and to the extent the Delaware General Corporation Law requires, an advancement by the Corporation of expenses incurred by an indemnitee pursuant to clause (iii) of the last sentence of Section 6.1 of the Certificate of Incorporation (hereinafter an "advancement of expenses") shall be made only upon delivery to the Corporation of an undertaking (hereinafter an "undertaking"), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a "final adjudication") that such indemnitee is not entitled to be indemnified for such expenses under Article VI of the Certificate of Incorporation or otherwise.

     SECTION 7.04. CLAIMS FOR INDEMNIFICATION. If a claim for indemnification under Section 6.1 of the Certificate of Incorporation is not paid in full by the Corporation within 60 days after it has been received in writing by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be 20 days, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If the indemnitee is successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall be entitled to be paid also the expense of prosecuting or defending such suit. In any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and in any suit by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking the Corporation shall be entitled to recover such expenses only upon a final adjudication that, the indemnitee has not met the applicable standard of conduct set forth in Section 145 of the Delaware General Corporation Law (or any successor provision or provisions). Neither the failure of the Corporation (including the Board of Directors, independent legal counsel, or its shareholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in
Section 145 of the Delaware General Corporation Law (or any successor provision or provisions), nor an actual determination by the Corporation (including the Board of Directors, independent legal counsel, or its shareholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to have or retain such advancement of expenses, under Article VI of the Certificate of Incorporation or this Article VII or otherwise, shall be on the Corporation.

     SECTION 7.05. INSURANCE. The Corporation may maintain insurance, at its expense, to protect itself and any director, trustee, officer, employee or agent of the Corporation or another enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.

     SECTION 7.06. SEVERABILITY. In the event that any of the provisions of this Article VII (including any provision within a single section, paragraph or sentence) is held by a court of competent jurisdiction to be invalid, void or otherwise unenforceable, the remaining provisions are severable and shall remain enforceable to the full extent permitted by law.

     Section 145 of the Delaware General Corporation law empowers Vaxcel to indemnify its officers and directors under certain circumstances. The pertinent provisions of that statute read as follows:

          "(a) A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

          "(b) A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

          "(c) To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

          "(d) Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (3) by the shareholders.

          "(e) Expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys' fees) incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the board of directors deems appropriate.

          "(f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

          "(g) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under this section.

          "(h) For purposes of this section, references to 'the corporation' shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued.

          "(i) For purposes of this section, references to 'other enterprises' shall include employee benefit plans; references to 'fines' shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to 'serving at the request of the corporation' shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner 'not opposed to the best interests of the corporation' as referred to in this section.

          "(j) The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

          "(k) The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any bylaw, agreement, vote of shareholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation's obligation to advance expenses (including attorneys' fees)."

     As permitted by applicable statutes, the Registrant has purchased a standard directors' and officers' liability policy that will, subject to certain limitations, indemnify the Registrant and its officers and directors for damages they become legally obligated to pay as a result of any negligent act, error, or omission committed by directors or officers while acting in their capacities as such.

     The indemnification provisions in the Bylaws may be sufficiently broad to permit indemnification of the Registrant's officers and directors for liabilities arising under the Securities Act.

ITEM 21.  EXHIBITS.

     The following exhibits are filed herein:

EXHIBIT NO.                                          DESCRIPTION
-----------    ------------------------------------------------------------------------------------
     2.1       -- Agreement and Plan of Merger, dated as of December 6, 1996, by and among CytRx
                  Corporation, Vaxcel, Inc., Vaxcel Merger Subsidiary, Inc., and Zynaxis, Inc.
                  (included as Appendix A to the Proxy Statement/Prospectus included in this
                  Registration Statement)
     3.1       -- Amended and Restated Certificate of Incorporation of Vaxcel, Inc.
     3.2       -- Bylaws of Vaxcel, Inc.
     4.1       -- Warrant to purchase shares of common stock of Vaxcel, Inc., to be issued to certain shareholders of Zynaxis, Inc. (included as Appendix H in the Proxy
                  Statement/Prospectus included in this Registration Statement)
     4.2       -- Warrant to purchase shares of the common stock of Vaxcel, Inc., to be issued to
                  CytRx Corporation (included as Appendix I to the Proxy Statement/Prospectus included in this Registration Statement)
     5.1       -- Form of opinion of Alston & Bird as to the legality of the shares of the common stock of Vaxcel, Inc. being issued
     8.1       -- Form of opinion of Alston & Bird regarding certain tax matters
    10.1       -- Agreement of Sublease dated January 18, 1996 by and between Vaxcel, Inc. and
                  SeaLite Sciences, Inc.
    10.2       -- Amendment to Sublease dated October 15, 1996 by and between Vaxcel, Inc. and
                  SeaLite Sciences, Inc.
    10.3       -- Amended and Restated License Agreement (OPTIVAX(R)) dated October 10, 1996 by and between Vaxcel, Inc. and CytRx Corporation
    10.4       -- Amended and Restated Supply Agreement dated October 10, 1996 by and between
                  Vaxcel, Inc. and CytRx Corporation (to be filed supplementally by amendment)
    10.5       -- Employment Agreement dated August 16, 1993 by and between Vaxcel, Inc. and Paul
                  J. Wilson
    10.6       -- Amendment No. 1 to Employment Agreement dated March 6, 1994 by and between
                  Vaxcel, Inc. and Paul J. Wilson
    10.7       -- Form of amendment No. 1 to Non-Qualified Stock Option Agreement by and between
                  Vaxcel, Inc. and Paul J. Wilson
    10.8       -- Facilities Use Agreement dated October 16, 1996 by and between Vaxcel, Inc. and
                  Proceutics, Inc.
    10.9       -- Feasibility Evaluation/Development Option Agreement dated August 4, 1995 by and between Vaxcel, Inc. and Connaught Laboratories, Inc.
   10.10       -- Lease Agreement dated November 23, 1993 by and between Vaxcel, Inc. and New
                  England Mutual Life Insurance Company
   10.11       -- First Amendment to Lease Agreement dated January 23, 1996 by and between Vaxcel,
                  Inc. and Regency Holdings, Inc.
   10.12       -- Second Amendment to Lease Agreement dated October 15, 1996 by and between Vaxcel,
                  Inc. and Regency Holdings, Inc.
   10.13       -- License Agreement (OPTIVAX(R) Copolymer Adjuvant) dated April 9, 1996 by and between Vaxcel, Inc. and Corixa Corporation

EXHIBIT NO.                                          DESCRIPTION
-----------       ---------------------------------------------------------------------------------
   10.14       -- Option Agreement dated October 15, 1995 by and between Vaxcel, Inc. and Medeva
                  Europe Limited
   10.15       -- Services and Facilities Use Agreement dated October 10, 1996 by and between
                  Vaxcel, Inc. and CytRx Corporation
   10.16       -- Vaxcel, Inc. 1993 Stock Option Plan
    13.1       -- Zynaxis' Annual Report to Shareholders for the year ended December 31, 1995
                  (Incorporated herein by reference to Zynaxis' Annual Report on Form 10-K/A-1 for the fiscal year ended December 31, 1995)
    23.1       -- Consent of Ernst & Young LLP, independent auditors for Vaxcel, Inc.
    23.2       -- Consent of Arther Andersen LLP, independent public accountants for Zynaxis, Inc.
    23.3       -- Consent of Alston & Bird (included in Exhibit 5.1 and 8.1)
    24.1       -- Power of Attorney (contained on the signature page hereof)
    27.1       -- Financial Data Schedule
    99.1       -- Form of Proxy of Zynaxis, Inc.

ITEM 22.  UNDERTAKINGS.

     A. The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b)) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2) That, for the purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     B. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     C.(1) The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

     (2) The Registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     D. The undersigned Registrant hereby undertakes to respond to requests for information that are incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11, or 13 of this form within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     E. The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Norcross, State of Georgia on this the 31st day of December, 1996.

                                          VAXCEL, INC.
                                            (Registrant)



                                          By:     /s/ PAUL J. WILSON III
                                            ------------------------------------
                                                     PAUL J. WILSON III
                                               PRESIDENT AND CHIEF EXECUTIVE
                                                         OFFICER

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints, jointly and severally, Jack J. Luchese and Paul J. Wilson, and each one of them, his true and lawful attorneys-in-fact and agents, each with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to sign any registration statement for the same Merger covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act of 1933, and all post effective amendments thereto, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming that each of said attorneys-in-fact and agents or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

               SIGNATURES                             CAPACITY                      DATE
----------------------------------------    -----------------------------    -------------------
          /s/ JACK J. LUCHESE               Chairman of the Board,             December 31, 1996
----------------------------------------      Director
            JACK J. LUCHESE

         /s/ PAUL J. WILSON III             Director, President and Chief      December 31, 1996
----------------------------------------      Executive Officer
           PAUL J. WILSON III                 (Principal Executive
                                              Officer)

           /s/ JACK L. BOWMAN               Director                           December 31, 1996
----------------------------------------
             JACK L. BOWMAN

      /s/ RAYMOND C. CARNAHAN, JR.          Director                           December 31, 1996
----------------------------------------
        RAYMOND C. CARNAHAN, JR.

       /s/ HERBERT H. MCDADE, JR.           Director                           December 31, 1996
----------------------------------------
         HERBERT H. MCDADE, JR.

          /s/ MARK W. REYNOLDS              Chief Financial Officer            December 31, 1996
----------------------------------------      (Principal Financial and
            MARK W. REYNOLDS                  Principal Accounting
                                              Officer)

                                 EXHIBIT INDEX

                                                                                        SEQUENTIALLY
EXHIBIT                                                                                   NUMBERED
NUMBER                                     DESCRIPTION                                      PAGE
------       ------------------------------------------------------------------------   ------------
  3.1     -- Certificate of Incorporation of Vaxcel, Inc. ...........................
  3.2     -- Bylaws of Vaxcel, Inc. .................................................
  5.1     -- Form of opinion of Alston & Bird as to the legality of the shares of the
             Securities being issued.................................................
  8.1     -- Form of opinion of Alston & Bird regarding certain tax matters..........
 10.1     -- Agreement of Sublease dated January 18, 1996 by and between Vaxcel, Inc.
             and SeaLite Sciences, Inc. .............................................
 10.2     -- Amendment to Sublease dated October 15, 1996 by and between Vaxcel, Inc.
             and SeaLite Sciences, Inc. .............................................
 10.3     -- Amended and Restated License Agreement (OPTIVAX(R)) dated October 10,
             1996 by and between Vaxcel, Inc. and CytRx Corporation..................
 10.4     -- Amended and Restated Supply Agreement dated October 10, 1996 by and between Vaxcel, Inc. and CytRx Corporation*.............................
 10.5     -- Employment Agreement dated August 16, 1993 by and between Vaxcel, Inc.
             and Paul J. Wilson......................................................
 10.6     -- Amendment No. 1 to Employment Agreement dated March 6, 1994 by and between Vaxcel, Inc. and Paul J. Wilson.................................
 10.7     -- Form of amendment No. 1 to Non-Qualified Stock Option Agreement 1997 by
             and between Vaxcel, Inc. and Paul J. Wilson.............................
 10.8     -- Facilities Use Agreement dated October 16, 1996 by and between Vaxcel,
             Inc. and Proceutics, Inc. ..............................................
 10.9     -- Feasibility Evaluation/Development Option Agreement dated August 4, 1995 by and between Vaxcel, Inc. and Connaught Laboratories, Inc. ...........
 10.10    -- Lease Agreement dated November 23, 1993 by and between Vaxcel, Inc. and
             New England Mutual Life Insurance Company...............................
 10.11    -- First Amendment to Lease Agreement dated January 23, 1996 by and between
             Vaxcel, Inc. and Regency Holdings, Inc. ................................
 10.12    -- Second Amendment to Lease Agreement dated October 15, 1996 by and between Vaxcel, Inc. and Regency Holdings, Inc. ........................
 10.13    -- License Agreement (OPTIVAX(R) Copolymer Adjuvant) dated April 9, 1996 by and between Vaxcel, Inc. and Corixa Corporation.........................
 10.14    -- Option Agreement dated October 15, 1995 by and between Vaxcel, Inc. and
             Medeva Europe Limited...................................................
 10.15    -- Services and Facilities Use Agreement dated October 10, 1996 by and between Vaxcel, Inc. and CytRx Corporation..............................
 10.16    -- Vaxcel, Inc. 1993 Stock Option Plan.....................................
 23.1     -- Consent of Ernst & Young, LLP independent auditors of Vaxcel, Inc. .....
 23.2     -- Consent of Arthur Andersen, independent public accountants for Zynaxis,
             Inc. ...................................................................
 23.3     -- Consent of Alston & Bird, counsel to Vaxcel, Inc. (included in Exhibit
             5.1 and 8.1)............................................................
 27.1     -- Financial Data Schedule.................................................
 99.1     -- Form of Proxy of Zynaxis, Inc. .........................................

---------------
* To be filed by amendment.